Form 10-K, Exhibit 13
period 2004-12-31
NESTOR PARTNERS
filed 2005-03-31
CIK 888471

Exhibit 13.01

Nestor Partners

Financial Statements
Years Ended December 31, 2004, 2003 and 2002
Report of Independent Registered Public Accounting Firm

NESTOR PARTNERS

NESTOR PARTNERS

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition of Nestor Partners at December 31, 2004 and 2003, including the condensed schedules of investments, and the related statements of operations, changes in partners’ capital and financial highlights for the years ended December 31, 2004, 2003 and 2002 are complete and accurate.

George E. Crapple, Co-Chief Executive Officer

Millburn Ridgefield Corporation

General Partner of Nestor Partners

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
Nestor Partners

We have audited the accompanying statement of financial condition of Nestor Partners (the “Partnership”) as of December 31, 2004, including the condensed schedule of investments, and the related statements of operations, changes in partners’ capital and financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit.  The financial statements and financial highlights for the years ended December 31, 2003 and 2002, including the condensed schedule of investments for 2003, were audited by other auditors whose report dated February 17, 2004, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Nestor Partners at December 31, 2004, and the results of its operations, changes in partners’ capital and financial highlights for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

New York, New York

February 18, 2005

NESTOR PARTNERS

STATEMENTS OF FINANCIAL CONDITION

YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes—at market value (amortized cost $46,930,539 and $69,762,758)	$46,848,072	$69,779,438
Net unrealized appreciation on open futures and forward currency contracts	4,523,726	9,750,763
Due from brokers	6,193,636	3,114,869
Cash denominated in foreign currencies (cost $2,129,278 and $851,372)	2,169,971	885,274

Total equity in trading accounts	59,735,405	83,530,344

INVESTMENTS IN U.S. TREASURY NOTES—at market value (amortized cost $133,147,061 and $109,375,528)	133,032,588	109,392,119

CASH AND CASH EQUIVALENTS	16,278,049	19,727,500

ACCRUED INTEREST RECEIVABLE	472,441	1,836,774

TOTAL	$209,518,483	$214,486,737

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES:
Capital contributions received in advance	$2,165,900	$2,393,300
Due to brokers	—	631,451
Accrued brokerage fees	475,296	465,695
Accrued expenses	305,683	332,093
Capital withdrawals payable	12,993,466	—

Total liabilities	15,940,345	3,822,539

PARTNERS’ CAPITAL	193,578,138	210,664,198

TOTAL	$209,518,483	$214,486,737

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS

DECEMBER 31, 2004

	Net Unrealized
	Appreciation	Net
	(Depreciation)	Unrealized
	as a % of	Appreciation
Futures and Forward Currency Contracts	Partners’ Capital	(Depreciation)

LONG FUTURES CONTRACTS:
Energies	(0.23)%	$(453,238)
Interest rates	0.01	20,112
Livestock	0.02	36,230
Metals	0.06	128,996
Softs	0.08	153,181
Stock indices	0.82	1,588,752

Total long futures contracts	0.76	1,474,033

SHORT FUTURES CONTRACTS:
Energies	0.20	369,720
Grains	0.15	283,181
Interest rates	0.01	17,599
Metals	0.03	64,779
Softs	(0.04)	(67,820)

Total short futures contracts	0.35	667,459

TOTAL INVESTMENTS IN FUTURES CONTRACTS—Net	1.11	2,141,492

TOTAL LONG FORWARD CURRENCY CONTRACTS	3.55	6,865,386

TOTAL SHORT FORWARD CURRENCY CONTRACTS	(2.32)	(4,483,152)

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS—Net	1.23	2,382,234

TOTAL	2.34%	$4,523,726

U.S. Treasury Notes

		Value as a % of
Face		Partners’
Amount	Description	Capital	Value

$60,230,000	U.S. Treasury notes, 1.500%, 02/28/2005	31.09%	$60,192,357
60,230,000	U.S. Treasury notes, 1.250%, 05/31/2005	30.96	59,928,850
60,230,000	U.S. Treasury notes, 1.875%, 11/30/2005	30.87	59,759,453

	Total investments in U.S. Treasury notes (amortized cost $180,077,600)	92.92%	$179,880,660

See notes to financial statements.

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS

DECEMBER 31, 2003

	Net Unrealized
	Appreciation	Net
	(Depreciation)	Unrealized
	as a % of	Appreciation
Futures and Forward Currency Contracts	Partners’ Capital	(Depreciation)

LONG FUTURES CONTRACTS:
Energies	(0.75)%	$(1,569,867)
Interest rates	0.04	77,990
Metals	0.93	1,966,898
Softs	(0.05)	(111,075)
Stock indices	0.48	1,012,623

Total long futures contracts	0.65	1,376,569

SHORT FUTURES CONTRACTS:
Grains	0.00	(300)
Interest rates	(0.02)	(50,447)

Total short futures contracts	(0.02)	(50,747)

TOTAL INVESTMENTS IN FUTURES CONTRACTS—Net	0.63	1,325,822

TOTAL LONG FORWARD CURRENCY CONTRACTS	5.65	11,893,473

TOTAL SHORT FORWARD CURRENCY CONTRACTS	(1.65)	(3,468,532)

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS—Net	4.00	8,424,941

TOTAL	4.63%	$9,750,763

U.S. Treasury Notes

		Value as a % of
Face		Partners’
Amount	Description	Capital	Value

$60,800,000	U.S. Treasury notes, 4.750%, 02/15/2004	28.64%	$60,342,850
61,580,000	U.S. Treasury notes, 3.375%, 04/30/2004	29.46	62,061,094
56,380,000	U.S. Treasury notes, 2.125%, 08/31/2004	26.95	56,767,613

	Total investments in U.S. Treasury notes (amortized cost $179,138,286)	85.05%	$179,171,557

See notes to financial statements.

NESTOR PARTNERS

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	2004	2003	2002

INVESTMENT INCOME:
Interest income	$2,406,435	$2,061,312	$2,985,561

EXPENSES:
Brokerage fees	5,497,025	5,378,592	4,580,773
Administrative expenses	499,091	434,300	393,610
Custody fees	29,493	22,573	—

Total expenses	6,025,609	5,835,465	4,974,383

NET INVESTMENT LOSS	(3,619,174)	(3,774,153)	(1,988,822)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	4,721,012	4,326,292	38,730,144
Foreign exchange translation	219,374	(17,386)	186,668
Net change in unrealized appreciation (depreciation):
Futures and forward currency contracts	(5,227,037)	2,455,746	306,168
Foreign exchange translation	6,791	61,335	(35,984)
Net losses from U.S. Treasury notes:
Net change in unrealized depreciation	(230,211)	(78,226)	(352,212)

Total net realized and unrealized gains (losses)	(510,071)	6,747,761	38,834,784

NET INCOME (LOSS)	(4,129,245)	2,973,608	36,845,962

LESS PROFIT SHARE TO GENERAL PARTNER	484,760	668,526	3,393,398

NET INCOME (LOSS) AFTER PROFIT SHARE TO GENERAL PARTNER	$(4,614,005)	$2,305,082	$33,452,564

See notes to financial statements.

NESTOR PARTNERS

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

		Special	New Profit
	Limited	Limited	Memo	General
	Partners	Partners	Account	Partner	Total

PARTNERS’ CAPITAL— January 1, 2002	$107,926,503	$42,528,256	$60,789	$3,065,692	$153,581,240
Contributions	15,479,029	500,000	—	—	15,979,029
Withdrawals	(59,131,342)	(5,718,056)	—	(600,000)	(65,449,398)
Net income (loss)	22,412,496	13,389,784	105,249	938,433	36,845,962
General Partner’s allocation— Profit Share	(3,393,398)	—	3,393,398	—	—
Transfer of New Profit Memo Account to General Partner	—	—	(3,559,436)	3,559,436	—

PARTNERS’ CAPITAL— December 31, 2002	83,293,288	50,699,984	—	6,963,561	140,956,833

Contributions	91,034,716	948,664	—	—	91,983,380
Withdrawals	(14,681,027)	(7,009,160)	—	(3,559,436)	(25,249,623)
Net income (loss)	(427,451)	3,189,282	(11,126)	222,903	2,973,608
General Partner’s allocation— Profit Share	(668,526)	—	668,526	—	—
Transfer of New Profit Memo Account to General Partner	—	—	(657,400)	657,400	—

PARTNERS’ CAPITAL— December 31, 2003	158,551,000	47,828,770	—	4,284,428	210,664,198

Contributions	47,947,926	1,205,657	—	—	49,153,583
Withdrawals	(48,474,692)	(12,528,306)	—	(1,107,400)	(62,110,398)
Net income (loss)	(5,215,301)	1,036,942	(1,047)	50,161	(4,129,245)
General Partner’s allocation— Profit Share	(484,760)	—	484,760	—	—
Transfer of New Profit Memo Account to General Partner	—	—	(483,713)	483,713	—

PARTNERS’ CAPITAL— December 31, 2004	$152,324,173	$37,543,063	$—	$3,710,902	$193,578,138

See notes to financial statements.

NESTOR PARTNERS

STATEMENTS OF FINANCIAL HIGHLIGHTS

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

		Special
	Limited	Limited
	Partners	Partners
YEAR ENDED DECEMBER 31, 2004:
Ratios to average capital— Net investment income (loss)	(2.43)%	0.52%

Total expenses	3.65	0.67
Profit share allocation	0.31	—
Total expenses and profit share allocation	3.96	0.67

Total return before profit share allocation	(1.63)	1.38
Profit share allocation	(0.28)	—

TOTAL RETURN AFTER PROFIT SHARE ALLOCATION	(1.91)%	1.38%

YEAR ENDED DECEMBER 31, 2003:
Ratios to average capital— Net investment income (loss)	(3.50)%	0.52%

Total expenses	4.71	0.69
Profit share allocation	0.58	—
Total expenses and profit share allocation	5.29	0.69

Total return before profit share allocation	2.42	6.55
Profit share allocation	(0.77)	—

TOTAL RETURN AFTER PROFIT SHARE ALLOCATION	1.65%	6.55%

YEAR ENDED DECEMBER 31, 2002:
Ratios to average capital— Net investment income (loss)	(2.60)%	1.23%

Total expenses	4.59	0.74
Profit share allocation	3.38	—
Total expenses and profit share allocation	7.97	0.74

Total return before profit share allocation	28.07	33.11
Profit share allocation	(4.31)	—

TOTAL RETURN AFTER PROFIT SHARE ALLOCATION	23.76%	33.11%

See notes to financial statements.

NESTOR PARTNERS

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

1.                      ORGANIZATION OF THE PARTNERSHIP

Nestor Partners (the “Partnership”) is a limited partnership, which was organized in 1976 under the New Jersey Uniform Limited Partnership Act. The Limited Partnership Agreement (the “Agreement”) was amended and restated as of April 5, 2004. The Partnership engages in the speculative trading of futures and forward currency contracts. The instruments that are traded by the Partnership are volatile and involve a high degree of market risk.

The General Partner of the Partnership is Millburn Ridgefield Corporation (the “General Partner”). Principals, employees, former employees and other affiliates of the General Partner have invested in the Partnership as special limited partners.

The Agreement provides that subject to certain limitations, the General Partner shall conduct and manage the business of the Partnership. The General Partner has the right to make all investment decisions regarding the Partnership, authorize the payments of distributions to partners, enter into customer agreements with brokers and take such other actions, as it deems necessary or desirable, to manage the business of the Partnership.

The limited partners, special limited partners, New Profit Memo Account and the General Partner share in the profits and losses of the Partnership, which are determined before brokerage commissions (Note 2) and profit share allocations on the basis of their proportionate interests of Partnership capital (Note 3). No limited partner or special limited partner shall be liable for Partnership obligations in excess of their capital contribution plus profits allocated to their capital accounts, if any. Subject to certain conditions, a partner may withdraw/redeem part or all of his capital contribution and undistributed profits, if any, from the Partnership as of the end of any month.

The General Partner, subject to Commodity Futures Trading Commission requirements, may (at its discretion) sell additional Limited Partnership Interests to persons desiring to become limited partners.

The Partnership will terminate on October 31, 2017 or in the event of certain other circumstances, as defined in the Agreement.

At December 31, 2003, the number of partners in the Partnership exceeded 500. As a result, pursuant to the requirements of Section 12(g) of the Securities Exchange Act of 1934 (the “Act”), the Partnership filed a registration statement on Form 10 with the Securities and Exchange Commission on April 29, 2004 and became subject to the periodic reporting requirements of the Act.

2.                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Investments—The Partnership records its transactions in futures and forward currency contracts, including related income and expenses, on a trade date basis.

Open futures contracts are valued at market value and open forward currency contracts are valued at fair value which is based on pricing models that consider the time value of money and the current market and contractual prices of the underlying financial instruments. Realized gains (losses) and changes in unrealized appreciation (depreciation) on futures and forward currency contracts are recognized in the periods in which the contracts are closed or the changes occur, and are included in net realized and unrealized gains (losses) in the statements of operations.

Investments in U.S. Treasury notes are valued at the market value based on bid quotations reported daily in The Wall Street Journal. The Partnership amortizes premiums and accretes discounts on U.S. Treasury notes using the effective interest method. Such securities are normally on deposit with financial institutions as collateral for performance of the Partnership’s trading obligations with respect to derivative contracts and are held for safekeeping in a custody account.

Foreign Currency Translation—Assets and liabilities denominated in foreign currencies are translated at quoted prices of such currencies. Purchases and sales of investments are translated at the exchange rate prevailing when such transactions occurred.

Brokerage Fees—The Agreement provides that the Partnership shall charge the limited partners’ capital accounts and pay the General Partner brokerage fees at a fixed rate of 0.542% per month of net asset value (6.5% per annum) of limited partnership interests. Effective July 1, 2003, the General Partner reduced the brokerage fee rate to 0.458% per month of net asset value (5.5% per annum). The General Partner retains the right to charge less than the annual brokerage rate except as specified in the Agreement. The General Partner bears all commission and clearing charges due to third party brokers.

Administrative Expenses—The Partnership bears expenses, including periodic legal, accounting and filing fees, up to an amount equal to 1/4 of 1% per annum of the average net assets of the Partnership. The General Partner bears any excess over such amounts. The Partnership will pay any extraordinary expenses applicable to it.

The Partnership’s administrative expenses included $263,807, $321,361 and $312,732 in 2004, 2003 and 2002, respectively, which relates to legal and accounting services provided to the Partnership by an affiliate of the General Partner.

Income Taxes—Income taxes have not been provided, as partners are individually liable for the taxes, if any, on their share of the Partnership’s income and expenses.

Fair Value of Financial Instruments—The fair value of the Partnership’s assets and liabilities, which qualify as financial instruments under Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, approximates the carrying amounts presented in the statements of financial condition.

Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements. Actual results could differ from these estimates.

Right of Offset—The customer agreements between the Partnership and its brokers give the Partnership the legal right to net unrealized gains and losses. Unrealized gains and losses related to offsetting transactions with these brokers are reflected on a net basis in the equity in trading accounts in the statements of financial condition.

Reclassifications—Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation.  Such reclassifications have no impact on the previously reported net income (loss) after profit share to General Partner.

Accounting Change—During the year ended December 31, 2004, the Partnership adopted the provisions of the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”.  Specifically SFAS No. 150 changed the requirements for the classification of mandatorily redeemable partners’ equity.

For the Partnership, withdrawals that are made on the first of the month must be requested in writing 15 days in advance of such withdrawal date.  As a result, withdrawal requests received 15 days prior to January 1, 2005, the withdrawal date, are deemed a mandatory request under SFAS No. 150. The Partnership classified these withdrawal requests as a liability at December 31, 2004, which are included in “Capital withdrawals payable” in the Statements of Financial Condition. This change in accounting has no impact on the net income (loss) of the Partnership.

3.                      PROFIT SHARE ALLOCATION

The Agreement provides that the General Partner’s profit share equal to 20% of Trading Profits (as defined in the Agreement) at the end of each year is charged to the limited partners’ capital accounts. However, for limited partners’ withdrawals during the year, the profit share calculation shall be computed as though the withdrawal date was at year end.

Any profit share charged is added to the General Partner’s capital account to the extent net taxable capital gains are allocated to the General Partner, and the remainder, if any, of such profit share is added to the New Profit Memo Account. The General Partner may not make any withdrawal from the balance in the New Profit Memo Account. If, at the end of a subsequent year, net taxable gains are allocated to the General Partner in excess of such year’s profit share, a corresponding amount is transferred from the New Profit memo account to the General Partner’s capital account.

4.                      DUE FROM/TO BROKERS

At December 31, 2004 and 2003, the due from brokers and due to brokers balances in the statements of financial condition include cash receivable from and payable to brokers.

5.                      TRADING ACTIVITIES

The Partnership conducts its trading activities with various brokers acting either as a broker or counterparty to various transactions. At December 31, 2004 and 2003, cash, due from brokers, due to brokers and treasury notes aggregating $55,211,679, and $73,148,130, respectively, included in the Partnership’s equity in trading accounts, were held by such brokers in segregated accounts as collateral as required by U.S. Commodity Futures Trading Commission’s regulations or by the counterparty bank or broker. Such collateral can be sold or repledged by the counterparties, at their discretion.

The Partnership enters into contracts with various financial institutions that contain a variety of indemnifications. The Partnership’s maximum exposure under these arrangements is unknown. However, the Partnership has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.

6.                      DERIVATIVE INSTRUMENTS

The Partnership is party to derivative financial instruments in the normal course of its business. These financial instruments include futures and forward currency contracts which may be traded on an exchange (“exchange-traded contracts”) or over-the-counter (“OTC contracts”).

The Partnership records its derivative activities on a mark-to-market basis as described in Note 2. For OTC contracts, the Partnership enters into master netting agreements with its counterparties. Therefore, assets represent the Partnership’s unrealized gains, less unrealized losses for OTC contracts in which the Partnership has a master netting agreement. Similarly, liabilities represent net amounts owed to counterparties on OTC contracts.

Futures contracts are agreements to buy or sell an underlying asset or index for a set price in the future. Initial margin deposits are made upon entering into futures contracts and can be either in cash or treasury securities. Open futures contracts are revalued on a daily basis to reflect the market value of the contracts at the end of each trading day. Variation margin payments are received or made, depending upon whether unrealized gains or losses are incurred. When the contract is closed, the Partnership records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the time it was closed. The Partnership bears the market risk that arises from changes in the value of these financial instruments.

Forward currency contracts entered into by the Partnership represent a firm commitment to buy or sell an underlying currency at a specified value and point in time based upon an agreed or contracted quantity. The ultimate gain or loss is equal to the difference between the value of the contract at the onset and the value of the contract at settlement date.

Each of these financial instruments is subject to various risks similar to those related to the underlying financial instruments, including market risk, credit risk, concentration risk and sovereign risk.

Market risk is the potential change in the value of the instruments traded by the Partnership due to market changes, including interest and foreign exchange rate movements and fluctuations in futures or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The financial instruments traded by the Partnership contain varying degrees of off-balance sheet risk whereby changes in the market values of the futures and forward currency contracts underlying the financial instruments or the Partnership’s satisfaction of the obligations may exceed the amount recognized in the statements of financial condition.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions, since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Partnership must rely solely on the credit of the individual counterparties. The contract amounts of the forward currency and futures contracts do not represent the Partnership’s risk of loss due to counterparty nonperformance. The Partnership’s exposure to credit risk associated with counterparty nonperformance of these contracts is limited to the unrealized gains inherent in such contracts, which are recognized in the statements of financial condition.

Derivative contracts with a net unrealized gain (asset) of $2,382,234 and $8,424,941 at December 31, 2004 and 2003, respectively, are related to forward currency contracts with the remaining unrealized gains related to exchange-traded futures contracts. The primary difference in the risks associated with OTC contracts and exchange-traded contracts is credit risk. The Partnership views its credit exposure to be $7,959,145 and $14,084,183 at December 31, 2004 and 2003, respectively, representing the fair value of OTC contracts in an unrealized gain position.

The General Partner has established procedures to actively monitor market risk and minimize credit risk, although there can be no assurance that it will, in fact succeed in doing so.  The General Partner’s market risk control procedures include diversification of the Partnership’s portfolio and continuously monitoring the portfolio’s open positions, historical volatility and maximum historical loss.  The General Partner seeks to minimize credit risk primarily by depositing and maintaining the Partnership’s assets at financial institutions and brokers which the General Partner believes to be creditworthy.  The Partnership’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia.  All futures transactions of the Partnership are cleared by major securities firms pursuant to customer agreements. For all forward currency transactions, the Partnership utilizes a single clearing broker which is a major financial institution.

The Partnership is subject to sovereign risk such as the risk of restrictions being imposed by foreign governments on the repatriation of cash and the effects of political or economic uncertainties. Net unrealized appreciation (depreciation) on futures and forward currency contracts are denominated in the functional currency. Cash settlement of futures and forward currency contracts is made in the local currency (settlement currency) and then translated to the functional currency (U.S. Dollar).

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in the functional currency, is detailed below:

	December 31,
	2004		2003
	Total Net		Total Net
	Unrealized		Unrealized
	Appreciation	Percent of	Appreciation	Percent of
Currency Type	(Depreciation)	Total	(Depreciation)	Total

Aussie dollar	$262,023	5.79%	$—	—%
British pound	(72)	—	21,214	0.22
Canadian dollar	87,836	1.94	—	—
Euro	20,676	0.46	856,172	8.78
Hong Kong dollar	(26,594)	(0.59)	63,159	0.65
Japanese yen	317,239	7.01	(403,231)	(4.14)
Norwegian krona	(757,572)	(16.75)	(1,355,458)	(13.90)
Polish zloty	292,131	6.46	—	—
South African rand	149,247	3.30	—	—
Swedish krona	(144,297)	(3.19)	—	—
U.S. dollar	4,323,109	95.57	10,568,907	108.39

Total	$4,523,726	100.00%	$9,750,763	100.00%

7.                      FINANCIAL HIGHLIGHTS

The ratios are calculated based on limited partners’ capital and special limited partners’ capital taken as a whole. The computation of such ratios based on the amount of expenses and profit share allocation assessed to an individual partner’s capital account may vary from these ratios based on the timing of capital transactions and differences in individual partner’s brokerage fees and profit share allocation arrangements.

Returns are calculated for limited partners and special limited partners taken as a whole. An individual partner’s returns may vary from these returns based on the timing of capital transactions and differences in individual partners’ brokerage fees and profit share allocation arrangements.

******