Form 10-K, Exhibit 13
period 2004-12-31
NESTOR PARTNERS
filed 2005-03-31
CIK 888471

Exhibit 13.02

Report of Independent Auditors

To the Partners of

Nestor Partners

We have audited the accompanying statements of financial condition of Nestor Partners (the “Partnership”), as of December 31, 2003 and 2002, including the condensed schedules of investments, and the related statements of operations, changes in partners’ capital and financial highlights for the years then ended.  These financial statements and financial highlights are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Nestor Partners at December 31, 2003 and 2002, and the results of its operations, changes in partners’ capital and financial highlights for the years then ended in conformity with accounting principles generally accepted in the United States.

Ernst & Young LLP

New York, New York

February 17, 2004