Form 10-K, Exhibit 13
period 2005-12-31
NESTOR PARTNERS
filed 2006-03-31
CIK 888471

Exhibit 13.01

Nestor Partners

Financial Statements for the Years Ended December 31, 2005, 2004 and 2003 and Report of Independent Registered Public Accounting Firm

NESTOR PARTNERS

TABLE OF CONTENTS

Page

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition at December 31, 2005 and 2004	2

Condensed Schedules of Investments at December 31, 2005 and 2004	3-6

Statements of Operations for the Years Ended December 31, 2005, 2004 and 2003	7

Statements of Changes in Partners’ Capital for the Years Ended December 31, 2005, 2004 and 2003	8

Statements of Financial Highlights for the Years Ended December 31, 2005, 2004 and 2003	9

Notes to Financial Statements for the Years Ended December 31, 2005, 2004 and 2003	10-15

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition of Nestor Partners at December 31, 2005 and 2004, including the condensed schedules of investments, and the related statements of operations, changes in partners’ capital and financial highlights for the years ended December 31, 2005, 2004 and 2003 are complete and accurate.

George E. Crapple, Co-Chief Executive Officer
Millburn Ridgefield Corporation
General Partner of Nestor Partners

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
Nestor Partners:

We have audited the accompanying statements of financial condition of Nestor Partners (the ”Partnership”) as of December 31, 2005 and 2004, including the condensed schedules of investments, and the related statements of operations, changes in partners’ capital and financial highlights for the years then ended. These financial statements and financial highlights are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The financial statements and financial highlights for the year ended December 31, 2003 were audited by other auditors whose report dated February 17, 2004 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Nestor Partners at December 31, 2005 and 2004, and the results of its operations, changes in partners’ capital and financial highlights for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

New York, New York

February 27, 2006

NESTOR PARTNERS

STATEMENTS OF FINANCIAL CONDITION

AT DECEMBER 31, 2005 AND 2004

	2005	2004
ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes—at market value (amortized cost $63,348,239 and $46,930,539)	$63,181,691	$46,848,072
Net unrealized appreciation/depreciation on open futures and forward currency contracts	(1,371,678)	4,523,726
Due from brokers	3,923,683	6,193,636
Cash denominated in foreign currencies (cost $2,589,356 and $2,129,278)	2,553,075	2,169,971

Total equity in trading accounts	68,286,771	59,735,405

INVESTMENTS IN U.S. TREASURY NOTES—at market value (amortized cost $96,770,338 and $133,147,061)	96,642,066	133,032,588

CASH AND CASH EQUIVALENTS	15,359,071	16,278,049

ACCRUED INTEREST RECEIVABLE	677,070	472,441

TOTAL	$180,964,978	$209,518,483

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES:
Capital contributions received in advance	$3,987,000	$2,165,900
Accrued brokerage fees	389,427	475,296
Accrued expenses	373,843	305,683
Capital withdrawals payable	5,187,787	12,993,466
Other liabilities	75,000	—

Total liabilities	10,013,057	15,940,345

PARTNERS’ CAPITAL	170,951,921	193,578,138

TOTAL	$180,964,978	$209,518,483

See notes to financial statements.

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS

AT DECEMBER 31, 2005

	Net Unrealized
	Appreciation	Net
	(Depreciation)	Unrealized
	as a % of	Appreciation
	Partners’ Capital	(Depreciation)

FUTURES AND FORWARD CURRENCY CONTRACTS

FUTURES CONTRACTS:
LONG FUTURES CONTRACTS:
Energies	0.03%	$57,335
Grains	0.12	206,573
Interest rates	0.22	379,281
Livestock	(0.02)	(33,020)
Metals	1.07	1,833,136
Softs	0.89	1,527,165
Stock indices	0.59	986,160

Total long futures contracts	2.90	4,956,630

SHORT FUTURES CONTRACTS:
Grains	(0.31)	(530,337)
Interest rates	0.41	703,356
Metals	0.01	18,590
Softs	(0.18)	(307,159)

Total short futures contracts	(0.07)	(115,550)

TOTAL INVESTMENTS IN FUTURES CONTRACTS—Net	2.83	4,841,080

FORWARD CURRENCY CONTRACTS:
TOTAL LONG FORWARD CURRENCY CONTRACTS	(2.65)	(4,536,349)
TOTAL SHORT FORWARD CURRENCY CONTRACTS	(0.98)	(1,676,409)

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS—Net	(3.63)	(6,212,758)

TOTAL	(0.80)%	$(1,371,678)

(Continued)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS

AT DECEMBER 31, 2005

U.S. TREASURY NOTES

		Value as a % of
Face		Partners’
Amount	Description	Capital	Value

$34,055,000	U.S. Treasury notes, 1.625%, 02/28/06	19.85%	$33,927,294
44,680,000	U.S. Treasury notes, 2.500%, 05/31/06	25.94	44,344,900
28,230,000	U.S. Treasury notes, 2.375%, 08/15/06	16.31	27,877,125
54,440,000	U.S. Treasury notes, 2.875%, 11/30/06	31.39	53,674,438

	Total investments in U.S. Treasury notes
	(amortized cost $160,118,577)	93.49%	$159,823,757

(Concluded)

See notes to financial statements.

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS

AT DECEMBER 31, 2004

	Net Unrealized
	Appreciation	Net
	(Depreciation)	Unrealized
	as a % of	Appreciation
	Partners’ Capital	(Depreciation)

FUTURES AND FORWARD CURRENCY CONTRACTS

FUTURES CONTRACTS:
LONG FUTURES CONTRACTS:
Energies	(0.23)%	$(453,238)
Interest rates	0.01	20,112
Livestock	0.02	36,230
Metals	0.06	128,996
Softs	0.08	153,181
Stock indices	0.82	1,588,752

Total long futures contracts	0.76	1,474,033

SHORT FUTURES CONTRACTS:
Energies	0.20	369,720
Grains	0.15	283,181
Interest rates	0.01	17,599
Metals	0.03	64,779
Softs	(0.04)	(67,820)

Total short futures contracts	0.35	667,459

TOTAL INVESTMENTS IN FUTURES CONTRACTS—Net	1.11	2,141,492

FORWARD CURRENCY CONTRACTS:
TOTAL LONG FORWARD CURRENCY CONTRACTS	3.55	6,865,386
TOTAL SHORT FORWARD CURRENCY CONTRACTS	(2.32)	(4,483,152)

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS—Net	1.23	2,382,234

TOTAL	2.34%	$4,523,726

(Continued)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS

AT DECEMBER 31, 2004

U.S. TREASURY NOTES

		Value as a % of
Face		Partners’
Amount	Description	Capital	Value

$60,230,000	U.S. Treasury notes, 1.500%, 02/28/2005	31.09%	$60,192,357
60,230,000	U.S. Treasury notes, 1.250%, 05/31/2005	30.96	59,928,850
60,230,000	U.S. Treasury notes, 1.875%, 11/30/2005	30.87	59,759,453

	Total investments in U.S. Treasury notes
	(amortized cost $180,077,600)	92.92%	$179,880,660

(Concluded)

See notes to financial statements.

NESTOR PARTNERS

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003

INVESTMENT INCOME:
Interest income	$4,819,054	$2,406,435	$2,061,312

EXPENSES:
Brokerage fees	4,802,240	5,497,025	5,378,592
Administrative expenses	434,264	499,091	434,300
Custody fees	26,346	29,493	22,573

Total expenses	5,262,850	6,025,609	5,835,465

NET INVESTMENT LOSS	(443,796)	(3,619,174)	(3,774,153)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	15,906,728	4,721,012	4,326,292
Foreign exchange translation	(159,844)	219,374	(17,386)
Net change in unrealized appreciation/depreciation:
Futures and forward currency contracts	(5,895,404)	(5,227,037)	2,455,746
Foreign exchange translation	(76,974)	6,791	61,335
Net losses from U.S. Treasury notes:
Net change in unrealized appreciation/depreciation	(97,880)	(230,211)	(78,226)

Total net realized and unrealized gains (losses)	9,676,626	(510,071)	6,747,761

NET INCOME (LOSS)	9,232,830	(4,129,245)	2,973,608

LESS PROFIT SHARE TO GENERAL PARTNER	1,140,619	484,760	668,526

NET INCOME (LOSS) AFTER PROFIT SHARE TO GENERAL PARTNER	$8,092,211	$(4,614,005)	$2,305,082

See notes to financial statements.

NESTOR PARTNERS

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

		Special	New Profit
	Limited	Limited	Memo	General
	Partners	Partners	Account	Partner	Total

PARTNERS’ CAPITAL— January 1, 2003	$83,293,288	$50,699,984	$—	$6,963,561	$140,956,833

Contributions	91,034,716	948,664	—	—	91,983,380
Withdrawals	(14,681,027)	(7,009,160)	—	(3,559,436)	(25,249,623)
Net income (loss)	(427,451)	3,189,282	(11,126)	222,903	2,973,608
General Partner’s allocation—profit share	(668,526)	—	668,526	—	—
Transfer of New Profit Memo Account to General Partner	—	—	(657,400)	657,400	—

PARTNERS’ CAPITAL— December 31, 2003	158,551,000	47,828,770	—	4,284,428	210,664,198

Contributions	47,947,926	1,205,657	—	—	49,153,583
Withdrawals	(48,474,692)	(12,528,306)	—	(1,107,400)	(62,110,398)
Net income (loss)	(5,215,301)	1,036,942	(1,047)	50,161	(4,129,245)
General Partner’s allocation—profit share	(484,760)	—	484,760	—	—
Transfer of New Profit Memo Account to General Partner	—	—	(483,713)	483,713	—

PARTNERS’ CAPITAL— December 31, 2004	152,324,173	37,543,063	—	3,710,902	193,578,138

Contributions	12,748,963	2,007,151	—	—	14,756,114
Withdrawals	(43,567,219)	(1,422,830)	—	(1,625,112)	(46,615,161)
Net income	5,221,311	3,700,476	779	310,264	9,232,830
General Partner’s allocation—profit share	(1,140,619)	—	1,140,619	—	—
Transfer of New Profit Memo Account to General Partner	—	—	(1,141,398)	1,141,398	—

PARTNERS’ CAPITAL— December 31, 2005	$125,586,609	$41,827,860	$—	$3,537,452	$170,951,921

See notes to financial statements.

NESTOR PARTNERS

STATEMENTS OF FINANCIAL HIGHLIGHTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

		Special
	Limited	Limited
	Partners	Partners
YEAR ENDED DECEMBER 31, 2005:
Ratios to average capital—
Net investment income (loss)	(1.03)%	2.24%

Total expenses	3.81	0.57
Profit share allocation	0.85	—

Total expenses and profit share allocation	4.66	0.57

Total return before profit share allocation	6.13	9.61
Profit share allocation	(0.90)	—

TOTAL RETURN AFTER PROFIT SHARE ALLOCATION	5.23%	9.61%

YEAR ENDED DECEMBER 31, 2004:
Ratios to average capital—
Net investment income (loss)	(2.43)%	0.52%

Total expenses	3.65	0.67
Profit share allocation	0.31	—

Total expenses and profit share allocation	3.96	0.67

Total return before profit share allocation	(1.63)	1.38
Profit share allocation	(0.28)	—

TOTAL RETURN AFTER PROFIT SHARE ALLOCATION	(1.91)%	1.38%

YEAR ENDED DECEMBER 31, 2003:
Ratios to average capital—
Net investment income (loss)	(3.50)%	0.52%

Total expenses	4.71	0.69
Profit share allocation	0.58	—

Total expenses and profit share allocation	5.29	0.69

Total return before profit share allocation	2.42	6.55
Profit share allocation	(0.77)	—

TOTAL RETURN AFTER PROFIT SHARE ALLOCATION	1.65%	6.55%

See notes to financial statements.

NESTOR PARTNERS

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

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

The General Partner of the Partnership is Millburn Ridgefield Corporation (the “General Partner”). Principals, employees, former employees, and other affiliates of the General Partner have invested in the Partnership as special limited partners.

The Agreement provides that subject to certain limitations, the General Partner shall conduct and manage the business of the Partnership. The General Partner has the right to make all investment decisions regarding the Partnership, authorize the payments of distributions to partners, enter into customer agreements with brokers, and take such other actions, as it deems necessary or desirable, to manage the business of the Partnership.

The limited partners, special limited partners, New Profit Memo Account, and the General Partner share in the profits and losses of the Partnership, which are determined before brokerage fees (Note 2) and profit share allocations on the basis of their proportionate interests of Partnership capital (Note 3). No limited partner or special limited partner shall be liable for Partnership obligations in excess of their capital contribution plus profits allocated to their capital accounts, if any. Subject to certain conditions, a partner may withdraw/redeem part or all of his capital contribution and undistributed profits, if any, from the Partnership as of the end of any month.

The General Partner, subject to Commodity Futures Trading Commission requirements, may (at its discretion) sell additional Limited Partnership Interests to persons desiring to become limited partners.

The Partnership will terminate on October 31, 2017, or in the event of certain other circumstances, as defined in the Agreement.

At December 31, 2003, the number of partners in the Partnership exceeded 500. As a result, pursuant to the requirements of Section 12(g) of the Securities Exchange Act of 1934 (the “Act”), the Partnership filed a registration statement on Form 10 with the Securities and Exchange Commission on April 29, 2004, and became subject to the periodic reporting requirements of the Act.

2.                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Investments—The Partnership records its transactions in futures and forward currency contracts, including related income and expenses, on a trade-date basis.

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

Brokerage Fees—The Agreement provides that the Partnership shall charge the limited partners’ capital accounts and pay the General Partner brokerage fees at a fixed rate of 0.542% per month of net asset value (6.5% per annum) of limited partnership interests. Effective July 1, 2003, the General Partner reduced the brokerage fee rate to 0.458% per month of net asset value (5.5% per annum). The General Partner retains the right to charge less than the annual brokerage rate except as specified in the Agreement. The General Partner bears all commission and clearing charges due to third-party brokers.

Administrative Expenses—The Partnership bears expenses, including periodic legal, accounting and filing fees, up to an amount equal to ¼ of 1% per annum of the average net assets of the Partnership. The General Partner bears any excess over such amounts. The Partnership will pay any extraordinary expenses applicable to it.

The Partnership’s administrative expenses included $317,619, $263,807 and $321,361 in 2005, 2004 and 2003, respectively, which relates to legal and accounting services provided to the Partnership by an affiliate of the General Partner.

Income Taxes—Income taxes have not been provided, as partners are individually liable for the taxes, if any, on their share of the Partnership’s income and expenses.

Fair Value of Financial Instruments—The fair value of the Partnership’s assets and liabilities, which qualify as financial instruments under Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosures about Fair Value of Financial Instruments, approximates the carrying amounts presented in the statements of financial condition.

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

4.                      DUE FROM/TO BROKERS

At December 31, 2005 and 2004, the due from brokers balance in the statements of financial condition includes cash receivable from brokers.

5.                      TRADING ACTIVITIES

The Partnership conducts its trading activities with various brokers acting either as a broker or counterparty to various transactions. At December 31, 2005 and 2004, cash, due from brokers and Treasury notes aggregating $69,658,449, and $55,211,679, respectively, included in the Partnership’s equity in trading accounts, were held by such brokers in segregated accounts as collateral as required by U.S. Commodity Futures Trading Commission’s regulations or by the counterparty bank or broker. Such collateral can be sold or repledged by the counterparties, at their discretion.

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

Each of these financial instruments is subject to various risks similar to those related to the underlying financial instruments, including market risk, credit risk, concentration risk, and sovereign risk.

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

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions, since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Partnership must rely solely on the credit of the individual counterparties. The contract amounts of the forward currency and futures contracts do not represent the Partnership’s risk of loss due to counterparty nonperformance. The Partnership’s exposure to credit risk associated with counterparty nonperformance of these contracts is limited to the unrealized gains inherent in such contracts, which are recognized in the statements of financial condition, plus the value of margin or collateral held by the counterparty. The amount of such credit risk was $43,906,779 and $35,013,195 at December 31, 2005 and 2004, respectively.

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

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in the functional currency, is detailed below:

	December 31,
	2005		2004
	Total Net		Total Net
	Unrealized		Unrealized
	Appreciation	Percent of	Appreciation	Percent of
	(Depreciation)	Total	(Depreciation)	Total

Currency Type

Australian dollar	$408,298	(29.77)%	$262,023	5.79%
British pound	(14,230)	1.04	(72)	—
Canadian dollar	335,830	(24.48)	87,836	1.94
Euro	1,424,609	(103.86)	20,676	0.46
Hong Kong dollar	(239,809)	17.48	(26,594)	(0.59)
Japanese yen	(2,706,149)	197.29	317,239	7.01
Norwegian krona	(198,360)	14.46	(757,572)	(16.75)
Polish zloty	125,813	(9.17)	292,131	6.46
South African rand	260,592	(19.00)	149,247	3.30
Swedish krona	(382)	0.03	(144,297)	(3.19)
U.S. dollar	(767,890)	55.98	4,323,109	95.57

Total	$(1,371,678)	100.00%	$4,523,726	100.00%

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

* * * * * *