Form 10-K, Exhibit 13
period 2006-12-31
NESTOR PARTNERS
filed 2007-03-30
CIK 888471

Exhibit 13.01

Nestor Partners

Financial Statements for the Years Ended

December 31, 2006, 2005 and 2004 and

Report of Independent Registered Public

Accounting Firm

NESTOR PARTNERS

TABLE OF CONTENTS
Page

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition	2

Condensed Schedules of Investments	3–6

Statements of Operations	7

Statements of Changes in Partners’ Capital	8

Statements of Financial Highlights	9

Notes to Financial Statements	10–15

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition of Nestor Partners at December 31, 2006 and 2005, including the condensed schedules of investments, and the related statements of operations, changes in partners’ capital, and financial highlights for the years ended December 31, 2006, 2005, and 2004, are complete and accurate.

Harvey Beker, Co-Chief Executive Officer
Millburn Ridgefield Corporation
General Partner of Nestor Partners

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
Nestor Partners:

We have audited the accompanying statements of financial condition of Nestor Partners (the “Partnership”) as of December 31, 2006 and 2005, including the condensed schedules of investments, and the related statements of operations, changes in partners’ capital, and financial highlights for the years ended December 31, 2006, 2005 and 2004. These financial statements and financial highlights are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

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

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Nestor Partners at December 31, 2006 and 2005, and the results of its operations, changes in partners’ capital, and financial highlights for the years ended December 31, 2006, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

New York, New York

February 15, 2007

NESTOR PARTNERS

STATEMENTS OF FINANCIAL CONDITION

AT DECEMBER 31, 2006 AND 2005

	2006	2005
ASSETS

EQUITY IN TRADING ACCOUNTS:

Investments in U.S. Treasury notes―at market value (amortized cost $45,775,054 and $63,348,239)	$45,761,875	$63,181,691
Net unrealized appreciation (depreciation) on open futures and forward currency contracts	9,240,848	(1,371,678)
Due from brokers	6,847,054	3,923,683
Cash denominated in foreign currencies (cost $3,216,906 and $2,589,356)	3,222,378	2,553,075

Total equity in trading accounts	65,072,155	68,286,771

INVESTMENTS IN U.S. TREASURY NOTES―at market value (amortized cost $92,232,843 and $96,770,338)	92,198,954	96,642,066

CASH AND CASH EQUIVALENTS	5,105,014	15,359,071

ACCRUED INTEREST RECEIVABLE	936,128	677,070

TOTAL	$163,312,251	$180,964,978

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES:
Capital contributions received in advance	$725,000	$3,987,000
Accrued brokerage fees	325,946	389,427
Accrued expenses	387,775	373,843
Capital withdrawals payable	14,171,689	5,187,787
Other liabilities	—	75,000

Total liabilities	15,610,410	10,013,057

PARTNERS’ CAPITAL	147,701,841	170,951,921

TOTAL	$163,312,251	$180,964,978

See notes to financial statements.

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS

AT DECEMBER 31, 2006

	Net Unrealized
	Appreciation	Net
	(Depreciation)	Unrealized
	as a % of	Appreciation
	Partners’ Capital	(Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS

LONG FUTURES CONTRACTS:
Grains	0.22%	$321,754
Interest rates	(0.76)	(1,123,031)
Metals	(0.09)	(131,262)
Softs	—	6,188
Stock indices	1.44	2,120,454

Total long futures contracts	0.81	1,194,103

SHORT FUTURES CONTRACTS:
Energies	0.57	840,877
Interest rates	1.63	2,403,088
Livestock	—	2,430
Metals	—	(2,950)
Softs	(0.16)	(226,786)

Total short futures contracts	2.04	3,016,659

TOTAL INVESTMENTS IN FUTURES CONTRACTS—Net	2.85	4,210,762

FORWARD CURRENCY CONTRACTS:
Total long forward currency contracts	2.67	3,933,503
Total short forward currency contracts	0.74	1,096,583

TOTAL INVESTMENTS IN FORWARD
CURRENCY CONTRACTS—Net	3.41	5,030,086

TOTAL	6.26%	$9,240,848

(Continued)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS

AT DECEMBER 31, 2006

U.S. TREASURY NOTES

		Value as a % of
Face		Partners’
Amount	Description	Capital	Value

$ 35,205,000	U.S. Treasury notes, 2.250%, 02/15/07	23.76%	$35,089,484
34,730,000	U.S. Treasury notes, 3.125%, 05/15/07	23.35	34,485,805
34,730,000	U.S. Treasury notes, 2.750%, 08/15/07	23.19	34,247,036
34,730,000	U.S. Treasury notes, 3.000%, 11/15/07	23.11	34,138,504

	Total investments in U.S. Treasury notes
	(amortized cost $138,007,897)	93.41%	$137,960,829

(Concluded)

See notes to financial statements.

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS

AT DECEMBER 31, 2005

	Net Unrealized
	Appreciation	Net
	(Depreciation)	Unrealized
	as a% of	Appreciation
	Partners’ Capital	(Depreciation)

FUTURES AND FORWARD CURRENCY CONTRACTS

LONG FUTURES CONTRACTS:
Energies	0.03%	$57,335
Grains	0.12	206,573
Interest rates	0.22	379,281
Livestock	(0.02)	(33,020)
Metals	1.07	1,833,136
Softs	0.89	1,527,165
Stock indices	0.59	986,160

Total long futures contracts	2.90	4,956,630

SHORT FUTURES CONTRACTS:
Grains	(0.31)	(530,337)
Interest rates	0.41	703,356
Metals	0.01	18,590
Softs	(0.18)	(307,159)

Total short futures contracts	(0.07)	(115,550)

Total investments in futures contracts—net	2.83	4,841,080

FORWARD CURRENCY CONTRACTS:
Total long forward currency contracts	(2.65)	(4,536,349)
Total short forward currency contracts	(0.98)	(1,676,409)

Total investments in forward currency contracts—net	(3.63)	(6,212,758)

TOTAL	(0.80)%	$(1,371,678)

(Continued)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS

AT DECEMBER 31, 2005

U.S. TREASURY NOTES

		Value as a% of
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

(Concluded)

See notes to financial statements.

NESTOR PARTNERS

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004

INVESTMENT INCOME:
Interest income	$8,039,516	$4,819,054	$2,406,435

EXPENSES:
Brokerage fees	4,317,248	4,802,240	5,497,025
Administrative expenses	448,912	434,264	499,091
Custody fees	26,883	26,346	29,493

Total expenses	4,793,043	5,262,850	6,025,609

NET INVESTMENT INCOME (LOSS)	3,246,473	(443,796)	(3,619,174)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	3,165,360	15,906,728	4,721,012
Foreign exchange translation	(204,576)	(159,844)	219,374
Net change in unrealized appreciation (depreciation):
Futures and forward currency contracts	10,612,526	(5,895,404)	(5,227,037)
Foreign exchange translation	41,753	(76,974)	6,791
Net gains (losses) from U.S. Treasury notes—net change in unrealized appreciation (depreciation)	247,752	(97,880)	(230,211)

Total net realized and unrealized gains (losses)	13,862,815	9,676,626	(510,071)

NET INCOME (LOSS)	17,109,288	9,232,830	(4,129,245)

LESS PROFIT SHARE TO GENERAL PARTNER	2,092,010	1,140,619	484,760

NET INCOME (LOSS) AFTER PROFIT SHARE TO GENERAL PARTNER	$15,017,278	$8,092,211	$(4,614,005)

See notes to financial statements.

NESTOR PARTNERS

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL
YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

		Special	New Profit
	Limited	Limited	Memo	General
	Partners	Partners	Account	Partner	Total

PARTNERS’ CAPITAL—January 1, 2004	$158,551,000	$47,828,770	$—	$4,284,428	$210,664,198

Contributions	47,947,926	1,205,657	—	—	49,153,583
Withdrawals	(48,474,692)	(12,528,306)	—	(1,107,400)	(62,110,398)
Net income (loss)	(5,215,301)	1,036,942	(1,047)	50,161	(4,129,245)
General Partner’s allocation—profit share	(484,760)	—	484,760	—	—
Transfer of New Profit Memo Account to General Partner	—	—	(483,713)	483,713	—

PARTNERS’ CAPITAL—December 31, 2004	152,324,173	37,543,063	—	3,710,902	193,578,138

Contributions	12,748,963	2,007,151	—	—	14,756,114
Withdrawals	(43,567,219)	(1,422,830)	—	(1,625,112)	(46,615,161)
Net income	5,221,311	3,700,476	779	310,264	9,232,830
General Partner’s allocation—profit share	(1,140,619)	—	1,140,619	—	—
Transfer of New Profit Memo Account to General Partner	—	—	(1,141,398)	1,141,398	—

PARTNERS’ CAPITAL—December 31, 2005	125,586,609	41,827,860	—	3,537,452	170,951,921

Contributions	16,121,682	3,138,546	—	—	19,260,228
Withdrawals	(56,887,936)	(631,001)	—	(2,100,659)	(59,619,596)
Net income	10,668,416	5,935,379	8,650	496,843	17,109,288
General Partner’s allocation—profit share	(2,043,240)	(48,770)	2,092,010	—	—
Transfer of New Profit Memo Account to General Partner	—	—	(2,100,660)	2,100,660	—

PARTNERS’ CAPITAL—December 31, 2006	$93,445,531	$50,222,014	$—	$4,034,296	$147,701,841

See notes to financial statements.

NESTOR PARTNERS

STATEMENTS OF FINANCIAL HIGHLIGHTS
YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

		Special
	Limited	Limited
	Partners	Partners

YEAR ENDED DECEMBER 31, 2006:
Ratios to average capital—net investment income	1.11%	3.60%

Total expenses	3.39	0.88
Profit share allocation	1.59	0.11

Total expenses and profit share allocation	4.98	0.99

Total return before profit share allocation	10.82	13.61
Profit share allocation	(2.02)	(0.11)

TOTAL RETURN AFTER PROFIT SHARE ALLOCATION	8.80%	13.50%

YEAR ENDED DECEMBER 31, 2005:
Ratios to average capital—net investment income (loss)	(1.03)%	2.24%

Total expenses	3.81	0.57
Profit share allocation	0.85	—

Total expenses and profit share allocation	4.66	0.57

Total return before profit share allocation	6.13	9.61
Profit share allocation	(0.90)	—

TOTAL RETURN AFTER PROFIT SHARE ALLOCATION	5.23%	9.61%

YEAR ENDED DECEMBER 31, 2004:
Ratios to average capital—net investment income (loss)	(2.43)%	0.52%

Total expenses	3.65	0.67
Profit share allocation	0.31	—

Total expenses and profit share allocation	3.96	0.67

Total return before profit share allocation	(1.63)	1.38
Profit share allocation	(0.28)	—

TOTAL RETURN AFTER PROFIT SHARE ALLOCATION	(1.91)%	1.38%

See notes to financial statements.

NESTOR PARTNERS

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

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

The limited partners, special limited partners, New Profit Memo Account, and the General Partner share in the profits and losses of the Partnership, which are determined before brokerage fees (Note 2) and profit share allocations on the basis of their proportionate interests of Partnership capital (Note 3). The General Partner and special limited partners are charged lower brokerage fees than limited partners, which in 2004 resulted in the General Partner and special limited partners experiencing net gains and the limited partners, in aggregate, net losses. No limited partner or special limited partner shall be liable for Partnership obligations in excess of their capital contribution plus profits allocated to their capital accounts, if any.

Subject to certain conditions, a partner has the right to redeem all or a portion of its partnership capital as of any month-end upon fifteen days’ prior written notice to the General Partner. In its sole discretion, the General Partner may permit redemptions on shorter notice or as of a date other than month-end. Partners who purchased their interests through certain selling agents and redeem their partnership capital prior to the one-year anniversary of their subscription will pay the applicable early redemption fee. Redemptions will be made as of the last day of the month for an amount equal to the net asset value of the portion of a partner’s capital being redeemed; a redeeming partner shall receive such redeemed capital less the redemption fee, if any.

The General Partner, subject to Commodity Futures Trading Commission requirements, may (at its discretion) sell additional Limited Partnership Interests to persons desiring to become limited partners.

The Partnership will dissolve on October 31, 2017, or in the event of certain conditions set forth in the Agreement.

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

Foreign Currency Translation—Assets and liabilities denominated in foreign currencies are translated to U.S. Dollars at quoted prices of such currencies. Purchases and sales of investments are translated to U.S. Dollars at the exchange rate prevailing when such transactions occurred.

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

The Partnership’s administrative expenses included $308,037, $317,619, and $263,807 in 2006, 2005, and 2004, respectively, which relates to legal and accounting services provided to the Partnership by an affiliate of the General Partner.

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

Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements. Actual results could differ from these estimates.

Right of Offset—The customer agreements between the Partnership and its brokers give the Partnership the legal right to net unrealized gains and losses. Unrealized gains and losses related to offsetting transactions with these brokers are reflected on a net basis in the equity in trading accounts in the statements of financial condition.

Recently Issued Pronouncements—In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”) entitled “Accounting For Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.” FIN 48 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. Adoption of FIN 48 is required for fiscal years beginning after December 15, 2006. The implementation of FIN 48 is not expected to have a material impact on the Partnership’s financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America, and expands disclosures about fair value measurements. While FAS 157 does not require any new fair value measurements, for some entities, the application of FAS 157 may change current practice. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The implementation of FAS 157 is not expected to have a material impact on the Partnership’s financial statements.

3.                      PROFIT SHARE ALLOCATION

The Agreement provides that the General Partner’s profit share equal to 20% of Trading Profits (as defined in the Agreement) at the end of each year is charged to the limited partners’ capital accounts. However, for limited partners’ withdrawals during the year, the profit share calculation shall be computed as though the withdrawal date was at year end. Because limited partners may purchase their partnership interests at different times, they may recognize different amounts of Trading Profits. Each limited partner pays a profit share only on Trading Profits applicable to its partnership interest. Limited partners who make multiple investments in the Partnership receive separate partnership interests for purposes of tracking the profit share. Accordingly, in any given year, some limited partners may experience net gains and be charged the 20% profit share allocation for all or a portion of their interests where limited partners in the aggregate experienced net losses.

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

4.                       DUE FROM/TO BROKERS

At December 31, 2006 and 2005, the due from brokers balances in the statements of financial condition include cash receivable from brokers.

5.                       TRADING ACTIVITIES

The Partnership conducts its trading activities with various brokers acting either as a broker or counterparty to various transactions. At December 31, 2006 and 2005, cash, due from brokers and Treasury notes aggregating $55,831,307 and $69,658,449, respectively, included in the Partnership’s equity in trading accounts, were held by such brokers in segregated accounts as collateral as required by U.S. Commodity Futures Trading Commission’s regulations or by the counterparty bank or broker. Such collateral can be sold or repledged by the counterparties, at their discretion.

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

Market risk is the potential change in the value of the instruments traded by the Partnership due to market changes, including interest and foreign exchange rate movements and fluctuations in futures or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The financial instruments traded by the Partnership contain varying degrees of off-balance sheet risk whereby changes in the market values of the futures and forward currency contracts and the Partnership’s satisfaction of its obligations related to such market value changes may exceed the amount recognized in the statements of financial condition.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions, since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Partnership must rely solely on the credit of the individual counterparties. The contract amounts of the forward currency and futures contracts do not represent the Partnership’s risk of loss due to counterparty nonperformance. The Partnership’s exposure to credit risk associated with counterparty nonperformance of these contracts is limited to the unrealized gains inherent in such contracts, which are recognized in the statements of financial condition, plus the value of margin or collateral held by the counterparty. The amount of such credit risk was $29,077,055 and $43,906,779 at December 31, 2006 and 2005, respectively.

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

The Partnership is subject to sovereign risk such as the risk of restrictions being imposed by foreign governments on the repatriation of cash and the effects of political or economic uncertainties. Net unrealized appreciation (depreciation) on futures and forward currency contracts are denominated in the Partnership’s functional currency (U.S. Dollar). Cash settlement of futures and forward currency contracts is made in the local currency (settlement currency) and then translated to U.S. Dollars.

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in U.S. Dollars, is detailed below:

	December 31,
	2006		2005
	Total Net		Total Net
	Unrealized		Unrealized
	Appreciation	Percent of	Appreciation	Percent of
Currency Type	(Depreciation)	Total	(Depreciation)	Total

Aussie dollar	$397,950	4.31%	$408,298	(29.77)%
British pound	671,168	7.26	(14,230)	1.04
Canadian dollar	(694,556)	(7.52)	335,830	(24.48)
Euro	1,984,900	21.48	1,424,609	(103.86)
Hong Kong dollar	549,899	5.95	(239,809)	17.48
Hungarian forint	313,424	3.39	—	—
Japanese yen	2,233,502	24.17	(2,706,149)	197.29
New Zealand dollar	96,156	1.04	—	—
Norwegian krona	—	—	(198,360)	14.46
Polish zloty	—	—	125,813	(9.17)
South African rand	172,414	1.87	260,592	(19.00)
Swedish krona	52,291	0.57	(382)	0.03
Swiss franc	927,525	10.04	—	—
Turkish lira	(130,175)	(1.41)	—	—
U.S. dollar	2,666,350	28.85	(767,890)	55.98

Total	$9,240,848	100.00%	$(1,371,678)	100.00%

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