Form 10-K, Exhibit 13
period 2007-12-31
NESTOR PARTNERS
filed 2008-03-28
CIK 888471

Exhibit 13.01

Nestor Partners

Financial Statements for the Years Ended
December 31, 2007, 2006 and 2005 and

Report of Independent Registered Public

Accounting Firm

NESTOR PARTNERS

TABLE OF CONTENTS

Page

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition	2

Condensed Schedules of Investments	3–6

Statements of Operations	7

Statements of Changes in Partners’ Capital	8

Statements of Financial Highlights	9

Notes to Financial Statements	10–16

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition of Nestor Partners at December 31, 2007 and 2006, including the condensed schedules of investments, and the related statements of operations, changes in partners’ capital, and financial highlights for each of the three years in the period ended December 31, 2007, are complete and accurate.

Harvey Beker, Co-Chief Executive Officer
Millburn Ridgefield Corporation
General Partner of Nestor Partners

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
Nestor Partners:

We have audited the accompanying statements of financial condition of Nestor Partners (the “Partnership”) as of December 31, 2007 and 2006, including the condensed schedules of investments, and the related statements of operations, changes in partners’ capital, and financial highlights for each of the three years in the period ended December 31, 2007. These financial statements and financial highlights are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

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

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Nestor Partners at December 31, 2007 and 2006, and the results of its operations, changes in partners’ capital, and financial highlights for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

March 11, 2008

New York, New York

NESTOR PARTNERS

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2007 AND 2006

	2007	2006

ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes–at market value (amortized cost $40,392,047 and $45,775,054)	$40,599,095	$45,761,875
Net unrealized appreciation on open futures and forward currency contracts	3,362,537	9,240,848
Due from brokers	3,413,463	6,847,054
Cash denominated in foreign currencies (cost $2,232,905 and $3,216,906)	2,222,407	3,222,378

Total equity in trading accounts	49,597,502	65,072,155

INVESTMENTS IN U.S. TREASURY NOTES–at market value (amortized cost $94,729,231 and $92,232,843)	95,111,960	92,198,954

CASH AND CASH EQUIVALENTS	13,731,232	5,105,014

ACCRUED INTEREST RECEIVABLE	1,142,553	936,128

TOTAL	$159,583,247	$163,312,251

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES:
Capital contributions received in advance	$2,120,500	$725,000
Net unrealized depreciation on open forward currency contracts	318,479	—
Accrued brokerage fees	292,980	325,946
Accrued expenses	287,840	387,775
Capital withdrawals payable	4,527,184	14,171,689

Total liabilities	7,546,983	15,610,410

PARTNERS’ CAPITAL	152,036,264	147,701,841

TOTAL	$159,583,247	$163,312,251

See notes to financial statements.

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS

AT DECEMBER 31, 2007

	Net Unrealized
	Appreciation	Net
	(Depreciation)	Unrealized
	as a % of	Appreciation
	Partners’ Capital	(Depreciation)

FUTURES AND FORWARD CURRENCY CONTRACTS

LONG FUTURES CONTRACTS:
Energies	0.45%	$691,028
Grains	1.04	1,588,727
Interest rates	(0.18)	(278,280)
Metals	0.04	63,836
Softs	0.09	136,331
Stock indices	0.16	225,186

Total long futures contracts	1.60	2,426,828

SHORT FUTURES CONTRACTS:
Energies	(0.03)	(40,850)
Interest rates	0.40	613,247
Livestock	0.10	152,100
Metals	0.07	102,133
Softs	(0.07)	(111,978)
Stock Indices	0.10	153,914

Total short futures contracts	0.57	868,566

TOTAL INVESTMENTS IN FUTURES CONTRACTS–Net	2.17	3,295,394

FORWARD CURRENCY CONTRACTS:
Total long forward currency contracts	0.03	40,033
Total short forward currency contracts	(0.20)	(291,369)

TOTAL INVESTMENTS IN FORWARD
CURRENCY CONTRACTS–Net	(0.17)	(251,336)

TOTAL	2.00%	$3,044,058

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS

AT DECEMBER 31, 2007

U.S. TREASURY NOTES

		Value as a % of
Face		Partners’
Amount	Description	Capital	Value

$34,640,000	U.S. Treasury notes, 3.000%, 02/15/2008	22.78%	$34,634,588
34,640,000	U.S. Treasury notes, 2.625%, 05/15/2008	22.73	34,553,400
33,685,000	U.S. Treasury notes, 3.250%, 08/15/2008	22.15	33,674,473
32,900,000	U.S. Treasury notes, 3.125%, 10/15/2008	21.60	32,848,594

	Total investments in U.S. Treasury notes (amortized cost $135,121,278)	89.26%	$135,711,055

See notes to financial statements.

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS

AT DECEMBER 31, 2006

	Net Unrealized
	Appreciation	Net
	(Depreciation)	Unrealized
	as a % of	Appreciation
	Partners’ Capital	(Depreciation)

FUTURES AND FORWARD CURRENCY CONTRACTS

LONG FUTURES CONTRACTS:
Grains	0.22%	$321,754
Interest rates	(0.76)	(1,123,031)
Metals	(0.09)	(131,262)
Softs	—	6,188
Stock indices	1.44	2,120,454

Total long futures contracts	0.81	1,194,103

SHORT FUTURES CONTRACTS:
Energies	0.57	840,877
Interest rates	1.63	2,403,088
Livestock	—	2,430
Metals	—	(2,950)
Softs	(0.16)	(226,786)

Total short futures contracts	2.04	3,016,659

TOTAL INVESTMENTS IN FUTURES CONTRACTS–Net	2.85	4,210,762

FORWARD CURRENCY CONTRACTS:
Total long forward currency contracts	2.67	3,933,503
Total short forward currency contracts	0.74	1,096,583

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS–Net	3.41	5,030,086

TOTAL	6.26%	$9,240,848

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS

AT DECEMBER 31, 2006

U.S. TREASURY NOTES

		Value as a % of
Face		Partners’
Amount	Description	Capital	Value

$35,205,000	U.S. Treasury notes, 2.250%, 02/15/2007	23.76%	$35,089,484
34,730,000	U.S. Treasury notes, 3.125%, 05/15/2007	23.35	34,485,805
34,730,000	U.S. Treasury notes, 2.750%, 08/15/2007	23.19	34,247,036
34,730,000	U.S. Treasury notes, 3.000%, 11/15/2007	23.11	34,138,504

	Total investments in U.S. Treasury notes
	(amortized cost $138,007,897)	93.41%	$137,960,829

See notes to financial statements.

NESTOR PARTNERS

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	2007	2006	2005

INVESTMENT INCOME:
Interest income	$7,278,769	$8,039,516	$4,819,054

EXPENSES:
Brokerage fees	3,533,293	4,317,248	4,802,240
Administrative expenses	385,059	448,912	434,264
Custody fees	22,648	26,883	26,346

Total expenses	3,941,000	4,793,043	5,262,850

NET INVESTMENT INCOME (LOSS)	3,337,769	3,246,473	(443,796)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	27,664,175	3,165,360	15,906,728
Foreign exchange translation	60,753	(204,576)	(159,844)
Net change in unrealized:
Futures and forward currency contracts	(6,196,790)	10,612,526	(5,895,404)
Foreign exchange translation	(15,970)	41,753	(76,974)
Net gains (losses) from U.S. Treasury notes:
Net change in unrealized	636,845	247,752	(97,880)

Total net realized and unrealized gains	22,149,013	13,862,815	9,676,626

NET INCOME	25,486,782	17,109,288	9,232,830

LESS PROFIT SHARE TO GENERAL PARTNER	3,048,112	2,092,010	1,140,619

NET INCOME AFTER PROFIT SHARE TO GENERAL PARTNER	$22,438,670	$15,017,278	$8,092,211

See notes to financial statements.

NESTOR PARTNERS

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005

		Special	New Profit
	Limited	Limited	Memo	General
	Partners	Partners	Account	Partner	Total

PARTNERS’ CAPITAL–
January 1, 2005	$152,324,173	$37,543,063	$—	$3,710,902	$193,578,138
Contributions	12,748,963	2,007,151	—	—	14,756,114
Withdrawals	(43,567,219)	(1,422,830)	—	(1,625,112)	(46,615,161)
Net income	5,221,311	3,700,476	779	310,264	9,232,830
General Partner’s allocation–profit share	(1,140,619)	—	1,140,619	—	—
Transfer of New Profit Memo Account to General Partner	—	—	(1,141,398)	1,141,398	—

PARTNERS’ CAPITAL–
December 31, 2005	125,586,609	41,827,860	—	3,537,452	170,951,921
Contributions	16,121,682	3,138,546	—	—	19,260,228
Withdrawals	(56,887,936)	(631,001)	—	(2,100,659)	(59,619,596)
Net income	10,668,416	5,935,379	8,650	496,843	17,109,288
General Partner’s allocation–profit share	(2,043,240)	(48,770)	2,092,010	—	—
Transfer of New Profit Memo Account to General Partner	—	—	(2,100,660)	2,100,660	—

PARTNERS’ CAPITAL–
December 31, 2006	93,445,531	50,222,014	—	4,034,296	147,701,841
Contributions	2,540,000	261,412			2,801,412
Withdrawals	(19,245,185)	(1,347,475)		(3,361,111)	(23,953,771)
Net income	14,528,281	10,109,532	12,999	835,970	25,486,782
General Partner’s allocation–profit share	(2,868,410)	(179,702)	3,048,112	—	—
Transfer of New Profit Memo Account to General Partner	—	—	(3,061,111)	3,061,111	—

PARTNERS’ CAPITAL–
December 31, 2007	$88,400,217	$59,065,781	$—	$4,570,266	$152,036,264

See notes to financial statements.

NESTOR PARTNERS

STATEMENTS OF FINANCIAL HIGHLIGHTS

YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

		Special
	Limited	Limited
	Partners	Partners
YEAR ENDED DECEMBER 31, 2007:
Ratios to average capital–net investment income	1.07%	3.82%

Total expenses	3.71	0.86
Profit share allocation	3.10	0.32

Total expenses and profit share allocation	6.81	1.18

Total return before profit share allocation	16.96	20.27
Profit share allocation	(3.34)	(0.36)

TOTAL RETURN AFTER PROFIT SHARE ALLOCATION	13.62%	19.91%

YEAR ENDED DECEMBER 31, 2006:
Ratios to average capital–net investment income	1.11%	3.60%

Total expenses	3.39	0.88
Profit share allocation	1.59	0.11

Total expenses and profit share allocation	4.98	0.99

Total return before profit share allocation	10.82	13.61
Profit share allocation	(2.02)	(0.11)

TOTAL RETURN AFTER PROFIT SHARE ALLOCATION	8.80%	13.50%

YEAR ENDED DECEMBER 31, 2005:
Ratios to average capital–net investment income (loss)	(1.03)%	2.24%

Total expenses	3.81	0.57
Profit share allocation	0.85	—

Total expenses and profit share allocation	4.66	0.57

Total return before profit share allocation	6.13	9.61
Profit share allocation	(0.90)	—

TOTAL RETURN AFTER PROFIT SHARE ALLOCATION	5.23%	9.61%

See notes to financial statements.

NESTOR PARTNERS

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

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

The limited partners, special limited partners, New Profit Memo Account (see Note 3), and the General Partner share in the profits and losses of the Partnership, which are determined before brokerage fees (Note 2) and profit share allocations on the basis of their proportionate interests of Partnership capital (Note 3). The General Partner and special limited partners are charged lower brokerage fees than limited partners, in accordance with the Agreement. No limited partner or special limited partner shall be liable for Partnership obligations in excess of their capital contribution plus profits allocated to their capital accounts, if any.

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

2.                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Investments—The Partnership records its transactions in futures and forward currency contracts and U.S. Treasury notes, including related income and expenses, on a trade-date basis.

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

Investments in U.S. Treasury notes are valued at the market value based on the midpoint of bid/ask quotations reported daily at 3pm EST by Bloomberg. The Partnership amortizes premiums and accretes discounts on U.S. Treasury notes. Such securities are normally on deposit with financial institutions as collateral for performance of the Partnership’s trading obligations with respect to derivative contracts and are held for safekeeping in a custody account.

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

The Partnership’s administrative expenses included $254,148, $308,037 and $317,619 in 2007, 2006 and 2005, respectively, which relates to legal and accounting services provided to the Partnership by an affiliate of the General Partner.

Income Taxes—Income taxes have not been provided, as partners are individually liable for the taxes, if any, on their share of the Partnership’s income and expenses.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. FIN 48 requires that the Partnership recognize in its financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening partners’ capital. Millburn Ridgefield Corporation as General Partner of the Partnership has evaluated the impact of adopting FIN 48 on the financial statements. Based on a review of the Partnership’s open tax years, 2004 to 2007, for the U.S. Federal jurisdiction, the New York and New Jersey State jurisdictions, and the New York City jurisdiction, FIN 48 did not have an impact on the Partnership.  The Partnership is treated as a limited partnership for federal and state income tax reporting purposes and therefore the limited partners are responsible for the payment of taxes.

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

Recently Issued Pronouncements— In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measurement of fair value, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. The Partnership adopted this pronouncement January 1, 2008. The three levels of the fair value hierarchy under SFAS No. 157 are described below:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2: Quoted prices in markets that are not active or financial instruments for which all significant inputs are observable, either directly or indirectly;

Level 3: Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

The adoption of SFAS No. 157 will result in expanded disclosures and is not expected to have a material impact on the Partnership’s financial statements.

3.                      PROFIT SHARE ALLOCATION

The Agreement provides that the General Partner’s profit share equal to 20% of Trading Profits at the end of each year is charged to the limited partners’ capital accounts. New Trading Profits includes realized and unrealized trading profits (losses), interest income, brokerage fees, trading-related expenses and administrative expenses. For limited partners’ withdrawals during the year, the profit share calculation shall be computed as though the withdrawal date was at year-end.  Profit share attributable to interests redeemed during a year is tentatively credited to an account maintained for bookkeeping purposes, called New Profit Memo Account. Because limited partners may purchase their partnership interests at different times, they may recognize different amounts of Trading Profits.  Each limited partner pays a profit share only on Trading Profits applicable to its partnership interest.  Limited partners who make multiple investments in the Partnership receive separate partnership interests for purposes of tracking the profit share.  Accordingly, in any given year, some limited partners may experience net gains and be charged the 20% profit share allocation for all or a portion of their interests where limited partners in the aggregate experienced net losses.

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

4.                      DUE FROM BROKERS

At December 31, 2007 and 2006, the due from brokers balances in the statements of financial condition include cash receivable from brokers.

5.                      TRADING ACTIVITIES

The Partnership conducts its trading activities with various brokers acting either as a broker or counterparty to various transactions. At December 31, 2007 and 2006, cash, due from brokers and Treasury notes aggregating $46,234,965 and $55,831,307, respectively, included in the Partnership’s equity in trading accounts, were held by such brokers in segregated accounts as collateral as required by U.S. Commodity Futures Trading Commission’s regulations or by the counterparty bank or broker. Such collateral can be sold or repledged by the counterparties, at their discretion.

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

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions, since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Partnership must rely solely on the credit of the individual counterparties. The contract amounts of the forward currency and futures contracts do not represent the Partnership’s risk of loss due to counterparty nonperformance. The Partnership’s exposure to credit risk associated with counterparty nonperformance of these contracts is limited to the unrealized gains inherent in such contracts, which are recognized in the statements of financial condition, plus the value of margin or collateral held by the counterparty.  The amount of such credit risk was $20,413,535 and $29,077,055 at December 31, 2007 and 2006, respectively.

The General Partner has established procedures to actively monitor market risk and minimize credit risk, although there can be no assurance that it will, in fact succeed in doing so. The General Partner’s market risk control procedures include diversification of the Partnership’s portfolio and continuously monitoring the portfolio’s open positions, historical volatility and maximum historical loss. The General Partner seeks to minimize credit risk primarily by depositing and maintaining the Partnership’s assets at financial institutions and brokers which the General Partner believes to be creditworthy. The Partnership’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures transactions of the Partnership are cleared by major securities firms pursuant to customer agreements. For all forward currency transactions, the Partnership utilizes two clearing brokers, both major financial institutions.

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

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in U.S. Dollars, is detailed below:

	December 31,
	2007		2006
	Total Net		Total Net
	Unrealized		Unrealized
	Appreciation	Percent of	Appreciation	Percent of
	(Depreciation)	Total	(Depreciation)	Total

Currency Type

Aussie dollar	$621,309	20.41%	$397,950	4.31%
British pound	259,328	8.52	671,168	7.26
Canadian dollar	17,603	0.58	(694,556)	(7.52)
Czech koruna	(43,072)	(1.41)	—	—
Euro	(263,139)	(8.64)	1,984,900	21.48
Hong Kong dollar	24,109	0.79	549,899	5.95
Hungarian forint	(4,111)	(0.14)	313,424	3.39
Icelandic krona	(9,803)	(0.32)	—	—
Japanese yen	596,739	19.60	2,233,502	24.17
Mexican peso	(14,747)	(0.48)	—	—
New Zealand dollar	(11,479)	(0.38)	96,156	1.04
Polish zloty	45,536	1.50	—	—
Singapore dollar	7,180	0.24	—	—
Slovak koruna	(24,789)	(0.81)	—	—
South African rand	5,904	0.19	172,414	1.87
Swedish krona	25,310	0.83	52,291	0.57
Swiss franc	167,352	5.50	927,525	10.04
Turkish lira	75,287	2.47	(130,175)	(1.41)
U.S. dollar	1,569,541	51.55	2,666,350	28.85

Total	$3,044,058	100.00%	$9,240,848	100.00%

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