Form 10-K, Exhibit 13
period 2008-12-31
NESTOR PARTNERS
filed 2009-03-30
CIK 888471

Exhibit 13.01

Nestor Partners

Financial Statements for the Years Ended December 31, 2008, 2007 and 2006 and Report of Independent Registered Public Accounting Firm

NESTOR PARTNERS

TABLE OF CONTENTS

Page

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition	2

Condensed Schedules of Investments	3-6

Statements of Operations	7

Statements of Changes in Partners’ Capital	8

Statements of Financial Highlights	9

Notes to Financial Statements	10-17

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition, including the condensed schedules of investments, of Nestor Partners as of December 31, 2008 and 2007, and the related statements of operations, changes in partners’ capital, and financial highlights for each of the three years in the period ended December 31, 2008, are complete and accurate.

Harvey Beker, Co-Chief Executive Officer
Millburn Ridgefield Corporation
General Partner of Nestor Partners

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
Nestor Partners:

We have audited the accompanying statements of financial condition of Nestor Partners (the “Partnership”), including the condensed schedules of investments, as of December 31, 2008 and 2007 and the related statements of operations, changes in partners’ capital, and financial highlights for each of the three years in the period ended December 31, 2008. These financial statements and financial highlights are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

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

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Nestor Partners at December 31, 2008 and 2007, and the results of its operations, changes in partners’ capital, and financial highlights for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

New York, New York

February 27, 2009

NESTOR PARTNERS

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2008 AND 2007

	2008	2007

ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes—at market value (amortized cost $10,919,463 and $40,392,047)	$11,026,888	$40,599,095
Net unrealized appreciation on open futures and forward currency contracts	1,502,774	3,362,537
Due from brokers	501,514	3,413,463
Cash denominated in foreign currencies (cost $117,799 and $2,232,905)	123,751	2,222,407

Total equity in trading accounts	13,154,927	49,597,502

INVESTMENTS IN U.S. TREASURY NOTES—at market value (amortized cost $159,691,001 and $94,729,231)	160,955,102	95,111,960

CASH AND CASH EQUIVALENTS	14,235,694	13,731,232

ACCRUED INTEREST RECEIVABLE	1,593,509	1,142,553

TOTAL	$189,939,232	$159,583,247

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES:
Capital contributions received in advance	$537,222	$2,120,500
Net unrealized depreciation on open forward currency contracts	722,949	318,479
Accrued brokerage fees	340,177	292,980
Due to brokers	782,717	—
Cash denominated in foreign currencies (cost $-437,052 and 0)	426,586	—
Due to General Partner	2,071	—
Accrued expenses	302,592	287,840
Capital withdrawals payable	19,505,497	4,527,184

Total liabilities	22,619,811	7,546,983

PARTNERS’ CAPITAL	167,319,421	152,036,264

TOTAL	$189,939,232	$159,583,247

See notes to financial statements.

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS

AT DECEMBER 31, 2008

	Net Unrealized
	Appreciation	Net
	(Depreciation)	Unrealized
	as a % of	Appreciation
	Partners’ Capital	(Depreciation)

FUTURES AND FORWARD CURRENCY CONTRACTS

LONG FUTURES CONTRACTS:
Energies	0.03%	$42,915
Grains	0.06	104,350
Interest rates	1.03	1,717,510
Metals	(0.13)	(218,641)
Softs	0.00	7,101

Total long futures contracts	0.99	1,653,235

SHORT FUTURES CONTRACTS:
Energies	0.22	360,617
Grains	(0.33)	(559,689)
Interest rates	(0.11)	(177,109)
Livestock	0.06	97,260
Metals	0.21	351,967
Softs	(0.07)	(119,636)
Stock indices	(0.07)	(112,804)

Total short futures contracts	(0.09)	(159,394)

TOTAL INVESTMENTS IN FUTURES CONTRACTS—Net	0.90	1,493,841

FORWARD CURRENCY CONTRACTS:
Total long forward currency contracts	0.16	271,304
Total short forward currency contracts	(0.59)	(985,320)

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS—Net	(0.43)	(714,016)

TOTAL	0.47%	$779,825

(Continued)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS

AT DECEMBER 31, 2008

U.S. TREASURY NOTES

		Value as a % of
Face		Partners’
Amount	Description	Capital	Value

$18,000,000	U.S. Treasury notes, 4.000%, 03/31/2009	10.87%	$18,194,063
44,890,000	U.S. Treasury notes, 3.875%, 05/15/2009	27.19	45,500,224
41,440,000	U.S. Treasury notes, 3.625%, 07/15/2009	25.21	42,184,625
64,540,000	U.S. Treasury notes, 3.375%, 10/15/2009	39.52	66,103,078

	Total investments in U.S. Treasury notes (amortized cost $170,610,464)	102.79%	$171,981,990

(Concluded)

See notes to financial statements.

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS

AT DECEMBER 31, 2007

	Net Unrealized Appreciation (Depreciation) as a % of Partners’ Capital	Net Unrealized Appreciation (Depreciation)

FUTURES AND FORWARD CURRENCY CONTRACTS

LONG FUTURES CONTRACTS:
Energies	0.45%	$691,028
Grains	1.04	1,588,727
Interest rates	(0.18)	(278,280)
Metals	0.04	63,836
Softs	0.09	136,331
Stock indices	0.16	225,186

Total long futures contracts	1.60	2,426,828

SHORT FUTURES CONTRACTS:
Energies	(0.03)	(40,850)
Interest rates	0.40	613,247
Livestock	0.10	152,100
Metals	0.07	102,133
Softs	(0.07)	(111,978)
Stock indices	0.10	153,914

Total short futures contracts	0.57	868,566

TOTAL INVESTMENTS IN FUTURES CONTRACTS—Net	2.17	3,295,394

FORWARD CURRENCY CONTRACTS:
Total long forward currency contracts	0.03	40,033
Total short forward currency contracts	(0.20)	(291,369)

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS—Net	(0.17)	(251,336)

TOTAL	2.00%	$3,044,058

(Continued)

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

(Concluded)

See notes to financial statements.

NESTOR PARTNERS

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	2008	2007	2006

INVESTMENT INCOME:
Interest income	$4,703,091	$7,278,769	$8,039,516

EXPENSES:
Brokerage fees	3,779,342	3,533,293	4,317,248
Administrative expenses	420,720	385,059	448,912
Custody fees	29,717	22,648	26,883

Total expenses	4,229,779	3,941,000	4,793,043

NET INVESTMENT INCOME	473,312	3,337,769	3,246,473

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	43,916,606	27,664,175	3,165,360
Foreign exchange translation	(188,851)	60,753	(204,576)
Net change in unrealized:
Futures and forward currency contracts	(2,264,233)	(6,196,790)	10,612,526
Foreign exchange translation	26,916	(15,970)	41,753
Net gains from U.S. Treasury notes:
Net change in unrealized	781,749	636,845	247,752

Total net realized and unrealized gains	42,272,187	22,149,013	13,862,815

NET INCOME	42,745,499	25,486,782	17,109,288

LESS PROFIT SHARE TO GENERAL PARTNER	5,129,390	3,048,112	2,092,010

NET INCOME AFTER PROFIT SHARE TO GENERAL PARTNER	$37,616,109	$22,438,670	$15,017,278

See notes to financial statements.

NESTOR PARTNERS

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

YEARS ENDED DECEMBER 31, 2008, 2007, AND 2006

		Special	New Profit
	Limited	Limited	Memo	General
	Partners	Partners	Account	Partner	Total

PARTNERS’ CAPITAL—January 1, 2006	$125,586,609	$41,827,860	$—	$3,537,452	$170,951,921
Contributions	16,121,682	3,138,546	—	—	19,260,228
Withdrawals	(56,887,936)	(631,001)	—	(2,100,659)	(59,619,596)
Net income	10,668,416	5,935,379	8,650	496,843	17,109,288
General Partner’s allocation—profit share	(2,043,240)	(48,770)	2,092,010	—	—
Transfer of New Profit Memo
Account to General Partner	—	—	(2,100,660)	2,100,660	—

PARTNERS’ CAPITAL—December 31, 2006	93,445,531	50,222,014	—	4,034,296	147,701,841
Contributions	2,540,000	261,412	—	—	2,801,412
Withdrawals	(19,245,185)	(1,347,475)	—	(3,361,111)	(23,953,771)
Net income	14,528,281	10,109,532	12,999	835,970	25,486,782
General Partner’s allocation—profit share	(2,868,410)	(179,702)	3,048,112	—	—
Transfer of New Profit Memo
Account to General Partner	—	—	(3,061,111)	3,061,111	—

PARTNERS’ CAPITAL—December 31, 2007	88,400,217	59,065,781	—	4,570,266	152,036,264
Contributions	6,597,665	618,974	—	—	7,216,639
Withdrawals	(15,507,617)	(12,112,661)	—	(7,058,703)	(34,678,981)
Transfers	(378,101)	378,101	—	—	—
Net income	23,584,533	17,851,343	29,313	1,280,310	42,745,499
General Partner’s allocation—profit share	(4,705,978)	(423,412)	5,129,390	—	—
Transfer of New Profit Memo
Account to General Partner	—	—	(5,158,703)	5,158,703	—

PARTNERS’ CAPITAL—December 31, 2008	$97,990,719	$65,378,126	$—	$3,950,576	$167,319,421

See notes to financial statements.

NESTOR PARTNERS

STATEMENTS OF FINANCIAL HIGHLIGHTS

YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

		Special
	Limited	Limited
	Partners	Partners
YEAR ENDED DECEMBER 31, 2008:
Ratios to average capital:
Net investment income (loss)	(0.99)%	1.98%
Total expenses	3.81	0.79
Profit share allocation	4.87	0.64
Total expenses and profit share allocation	8.68	1.43
Returns:
Total return before profit share allocation	26.76	30.68
Profit share allocation	(5.35)	(0.73)
Total return after profit share allocation	21.41%	29.95%

YEAR ENDED DECEMBER 31, 2007:
Ratios to average capital:
Net investment income	1.07%	3.82%
Total expenses	3.71	0.86
Profit share allocation	3.10	0.32
Total expenses and profit share allocation	6.81	1.18
Returns:
Total return before profit share allocation	16.96	20.27
Profit share allocation	(3.34)	(0.36)
Total return after profit share allocation	13.62%	19.91%

YEAR ENDED DECEMBER 31, 2006:
Ratios to average capital:
Net investment income	1.11%	3.60%
Total expenses	3.39	0.88
Profit share allocation	1.59	0.11
Total expenses and profit share allocation	4.98	0.99
Returns:
Total return before profit share allocation	10.82	13.61
Profit share allocation	(2.02)	(0.11)
Total return after profit share allocation	8.80%	13.50%

See notes to financial statements.

NESTOR PARTNERS

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

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

Investments in U.S. Treasury notes are valued at the market value based on the midpoint of bid/ask quotations reported daily at 3pm EST by Bloomberg. The Partnership amortizes premiums and accretes discounts on U.S. Treasury notes. Such securities are normally on deposit with financial institutions (see Note 6) as collateral for performance of the Partnership’s trading obligations with respect to derivative contracts and are held for safekeeping in a custody account at HSBC Bank USA, N.A.

Cash and Cash Equivalents— Cash and cash equivalents includes cash and an investment in Dreyfus Treasury Prime Cash Management fund, a short-term U.S. government securities money market fund.

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

The Partnership’s administrative expenses included $272,572, $254,148, and $308,037 in 2008, 2007 and 2006, respectively, which relates to legal and accounting services provided to the Partnership by an affiliate of the General Partner.

Income Taxes—Income taxes have not been provided, as partners are individually liable for the taxes, if any, on their share of the Partnership’s income and expenses.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. FIN 48 requires that the Partnership recognize in its financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening partners’ capital. Millburn Ridgefield Corporation as General Partner of the Partnership has evaluated the impact of adopting FIN 48 on the financial statements. Based on a review of the Partnership’s open tax years, 2004 to 2008, for the US Federal jurisdiction, the New York, New Jersey and Connecticut State jurisdictions, and the New York City jurisdiction, FIN 48 did not have an impact on the Partnership. The Partnership is treated as a limited partnership for federal and state income tax reporting purposes and therefore the limited partners are responsible for the payment of taxes.

Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements. Actual results could differ from these estimates.

Right of Offset—The customer agreements between the Partnership and its brokers give the Partnership the legal right to net unrealized gains and losses with each broker. Unrealized gains and losses related to offsetting transactions with these brokers are reflected on a net basis in the equity in trading accounts in the statements of financial condition.

Fair Value of Financial Instruments — The fair value of the Partnership’s assets and liabilities, which qualify as financial instruments under Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosures about Fair Value of Financial Instruments, approximates the carrying amounts presented in the statements of financial condition. In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measurement of fair value, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 were effective for fiscal years beginning after November 15, 2007. The Partnership adopted this pronouncement January 1, 2008. The three levels of the fair value hierarchy under SFAS No. 157 are described below:

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

In determining fair value, the Partnership separates its investments into two categories: cash instruments and derivative contracts.

Cash Instruments. The Partnership’s cash instruments are generally classified within level 1 of the fair value hierarchy because they are typically valued using quoted market prices. The types of instruments valued based on quoted market prices in active markets include U.S. government obligations and an investment in Dreyfus Treasury Prime Cash Management fund, a short-term U.S. government securities money market fund. The General Partner of the Partnership does not adjust the quoted price for such instruments even in situations where the Partnership holds a large position and a sale could reasonably impact the quoted price.

Derivative Contracts. Derivative contracts can be exchange-traded or over-the-counter (OTC). Exchange-traded futures contracts are valued based on quoted closing settlement prices and typically fall within level 1 of the fair value hierarchy.

OTC derivatives or forward currency contracts are valued based on pricing models that consider the current market prices (“Spot Prices”) plus the time value of money (“Forward Points”) and contractual prices of the underlying financial instruments. The Forward Points from the quotation service providers are generally in periods of one month, two months, three months and six months forward while the contractual forward delivery dates for the foreign forward currency contracts traded by the Partnership may be in between these periods. The General Partner’s policy is to calculate the Forward Points for each contract being valued by determining the number of days from the date the forward currency contract is being valued to its maturity date and then using straight-line interpolation to calculate the valuation of Forward Points for the applicable forward currency contract. Model inputs can generally be verified and model selection does not involve significant management judgment. Such instruments are typically classified within level 2 of the fair value hierarchy.

The following table sets forth by level within the fair value hierarchy:

	Level 1	Level 2	Total
U.S. Treasury Notes	$171,981,990	$—	$171,981,990
Short-Term Money Market Fund	13,935,694	—	13,935,694
Exchange-Traded
Futures Contracts	1,493,841	—	1,493,841
Over-the-Counter
Forward Currency Contracts	—	(714,016)	(714,016)
Total financial assets at fair value	$187,411,525	$(714,016)	$186,697,509

Recently Issued Pronouncements — In March 2008, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 161, “Disclosure about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (FAS 161).  FAS 161 establishes, among other things, the disclosure requirements for derivative instruments and for hedging activities.  FAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.  The Partnership is currently evaluating the impact that FAS 161 will have on its disclosures related to derivative instruments.

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

4.                      DUE FROM/TO BROKERS

At December 31, 2008 and 2007, the due from and due to brokers balances in the statements of financial condition include cash receivable from brokers and cash payable to brokers, respectively.

5.                      TRADING ACTIVITIES

The Partnership conducts its trading activities with various brokers acting either as a broker or counterparty to various transactions. At December 31, 2008 and 2007, cash, due from brokers and Treasury notes aggregating $11,652,153 and $46,234,965, respectively, included in the Partnership’s equity in trading accounts, were held by such brokers in segregated accounts as collateral as required by U.S. Commodity Futures Trading Commission’s regulations or by the counterparty bank or broker.

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

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions, since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Partnership must rely solely on the credit of the individual counterparties. The contract amounts of the forward currency and futures contracts do not represent the Partnership’s risk of loss due to counterparty nonperformance. The Partnership’s exposure to credit risk associated with counterparty nonperformance of these contracts is limited to the unrealized gains inherent in such contracts, which are recognized in the statements of financial condition, plus the value of margin or collateral held by the counterparty. The amount of such credit risk was $2,655,012 and $20,413,535 at December 31, 2008 and 2007, respectively.

The General Partner has established procedures to actively monitor market risk and minimize credit risk, although there can be no assurance that it will, in fact succeed in doing so. The General Partner’s market risk control procedures include diversification of the Partnership’s portfolio and continuously monitoring the portfolio’s open positions, historical volatility and maximum historical loss. The General Partner seeks to minimize credit risk primarily by depositing and maintaining the Partnership’s assets at financial institutions and brokers which the General Partner believes to be creditworthy. The Partnership’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures transactions of the Partnership are cleared by major securities firms, pursuant to customer agreements, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. (a wholly owned subsidiary of Deutsche Bank AG) and Newedge USA, LLC (a wholly owned subsidiary of Newedge Group, which is owned by Société Générale (50%) and Calyon (50%)).  For all forward currency transactions, the Trust utilizes two prime brokers, Deutsche Bank AG and Morgan Stanley & Co., Inc.

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

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in U.S. Dollars, is detailed below:

	December 31,
	2008		2007
	Total Net Unrealized Appreciation (Depreciation)	Percent of Total	Total Net Unrealized Appreciation (Depreciation)	Percent of Total

Currency Type

Aussie dollar	$152,519	19.56%	$621,309	20.41%
British pound	215,624	27.65	259,328	8.52
Canadian dollar	248,731	31.89	17,603	0.58
Czech koruna	18,117	2.32	(43,072)	(1.41)
Euro	133,427	17.11	(263,139)	(8.64)
Hong Kong dollar	(448)	(0.06)	24,109	0.79
Hungarian forint	—	—	(4,111)	(0.14)
Icelandic krona	—	—	(9,803)	(0.32)
Japanese yen	(25,588)	(3.28)	596,739	19.60
Mexican peso	—	—	(14,747)	(0.48)
New Zealand dollar	(1,938)	(0.25)	(11,479)	(0.38)
Norwegian krone	120,529	15.46	—	—
Polish zloty	24,867	3.19	45,536	1.50
Singapore dollar	(12,030)	(1.54)	7,180	0.24
Slovak koruna	—	—	(24,789)	(0.81)
South African rand	6,835	0.88	5,904	0.19
Swedish krona	48,781	6.25	25,310	0.83
Swiss franc	71,664	9.19	167,352	5.50
Turkish lira	(4,362)	(0.56)	75,287	2.47
U.S. dollar	(216,903)	(27.81)	1,569,541	51.55

Total	$779,825	100.00%	$3,044,058	100.00%

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

8.                      REDEMPTION PAYABLE TO GENERAL PARTNER

At December 31, 2008, redemption payable of $5,158,703 was related to profit share earned during 2008, allocated to the General Partner at year-end and redeemed.

******