Form 10-K, Exhibit 13
period 2009-12-31
NESTOR PARTNERS
filed 2010-03-31
CIK 888471

Exhibit 13.01

Nestor Partners

Financial Statements for the Years Ended
December 31, 2009, 2008 and 2007, and
Report of Independent Registered Public
Accounting Firm

NESTOR PARTNERS

TABLE OF CONTENTS

Page

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS FOR THE YEARS
ENDED DECEMBER 31, 2009, 2008 AND 2007:

Statements of Financial Condition	2

Condensed Schedules of Investments	3–6

Statements of Operations	7

Statements of Changes in Partners’ Capital	8

Statements of Financial Highlights	9

Notes to Financial Statements	10–19

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition, including the condensed schedules of investments, of Nestor Partners as of December 31, 2009 and 2008, and the related statements of operations, changes in partners’ capital, and financial highlights for each of the three years in the period ended December 31, 2009, are complete and accurate.

Harvey Beker, Co-Chief Executive Officer
Millburn Ridgefield Corporation
General Partner of Nestor Partners

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
Nestor Partners:

We have audited the accompanying statements of financial condition of Nestor Partners (the “Partnership”), including the condensed schedules of investments, as of December 31, 2009 and 2008, and the related statements of operations, changes in partners’ capital, and financial highlights for each of the three years in the period ended December 31, 2009. These financial statements and financial highlights are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Nestor Partners at December 31, 2009 and 2008, and the results of its operations, changes in partners’ capital, and financial highlights for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
New York, New York
March 10, 2010

NESTOR PARTNERS

STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 2009 AND 2008

	2009	2008
ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes — at fair value
(amortized cost $29,248,896 and $10,919,463)	$29,270,970	$11,026,888
Net unrealized appreciation on open futures and forward
currency contracts	1,373,232	1,502,774
Due from brokers	1,349,512	501,514
Cash denominated in foreign currencies (cost $1,783,009
and $117,799)	1,854,583	123,751

Total equity in trading accounts	33,848,297	13,154,927

INVESTMENTS IN U.S. TREASURY NOTES —
at fair value (amortized cost $108,239,883 and $159,691,001)	108,312,955	160,955,102

CASH AND CASH EQUIVALENTS	8,697,230	14,235,694

ACCRUED INTEREST RECEIVABLE	1,225,102	1,593,509

TOTAL	$152,083,584	$189,939,232

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
Capital contributions received in advance	$35,000	$537,222
Net unrealized depreciation on open futures and forward
currency contracts	2,166,888	722,949
Accrued brokerage fees	261,974	340,177
Due to brokers	1,852,880	782,717
Cash denominated in foreign currencies (cost $-13,463
and $-437,052)	13,434	426,586
Accrued expenses	165,092	302,592
Capital withdrawals payable	335,028	19,505,497
Due to General Partner	-	2,071

Total liabilities	4,830,296	22,619,811

PARTNERS' CAPITAL	147,253,288	167,319,421

TOTAL	$152,083,584	$189,939,232

See notes to financial statements

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2009

	Net Unrealized
	Appreciation
	(Depreciation)	Net Unrealized
	as a % of	Appreciation/
FUTURES AND FORWARD CURRENCY CONTRACTS	Partners' Capital	(Depreciation)

LONG FUTURES CONTRACTS:
Energies	1.36%	$2,008,661
Grains	0.05	68,608
Interest rates
2 Year U.S. Treasury Note (199 contracts, expiration date 03/31/2010)	(0.16)	(224,703)
5 Year U.S. Treasury Note (119 contracts, expiration date 03/31/2010)	(0.18)	(266,062)
10 Year U.S. Treasury Note (67 contracts, expiration date 03/31/2010)	(0.07)	(105,422)
30 Year U.S. Treasury Bond (2 contracts, expiration date 03/31/2010)	(0.00)	(7,188)
Other	(0.84)	(1,234,803)

Total interest rates	(1.25)	(1,838,178)

Metals	0.34	507,414
Softs	0.35	515,690
Stock indices	1.29	1,894,643

Total long futures contracts	2.14	3,156,838

SHORT FUTURES CONTRACTS:
Energies	(1.16)	(1,716,056)
Grains	(0.06)	(83,927)
Interest rates	0.01	6,642
Livestock	(0.03)	(42,540)
Metals	(0.20)	(291,372)
Softs	(0.02)	(23,191)
Stock indices	(0.03)	(41,988)

Total short futures contracts	(1.49)	(2,192,432)

TOTAL INVESTMENTS IN FUTURES CONTRACTS — Net	0.65	964,406

FORWARD CURRENCY CONTRACTS:
Total long forward currency contracts	(1.69)	(2,501,185)
Total short forward currency contracts	0.50	743,123

TOTAL INVESTMENTS IN FORWARD CURRENCY
CONTRACTS — Net	(1.19)	(1,758,062)

TOTAL	(0.54)%	$(793,656)

(Continued)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2009

U.S. TREASURY NOTES

		Value as a %
Face		of Partners'
Amount	Description	Capital	Value

$18,000,000	U.S. Treasury notes, 1.750%, 03/31/2010	12.27%	$18,073,125
39,100,000	U.S. Treasury notes, 2.625%, 05/31/2010	26.82	39,491,000
39,040,000	U.S. Treasury notes, 3.875%, 07/15/2010	27.03	39,802,500
39,040,000	U.S. Treasury notes, 4.250%, 10/15/2010	27.31	40,217,300

	TOTAL INVESTMENTS IN U.S. TREASURY
	NOTES (amortized cost $137,488,779)	93.43%	$137,583,925

(Concluded)
See notes to financial statements

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2008

	Net Unrealized
	Appreciation	Net
	(Depreciation)	Unrealized
	as a % of	Appreciation
FUTURES AND FORWARD CURRENCY CONTRACTS	Partners’ Capital	(Depreciation)

LONG FUTURES CONTRACTS:
Energies	0.03%	$42,915
Grains	0.06	104,350
Interest rates	1.03	1,717,510
Metals	(0.13)	(218,641)
Softs	0.00	7,101

Total long futures contracts	0.99	1,653,235

SHORT FUTURES CONTRACTS:
Energies	0.22	360,617
Grains	(0.33)	(559,689)
Interest rates	(0.11)	(177,109)
Livestock	0.06	97,260
Metals	0.21	351,967
Softs	(0.07)	(119,636)
Stock indices	(0.07)	(112,804)

Total short futures contracts	(0.09)	(159,394)

TOTAL INVESTMENTS IN FUTURES CONTRACTS-Net	0.90	1,493,841

FORWARD CURRENCY CONTRACTS:
Total long forward currency contracts	0.16	271,304
Total short forward currency contracts	(0.59)	(985,320)

TOTAL INVESTMENTS IN FORWARD CURRENCY
CONTRACTS-Net	(0.43)	(714,016)

TOTAL	0.47%	$779,825

(Continued)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2008

U.S. TREASURY NOTES

		Value as a %
Face		of Partners’
Amount	Description	Capital	Value

$18,000,000	U.S. Treasury notes, 4.000%, 03/31/2009	10.87%	$18,194,063
44,890,000	U.S. Treasury notes, 3.875%, 05/15/2009	27.19	45,500,224
41,440,000	U.S. Treasury notes, 3.625%, 07/15/2009	25.21	42,184,625
64,540,000	U.S. Treasury notes, 3.375%, 10/15/2009	39.52	66,103,078

	TOTAL INVESTMENTS IN U.S. TREASURY
	NOTES (amortized cost $170,610,464)	102.79%	$171,981,990

See notes to financial statements.	(Concluded)

NESTOR PARTNERS

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

	2009	2008	2007

INVESTMENT INCOME — Interest income	$1,712,546	$4,703,091	$7,278,769

EXPENSES:
Brokerage fees	3,393,459	3,779,342	3,533,293
Administrative expenses	383,895	420,720	385,059
Custody fees	33,357	29,717	22,648

Total expenses	3,810,711	4,229,779	3,941,000

NET INVESTMENT INCOME (LOSS)	(2,098,165)	473,312	3,337,769

NET REALIZED AND UNREALIZED
GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	(7,852,497)	43,916,606	27,664,175
Foreign exchange translation	26,572	(188,851)	60,753
Net change in unrealized:
Futures and forward currency contracts	(1,573,481)	(2,264,233)	(6,196,790)
Foreign exchange translation	55,185	26,916	(15,970)
Net gains (losses) from U.S. Treasury notes:
Realized	157,970	-	-
Net change in unrealized	(1,276,380)	781,749	636,845

Total net realized and unrealized gains (losses)	(10,462,631)	42,272,187	22,149,013

NET INCOME (LOSS)	(12,560,796)	42,745,499	25,486,782

LESS PROFIT SHARE TO GENERAL
PARTNER	4,964	5,129,390	3,048,112

NET INCOME (LOSS) AFTER PROFIT SHARE TO
GENERAL PARTNER	$(12,565,760)	$37,616,109	$22,438,670

See notes to financial statements.

NESTOR PARTNERS

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

		Special	New Profit
	Limited	Limited	Memo	General
	Partners	Partners	Account	Partner	Total

PARTNERS’ CAPITAL — January 1, 2007	$93,445,531	$50,222,014	$-	$4,034,296	$147,701,841

Contributions	2,540,000	261,412	-	-	2,801,412

Withdrawals	(19,245,185)	(1,347,475)	-	(3,361,111)	(23,953,771)

Net income	14,528,281	10,109,532	12,999	835,970	25,486,782

General Partner’s allocation — profit share	(2,868,410)	(179,702)	3,048,112	-	-

Transfer of New Profit Memo Account to
General Partner	-	-	(3,061,111)	3,061,111	-

PARTNERS’ CAPITAL — December 31, 2007	88,400,217	59,065,781	-	4,570,266	152,036,264

Contributions	6,597,665	618,974	-	-	7,216,639

Withdrawals	(15,507,617)	(12,112,661)	-	(7,058,703)	(34,678,981)

Transfers	(378,101)	378,101	-	-	-

Net income	23,584,533	17,851,343	29,313	1,280,310	42,745,499

General Partner’s allocation — profit share	(4,705,978)	(423,412)	5,129,390	-	-

Transfer of New Profit Memo Account to
General Partner	-	-	(5,158,703)	5,158,703	-

PARTNERS’ CAPITAL — December 31, 2008	97,990,719	65,378,126	-	3,950,576	167,319,421

Contributions	3,738,022	815,686	-	-	4,553,708

Withdrawals	(11,313,834)	(740,650)	-	(4,561)	(12,059,045)

Net loss	(8,577,639)	(3,764,749)	(403)	(218,005)	(12,560,796)

General Partner’s allocation — profit share	(4,964)	-	4,964	-	-

Transfer of New Profit Memo Account to
General Partner	-	-	(4,561)	4,561	-

PARTNERS’ CAPITAL — December 31, 2009	$81,832,304	$61,688,413	$-	$3,732,571	$147,253,288

See notes to financial statements.

NESTOR PARTNERS

STATEMENTS OF FINANCIAL HIGHLIGHTS
FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

		Special
	Limited	Limited
	Partners	Partners

YEAR ENDED DECEMBER 31, 2009:
Ratios to average capital — net investment income (loss)	(2.67)%	0.37%

Total expenses	3.80%	0.73%
Profit share allocation	0.01	0.00

Total expenses and profit share allocation	3.81%	0.73%

Total return before profit share allocation	(8.60)%	(5.77)%
Profit share allocation	(0.01)	0.00

Total return after profit share allocation	(8.61)%	(5.77)%

YEAR ENDED DECEMBER 31, 2008:
Ratios to average capital — net investment income (loss)	(0.99)%	1.98%

Total expenses	3.81%	0.79%
Profit share allocation	4.87	0.64

Total expenses and profit share allocation	8.68%	1.43%

Total return before profit share allocation	26.76%	30.68%
Profit share allocation	(5.35)	(0.73)

Total return after profit share allocation	21.41%	29.95%

YEAR ENDED DECEMBER 31, 2007:
Ratios to average capital — net investment income	1.07%	3.82%

Total expenses	3.71%	0.86%
Profit share allocation	3.10	0.32

Total expenses and profit share allocation	6.81%	1.18%

Total return before profit share allocation	16.96%	20.27%
Profit share allocation	(3.34)	(0.36)

Total return after profit share allocation	13.62%	19.91%

See notes to financial statements.

NESTOR PARTNERS

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2009, 2008, AND 2007

1.	ORGANIZATION

Nestor Partners (the “Partnership”) is a limited partnership which was organized in 1976 under the New Jersey Uniform Limited Partnership Act. The Limited Partnership Agreement (the “Agreement”) was amended and restated as of April 5, 2004. The Partnership engages in the speculative trading of futures and forward currency contracts. The instruments that are traded by the Partnership are volatile and involve a high degree of market risk.

The General Partner of the Partnership is Millburn Ridgefield Corporation (the “General Partner”). Principals, employees, former employees and other affiliates of the General Partner have invested in the Partnership as special limited partners.

The Agreement provides that subject to certain limitations, the General Partner shall conduct and manage the business of the Partnership. The General Partner has the right to make all investment decisions regarding the Partnership, authorize the payments of distributions to partners, enter into customer agreements with brokers and take such other actions as it deems necessary or desirable to manage the business of the Partnership.

The limited partners, special limited partners, New Profit Memo Account (see Note 3) and the General Partner share in the profits and losses of the Partnership which are determined before brokerage fees (Note 2) and profit share allocations on the basis of their proportionate interests of Partnership capital (Note 3). The General Partner and special limited partners are charged lower brokerage fees than limited partners in accordance with the Agreement. No limited partner or special limited partner shall be liable for Partnership obligations in excess of their capital contribution plus profits allocated to their capital accounts, if any.

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

The Partnership will dissolve on October 31, 2017 or in the event of certain conditions set forth in the Agreement.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

On June 30, 2009, the Financial Accounting Standards Board (FASB) issued FASB Accounting Standards Codification (“Codification”). The Codification is effective for interim and annual periods ending after September 15, 2009 and is the source, along with guidance issued by the Securities and Exchange Commission, of authoritative U.S. accounting and reporting standards for nongovernmental entities. The Codification is a major restructuring of accounting and reporting standards designed to simplify user access to all authoritative U.S. generally accepted accounting principles by providing the authoritative literature in a topically organized structure. All other accounting literature not included in the Codification will be considered non-authoritative. The Codification does not change current U.S. GAAP literature in the Partnership’s financial statements and the notes thereto have been updated to reflect new Codification references.

Investments — The Partnership records its transactions in futures and forward currency contracts and U.S. Treasury notes, including related income and expenses, on a trade-date basis.

Open futures contracts are valued at quoted market values and open forward currency contracts are valued at fair value which is based on pricing models that consider the time value of money and the current market and contractual prices of the underlying financial instruments. Brokerage commissions on open futures contracts are expensed when contracts are opened. Realized gains (losses) and changes in unrealized appreciation (depreciation) on futures and forward currency contracts are recognized in the periods in which the contracts are closed or the changes in the value of open contracts occur and are included in net realized and unrealized gains (losses) in the statements of operations.

Investments in U.S. Treasury notes are valued at fair value based on the midpoint of bid/ask quotations reported daily at 3 pm EST by Bloomberg. The Partnership amortizes premiums and accretes discounts on U.S. Treasury notes. Such securities are normally on deposit with financial institutions (see Note 6) as collateral for performance of the Partnership’s trading obligations with respect to derivative contracts or are held for safekeeping in a custody account at HSBC Bank USA, N.A.

Cash and Cash Equivalents — Cash and cash equivalents includes cash and an investment in Dreyfus Treasury & Agency Cash Management, a short-term U.S. government securities and related instruments money market fund.

Foreign Currency Translation — Assets and liabilities denominated in foreign currencies are translated to U.S. Dollars at prevailing exchange rates of such currencies. Purchases and sales of investments are translated to U.S. Dollars at the exchange rate prevailing when such transactions occurred.

Brokerage Fees — The Agreement provides that the Partnership shall charge the limited partners’ capital accounts and pay the General Partner brokerage fees at a fixed rate of 0.542% per month of net asset value (6.5% per annum) of limited partnership interests. Effective July 1, 2003, the General Partner reduced the brokerage fee rate to 0.458% per month of net asset value (5.5% per annum). The General Partner retains the right to charge less than the annual brokerage rate except as specified in the Agreement.

Administrative Expenses — The Partnership bears expenses, including periodic legal, accounting and filing fees, up to an amount equal to 1/4 of 1% per annum of the average net assets of the Partnership. The General Partner bears any excess over such amounts. The Partnership will pay any extraordinary expenses applicable to it.

The Partnership’s administrative expenses included $191,766, $272,572, and $254,148 in 2009, 2008, and 2007, respectively, which relates to legal and accounting services provided to the Partnership by an affiliate of the General Partner.

Income Taxes  — The Income Taxes topic of the Codification (formerly FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (“FIN 48”)), clarifies the accounting for uncertainty in tax positions. This requires that the Partnership recognize in its financial statements the impact of a tax position and if that position is more likely than not of being sustained on audit based on the technical merits of the position. Based on a review of the Partnership’s open tax years, 2005 to 2009, for the U.S. Federal jurisdiction, the New York, New Jersey and Connecticut State jurisdictions and the New York City jurisdiction, the review had no impact on the Partnership. The Partnership is treated as a limited partnership for federal and state income tax reporting purposes and therefore the limited partners are responsible for the payment of taxes.

Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements. Actual results could differ from these estimates.

Right of Offset — The customer agreements between the Partnership and its brokers give the Partnership the legal right to net unrealized gains and losses with each broker. Unrealized gains and losses related to offsetting transactions with these brokers are reflected on a net basis in the equity in trading accounts in the statements of financial condition.

Fair Value of Financial Instruments — The fair value of the Partnership’s assets and liabilities, which qualify as financial instruments under the Fair Value Measurements and Disclosures topic of the Codification (formerly FAS No. 157, Fair Value Measurements), approximates the carrying amounts presented in the statements of financial condition. The topic defines fair value, establishes a framework for measurement of fair value and expands disclosures about fair value measurements. The three levels of the fair value hierarchy are described below:

Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 — Quoted prices in markets that are not active or financial instruments for which all significant inputs are observable, either directly or indirectly;

Level 3 — Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

In determining fair value, the Partnership separates its investments into two categories: cash instruments and derivative contracts.

Cash Instruments — The Partnership’s cash instruments are generally classified within level 1 of the fair value hierarchy because they are typically valued using quoted market prices. The types of instruments valued based on quoted market prices in active markets include U.S. government obligations and an investment in Dreyfus Treasury & Agency Cash Management, a short-term U.S. government securities and related instruments money market fund. The General Partner of the Partnership does not adjust the quoted price for such instruments even in situations where the Partnership holds a large position and a sale could reasonably impact the quoted price.

Derivative Contracts — Derivative contracts can be exchange-traded or over-the-counter (OTC). Exchange-traded futures contracts are valued based on quoted closing settlement prices and typically fall within level 1 of the fair value hierarchy.

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

The following table sets forth by level within the fair value hierarchy as of December 31, 2009:

	Level 1	Level 2	Total

U.S. Treasury Notes	$137,583,925	$-	$137,583,925
Short-Term Money Market Fund	8,497,230	-	8,497,230
Exchange-Traded Future Contracts	964,406	-	964,406
Over-the-Counter Forward Currency
Contracts	-	(1,758,062)	(1,758,062)

Total financial assets at fair value	$147,045,561	$(1,758,062)	$145,287,499

The following table sets forth by level within the fair value hierarchy as of December 31, 2008:

	Level 1	Level 2	Total

U.S. Treasury Notes	$171,981,990	$-	$171,981,990
Short-Term Money Market Fund	13,935,694	-	13,935,694
Exchange-Traded Future Contracts	1,493,841	-	1,493,841
Over-the-Counter Forward Currency
Contracts	-	(714,016)	(714,016)

Total financial assets at fair value	$187,411,525	$(714,016)	$186,697,509

Recently Issued Pronouncements — Accounting Standards Update ("ASU") No. 2010-06, Improving Disclosures about Fair Value Measurements, was issued in January 2010. ASU No. 2010-06 provides amendments that require new disclosures about transfers in and out of levels 1 and 2 and activity in level 3 fair value measurements. ASU No. 2010-06 also clarifies existing disclosures about the level of disaggregation and inputs and valuation techniques. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009. The implementation of ASU 2010-06 is not expected to have a material impact on the Partnership's financial statements.

3.	PROFIT SHARE ALLOCATION

The Agreement provides that the General Partner’s profit share equal to 20% of Trading Profits at the end of each year is charged to the limited partners’ capital accounts. New Trading Profits includes realized and unrealized trading profits (losses), interest income, brokerage fees, trading-related expenses and administrative expenses. For limited partners’ withdrawals during the year, the profit share calculation shall be computed as though the withdrawal date was at year-end. Profit share attributable to interests redeemed during a year is tentatively credited to an account maintained for bookkeeping purposes, called New Profit Memo Account. Because limited partners may purchase their partnership interests at different times, they may recognize different amounts of Trading Profits. Each limited partner pays a profit share only on Trading Profits applicable to its partnership interest. Limited partners who make multiple investments in the Partnership receive separate partnership interests for purposes of tracking the profit share. Accordingly, in any given year some limited partners may experience net gains and be charged the 20% profit share allocation for all or a portion of their interests where limited partners in the aggregate experienced net losses.

Any profit share charged is added to the General Partner’s capital account to the extent net taxable capital gains are allocated to the General Partner and the remainder, if any, of such profit share is added to the New Profit Memo Account. The General Partner may not make any withdrawal from the balance in the New Profit Memo Account. If, at the end of a subsequent year, net taxable gains are allocated to the General Partner in excess of such year’s profit share, a corresponding amount is transferred from the New Profit Memo Account to the General Partner’s capital account.

4.	DUE FROM/TO BROKERS

At December 31, 2009 and 2008, due from and due to brokers balances in the statements of financial condition include net cash receivable from each broker and net cash payable to each broker, respectively.

5.	TRADING ACTIVITIES

The Partnership conducts its futures trading with various futures commission merchants ("FCMs") on futures exchanges and its forward currency trading with various banks or dealers ("Dealers") in the interbank markets. Substantially all assets included in the Partnership's equity in trading accounts and certain liability accounts, as discussed below, were held as collateral by such FCMs in either U.S. regulated segregated accounts (for futures contracts traded on U.S. exchanges) or non-U.S. secured accounts (for futures contracts traded on non-U.S. exchanges) as required by U.S. Commodity Futures Trading Commission's regulations, or held as collateral by the counterparty Dealers.

Liabilities in the statements of financial condition that are components of “Total equity in trading accounts” include net unrealized depreciation on open futures and forward currency contracts, cash denominated in foreign currencies and due to brokers.

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

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions, since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Partnership must rely solely on the credit of the individual counterparties. The contract amounts of the forward currency and futures contracts do not represent the Partnership’s risk of loss due to counterparty nonperformance. The Partnership’s exposure to credit risk associated with counterparty nonperformance of these contracts is limited to the unrealized gains inherent in such contracts, which are recognized in the statements of financial condition, plus the value of margin or collateral held by the counterparty. The amount of such credit risk was $15,697,636 and $2,655,012 at December 31, 2009 and 2008, respectively.

The General Partner has established procedures to actively monitor market risk and minimize credit risk, although there can be no assurance that it will, in fact succeed in doing so. The General Partner’s market risk control procedures include diversification of the Partnership’s portfolio and continuously monitoring the portfolio’s open positions, historical volatility and maximum historical loss. The General Partner seeks to minimize credit risk primarily by depositing and maintaining the Partnership’s assets at financial institutions and brokers which the General Partner believes to be creditworthy. The Partnership’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures transactions of the Partnership are cleared by major securities firms, pursuant to customer agreements, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. (a wholly owned subsidiary of Deutsche Bank AG), J.P. Morgan Futures Inc. and Newedge USA, LLC (a wholly owned subsidiary of Newedge Group, which is owned by Société Générale (50%) and Calyon (50%)). For all forward currency transactions, the Partnership utilizes two prime brokers, Deutsche Bank AG and Morgan Stanley & Co., Inc.

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

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in U.S. Dollars, is detailed below:

	December 31,
	2009		2008
	Total Net		Total Net
	Unrealized		Unrealized
	Appreciation	Percent of	Appreciation	Percent of
	(Depreciation)	Total	(Depreciation)	Total

Currency type:
Aussie dollar	$244,832	(30.85)%	$152,519	19.56%
British pound	(113,176)	14.26	215,624	27.65
Canadian dollar	(435,758)	54.91	248,731	31.89
Czech koruna	-	-	18,117	2.32
Euro	(47,039)	5.93	133,427	17.11
Hong Kong dollar	141,211	(17.79)	(448)	(0.06)
Hungarian forint	(19,880)	2.50	-	-
Japanese yen	(70,110)	8.83	(25,588)	(3.28)
Korean won	132,003	(16.63)	-	-
Mexican peso	3,590	(0.45)	-	-
New Zealand dollar	133,099	(16.77)	(1,938)	(0.25)
Norwegian krone	100,443	(12.66)	120,529	15.46
Polish zloty	(82,788)	10.43	24,867	3.19
Singapore dollar	82,896	(10.44)	(12,030)	(1.54)
South African rand	133,148	(16.78)	6,835	0.88
Swedish krona	265,773	(33.49)	48,781	6.25
Swiss franc	65,930	(8.31)	71,664	9.19
Taiwan dollar	181,213	(22.83)	-	-
Thai bhat	429	(0.05)	-	-
Turkish lira	44,440	(5.60)	(4,362)	(0.56)
U.S. dollar	(1,553,912)	195.79	(216,903)	(27.81)

Total	$(793,656)	100.00%	$779,825	100.00%

The Derivatives and Hedging topic of the Codification (formerly FAS 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133) requires qualitative disclosure about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements. The Partnership adopted these changes on January 1, 2009. As a result the Partnership has expanded its disclosures regarding derivative instruments.

The Partnership’s market risk is influenced by a wide variety of factors, including the level and volatility of interest rates, exchange rates, equity price levels, the market value of financial instruments and contracts, the diversification effects among the Partnership’s open positions and the liquidity of the markets in which it trades.

The Partnership engages in the speculative trading of futures and forward contracts on currencies, energies, grains, interest rates, livestock, metals, softs and stock indicies. The following were the primary trading risk exposures of the Partnership at December 31, 2009, by market sector:

Agricultural (grains, livestock and softs) — The Partnership’s primary exposure is to agricultural price movements, which are often directly affected by severe or unexpected weather conditions.

Currencies — Exchange rate risk is a principal market exposure of the Partnership. The Partnership’s currency exposure is to exchange rate fluctuations, primarily fluctuations which disrupt the historical pricing relationships between different currencies and currency pairs. The fluctuations are influenced by interest rate changes as well as political and general economic conditions. The Partnership trades in a large number of currencies, including cross-rates — e.g., positions between two currencies other than the U.S. dollar.

Energies — The Partnership’s primary energy market exposure is to gas and oil price movements, often resulting from political developments in the Middle East and economic conditions worldwide. Energy prices are volatile and substantial profits and losses have been and are expected to continue to be experienced in this market.

Interest rates— Interest rate movements directly affect the price of the sovereign bond futures positions held by the Partnership and indirectly the value of its stock index and currency positions. Interest rate movements in one country as well as relative interest rate movements between countries may materially impact the Partnership’s profitability. The Partnership’s primary interest rate exposure is to interest rate fluctuations in countries or regions including Australia, Canada, Japan, Switzerland, the United Kingdom, the United States, and the Eurozone. However, the Partnership also may take positions in futures contracts on the government debt of other nations. The General Partner anticipates that interest rates in these industrialized countries or areas, both long-term and short-term, will remain the primary market exposure of the Partnership for the foreseeable future.

Metals — The Partnership’s metals market exposure is to fluctuations in the price of aluminum, copper, gold, lead, nickel, platinum, silver, tin and zinc.

Stock Indices — The Partnership’s equity exposure, through stock index futures, is to equity price risk in the major industrialized countries as well as other countries.

The Derivatives and Hedging topic of the Codification requires entities to recognize in the statements of financial condition all derivative contracts as assets or liabilities. Fair value of futures and forward currency contracts are first netted by broker as discussed in Note 2. Futures and forward currency contracts in an asset or liability position are recorded in the statements of financial condition as Net unrealized appreciation on open futures and forward currency contracts or Net unrealized depreciation on open futures and forward currency contracts, respectively. The Partnership’s policy regarding fair value measurement is discussed earlier in Note 2.

Since the derivatives held or sold by the Partnership are for speculative trading purposes, the derivative instruments are not designated as hedging instruments under the provisions of the Derivatives and Hedging guidance. Accordingly, all realized gains and losses, as well as any change in net unrealized gains or losses on open positions from the preceding period, are recognized as part of the Partnership’s trading gains and losses in the statements of operations.

The following table presents the fair value of open futures and forward currency contracts, held long or sold short, at December 31, 2009. Fair value is presented on a gross basis even though the contracts are subject to master netting agreements and qualify for net presentation in the statements of financial condition.

					Net Unrealized
	Fair Value — Long Positions		Fair Value — Short Positions		Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$2,078,011	$(69,350)	$39,100	$(1,755,156)	$292,605
Grains	68,608	-	18,238	(102,165)	(15,319)
Interest rates	16,678	(1,854,856)	16,764	(10,122)	(1,831,536)
Livestock	-	-	-	(42,540)	(42,540)
Metals	672,035	(164,621)	7,338	(298,710)	216,042
Softs	515,690	-	1,707	(24,898)	492,499
Stock indices	1,972,536	(77,893)	-	(41,988)	1,852,655

Total futures contracts:	5,323,558	(2,166,720)	83,147	(2,275,579)	964,406

Forward currency contracts	755,530	(3,256,715)	1,218,522	(475,399)	(1,758,062)

Total futures and
forward currency contracts	$6,079,088	$(5,423,435)	$1,301,669	$(2,750,978)	$(793,656)

The effect of trading futures and forward currency contracts is represented on the statements of operations for the year ended December 31, 2009 as Net realized gains (losses) on closed positions, futures and forward currency contracts and Net change in unrealized, futures and forward currency contracts. These trading gains and losses are detailed below:

Trading
Sector	Gain (Loss)

Futures contracts:
Currencies	$2,563
Energies	(3,339,716)
Grains	(1,120,412)
Interest rates	(3,200,905)
Livestock	318,170
Metals	(1,924,741)
Softs	(29,933)
Stock indices	1,338,439

Total futures contracts	(7,956,535)

Forward currency contracts	(1,469,443)

Total futures and forward currency contracts	$(9,425,978)

The following table presents the average notional value by sector of open futures and forward currency contracts in U.S. dollars for the year ended December 31, 2009. The Partnership’s average quarter-end net asset value during 2009 was approximately $151,000,000.

Notional values in the interest rate sector were calculated by converting the notional value in local currency of all open interest rate futures positions to 10-year equivalent fixed income instruments, translated to U.S. Dollars at each quarter end during 2009. The 10-year note is often used as a benchmark for many types of fixed-income instruments and the General Partner believes it is a more meaningful representation of notional values of the Partnership’s open interest rate positions.

Sector	Long Positions	Short Positions

Futures contracts:
Currencies	$-	$498,113
Energies	17,975,714	18,437,117
Grains	3,605,812	8,547,755
Interest rates	152,835,252	6,276,989
Livestock	-	4,222,300
Metals	8,720,446	6,262,552
Softs	3,326,462	2,171,276
Stock indices	56,753,772	13,713,258

Total futures	243,217,458	60,129,360

Forward currency contracts	77,258,937	32,340,691

Total average notional	$320,476,395	$92,470,051

7.	FINANCIAL HIGHLIGHTS

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

Returns are calculated for limited partners and special limited partners taken as a whole. An individual partner’s returns may vary from these returns based on the timing of capital transactions and differences in individual partner’s brokerage fees and profit share allocation arrangements.

8.	REDEMPTION PAYABLE TO GENERAL PARTNER

At December 31, 2009 and 2008, redemption payable of $4,561 and $5,158,703 respectively, was related to profit share allocated to the General Partner at each year-end and redeemed.

9.	SUBSEQUENT EVENTS

The Subsequent Events topic of the Codification (formerly FAS 165, “Subsequent Events”) establishes principles and requirements for disclosure about events that occur after the balance sheet date but before financial statements are issued or available to be issued. The Partnership adopted these measures in the second quarter of 2009. Based on a review of any events occurring after the balance sheet date that may effect estimates made in the financial statements, especially with regard to litigation or realization of receivables, the General Partner has determined that the guidance did not have an impact on the Partnership. The Partnership has updated its subsequent events disclosures through the issuance date of the financial statements.

******