Form 10-K, Exhibit 13
period 2010-12-31
NESTOR PARTNERS
filed 2011-03-30
CIK 888471

Exhibit 13.01

Nestor Partners
(A New Jersey Limited Partnership)

Financial Statements for the Years Ended
December 31, 2010 and 2009, and Report of
Independent Registered Public Accounting Firm

Exhibit 13.01

NESTOR PARTNERS

TABLE OF CONTENTS

Page

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009:

Statements of Financial Condition	2

Condensed Schedules of Investments	3–6

Statements of Operations	7

Statements of Changes in Partners’ Capital	8

Statements of Financial Highlights	9

Notes to Financial Statements	10–20

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition, including the condensed schedules of investments, of Nestor Partners as of December 31, 2010 and 2009, and the related statements of operations, changes in partners’ capital, and financial highlights for each of the two years in the period ended December 31, 2010, are complete and accurate.

Harvey Beker, Co-Chief Executive Officer
Millburn Ridgefield Corporation
General Partner of Nestor Partners

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
Nestor Partners:

We have audited the accompanying statements of financial condition of Nestor Partners (the “Partnership”), including the condensed schedules of investments, as of December 31, 2010 and 2009, and the related statements of operations, changes in partners’ capital and financial highlights for each of the two years in the period ended December 31, 2010. These financial statements and financial highlights are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

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

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Nestor Partners at December 31, 2010 and 2009, and the results of its operations, changes in its partners’ capital and its financial highlights for each of the two years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
New York, New York

March 15, 2011

NESTOR PARTNERS

STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 2010 AND 2009

	2010	2009
ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes — at fair value
(amortized cost $26,680,345 and $29,248,896)	$26,694,380	$29,270,970
Net unrealized appreciation on open futures and forward
currency contracts	6,859,559	1,373,232
Due from brokers	2,628,941	1,349,512
Cash denominated in foreign currencies (cost $1,575,531
and $1,783,009)	1,606,537	1,854,583

Total equity in trading accounts	37,789,417	33,848,297

INVESTMENTS IN U.S. TREASURY NOTES — at fair value
(amortized cost $120,315,587 and $108,239,883)	120,375,145	108,312,955

CASH AND CASH EQUIVALENTS	7,727,993	8,697,230

ACCRUED INTEREST RECEIVABLE	258,752	1,225,102

TOTAL	$166,151,307	$152,083,584

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES:
Capital contributions received in advance	$265,000	$35,000
Net unrealized depreciation on open futures and forward
currency contracts	-	2,166,888
Accrued brokerage fees	276,126	261,974
Due to brokers	-	1,852,880
Cash denominated in foreign currencies (cost $-85,672
and $-13,463)	85,939	13,434
Accrued expenses	252,576	165,092
Capital withdrawals payable	2,749,778	335,028

Total liabilities	3,629,419	4,830,296

PARTNERS’ CAPITAL	162,521,888	147,253,288

TOTAL	$166,151,307	$152,083,584

See notes to financial statements

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2010

	Net Unrealized
	Appreciation
	(Depreciation)	Net Unrealized
	as a % of	Appreciation
	Partners’ Capital	(Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS

FUTURES CONTRACTS
Long futures contracts:
Energies	0.33%	$535,871
Grains	0.73	1,185,251
Interest rates:
2 Year U.S. Treasury Note (313 contracts, settlement date 03/31/2011)	(0.03)	(59,531)
Other interest rates	0.20	328,950

Total interest rates	0.17	269,419

Livestock	0.06	102,440
Metals	1.18	1,917,417
Softs	0.32	528,094
Stock indices	0.57	921,935

Total long futures contracts	3.36	5,460,427

Short futures contracts:
Energies	(0.15)	(242,600)
Grains	(0.08)	(127,613)
Interest rates	(0.01)	(16,482)
Livestock	(0.03)	(53,150)
Metals	(0.13)	(208,450)
Softs	(0.03)	(48,384)
Stock indices	0.06	90,872

Total short futures contracts	(0.37)	(605,807)

TOTAL INVESTMENTS IN FUTURES CONTRACTS — Net	2.99	4,854,620

FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	1.61	2,617,508
Total short forward currency contracts	(0.38)	(612,569)

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS — Net	1.23	2,004,939

TOTAL	4.22%	$6,859,559

 (Continued)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2010

U.S. TREASURY NOTES
		Fair Value
		as a % of
Face		Partners’	Fair
Amount	Description	Capital	Value

$36,640,000	U.S. Treasury notes, 0.875%, 03/31/2011	22.58%	$36,702,975
36,640,000	U.S. Treasury notes, 0.875%, 05/31/2011	22.61	36,748,775
36,640,000	U.S. Treasury notes, 1.000%, 08/31/2011	22.66	36,828,925
36,640,000	U.S. Treasury notes, 0.750%, 11/30/2011	22.64	36,788,850

	TOTAL INVESTMENTS IN U.S. TREASURY NOTES (amortized cost $146,995,932)	90.49%	$147,069,525

See notes to financial statements	(Concluded)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2009

	Net Unrealized
	Appreciation
	(Depreciation)	Net Unrealized
	as a % of	Appreciation
FUTURES AND FORWARD CURRENCY CONTRACTS	Partners’ Capital	(Depreciation)

FUTURES CONTRACTS
Long futures contracts:
Energies	1.36%	$2,008,661
Grains	0.05	68,608
Interest rates:
2 Year U.S. Treasury Note (199 contracts, settlement date 03/31/2010)	(0.16)	(224,703)
5 Year U.S. Treasury Note (119 contracts, settlement date 03/31/2010)	(0.18)	(266,062)
10 Year U.S. Treasury Note (67 contracts, settlement date 03/31/2010)	(0.07)	(105,422)
30 Year U.S. Treasury Bond (2 contracts, settlement date 03/31/2010)	(0.00)	(7,188)
Other interest rates	(0.84)	(1,234,803)

Total interest rates	(1.25)	(1,838,178)

Metals	0.34	507,414
Softs	0.35	515,690
Stock indices	1.29	1,894,643

Total long futures contracts	2.14	3,156,838

Short futures contracts:
Energies	(1.16)	(1,716,056)
Grains	(0.06)	(83,927)
Interest rates	0.01	6,642
Livestock	(0.03)	(42,540)
Metals	(0.20)	(291,372)
Softs	(0.02)	(23,191)
Stock indices	(0.03)	(41,988)

Total short futures contracts	(1.49)	(2,192,432)

TOTAL INVESTMENTS IN FUTURES CONTRACTS — Net	0.65	964,406

FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	(1.69)	(2,501,185)
Total short forward currency contracts	0.50	743,123

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS — Net	(1.19)	(1,758,062)

TOTAL	(0.54)%	$(793,656)

(Continued)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2009

U.S. TREASURY NOTES
		Fair Value
		as a % of
Face		Partners'	Fair
Amount	Description	Capital	Value

$18,000,000	U.S. Treasury notes, 1.750%, 03/31/2010	12.27%	$18,073,125
39,100,000	U.S. Treasury notes, 2.625%, 05/31/2010	26.82	39,491,000
39,040,000	U.S. Treasury notes, 3.875%, 07/15/2010	27.03	39,802,500
39,040,000	U.S. Treasury notes, 4.250%, 10/15/2010	27.31	40,217,300

	TOTAL INVESTMENTS IN U.S. TREASURY NOTES (amortized cost $137,488,779)	93.43%	$137,583,925

See notes to financial statements	(Concluded)

NESTOR PARTNERS

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009

INVESTMENT INCOME — Interest income	$556,040	$1,712,546

EXPENSES:
Brokerage fees	3,290,432	3,393,459
Administrative expenses	381,720	383,895
Custody fees	27,835	33,357

Total expenses	3,699,987	3,810,711

NET INVESTMENT LOSS	(3,143,947)	(2,098,165)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	16,287,692	(7,852,497)
Foreign exchange translation	55,308	26,572
Net change in unrealized:
Futures and forward currency contracts	7,653,215	(1,573,481)
Foreign exchange translation	(40,864)	55,185
Net gains (losses) from U.S. Treasury notes:
Realized	1,202	157,970
Net change in unrealized	(21,553)	(1,276,380)

Total net realized and unrealized gains (losses)	23,935,000	(10,462,631)

NET INCOME (LOSS)	20,791,053	(12,560,796)

LESS PROFIT SHARE TO GENERAL PARTNER	625,835	4,964

NET INCOME (LOSS) AFTER PROFIT SHARE TO GENERAL PARTNER	$20,165,218	$(12,565,760)

See notes to financial statements

NESTOR PARTNERS

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL
YEARS ENDED DECEMBER 31, 2010 AND 2009

		Special	New Profit
	Limited	Limited	Memo	General
	Partners	Partners	Account	Partner	Total

PARTNERS’ CAPITAL — January 1, 2009	$97,990,719	$65,378,126	$-	$3,950,576	$167,319,421

Contributions	3,738,022	815,686	-	-	4,553,708

Withdrawals	(11,313,834)	(740,650)	-	(4,561)	(12,059,045)

Net loss	(8,577,639)	(3,764,749)	(403)	(218,005)	(12,560,796)

General Partner’s allocation — profit share	(4,964)	-	4,964	-	-

Transfer of New Profit Memo Account to General Partner	-	-	(4,561)	4,561	-

PARTNERS’ CAPITAL — December 31, 2009	81,832,304	61,688,413	-	3,732,571	147,253,288

Contributions	947,700	876,459	-	-	1,824,159

Withdrawals	(4,959,626)	(1,261,151)	-	(1,125,835)	(7,346,612)

Net income	10,186,658	10,011,265	-	593,130	20,791,053

General Partner’s allocation — profit share	(625,835)	-	625,835	-	-

Transfer of New Profit Memo Account to General Partner	-	-	(625,835)	625,835	-

PARTNERS’ CAPITAL — December 31, 2010	$87,381,201	$71,314,986	$-	$3,825,701	$162,521,888

See notes to financial statements

NESTOR PARTNERS

STATEMENTS OF FINANCIAL HIGHLIGHTS
YEARS ENDED DECEMBER 31, 2010 AND 2009

			Special
	Limited Partners		Limited Partners
	2010	2009	2010	2009

Ratios to average capital —
Net investment income (loss)	(3.41)%	(2.67)%	(0.42)%	0.37%

Total expenses	3.77%	3.80%	0.78%	0.73%
Profit share allocation	0.75	0.01	-	-

Total expenses and profit share allocation	4.52%	3.81%	0.78%	0.73%

Total return before profit share allocation	12.69%	(8.60)%	16.11%	(5.77)%
Profit share allocation	(0.79)	(0.01)	-	-

Total return after profit share allocation	11.90%	(8.61)%	16.11%	(5.77)%

See notes to financial statements

NESTOR PARTNERS

NOTES TO FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2010 AND 2009

1.	ORGANIZATION

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

Basis of Presentation — The financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“U.S.”) as detailed in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification”).

Investments — The Partnership records its transactions in futures and forward currency contracts and U.S. Treasury notes, including related income and expenses, on a trade-date basis.

Open futures contracts are valued at quoted market values. Open forward currency contracts are valued at fair value which is based on pricing models that consider the time value of money and the current market and contractual prices of the underlying financial instruments. Brokerage commissions on open futures contracts are expensed when contracts are opened. Realized gains (losses) and changes in unrealized appreciation (depreciation) on futures and forward currency contracts are recognized in the periods in which the contracts are closed or the changes in the value of open contracts occur and are included in net realized and unrealized gains (losses) in the Statements of Operations.

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

Cash and Cash Equivalents — Cash and cash equivalents includes cash and investments in short term U.S. government securities and related instruments money market funds: Dreyfus Treasury Prime Cash Management at December 31, 2010 and Dreyfus Treasury & Agency Cash Management at December 31, 2009.

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

The Partnership’s administrative expenses included $217,925 and $191,766 in 2010 and 2009, respectively, which relates to legal and accounting services provided to the Partnership by an affiliate of the General Partner.

Income Taxes — The Income Taxes topic of the Codification clarifies the accounting for uncertainty in tax positions. This requires that the Partnership recognize in its financial statements the impact of a tax position and if that position is more likely than not of not being sustained on audit based on the technical merits of the position. Based on a review of the Partnership’s open tax years, 2007 to 2010, for the U.S. Federal jurisdiction, the New York, New Jersey and Connecticut State jurisdictions and the New York City jurisdiction, the review had no impact on the Partnership. The Partnership is treated as a limited partnership for federal and state income tax reporting purposes and therefore the limited partners are responsible for the payment of taxes.

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

Fair Value of Financial Instruments — The fair value of the Partnership’s assets and liabilities, which qualify as financial instruments under the Fair Value Measurements and Disclosures topic of the Codification, approximates the carrying amounts presented in the Statements of Financial Condition. The topic defines fair value, establishes a framework for measurement of fair value and expands disclosures about fair value measurements. The three levels of the fair value hierarchy are described below:

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

Cash Instruments — The Partnership’s cash instruments are generally classified within Level 1 of the fair value hierarchy because they are typically valued using quoted market prices. The types of instruments valued based on quoted market prices in active markets include U.S. government obligations and an investment in a short-term U.S. government securities and related instruments money market fund. The General Partner of the Partnership does not adjust the quoted price for such instruments even in situations where the Partnership holds a large position and a sale could reasonably impact the quoted price.

Derivative Contracts — Derivative contracts can be exchange-traded or over-the-counter (“OTC”). Exchange-traded futures contracts are valued based on quoted closing settlement prices and typically fall within Level 1 of the fair value hierarchy.

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

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures — Improving Disclosures about Fair Value Measurements.” ASU No. 2010-06 provides amendments that require new disclosures about transfers in and out of Levels 1 and 2 and activity in Level 3 fair value measurements. ASU No. 2010-06 also clarifies existing disclosures about the level of disaggregation and inputs and valuation techniques. Certain disclosure requirements were effective for the Partnership beginning in the first quarter of 2010, while other disclosure requirements are effective for financial statements issued for reporting periods beginning after December 15, 2010. As these amended principles require only additional disclosures concerning fair value measurements, adoption did not and will not affect the Partnership’s financial condition or results of operations. During the year ended December 31, 2010 there were no transfers of assets or liabilities between Level 1 and Level 2.

The following table sets forth by level within the fair value hierarchy. As of December 31, 2010 and December 31, 2009, the Partnership held no assets or liabilities classified in Level 3.

Financial Assets at Fair Value as of December 31, 2010
	Level 1	Level 2	Total

U.S. Treasury Notes	$147,069,525	$-	$147,069,525
Short-Term Money Market Fund	7,567,993	-	7,567,993
Exchange-Traded Futures Contracts
Energies	293,271	-	293,271
Grains	1,057,638	-	1,057,638
Interest rates	252,937	-	252,937
Livestock	49,290	-	49,290
Metals	1,708,967	-	1,708,967
Softs	479,710	-	479,710
Stock indices	1,012,807	-	1,012,807

Total exchange-traded future contracts	4,854,620	-	4,854,620

Over-the-Counter Forward Currency Contracts	-	2,004,939	2,004,939

Total financial assets at fair value	$159,492,138	$2,004,939	$161,497,077

Financial Assets at Fair Value as of December 31, 2009
	Level 1	Level 2	Total

U.S. Treasury Notes	$137,583,925	$-	$137,583,925
Short-Term Money Market Fund	8,497,230	-	8,497,230
Exchange-Traded Futures Contracts	964,406	-	964,406
Over-the-Counter Forward Currency Contracts	-	(1,758,062)	(1,758,062)

Total financial assets at fair value	$147,045,561	$(1,758,062)	$145,287,499

3.	PROFIT SHARE ALLOCATION

The Agreement provides that the General Partner’s profit share equal to 20% of Trading Profits at the end of each year is charged to the limited partners’ capital accounts. New Trading Profits includes realized and unrealized trading profits (losses), interest income, brokerage fees, trading-related expenses and administrative expenses. For limited partners’ withdrawals during the year, the profit share calculation shall be computed as though the withdrawal date was at year-end. Profit share attributable to interests redeemed during a year is tentatively credited to an account maintained for bookkeeping purposes called New Profit Memo Account. Because limited partners may purchase their partnership interests at different times, they may recognize different amounts of Trading Profits. Each limited partner pays a profit share only on Trading Profits applicable to its partnership interest. Limited partners who make multiple investments in the Partnership receive separate partnership interests for purposes of tracking the profit share. Accordingly, in any given year some limited partners may experience net gains and be charged the 20% profit share allocation for all or a portion of their interests where limited partners in the aggregate experienced net losses.

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

At December 31, 2010 and 2009, due from and due to brokers balances in the Statements of Financial Condition include net cash receivable from each broker and net cash payable to each broker, respectively.

5.	TRADING ACTIVITIES

The Partnership conducts its futures trading with various futures commission merchants (FCMs) on futures exchanges and its forward currency trading with various banks or dealers (“Dealers”) in the interbank markets. Substantially all assets included in the Partnership’s equity in trading accounts and certain liability accounts, as discussed below, were held as collateral by such FCMs in either U.S. regulated segregated accounts (for futures contracts traded on U.S. exchanges) or non-U.S. secured accounts (for futures contracts traded on non-U.S. exchanges) as required by U.S. Commodity Futures Trading Commission’s regulations, or held as collateral by the Dealers.

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

The Partnership records its derivative activities on a mark-to-market basis as described in Note 2. For OTC contracts, the Partnership enters into master netting agreements with its counterparties. Therefore, assets represent the Partnership’s unrealized gains less unrealized losses for OTC contracts in which the Partnership has a master netting agreement. Similarly, liabilities represent net amounts owed to counterparties on OTC contracts.

Futures contracts are agreements to buy or sell an underlying asset or index for a set price in the future. Initial margin deposits are made upon entering into futures contracts and can be either in cash or treasury securities. Open futures contracts are revalued on a daily basis to reflect the market value of the contracts at the end of each trading day. Variation margin payments are received or made depending upon whether unrealized gains or losses are incurred. When the contract is closed, the Partnership records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the time it was closed. The Partnership bears the market risk that arises from changes in the value of these financial instruments.

Forward currency contracts entered into by the Partnership represent a firm commitment to buy or sell an underlying currency at a specified value and point in time based upon an agreed or contracted quantity. The ultimate gain or loss is equal to the difference between the value of the contract at the onset and the value of the contract at settlement date.

Each of these financial instruments is subject to various risks similar to those related to the underlying financial instruments including market risk, credit risk and sovereign risk.

Market risk is the potential change in the value of the instruments traded by the Partnership due to market changes including interest and foreign exchange rate movements and fluctuations in futures or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The financial instruments traded by the Partnership contain varying degrees of off-balance sheet risk whereby changes in the market values of the futures and forward currency contracts and the Partnership’s satisfaction of its obligations related to such market value changes may exceed the amount recognized in the Statements of Financial Condition.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Partnership must rely solely on the credit of the individual counterparties. The contract amounts of the forward currency and futures contracts do not represent the Partnership’s risk of loss due to counterparty nonperformance. The Partnership’s exposure to credit risk associated with counterparty nonperformance of these contracts is limited to the unrealized gains inherent in such contracts, which are recognized in the Statements of Financial Condition, plus the value of margin or collateral held by the counterparty. The amount of such credit risk was $16,420,836 and $15,697,636 at December 31, 2010 and 2009, respectively.

The General Partner has established procedures to actively monitor market risk and minimize credit risk, although there can be no assurance that it will in fact succeed in doing so. The General Partner’s market risk control procedures include diversification of the Partnership’s portfolio and continuously monitoring the portfolio’s open positions, historical volatility and maximum historical loss. The General Partner seeks to minimize credit risk primarily by depositing and maintaining the Partnership’s assets at financial institutions and brokers which the General Partner believes to be creditworthy. The Partnership’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures transactions of the Partnership are cleared by major securities firms, pursuant to customer agreements, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. (a wholly owned subsidiary of Deutsche Bank AG), J.P. Morgan Futures Inc. and Newedge USA, LLC (a wholly owned subsidiary of Newedge Group which is owned by Société Générale (50%) and Calyon (50%)). For all forward currency transactions, the Partnership utilizes two prime brokers, Deutsche Bank AG and Morgan Stanley & Co., Inc.

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

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in U.S. Dollars, is detailed below:

	December 31,
	2010		2009
	Total Net		Total Net
	Unrealized		Unrealized
	Appreciation	Percent of	Appreciation	Percent of
Currency type	(Depreciation)	Total	(Depreciation)	Total

Australian dollar	$302,465	4.41%	$244,832	(30.85)%
British pound	175,361	2.56	(113,176)	14.26
Canadian dollar	243,022	3.54	(435,758)	54.91
Czech koruna	(6,446)	(0.09)	-	-
Euro	126,010	1.84	(47,039)	5.93
Hong Kong dollar	55,285	0.81	141,211	(17.79)
Hungarian forint	(8,628)	(0.13)	(19,880)	2.50
Japanese yen	(198,322)	(2.89)	(70,110)	8.83
Korean won	352,173	5.13	132,003	(16.63)
Mexican peso	8,922	0.13	3,590	(0.45)
New Zealand dollar	(88,763)	(1.29)	133,099	(16.77)
Norwegian krone	288,604	4.21	100,443	(12.66)
Polish zloty	33,193	0.48	(82,788)	10.43
Romanian leu	1,217	0.02	-	-
Singapore dollar	32,162	0.47	82,896	(10.44)
South African rand	70,154	1.02	133,148	(16.78)
Swedish krona	142,891	2.08	265,773	(33.49)
Swiss franc	(97,770)	(1.42)	65,930	(8.31)
Taiwan dollar	124,402	1.81	181,213	(22.83)
Thai baht	2,980	0.04	429	(0.05)
Turkish lira	(246,723)	(3.60)	44,440	(5.60)
U.S. dollar	5,547,370	80.87	(1,553,912)	195.79

Total	$6,859,559	100.00%	$(793,656)	100.00%

The Derivatives and Hedging topic of the Codification requires qualitative disclosure about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements.

The Partnership’s market risk is influenced by a wide variety of factors including the level and volatility of interest rates, exchange rates, equity price levels, the market value of financial instruments and contracts, the diversification effects among the Partnership’s open positions and the liquidity of the markets in which it trades.

The Partnership engages in the speculative trading of futures and forward contracts on agricultural commodities, currencies, energies, interest rates, metals and stock indices. The following were the primary trading risk exposures of the Partnership at December 31, 2010 and 2009 by market sector:

Agricultural (grains, livestock and softs) — The Partnership’s primary exposure is to agricultural price movements which are often directly affected by severe or unexpected weather conditions.

Currencies — Exchange rate risk is a principal market exposure of the Partnership. The Partnership’s currency exposure is to exchange rate fluctuations that disrupt the historical pricing relationships between different currencies and currency pairs. The fluctuations are influenced by interest rate changes as well as political and general economic conditions. The Partnership trades in a large number of currencies including cross-rates — e.g., positions between two currencies other than the U.S. dollar.

Energies — The Partnership’s primary energy market exposure is to gas and oil price movements often resulting from political developments in the Middle East and economic conditions worldwide. Energy prices are volatile and substantial profits and losses have been and are expected to continue to be experienced in this market.

Interest Rates — Interest rate movements directly affect the price of the sovereign bond futures positions held by the Partnership and indirectly the value of its stock index and currency positions. Interest rate movements in one country as well as relative interest rate movements between countries may materially impact the Partnership’s profitability. The Partnership’s primary interest rate exposure is to interest rate fluctuations in countries or regions including Australia, Canada, Japan, Switzerland, the United Kingdom, the U.S. and the Eurozone. However, the Partnership also may take positions in futures contracts on the government debt of other nations. The General Partner anticipates that interest rates in the industrialized countries, both long-term and short-term, will remain the primary market exposure of the Partnership for the foreseeable future.

Metals — The Partnership’s metals market exposure is to fluctuations in the price of aluminum, copper, gold, lead, nickel, platinum, silver, tin and zinc.

Stock Indices — The Partnership’s equity exposure, through stock index futures, is to equity price risk in the major industrialized countries as well as other countries.

The Derivatives and Hedging topic of the Codification requires entities to recognize in the Statements of Financial Condition all derivative contracts as assets or liabilities. Fair values of futures and forward currency contracts in an asset position are recorded in the Statements of Financial Condition as “Net unrealized appreciation on open futures and forward currency contracts.” Fair value of futures and forward currency contracts in a liability position are recorded in the Statements of Financial Condition as “Net unrealized depreciation on open futures and forward currency contracts.” The Partnership’s policy regarding fair value measurement is discussed in Note 2.

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

The following tables present the fair value of open futures and forward currency contracts, held long or sold short, at December 31, 2010 and 2009. Fair value is presented on a gross basis even though the contracts are subject to master netting agreements and qualify for net presentation in the Statements of Financial Condition.

Fair Value of Futures and Forward Currency Contracts at December 31, 2010
					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$648,021	$(112,150)	$-	$(242,600)	$293,271
Grains	1,185,251	-	-	(127,613)	1,057,638
Interest rates	350,149	(80,730)	16,584	(33,066)	252,937
Livestock	102,440	-	-	(53,150)	49,290
Metals	1,917,417	-	-	(208,450)	1,708,967
Softs	529,281	(1,187)	3,046	(51,430)	479,710
Stock indices	1,116,187	(194,252)	91,892	(1,020)	1,012,807

Total futures contracts	5,848,746	(388,319)	111,522	(717,329)	4,854,620

Forward currency contracts	3,159,489	(541,981)	896,617	(1,509,186)	2,004,939

Total futures and forward currency contracts	$9,008,235	$(930,300)	$1,008,139	$(2,226,515)	$6,859,559

Fair Value of Futures and Forward Currency Contracts at December 31, 2009
					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$2,078,011	$(69,350)	$39,100	$(1,755,156)	$292,605
Grains	68,608	-	18,238	(102,165)	(15,319)
Interest rates	16,678	(1,854,856)	16,764	(10,122)	(1,831,536)
Livestock	-	-	-	(42,540)	(42,540)
Metals	672,035	(164,621)	7,338	(298,710)	216,042
Softs	515,690	-	1,707	(24,898)	492,499
Stock indices	1,972,536	(77,893)	-	(41,988)	1,852,655

Total futures contracts	5,323,558	(2,166,720)	83,147	(2,275,579)	964,406

Forward currency contracts	755,530	(3,256,715)	1,218,522	(475,399)	(1,758,062)

Total futures and forward currency contracts	$6,079,088	$(5,423,435)	$1,301,669	$(2,750,978)	$(793,656)

The effect of trading futures and forward currency contracts is represented on the Statements of Operations for the years ended December 31, 2010 and 2009, as “Net realized gains (losses) on closed positions, futures and forward currency contracts” and “Net change in unrealized, futures and forward currency contracts.” These trading gains and losses are detailed below:

Sector	2010	2009

Futures contracts:
Currencies	$-	$2,563
Energies	(378,306)	(3,339,716)
Grains	2,620,758	(1,120,412)
Interest rates	13,303,526	(3,200,905)
Livestock	(74,760)	318,170
Metals	2,405,205	(1,924,741)
Softs	1,426,988	(29,933)
Stock indices	52,790	1,338,439

Total futures contracts	19,356,201	(7,956,535)

Forward currency contracts	4,584,706	(1,469,443)

Total futures and forward currency contracts	$23,940,907	$(9,425,978)

The following table presents the average notional value by sector of open futures and forward currency contracts in U.S. dollars for the years ended December 31, 2010 and 2009. The Partnership’s average net asset value during 2010 and 2009 was approximately $153,000,000 and $151,000,000, respectively.

	2010		2009
Sector	Long Positions	Short Positions	Long Positions	Short Positions

Futures contracts:
Currencies	$-	$-	$-	$498,113
Energies	32,190,501	20,365,648	17,975,714	18,437,117
Grains	10,361,819	7,035,001	3,605,812	8,547,755
Interest rates	223,472,191	8,256,160	152,835,252	6,276,989
Livestock	2,919,060	898,394	-	4,222,300
Metals	20,337,887	1,960,006	8,720,446	6,262,552
Softs	5,133,305	1,253,533	3,326,462	2,171,276
Stock indices	84,065,157	2,568,160	56,753,772	13,713,258

Total futures contracts	378,479,920	42,336,902	243,217,458	60,129,360

Forward currency contracts	150,976,563	61,567,798	77,258,937	32,340,691

Total average notional	$529,456,483	$103,904,700	$320,476,395	$92,470,051

Notional values in the interest rate sector were calculated by converting the notional value in local currency of all open interest rate futures positions to 10-year equivalent fixed income instruments, translated to U.S. Dollars at each quarter end during 2010 and 2009. The 10-year note is often used as a benchmark for many types of fixed-income instruments and the General Partner believes it is a more meaningful representation of notional values of the Partnership’s open interest rate positions.

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

At December 31, 2010 and 2009, capital withdrawals payable of $625,835 and $4,561, respectively, was related to profit share allocated to the General Partner at each year-end and was subsequently paid.

9.	SUBSEQUENT EVENTS

The Partnership has performed its evaluation of subsequent events through the issuance date of the financial statements. Based on such evaluation, no events were discovered that required disclosure nor adjustment to the financial statements.

******