Form 10-K, Exhibit 13
period 2011-12-31
NESTOR PARTNERS
filed 2012-03-30
CIK 888471

Nestor Partners

(A New Jersey Limited Partnership)

Financial Statements for the Years Ended December 31,

2011 and 2010, and Report of Independent Registered

Public Accounting Firm

Nestor Partners

TABLE OF CONTENTS

Page(s)

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010:

Statements of Financial Condition	2

Condensed Schedules of Investments	3–6

Statements of Operations	7

Statements of Changes in Partners’ Capital	8

Statements of Financial Highlights	9

Notes to Financial Statements	10–23

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition, including the condensed schedules of investments, of Nestor Partners as of December 31, 2011 and 2010, and the related statements of operations, changes in partners’ capital, and financial highlights for each of the two years in the period ended December 31, 2011, are complete and accurate.

Harvey Beker, Co-Chief Executive Officer

Millburn Ridgefield Corporation

General Partner of Nestor Partners

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of Nestor Partners:

We have audited the accompanying statements of financial condition of Nestor Partners (the “Partnership”), including the condensed schedules of investments, as of December 31, 2011 and 2010, and the related statements of operations, changes in partners’ capital and financial highlights for each of the two years in the period ended December 31, 2011. These financial statements and financial highlights are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Nestor Partners as of December 31, 2011 and 2010, and the results of its operations, changes in its partners’ capital and its financial highlights for each of the two years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

March 13, 2012

NESTOR PARTNERS

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2011 AND 2010

	2011	2010
ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes — at fair value (amortized cost $16,853,952 and $26,680,345)	$16,854,836	$26,694,380
Net unrealized appreciation on open futures and forward currency contracts	2,651,806	6,859,559
Due from brokers	1,432,104	2,628,941
Cash denominated in foreign currencies (cost $347,456 and $1,575,531)	340,923	1,606,537

Total equity in trading accounts	21,279,669	37,789,417

INVESTMENTS IN U.S. TREASURY NOTES — at fair value (amortized cost $128,738,240 and $120,315,587)	128,739,557	120,375,145

CASH AND CASH EQUIVALENTS	10,849,407	7,727,993

ACCRUED INTEREST RECEIVABLE	771,589	258,752

TOTAL	$161,640,222	$166,151,307

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES:
Capital contributions received in advance	$3,061,300	$265,000
Net unrealized depreciation on open futures and forward currency contracts	196,620	-
Accrued brokerage fees	280,454	276,126
Due to brokers	201,403	-
Cash denominated in foreign currencies (cost -$552,152 and -$85,672)	551,021	85,939
Accrued expenses	245,831	252,576
Capital withdrawals payable	485,276	2,749,778
Due to General Partner	21	-

Total liabilities	5,021,926	3,629,419

PARTNERS’ CAPITAL	156,618,296	162,521,888

TOTAL	$161,640,222	$166,151,307

See notes to financial statements

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS

AS OF DECEMBER 31, 2011

	Net Unrealized
	Appreciation
	(Depreciation)	Net Unrealized
	as a % of	Appreciation
	Partners’ Capital	(Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS

FUTURES CONTRACTS
Long futures contracts:
Energies	(0.05)%	$(71,020)
Grains	0.10	152,750
Interest rates:
2 Year U.S. Treasury Note (545 contracts, settlement date March 2012)	0.05	82,656
5 Year U.S. Treasury Note (503 contracts, settlement date March 2012)	0.08	132,305
10 Year U.S. Treasury Note (238 contracts, settlement date March 2012)	0.09	138,266
30 Year U.S. Treasury Bond (59 contracts, settlement date March 2012)	0.03	41,875
Other interest rates	0.87	1,358,939

Total interest rates	1.12	1,754,041

Metals	(0.14)	(221,615)
Softs	(0.05)	(80,763)
Stock indices	(0.01)	(8,545)

Total long futures contracts	0.97	1,524,848

Short futures contracts:
Energies	0.21	319,860
Grains	(0.31)	(479,828)
Interest rates	(0.01)	(15,404)
Livestock	(0.00)	(3,990)
Metals	0.05	77,690
Softs	0.18	278,569
Stock indices	(0.09)	(137,823)

Total short futures contracts	0.03	39,074

TOTAL INVESTMENTS IN FUTURES CONTRACTS — Net	1.00	1,563,922

FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	(0.13)	(207,427)
Total short forward currency contracts	0.70	1,098,691

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS — Net	0.57	891,264

TOTAL	1.57%	$2,455,186

(Continued)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS

AS OF DECEMBER 31, 2011

U.S. TREASURY NOTES

		Fair Value
		as a % of
Face		Partners’	Fair
Amount	Description	Capital	Value

$37,990,000	U.S. Treasury notes, 0.875%, 02/29/2012	24.29%	$38,040,455
39,720,000	U.S. Treasury notes, 0.375%, 08/31/2012	25.41	39,791,372
55,980,000	U.S. Treasury notes, 4.250%, 09/30/2012	36.83	57,690,014
10,040,000	U.S. Treasury notes, 0.500%, 11/30/2012	6.43	10,072,552

	TOTAL INVESTMENTS IN U.S. TREASURY
	NOTES (amortized cost $145,592,192)	92.96%	$145,594,393

See notes to financial statements	(Concluded)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS

AS OF DECEMBER 31, 2010

	Net Unrealized
	Appreciation
	(Depreciation)	Net Unrealized
	as a % of	Appreciation
	Partners’ Capital	(Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS

FUTURES CONTRACTS
Long futures contracts:
Energies	0.33%	$535,871
Grains	0.73	1,185,251
Interest rates:
2 Year U.S. Treasury Note (313 contracts, settlement date March 2011)	(0.03)	(59,531)
Other interest rates	0.20	328,950

Total interest rates	0.17	269,419

Livestock	0.06	102,440
Metals	1.18	1,917,417
Softs	0.32	528,094
Stock indices	0.57	921,935

Total long futures contracts	3.36	5,460,427

Short futures contracts:
Energies	(0.15)	(242,600)
Grains	(0.08)	(127,613)
Interest rates	(0.01)	(16,482)
Livestock	(0.03)	(53,150)
Metals	(0.13)	(208,450)
Softs	(0.03)	(48,384)
Stock indices	0.06	90,872

Total short futures contracts	(0.37)	(605,807)

TOTAL INVESTMENTS IN FUTURES CONTRACTS — Net	2.99	4,854,620

FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	1.61	2,617,508
Total short forward currency contracts	(0.38)	(612,569)

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS — Net	1.23	2,004,939

TOTAL	4.22%	$6,859,559

(Continued)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS

AS OF DECEMBER 31, 2010

U.S. TREASURY NOTES

		Fair Value
		as a % of
Face		Partners’	Fair
Amount	Description	Capital	Value

$36,640,000	U.S. Treasury notes, 0.875%, 03/31/2011	22.58%	$36,702,975
36,640,000	U.S. Treasury notes, 0.875%, 05/31/2011	22.61	36,748,775
36,640,000	U.S. Treasury notes, 1.000%, 08/31/2011	22.66	36,828,925
36,640,000	U.S. Treasury notes, 0.750%, 11/30/2011	22.64	36,788,850

	TOTAL INVESTMENTS IN U.S. TREASURY
	NOTES (amortized cost $146,995,932)	90.49%	$147,069,525

See notes to financial statements	(Concluded)

NESTOR PARTNERS

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011	2010

INVESTMENT INCOME — Interest income	$374,054	$556,040

EXPENSES:
Brokerage fees	3,368,858	3,290,432
Administrative expenses	400,917	381,720
Custody fees	29,759	27,835

Total expenses	3,799,534	3,699,987

NET INVESTMENT LOSS	(3,425,480)	(3,143,947)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	(2,158,132)	16,287,692
Foreign exchange translation	(14,485)	55,308
Net change in unrealized:
Futures and forward currency contracts	(4,404,373)	7,653,215
Foreign exchange translation	(36,141)	(40,864)
Net gains (losses) from U.S. Treasury notes:
Realized	4,650	1,202
Net change in unrealized	(71,392)	(21,553)

Total net realized and unrealized gains (losses)	(6,679,873)	23,935,000

NET INCOME (LOSS)	(10,105,353)	20,791,053

LESS PROFIT SHARE TO GENERAL PARTNER	8,692	625,835

NET INCOME (LOSS) AFTER PROFIT SHARE TO GENERAL PARTNER	$(10,114,045)	$20,165,218

See notes to financial statements

NESTOR PARTNERS

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL YEARS ENDED DECEMBER 31, 2011 AND 2010

		Special	New Profit
	Limited	Limited	Memo	General
	Partners	Partners	Account	Partner	Total

PARTNERS’ CAPITAL — January 1, 2010	$81,832,304	$61,688,413	$-	$3,732,571	$147,253,288

Contributions	947,700	876,459	-	-	1,824,159

Withdrawals	(4,959,626)	(1,261,151)	-	(1,125,835)	(7,346,612)

Net income	10,186,658	10,011,265	-	593,130	20,791,053

General Partner’s allocation — profit share	(625,835)	-	625,835	-	-

Transfer of New Profit Memo Account to
General Partner	-	-	(625,835)	625,835	-

PARTNERS’ CAPITAL — December 31, 2010	87,381,201	71,314,986	-	3,825,701	162,521,888

Contributions	22,825,712	-	-	-	22,825,712

Withdrawals	(14,366,700)	(3,749,246)	-	(508,005)	(18,623,951)

Net loss	(6,679,657)	(3,249,537)	(687)	(175,472)	(10,105,353)

General Partner’s allocation — profit share	(8,692)	-	8,692	-	-

Transfer of New Profit Memo Account to
General Partner	-	-	(8,005)	8,005	-

PARTNERS’ CAPITAL — December 31, 2011	$89,151,864	$64,316,203	$-	$3,150,229	$156,618,296

See notes to financial statements

NESTOR PARTNERS

STATEMENTS OF FINANCIAL HIGHLIGHTS

YEARS ENDED DECEMBER 31, 2011 AND 2010

			Special
	Limited Partners		Limited Partners
	2011	2010	2011	2010

Ratios to average capital — Net investment loss	(3.51)%	(3.41)%	(0.50)%	(0.42)%

Total expenses	3.74%	3.77%	0.73%	0.78%
Profit share allocation	0.01	0.75	-	-

Total expenses and profit share allocation	3.75%	4.52%	0.73%	0.78%

Total return before profit share allocation	(7.53)%	12.69%	(4.71)%	16.11%
Profit share allocation	(0.01)	(0.79)	-	-

Total return after profit share allocation	(7.54)%	11.90%	(4.71)%	16.11%

See notes to financial statements

Nestor Partners

NOTES TO FINANCIAL STATEMENTS

Years ENDED dECEMBER 31, 2011 AND 2010

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

Basis of Presentation — The financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) as detailed in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification”).

Investments — The Partnership records its transactions in futures and forward currency contracts and United States (“U.S.”) Treasury notes, including related income and expenses, on a trade-date basis.

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

Cash and Cash Equivalents — Cash and cash equivalents includes cash and investments in Dreyfus Treasury Prime Cash Management, a short term U.S. government securities and related instruments money market fund.

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

The Partnership’s administrative expenses included $89,711 and $217,925 in 2011 and 2010, respectively, which relates to legal and accounting services provided to the Partnership by an affiliate of the General Partner.

Income Taxes — The Income Taxes topic of the Codification clarifies the accounting for uncertainty in tax positions. This requires that the Partnership recognize in its financial statements the impact of any uncertain tax positions. Based on a review of the Partnership’s open tax years, 2008 to 2011, for the U.S. Federal jurisdiction, the New York, New Jersey and Connecticut State jurisdictions and the New York City jurisdiction, there are no uncertain tax positions. The Partnership is treated as a limited partnership for federal and state income tax reporting purposes and therefore the limited partners are responsible for the payment of taxes.

Estimates — The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements. Actual results could differ from these estimates.

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

Cash Instruments — The Partnership’s cash instruments are generally classified within Level 1 of the fair value hierarchy because they are typically valued using quoted market prices. The types of instruments valued based on quoted market prices in active markets include U.S. government obligations and an investment in a quoted short-term U.S. government securities and related instruments money market fund. The General Partner of the Partnership does not adjust the quoted price for such instruments even in situations where the Partnership holds a large position and a sale could reasonably impact the quoted price.

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

During the years ended December 31, 2011 and 2010 there were no transfers of assets or liabilities between Level 1 and Level 2. The following table represents the Partnership’s investments by hierarchical level as of December 31, 2011 and 2010 in valuing the Partnership’s investments at fair value. At December 31, 2011 and 2010, the Partnership held no assets or liabilities classified in Level 3.

Financial Assets at Fair Value as of December 31, 2011

	Level 1	Level 2	Total

U.S. Treasury Notes (1)	$145,594,393	$-	$145,594,393
Short-Term Money Market Fund*	10,689,407	-	10,689,407
Exchange-Traded Futures Contracts
Energies	248,840	-	248,840
Grains	(327,078)	-	(327,078)
Interest rates	1,738,637	-	1,738,637
Livestock	(3,990)	-	(3,990)
Metals	(143,925)	-	(143,925)
Softs	197,806	-	197,806
Stock indices	(146,368)	-	(146,368)

Total exchange-traded future contracts	1,563,922	-	1,563,922

Over-the-Counter Forward Currency Contracts	-	891,264	891,264

Total futures and forward currency contracts (2)	1,563,922	891,264	2,455,186

Total financial assets at fair value	$157,847,722	$891,264	$158,738,986

Per line item in Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in brokers' trading accounts as collateral	$16,854,836
Investments in U.S. Treasury notes held in custody	128,739,557
Total investments in U.S. Treasury notes	$145,594,393

(2)
Net unrealized appreciation on futures and forward currency contracts	$2,651,806
Net unrealized depreciation on futures and forward currency contracts	(196,620)
Total unrealized appreciation and depreciation on futures and forward currency contracts	$2,455,186

*	The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

Financial Assets at Fair Value as of December 31, 2010

	Level 1	Level 2	Total

U.S. Treasury Notes (1)	$147,069,525	$-	$147,069,525
Short-Term Money Market Fund*	7,567,993	-	7,567,993
Exchange-Traded Futures Contracts
Energies	293,271	-	293,271
Grains	1,057,638	-	1,057,638
Interest rates	252,937	-	252,937
Livestock	49,290	-	49,290
Metals	1,708,967	-	1,708,967
Softs	479,710	-	479,710
Stock indices	1,012,807	-	1,012,807

Total exchange-traded future contracts	4,854,620	-	4,854,620

Over-the-Counter Forward Currency Contracts	-	2,004,939	2,004,939

Total futures and forward currency contracts (2)	4,854,620	2,004,939	6,859,559

Total financial assets at fair value	$159,492,138	$2,004,939	$161,497,077

Per line item in Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in brokers' trading accounts as collateral	$26,694,380
Investments in U.S. Treasury notes held in custody	120,375,145
Total investments in U.S. Treasury notes	$147,069,525

(2)
Net unrealized appreciation on futures and forward currency contracts	$6,859,559
Net unrealized depreciation on futures and forward currency contracts	-
Total unrealized appreciation and depreciation on futures and forward currency contracts	$6,859,559

*	The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

Recent Accounting Standards — In December 2011, FASB issued ASU 2011-11, “Disclosures about Offsetting Assets and Liabilities” which creates a new disclosure requirement about the nature of an entity’s rights of setoff and the related arrangement associated with its financial instruments and derivative instruments. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the Statements of Financial Condition and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of International Financial Reporting Standards. The disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Partnership should also provide the disclosures retrospectively for all comparative periods presented. The General Partner is currently evaluating the impact that the standard would have on the financial statements.

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

At December 31, 2011 and 2010, due from and due to brokers balances in the Statements of Financial Condition include net cash receivable from each broker and net cash payable to each broker, respectively.

5.	TRADING ACTIVITIES

The Partnership conducts its futures trading with various futures commission merchants (“FCMs”) on futures exchanges and its forward currency trading with various banks or dealers (“Dealers”) in the interbank markets. Substantially all assets included in the Partnership’s equity in trading accounts and certain liability accounts, as discussed below, were held as collateral by such FCMs in either U.S. regulated segregated accounts (for futures contracts traded on U.S. exchanges) or non-U.S. secured accounts (for futures contracts traded on non-U.S. exchanges) as required by U.S. Commodity Futures Trading Commission’s regulations, or held as collateral by the Dealers.

Liabilities in the Statements of Financial Condition that are components of “Total equity in trading accounts” include net unrealized depreciation on open futures and forward currency contracts, cash denominated in foreign currencies and due to brokers.

The Partnership enters into contracts with various institutions that contain a variety of indemnifications. The Partnership’s maximum exposure under these arrangements is unknown. However, the Partnership has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.

6.	DERIVATIVE INSTRUMENTS

The Partnership is party to derivative financial instruments in the normal course of its business. These financial instruments include futures and forward currency contracts which may be traded on an exchange or OTC contracts.

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

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Partnership must rely solely on the credit of the individual counterparties. The contract amounts of the forward currency and futures contracts do not represent the Partnership’s risk of loss due to counterparty nonperformance. The Partnership’s exposure to credit risk associated with counterparty nonperformance of these contracts is limited to the unrealized gains inherent in such contracts, which are recognized in the Statements of Financial Condition, plus the value of margin or collateral held by the counterparty. The amount of such credit risk was $6,330,970 and $16,420,836 at December 31, 2011 and 2010, respectively.

The General Partner has established procedures to actively monitor market risk and minimize credit risk, although there can be no assurance that it will in fact succeed in doing so. The General Partner’s market risk control procedures include diversification of the Partnership’s portfolio and continuously monitoring the portfolio’s open positions, historical volatility and maximum historical loss. The General Partner seeks to minimize credit risk primarily by depositing and maintaining the Partnership’s assets at financial institutions and brokers which the General Partner believes to be creditworthy. The Partnership’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures transactions of the Partnership are cleared by major securities firms, pursuant to customer agreements, including Barclays Capital Inc., Deutsche Bank Securities Inc. (a wholly owned subsidiary of Deutsche Bank AG), J.P. Morgan Securities LLC., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Newedge USA, LLC (a wholly owned subsidiary of Newedge Group which is owned by Société Générale (50%) and Calyon (50%)). For all forward currency transactions, the Partnership utilizes three prime brokers, Barclays Bank PLC, Deutsche Bank AG and Morgan Stanley & Co., LLC.

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

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in U.S. Dollars, is detailed below:

	December 31,
	2011		2010
	Total Net		Total Net
	Unrealized		Unrealized
	Appreciation	Percent of	Appreciation	Percent of
Currency type	(Depreciation)	Total	(Depreciation)	Total

Australian dollar	$245,535	10.00%	$302,465	4.41%
British pound	53,687	2.19	175,361	2.56
Canadian dollar	166,121	6.77	243,022	3.54
Czech koruna	30,579	1.25	(6,446)	(0.09)
Euro	708,815	28.87	126,010	1.84
Hong Kong dollar	(8,962)	(0.37)	55,285	0.81
Hungarian forint	23,693	0.96	(8,628)	(0.13)
Japanese yen	547,310	22.29	(198,322)	(2.89)
Korean won	(37,697)	(1.54)	352,173	5.13
Mexican peso	(8)	(0.00)	8,922	0.13
New Zealand dollar	112,166	4.57	(88,763)	(1.29)
Norwegian krone	(178,074)	(7.25)	288,604	4.21
Polish zloty	(5,586)	(0.23)	33,193	0.48
Romanian leu	5,693	0.23	1,217	0.02
Singapore dollar	17,681	0.72	32,162	0.47
South African rand	(2,005)	(0.08)	70,154	1.02
Swedish krona	(70,087)	(2.85)	142,891	2.08
Swiss franc	123,026	5.01	(97,770)	(1.42)
Taiwan dollar	(31,746)	(1.29)	124,402	1.81
Thai baht	1,457	0.06	2,980	0.04
Turkish lira	(11,436)	(0.47)	(246,723)	(3.60)
U.S. dollar	765,024	31.16	5,547,370	80.87

Total	$2,455,186	100.00%	$6,859,559	100.00%

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

The Partnership engages in the speculative trading of futures and forward contracts on agricultural commodities, currencies, energies, interest rates, metals and stock indices. The following were the primary trading risk exposures of the Partnership at December 31, 2011 and 2010 by market sector:

Agricultural (grains, livestock and softs) — The Partnership’s primary exposure is to agricultural price movements which are often directly affected by severe or unexpected weather conditions as well as supply and demand factors.

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

Interest Rates — Interest rate movements directly affect the price of the sovereign bond futures positions held by the Partnership and indirectly the value of its stock index and currency positions. Interest rate movements in one country as well as relative interest rate movements between countries may materially impact the Partnership’s profitability. The Partnership’s primary interest rate exposure is to interest rate fluctuations in countries or regions including Australia, Canada, Japan, Switzerland, the United Kingdom, the U.S. and the Eurozone. However, the Partnership also may take positions in futures contracts on the government debt of other nations. The General Partner anticipates that interest rates in the industrialized countries, both long-term and short-term, will remain the primary interest rate market exposure of the Partnership for the foreseeable future.

Metals — The Partnership’s metals market exposure is to fluctuations in the price of aluminum, copper, gold, lead, nickel, palladium, platinum, silver, tin and zinc.

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

The following tables present the fair value of open futures and forward currency contracts, held long or sold short, at December 31, 2011 and 2010. Fair value is presented on a gross basis even though the contracts are subject to master netting agreements and qualify for net presentation in the Statements of Financial Condition.

Fair Value of Futures and Forward Currency Contracts at December 31, 2011

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$4,507	$(75,527)	$326,720	$(6,860)	$248,840
Grains	152,750	-	-	(479,828)	(327,078)
Interest rates	1,856,055	(102,014)	3,571	(18,975)	1,738,637
Livestock	-	-	10,250	(14,240)	(3,990)
Metals	35,053	(256,668)	391,024	(313,334)	(143,925)
Softs	1,478	(82,241)	313,036	(34,467)	197,806
Stock indices	-	(8,545)	200,392	(338,215)	(146,368)

Total futures contracts	2,049,843	(524,995)	1,244,993	(1,205,919)	1,563,922

Forward currency contracts	545,371	(752,798)	1,768,206	(669,515)	891,264

Total futures and forward currency contracts	$2,595,214	$(1,277,793)	$3,013,199	$(1,875,434)	$2,455,186

Fair Value of Futures and Forward Currency Contracts at December 31, 2010

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$648,021	$(112,150)	$-	$(242,600)	$293,271
Grains	1,185,251	-	-	(127,613)	1,057,638
Interest rates	350,149	(80,730)	16,584	(33,066)	252,937
Livestock	102,440	-	-	(53,150)	49,290
Metals	1,917,417	-	-	(208,450)	1,708,967
Softs	529,281	(1,187)	3,046	(51,430)	479,710
Stock indices	1,116,187	(194,252)	91,892	(1,020)	1,012,807

Total futures contracts	5,848,746	(388,319)	111,522	(717,329)	4,854,620

Forward currency contracts	3,159,489	(541,981)	896,617	(1,509,186)	2,004,939

Total futures and forward currency contracts	$9,008,235	$(930,300)	$1,008,139	$(2,226,515)	$6,859,559

The effect of trading futures and forward currency contracts is represented on the Statements of Operations for the years ended December 31, 2011 and 2010, as “Net realized gains (losses) on closed positions: Futures and forward currency contracts” and “Net change in unrealized: Futures and forward currency contracts.” These trading gains and losses are detailed below:

Sector	2011	2010

Futures contracts:
Energies	$1,346,177	$(378,306)
Grains	(2,083,083)	2,620,758
Interest rates	14,294,439	13,303,526
Livestock	(546,970)	(74,760)
Metals	(304,743)	2,405,205
Softs	(333,859)	1,426,988
Stock indices	(12,477,064)	52,790

Total futures contracts	(105,103)	19,356,201

Forward currency contracts	(6,457,402)	4,584,706

Total futures and forward currency contracts	$(6,562,505)	$23,940,907

The following table presents the average notional value by sector of open futures and forward currency contracts in U.S. dollars for the years ended December 31, 2011 and 2010. The Partnership’s average net asset value during 2011 and 2010 was approximately $160,000,000 and $153,000,000, respectively.

	2011		2010
Sector	Long Positions	Short Positions	Long Positions	Short Positions

Futures contracts:
Energies	$23,735,030	$9,210,803	$32,190,501	$20,365,648
Grains	9,927,143	7,850,193	10,361,819	7,035,001
Interest rates	209,902,126	11,354,337	223,472,191	8,256,160
Livestock	1,069,706	1,473,250	2,919,060	898,394
Metals	14,906,326	8,041,000	20,337,887	1,960,006
Softs	3,278,980	2,093,887	5,133,305	1,253,533
Stock indices	44,688,417	14,185,773	84,065,157	2,568,160

Total futures contracts	307,507,728	54,209,243	378,479,920	42,336,902

Forward currency contracts	132,476,460	57,185,914	150,976,563	61,567,798

Total average notional	$439,984,188	$111,395,157	$529,456,483	$103,904,700

Notional values in the interest rate sector were calculated by converting the notional value in local currency of all open interest rate futures positions to 10-year equivalent fixed income instruments, translated to U.S. Dollars at each quarter end during 2011 and 2010. The 10-year note is often used as a benchmark for many types of fixed-income instruments and the General Partner believes it is a more meaningful representation of notional values of the Partnership’s open interest rate positions.

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

At December 31, 2011 and 2010, capital withdrawals payable of $8,005 and $625,835, respectively, was related to profit share allocated to the General Partner at each year-end and was subsequently paid.

******

- 23 -