Form 10-K, Exhibit 13
period 2012-12-31
NESTOR PARTNERS
filed 2013-03-28
CIK 888471

Nestor Partners (A New Jersey Limited Partnership) Financial Statements for the Years Ended December 31, 2012 and 2011, and Report of Independent Registered Public Accounting Firm

Nestor Partners

TABLE OF CONTENTS

Page(s)

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011:

Statements of Financial Condition	2

Condensed Schedules of Investments	3–6

Statements of Operations	7

Statements of Changes in Partners’ Capital	8

Statements of Financial Highlights	9

Notes to Financial Statements	10–22

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition, including the condensed schedules of investments, of Nestor Partners as of December 31, 2012 and 2011, and the related statements of operations, changes in partners’ capital, and financial highlights for each of the two years in the period ended December 31, 2012, are complete and accurate.

Harvey Beker, Co-Chief Executive Officer
Millburn Ridgefield Corporation
General Partner of Nestor Partners

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of Nestor Partners:

We have audited the accompanying statements of financial condition of Nestor Partners (the “Partnership”), including the condensed schedules of investments, as of December 31, 2012 and 2011, and the related statements of operations, changes in partners’ capital and financial highlights for each of the two years in the period ended December 31, 2012. These financial statements and financial highlights are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

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

In our opinion, such financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Nestor Partners as of December 31, 2012 and 2011, and the results of its operations, changes in its partners’ capital and its financial highlights for each of the two years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 14, 2013

NESTOR PARTNERS

STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 2012 AND 2011

	2012	2011
ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes — at fair value (amortized cost $28,389,695 and $16,853,952)	$28,396,041	$16,854,836
Net unrealized appreciation on open futures and forward currency contracts	2,496,110	2,651,806
Due from brokers	2,205,107	1,432,104
Cash denominated in foreign currencies (cost $1,359,884 and $347,456)	1,368,336	340,923

Total equity in trading accounts	34,465,594	21,279,669

INVESTMENTS IN U.S. TREASURY NOTES — at fair value (amortized cost $111,707,766 and $128,738,240)	111,733,763	128,739,557

CASH AND CASH EQUIVALENTS	2,226,883	10,849,407

ACCRUED INTEREST RECEIVABLE	646,507	771,589

TOTAL	$149,072,747	$161,640,222

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES:
Capital contributions received in advance	$873,000	$3,061,300
Net unrealized depreciation on open futures and forward currency contracts	943,951	196,620
Accrued brokerage fees	285,906	280,454
Due to brokers	-	201,403
Cash denominated in foreign currencies (cost -$428,893 and -$552,152)	438,694	551,021
Accrued expenses	146,185	245,831
Capital withdrawals payable	3,341,531	485,276
Due to General Partner	123	21

Total liabilities	6,029,390	5,021,926

PARTNERS’ CAPITAL	143,043,357	156,618,296

TOTAL	$149,072,747	$161,640,222

See notes to financial statements

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2012

	Net Unrealized
	Appreciation
	(Depreciation)	Net Unrealized
	as a % of	Appreciation
	Partners’ Capital	(Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS

FUTURES CONTRACTS
Long futures contracts:
Energies	0.54%	$776,587
Grains	(0.08)	(120,475)
Interest rates:
2 Year U.S. Treasury Note (1,238 contracts, settlement date March 2013)	0.06	87,593
5 Year U.S. Treasury Note (359 contracts, settlement date March 2013)	(0.01)	(14,391)
10 Year U.S. Treasury Note (165 contracts, settlement date March 2013)	(0.02)	(33,406)
30 Year U.S. Treasury Bond (32 contracts, settlement date March 2013)	(0.01)	(12,750)
Other interest rates	0.43	615,382

Total interest rates	0.45	642,428

Metals	0.05	68,455
Softs	0.00	4,385
Stock indices	0.66	940,708

Total long futures contracts	1.62	2,312,088

Short futures contracts:
Energies	(0.64)	(920,638)
Grains	0.04	67,207
Interest rates	0.01	10,171
Livestock	(0.00)	(3,220)
Metals	(0.19)	(274,237)
Softs	0.13	189,635
Stock indices	(0.02)	(33,060)

Total short futures contracts	(0.67)	(964,142)

TOTAL INVESTMENTS IN FUTURES CONTRACTS — Net	0.95	1,347,946

FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	(0.19)	(276,829)
Total short forward currency contracts	0.33	481,042

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS — Net	0.14	204,213

TOTAL	1.09%	$1,552,159

(Continued)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2012

U.S. TREASURY NOTES

		Fair Value
		as a % of
Face		Partners’	Fair
Amount	Description	Capital	Value

$37,990,000	U.S. Treasury notes, 0.625%, 02/28/2013	26.58%	$38,024,132
38,450,000	U.S. Treasury notes, 3.375%, 07/31/2013	27.38	39,169,436
52,880,000	U.S. Treasury notes, 0.125%, 09/30/2013	36.96	52,867,606
10,040,000	U.S. Treasury notes, 0.500%, 11/15/2013	7.04	10,068,630

	TOTAL INVESTMENTS IN U.S. TREASURY NOTES (amortized cost $140,097,461)	97.96%	$140,129,804

See notes to financial statements	(Concluded)

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

(Continued)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2011

U.S. TREASURY NOTES

		Fair Value
		as a % of
Face		Partners’	Fair
Amount	Description	Capital	Value

$37,990,000	U.S. Treasury notes, 0.875%, 02/29/2012	24.29%	$38,040,455
39,720,000	U.S. Treasury notes, 0.375%, 08/31/2012	25.41	39,791,372
55,980,000	U.S. Treasury notes, 4.250%, 09/30/2012	36.83	57,690,014
10,040,000	U.S. Treasury notes, 0.500%, 11/30/2012	6.43	10,072,552

	TOTAL INVESTMENTS IN U.S. TREASURY NOTES (amortized cost $145,592,192)	92.96%	$145,594,393

See notes to financial statements	(Concluded)

NESTOR PARTNERS

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011

INVESTMENT INCOME — Interest income	$215,270	$374,054

EXPENSES:
Brokerage fees	3,735,279	3,368,858
Administrative expenses	381,158	400,917
Custody fees	32,580	29,759

Total expenses	4,149,017	3,799,534

NET INVESTMENT LOSS	(3,933,747)	(3,425,480)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	(4,223,405)	(2,158,132)
Foreign exchange translation	13,207	(14,485)
Net change in unrealized:
Futures and forward currency contracts	(903,027)	(4,404,373)
Foreign exchange translation	4,053	(36,141)
Net gains (losses) from U.S. Treasury notes:
Realized	(4,225)	4,650
Net change in unrealized	30,142	(71,392)

Total net realized and unrealized losses	(5,083,255)	(6,679,873)

NET LOSS	(9,017,002)	(10,105,353)

LESS PROFIT SHARE TO GENERAL PARTNER	3,968	8,692

NET LOSS AFTER PROFIT SHARE TO GENERAL PARTNER	$(9,020,970)	$(10,114,045)

See notes to financial statements

NESTOR PARTNERS

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL
YEARS ENDED DECEMBER 31, 2012 AND 2011

		Special	New Profit
	Limited	Limited	Memo	General
	Partners	Partners	Account	Partner	Total

PARTNERS’ CAPITAL — January 1, 2011	$87,381,201	$71,314,986	$-	$3,825,701	$162,521,888

Contributions	22,825,712	-	-	-	22,825,712

Withdrawals	(14,366,700)	(3,749,246)	-	(508,005)	(18,623,951)

Net loss	(6,679,657)	(3,249,537)	(687)	(175,472)	(10,105,353)

General Partner’s allocation — profit share	(8,692)	-	8,692	-	-

Transfer of New Profit Memo Account to General Partner	-	-	(8,005)	8,005	-

PARTNERS’ CAPITAL — December 31, 2011	89,151,864	64,316,203	-	3,150,229	156,618,296

Contributions	15,693,900	13,664	-	-	15,707,564

Withdrawals	(16,773,439)	(3,488,094)	-	(3,968)	(20,265,501)

Net loss	(6,406,059)	(2,498,585)	-	(112,358)	(9,017,002)

General Partner’s allocation — profit share	(3,968)	-	3,968	-	-

Transfer of New Profit Memo Account to General Partner	-	-	(3,968)	3,968	-

PARTNERS’ CAPITAL — December 31, 2012	$81,662,298	$58,343,188	$-	$3,037,871	$143,043,357

See notes to financial statements

NESTOR PARTNERS

STATEMENTS OF FINANCIAL HIGHLIGHTS
YEARS ENDED DECEMBER 31, 2012 AND 2011

			Special
	Limited Partners		Limited Partners
	2012	2011	2012	2011

Ratios to average capital —
Net investment loss	(3.95)%	(3.51)%	(0.69)%	(0.50)%

Total expenses	4.09%	3.74%	0.83%	0.73%
Profit share allocation	0.00	0.01	-	-

Total expenses and profit share allocation	4.09%	3.75%	0.83%	0.73%

Total return before profit share allocation	(6.88)%	(7.53)%	(3.79)%	(4.71)%
Less profit share allocation	0.00	0.01	-	-

Total return after profit share allocation	(6.88)%	(7.54)%	(3.79)%	(4.71)%

See notes to financial statements

Nestor Partners
NOTES TO FINANCIAL STATEMENTS
Years ENDED dECEMBER 31, 2012 AND 2011

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

Cash and Cash Equivalents — Cash and cash equivalents includes cash and investments in Dreyfus Treasury Prime Cash Management, a short term U.S. government securities money market fund.

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

The Partnership’s administrative expenses included $120,329 and $89,711 in 2012 and 2011, respectively, which relates to legal and accounting services provided to the Partnership by an affiliate of the General Partner.

Income Taxes — The Income Taxes topic of the Codification clarifies the accounting for uncertainty in tax positions. This requires that the Partnership recognize in its financial statements the impact of any uncertain tax positions. Based on a review of the Partnership’s open tax years, 2009 to 2012, for the U.S. Federal jurisdiction, the New York, New Jersey and Connecticut State jurisdictions and the New York City jurisdiction, there are no uncertain tax positions. The Partnership is treated as a limited partnership for federal and state income tax reporting purposes and therefore the limited partners are responsible for the payment of taxes.

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

OTC derivatives, or forward currency contracts, are valued based on pricing models that consider the current market prices plus the time value of money (“forward points”) and contractual prices of the underlying financial instruments. The forward points from the quotation service providers are generally in periods of one month, two months, three months and six months forward while the contractual forward delivery dates for the foreign forward currency contracts traded by the Partnership may be in between these periods. The General Partner’s policy is to calculate the forward points for each contract being valued by determining the number of days from the date the forward currency contract is being valued to its maturity date and then using straight-line interpolation to calculate the valuation of forward points for the applicable forward currency contract. Model inputs can generally be verified and model selection does not involve significant management judgment. Such instruments are typically classified within Level 2 of the fair value hierarchy.

During the years ended December 31, 2012 and 2011 there were no transfers of assets or liabilities between Level 1 and Level 2. The following table represents the Partnership’s investments by hierarchical level as of December 31, 2012 and 2011 in valuing the Partnership’s investments at fair value. At December 31, 2012 and 2011, the Partnership held no assets or liabilities classified in Level 3.

Financial Assets at Fair Value as of December 31, 2012
	Level 1	Level 2	Total

U.S. Treasury Notes (1)	$140,129,804	$-	$140,129,804
Short-Term Money Market Fund*	2,041,883	-	2,041,883
Exchange-Traded Futures Contracts
Energies	(144,051)	-	(144,051)
Grains	(53,268)	-	(53,268)
Interest rates	652,599	-	652,599
Livestock	(3,220)	-	(3,220)
Metals	(205,782)	-	(205,782)
Softs	194,020	-	194,020
Stock indices	907,648	-	907,648

Total exchange-traded futures contracts	1,347,946	-	1,347,946

Over-the-Counter Forward Currency Contracts	-	204,213	204,213

Total futures and forward currency contracts (2)	1,347,946	204,213	1,552,159

Total financial assets at fair value	$143,519,633	$204,213	$143,723,846

Per line item in Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in brokers' trading accounts as collateral			$28,396,041
Investments in U.S. Treasury notes held in custody			111,733,763
Total investments in U.S. Treasury notes			$140,129,804

(2)
Net unrealized appreciation on futures and forward currency contracts			$2,496,110
Net unrealized depreciation on futures and forward currency contracts			(943,951)
Total unrealized appreciation on futures and forward currency contracts			$1,552,159

*The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

Financial Assets at Fair Value as of December 31, 2011
	Level 1	Level 2	Total

U.S. Treasury Notes (1)	$145,594,393	$-	$145,594,393
Short-Term Money Market Fund*	10,689,407	-	10,689,407
Exchange-Traded Futures Contracts
Energies	248,840	-	248,840
Grains	(327,078)	-	(327,078)
Interest rates	1,738,637	-	1,738,637
Livestock	(3,990)	-	(3,990)
Metals	(143,925)	-	(143,925)
Softs	197,806	-	197,806
Stock indices	(146,368)	-	(146,368)

Total exchange-traded futures contracts	1,563,922	-	1,563,922

Over-the-Counter Forward Currency Contracts	-	891,264	891,264

Total futures and forward currency contracts (2)	1,563,922	891,264	2,455,186

Total financial assets at fair value	$157,847,722	$891,264	$158,738,986

Per line item in Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in brokers' trading accounts as collateral			$16,854,836
Investments in U.S. Treasury notes held in custody			128,739,557
Total investments in U.S. Treasury notes			$145,594,393

(2)
Net unrealized appreciation on futures and forward currency contracts			$2,651,806
Net unrealized depreciation on futures and forward currency contracts			(196,620)
Total unrealized appreciation on futures and forward currency contracts			$2,455,186

*The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

Recent Accounting Standards — In December 2011, FASB issued ASU 2011-11, “Disclosures about Offsetting Assets and Liabilities” which creates a new disclosure requirement about the nature of an entity’s rights of setoff and the related arrangement associated with its financial instruments and derivative instruments. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the Statements of Financial Condition and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of International Financial Reporting Standards. The disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Partnership should also provide the disclosures retrospectively for all comparative periods presented. The General Partner does not expect adoption of ASU 2011-11 to materially impact the Partnership’s financial statements.

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

At December 31, 2012 and 2011, due from and due to brokers balances in the Statements of Financial Condition include net cash receivable from each broker and net cash payable to each broker, respectively.

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

The Partnership is party to derivative financial instruments in the normal course of its business. These financial instruments include futures and forward currency contracts which may be traded on an exchange or OTC.

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

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Partnership must rely solely on the credit of the individual counterparties. The contract amounts of the forward currency and futures contracts do not represent the Partnership’s risk of loss due to counterparty nonperformance. The Partnership’s exposure to credit risk associated with counterparty nonperformance of these contracts is limited to the unrealized gains inherent in such contracts, which are recognized in the Statements of Financial Condition, plus the value of margin or collateral held by the counterparty. The amount of such credit risk was $15,616,290 and $6,330,970 at December 31, 2012 and 2011, respectively.

The General Partner has established procedures to actively monitor market risk and minimize credit risk, although there can be no assurance that it will in fact succeed in doing so. The General Partner’s market risk control procedures include diversification of the Partnership’s portfolio and continuously monitoring the portfolio’s open positions, historical volatility and maximum historical loss. The General Partner seeks to minimize credit risk primarily by depositing and maintaining the Partnership’s assets at financial institutions and brokers which the General Partner believes to be creditworthy. The Partnership’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures transactions of the Partnership are cleared by major securities firms, pursuant to customer agreements, including Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. (a wholly owned subsidiary of Deutsche Bank AG), J.P. Morgan Securities LLC., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Newedge USA, LLC (a wholly owned subsidiary of Newedge Group which is owned by Société Générale (50%) and Calyon (50%)). The Partnership ceased clearing trades through Newedge USA, LLC during September 2012. For all forward currency transactions, the Partnership utilizes three prime brokers, Barclays Bank PLC, Deutsche Bank AG and Morgan Stanley & Co., LLC.

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

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in U.S. Dollars, is detailed below:

	December 31,
	2012		2011
	Total Net		Total Net
	Unrealized		Unrealized
	Appreciation	Percent of	Appreciation	Percent of
Currency type	(Depreciation)	Total	(Depreciation)	Total

Australian dollar	$(321,344)	(20.70)%	$245,535	10.00%
British pound	(87,811)	(5.66)	53,687	2.19
Canadian dollar	(10,071)	(0.65)	166,121	6.77
Czech koruna	45,308	2.92	30,579	1.25
Euro	932,881	60.10	708,815	28.87
Hong Kong dollar	73,435	4.73	(8,962)	(0.37)
Hungarian forint	(298,280)	(19.22)	23,693	0.96
Japanese yen	558,505	35.98	547,310	22.29
Korean won	4,325	0.28	(37,697)	(1.54)
Mexican peso	1,986	0.13	(8)	(0.00)
New Zealand dollar	-	-	112,166	4.57
Norwegian krone	(4,125)	(0.27)	(178,074)	(7.25)
Polish zloty	106,236	6.85	(5,586)	(0.23)
Romanian leu	9,544	0.62	5,693	0.23
Singapore dollar	5,763	0.37	17,681	0.72
South African rand	(5,614)	(0.36)	(2,005)	(0.08)
Swedish krona	(62,523)	(4.03)	(70,087)	(2.85)
Swiss franc	(5,355)	(0.35)	123,026	5.01
Taiwan dollar	8,283	0.54	(31,746)	(1.29)
Thai baht	14,937	0.96	1,457	0.06
Turkish lira	(20,058)	(1.29)	(11,436)	(0.47)
U.S. dollar	606,137	39.05	765,024	31.16

Total	$1,552,159	100.00%	$2,455,186	100.00%

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

The Partnership engages in the speculative trading of futures and forward contracts on agricultural commodities, currencies, energies, interest rates, metals and stock indices. The following were the primary trading risk exposures of the Partnership at December 31, 2012 and 2011 by market sector:

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

Interest Rates — Interest rate movements directly affect the price of the sovereign bond futures positions held by the Partnership and indirectly the value of its stock index and currency positions. Interest rate movements in one country as well as relative interest rate movements between countries may materially impact the Partnership’s profitability. The Partnership’s primary interest rate exposure is to interest rate fluctuations in countries or regions including Australia, Canada, Japan, Switzerland, the United Kingdom, the U.S. and the Eurozone. However, the Partnership also may take positions in futures contracts on the government debt of other nations. The General Partner anticipates that interest rates in these industrialized countries, both long-term and short-term, will remain the primary interest rate market exposure of the Partnership for the foreseeable future.

Metals — The Partnership’s metals market exposure is to fluctuations in the price of aluminum, copper, gold, lead, nickel, palladium, platinum, silver, tin and zinc.

Stock Indices — The Partnership’s equity exposure, through stock index futures, is to equity price risk in the major industrialized countries as well as other countries.

The Derivatives and Hedging topic of the Codification requires entities to recognize in the Statements of Financial Condition all derivative contracts as assets or liabilities. Fair values of futures and forward currency contracts in a net asset position are recorded in the Statements of Financial Condition as “Net unrealized appreciation on open futures and forward currency contracts.” Fair value of futures and forward currency contracts in a liability position are recorded in the Statements of Financial Condition as “Net unrealized depreciation on open futures and forward currency contracts.” The Partnership’s policy regarding fair value measurement is discussed in Note 2.

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

The following tables present the fair value of open futures and forward currency contracts, held long or sold short, at December 31, 2012 and 2011. Fair value is presented on a gross basis even though the contracts are subject to master netting agreements and qualify for net presentation in the Statements of Financial Condition.

Fair Value of Futures and Forward Currency Contracts at December 31, 2012

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$783,955	$(7,368)	$49,968	$(970,606)	$(144,051)
Grains	-	(120,475)	74,045	(6,838)	(53,268)
Interest rates	1,159,021	(516,593)	10,171	-	652,599
Livestock	-	-	480	(3,700)	(3,220)
Metals	91,984	(23,529)	645	(274,882)	(205,782)
Softs	4,385	-	243,519	(53,884)	194,020
Stock indices	1,064,657	(123,949)	-	(33,060)	907,648

Total futures contracts	3,104,002	(791,914)	378,828	(1,342,970)	1,347,946

Forward currency contracts	1,505,439	(1,782,268)	1,788,055	(1,307,013)	204,213

Total futures and forward currency contracts	$4,609,441	$(2,574,182)	$2,166,883	$(2,649,983)	$1,552,159

Fair Value of Futures and Forward Currency Contracts at December 31, 2011

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$4,507	$(75,527)	$326,720	$(6,860)	$248,840
Grains	152,750	-	-	(479,828)	(327,078)
Interest rates	1,856,055	(102,014)	3,571	(18,975)	1,738,637
Livestock	-	-	10,250	(14,240)	(3,990)
Metals	35,053	(256,668)	391,024	(313,334)	(143,925)
Softs	1,478	(82,241)	313,036	(34,467)	197,806
Stock indices	-	(8,545)	200,392	(338,215)	(146,368)

Total futures contracts	2,049,843	(524,995)	1,244,993	(1,205,919)	1,563,922

Forward currency contracts	545,371	(752,798)	1,768,206	(669,515)	891,264

Total futures and forward currency contracts	$2,595,214	$(1,277,793)	$3,013,199	$(1,875,434)	$2,455,186

The effect of trading futures and forward currency contracts is represented on the Statements of Operations for the years ended December 31, 2012 and 2011, as “Net realized gains (losses) on closed positions: Futures and forward currency contracts” and “Net change in unrealized: Futures and forward currency contracts.” These trading gains and losses are detailed below:

Sector	2012	2011

Futures contracts:
Energies	$(2,999,758)	$1,346,177
Grains	(1,953,245)	(2,083,083)
Interest rates	6,291,318	14,294,439
Livestock	(314,470)	(546,970)
Metals	(3,273,993)	(304,743)
Softs	737,902	(333,859)
Stock indices	141,145	(12,477,064)

Total futures contracts	(1,371,101)	(105,103)

Forward currency contracts	(3,755,331)	(6,457,402)

Total futures and forward currency contracts	$(5,126,432)	$(6,562,505)

The following table presents the average notional value by sector of open futures and forward currency contracts in U.S. dollars for the years ended December 31, 2012 and 2011. The Partnership’s average net asset value during 2012 and 2011 was approximately $152,000,000 and $160,000,000, respectively.

	2012		2011
Sector	Long Positions	Short Positions	Long Positions	Short Positions

Futures contracts:
Energies	$19,280,778	$23,709,518	$23,735,030	$9,210,803
Grains	6,912,792	5,041,917	9,927,143	7,850,193
Interest rates	349,445,189	3,300,714	209,902,126	11,354,337
Livestock	-	1,578,968	1,069,706	1,473,250
Metals	6,518,015	11,379,690	14,906,326	8,041,000
Softs	914,667	6,957,297	3,278,980	2,093,887
Stock indices	54,739,807	15,331,947	44,688,417	14,185,773

Total futures contracts	437,811,248	67,300,051	307,507,728	54,209,243

Forward currency contracts	117,572,275	91,427,209	132,476,460	57,185,914

Total average notional	$555,383,523	$158,727,260	$439,984,188	$111,395,157

Notional values in the interest rate sector were calculated by converting the notional value in local currency of all open interest rate futures positions to 10-year equivalent fixed income instruments, translated to U.S. Dollars at each quarter end during 2012 and 2011. The 10-year note is often used as a benchmark for many types of fixed-income instruments and the General Partner believes it is a more meaningful representation of notional values of the Partnership’s open interest rate positions.

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

At December 31, 2012 and 2011, capital withdrawals payable of $3,968 and $8,005, respectively, was related to profit share allocated to the General Partner at each year-end and was subsequently paid.

* * * * * *

- 22 -