Form 10-K, Exhibit 13
period 2013-12-31
NESTOR PARTNERS
filed 2014-03-27
CIK 888471

Nestor Partners

(A New Jersey Limited Partnership)

Financial Statements for the Years Ended December 31,

2013 and 2012, and Report of Independent Registered

Public Accounting Firm

NESTOR PARTNERS

TABLE OF CONTENTS

Page(s)

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012:

Statements of Financial Condition	2

Condensed Schedules of Investments	3–6

Statements of Operations	7

Statements of Changes in Partners’ Capital	8

Statements of Financial Highlights	9

Notes to Financial Statements	10–28

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition, including the condensed schedules of investments, of Nestor Partners as of December 31, 2013 and 2012, and the related statements of operations, changes in partners’ capital, and financial highlights for each of the two years in the period ended December 31, 2013, are complete and accurate.

Harvey Beker, Co-Chief Executive Officer

Millburn Ridgefield Corporation

General Partner of Nestor Partners

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of Nestor Partners:

We have audited the accompanying statements of financial condition of Nestor Partners (the “Partnership”), including the condensed schedules of investments, as of December 31, 2013 and 2012, and the related statements of operations, changes in partners’ capital and the financial highlights for each of the two years in the period ended December 31, 2013. These financial statements and financial highlights are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2013 by correspondence with the custodian and brokers. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Nestor Partners as of December 31, 2013 and 2012, and the results of its operations, changes in its partners’ capital and the financial highlights for each of the two years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 20, 2014

NESTOR PARTNERS

STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 2013 AND 2012

	2013	2012
ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes — at fair value (amortized cost $27,505,889 and $28,389,695)	$27,509,188	$28,396,041
Net unrealized appreciation on open futures and forward currency contracts	3,134,932	2,496,110
Due from brokers	1,775,697	2,205,107
Cash denominated in foreign currencies (cost $3,316,796 and $1,359,884)	3,319,987	1,368,336

Total equity in trading accounts	35,739,804	34,465,594

INVESTMENTS IN U.S. TREASURY NOTES — at fair value (amortized cost $82,000,337 and $111,707,766)	82,011,307	111,733,763

CASH AND CASH EQUIVALENTS	4,135,215	2,226,883

ACCRUED INTEREST RECEIVABLE	261,737	646,507

TOTAL	$122,148,063	$149,072,747

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
Capital contributions received in advance	$225,000	$873,000
Net unrealized depreciation on open futures and forward currency contracts	215,372	943,951
Accrued brokerage fees	218,459	285,906
Due to brokers	1,698,720	-
Cash denominated in foreign currencies (cost $0 and -$428,893)	-	438,694
Accrued expenses	111,175	146,185
Capital withdrawals payable	2,323,360	3,341,531
Due to General Partner	333	123

Total liabilities	4,792,419	6,029,390

PARTNERS' CAPITAL	117,355,644	143,043,357

TOTAL	$122,148,063	$149,072,747

See notes to financial statements

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2013

	Net Unrealized Appreciation/ (Depreciation) as a % of Partners' Capital	Net Unrealized Appreciation/ (Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS
FUTURES CONTRACTS
Long futures contracts:
Energies	(0.06)%	$(73,768)
Grains	(0.29)	(340,967)
Interest rates	(0.79)	(926,200)
Livestock	0.02	20,440
Metals	1.28	1,510,274
Softs	(0.02)	(28,512)
Stock indices	2.55	2,992,958

Total long futures contracts	2.69	3,154,225

Short futures contracts:
Energies	(0.05)	(62,968)
Grains	0.24	278,024
Interest rates
5 Year U.S. Treasury Note (-246 contracts, settlement date March 2014)	0.00	4,438
10 Year U.S. Treasury Note (-44 contracts, settlement date March 2014)	0.01	5,672
Other	(0.05)	(58,963)

Total interest rates	(0.04)	(48,853)

Livestock	(0.01)	(6,250)
Metals	(0.44)	(521,505)
Softs	0.03	41,728
Stock indices	0.05	62,660

Total short futures contracts	(0.22)	(257,164)

TOTAL INVESTMENTS IN FUTURES CONTRACTS — Net	2.47	2,897,061
FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	(0.09)	(106,168)
Total short forward currency contracts	0.11	128,667

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS — Net	0.02	22,499

TOTAL	2.49%	$2,919,560

(Continued)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2013

U.S. TREASURY NOTES

Face Amount	Description	Fair Value as a % of Partners' Capital	Fair Value

$34,890,000	U.S. Treasury notes, 1.250%, 03/15/2014	29.80%	$34,973,136
10,040,000	U.S. Treasury notes, 1.000%, 05/15/2014	8.58	10,073,924
32,970,000	U.S. Treasury notes, 0.625%, 07/15/2014	28.18	33,064,016
31,380,000	U.S. Treasury notes, 0.250%, 09/15/2014	26.76	31,409,419

	TOTAL INVESTMENTS IN U.S. TREASURY NOTES (amortized cost $109,506,226)	93.32%	$109,520,495

See notes to financial statements	(Concluded)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2012

	Net Unrealized Appreciation/ (Depreciation) as a % of Partners' Capital	Net Unrealized Appreciation/ (Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS
FUTURES CONTRACTS
Long futures contracts:
Energies	0.54%	$776,587
Grains	(0.08)	(120,475)
Interest rates
2 Year U.S. Treasury Note (1,238 contracts, settlement date March 2013)	0.06	87,593
5 Year U.S. Treasury Note (359 contracts, settlement date March 2013)	(0.01)	(14,391)
10 Year U.S. Treasury Note (165 contracts, settlement date March 2013)	(0.02)	(33,406)
30 Year U.S. Treasury Bond (32 contracts, settlement date March 2013)	(0.01)	(12,750)
Other	0.43	615,382

Total interest rates	0.45	642,428

Metals	0.05	68,455
Softs	0.00	4,385
Stock indices	0.66	940,708

Total long futures contracts	1.62	2,312,088

Short futures contracts:
Energies	(0.64)	(920,638)
Grains	0.04	67,207
Interest rates	0.01	10,171
Livestock	(0.00)	(3,220)
Metals	(0.19)	(274,237)
Softs	0.13	189,635
Stock indices	(0.02)	(33,060)

Total short futures contracts	(0.67)	(964,142)

TOTAL INVESTMENTS IN FUTURES CONTRACTS — Net	0.95	1,347,946

FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	(0.19)	(276,829)
Total short forward currency contracts	0.33	481,042

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS — Net	0.14	204,213

TOTAL	1.09%	$1,552,159

(Continued)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2012

U.S. TREASURY NOTES

Face Amount	Description	Fair Value as a % of Partners' Capital	Fair Value

$37,990,000	U.S. Treasury notes, 0.625%, 02/28/2013	26.58%	$38,024,132
38,450,000	U.S. Treasury notes, 3.375%, 07/31/2013	27.38	39,169,436
52,880,000	U.S. Treasury notes, 0.125%, 09/30/2013	36.96	52,867,606
10,040,000	U.S. Treasury notes, 0.500%, 11/15/2013	7.04	10,068,630

	TOTAL INVESTMENTS IN U.S. TREASURY NOTES (amortized cost $140,097,461)	97.96%	$140,129,804

See notes to financial statements	(Concluded)

NESTOR PARTNERS

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012

INVESTMENT INCOME — Interest income	$211,792	$215,270

EXPENSES:
Brokerage fees	3,418,662	3,735,279
Administrative expenses	332,718	381,158
Custody fees and other expenses	28,814	32,580

Total expenses	3,780,194	4,149,017

NET INVESTMENT LOSS	(3,568,402)	(3,933,747)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	(6,524,991)	(4,223,405)
Foreign exchange translation	(78,602)	13,207
Net change in unrealized:
Futures and forward currency contracts	1,367,401	(903,027)
Foreign exchange translation	4,540	4,053
Net gains (losses) from U.S. Treasury notes:
Realized	4,041	(4,225)
Net change in unrealized	(18,074)	30,142

Total net realized and unrealized losses	(5,245,685)	(5,083,255)

NET LOSS	(8,814,087)	(9,017,002)

LESS PROFIT SHARE TO GENERAL PARTNER	751	3,968

NET LOSS AFTER PROFIT SHARE TO GENERAL PARTNER	$(8,814,838)	$(9,020,970)

See notes to financial statements

NESTOR PARTNERS

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
YEARS ENDED DECEMBER 31, 2013 AND 2012

	Limited Partners	Special Limited Partners	New Profit Memo Account	General Partner	Total

PARTNERS' CAPITAL — January 1, 2012	$89,151,864	$64,316,203	$-	$3,150,229	$156,618,296

Contributions	15,693,900	13,664	-	-	15,707,564

Withdrawals	(16,773,439)	(3,488,094)	-	(3,968)	(20,265,501)

Net loss	(6,406,059)	(2,498,585)	-	(112,358)	(9,017,002)

General Partner's allocation — profit share	(3,968)	-	3,968	-	-

Transfer of New Profit Memo Account to General Partner	-	-	(3,968)	3,968	-

PARTNERS' CAPITAL — December 31, 2012	81,662,298	58,343,188	-	3,037,871	143,043,357

Contributions	4,507,000	2,131,417	-	-	6,638,417

Withdrawals	(18,221,797)	(4,589,498)	-	(700,748)	(23,512,043)

Net loss	(6,070,764)	(2,621,748)	(3)	(121,572)	(8,814,087)

General Partner's allocation — profit share	(751)	-	751	-	-

Transfer of New Profit Memo Account to General Partner	-	-	(748)	748	-

PARTNERS' CAPITAL — December 31, 2013	$61,875,986	$53,263,359	$-	$2,216,299	$117,355,644

See notes to financial statements

NESTOR PARTNERS

STATEMENTS OF FINANCIAL HIGHLIGHTS
YEARS ENDED DECEMBER 31, 2013 AND 2012

	Limited Partners		Special Limited Partners
	2013	2012	2013	2012

Ratios to average capital —
Net investment loss	(4.19)%	(3.95)%	(0.83)%	(0.69)%

Total expenses	4.35%	4.09%	0.99%	0.83%
Profit share allocation	0.00%	0.00%	0.00%	0.00%

Total expenses and profit share allocation	4.35%	4.09%	0.99%	0.83%

Total return before profit share allocation	(7.65)%	(6.88)%	(4.50)%	(3.79)%
Less profit share allocation	0.00%	0.00%	0.00%	0.00%

Total return after profit share allocation	(7.65)%	(6.88)%	(4.50)%	(3.79)%

See notes to financial statements

NESTOR PARTNERS

NOTES TO FINANCIAL STATEMENTS

Years ENDED dECEMBER 31, 2013 AND 2012

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

Cash Denominated in Foreign Currencies — Includes foreign currency cash held at the Partnership’s trading counterparties.

Foreign Currency Translation — Assets and liabilities denominated in foreign currencies are translated to U.S. Dollars at prevailing exchange rates of such currencies. Purchases and sales of investments are translated to U.S. Dollars at the exchange rate prevailing when such transactions occurred.

Brokerage Fees — The Agreement provides that the Partnership shall charge the limited partners’ capital accounts and pay the General Partner brokerage fees at a fixed rate of 0.542% per month of net asset value (6.5% per annum) of limited partnership interests. Effective July 1, 2003, the General Partner reduced the brokerage fee rate to 0.458% per month of net asset value (5.5% per annum) and effective January 1, 2014, the General Partner reduced the brokerage fee rate to 0.417% per month of net asset value (5.0% per annum). The General Partner retains the right to charge less than the annual brokerage rate except as specified in the Agreement.

Administrative Expenses — The Partnership bears expenses, including periodic legal, accounting and filing fees, up to an amount equal to 1/4 of 1% per annum of the average net assets of the Partnership. The General Partner bears any excess over such amounts. The Partnership will pay any extraordinary expenses applicable to it.

The Partnership’s administrative expenses included $111,175 and $120,329 in 2013 and 2012, respectively, which relates to legal and accounting services provided to the Partnership by The Millburn Corporation, an affiliate of the General Partner.

Income Taxes — The Partnership is treated as a limited partnership for federal and state income tax reporting purposes. Accordingly, the Partnership prepares calendar year U.S. federal and applicable state tax returns and reports to the partners their allocable shares of the Partnership’s income, expenses and trading gains or losses. No provision for income taxes has been made in the accompanying financial statements as the partners are responsible for the payment of taxes.

The Income Taxes topic of the Codification clarifies the accounting for uncertainty in tax positions. This requires that the Partnership recognize in its financial statements the impact of any uncertain tax positions. Based on a review of the Partnership’s open tax years, 2010 to 2013, the General Partner has determined that no reserves for uncertain tax positions were required.

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

Spot currency contracts are valued based on current market prices (“Spot Price”). Forward currency contracts are valued based on pricing models that consider the Spot Price plus the financing cost or benefit (“Forward Point”). Forward Points from the quotation service providers are generally in periods of one month, two months, three months, six months, nine months and twelve months forward while the contractual forward delivery dates for the forward currency contracts traded by the Partnership may be in between these periods. The General Partner’s policy to determine fair value for forward currency contracts involves first calculating the number of months from the date the forward currency contract is being valued to its maturity date (“Months to Maturity”), then identifying the forward currency contracts for the two forward months that are closest to the Months to Maturity (“Forward Month Contracts”). Linear interpolation is then performed between the dates of these two Forward Month Contracts to calculate the interpolated forward point. Model inputs can generally be verified and model selection does not involve significant management judgment. Such instruments are typically classified within Level 2 of the fair value hierarchy.

During the years ended December 31, 2013 and 2012 there were no transfers of assets or liabilities between Level 1 and Level 2. The following table represents the Partnership’s investments by hierarchical level as of December 31, 2013 and 2012 in valuing the Partnership’s investments at fair value. At December 31, 2013 and 2012, the Partnership held no assets or liabilities classified in Level 3.

Financial assets and liabilities at fair value as of December 31, 2013

	Level 1	Level 2	Total

U.S. Treasury Notes (1)	$109,520,495	$-	$109,520,495
Short-Term Money Market Fund*	3,885,215	-	3,885,215
Exchange-Traded Futures Contracts
Energies	(136,736)	-	(136,736)
Grains	(62,943)	-	(62,943)
Interest rates	(975,053)	-	(975,053)
Livestock	14,190	-	14,190
Metals	988,769	-	988,769
Softs	13,216	-	13,216
Stock indices	3,055,618	-	3,055,618

Total exchange-traded futures contracts	2,897,061	-	2,897,061

Over-the-Counter Forward Currency Contracts	-	22,499	22,499

Total futures and forward currency contracts (2)	2,897,061	22,499	2,919,560

Total financial assets at fair value	$116,302,771	$22,499	$116,325,270

Per line item in Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in equity trading accounts (as collateral)			$27,509,188
Investments in U.S. Treasury notes			82,011,307
Total investments in U.S. Treasury notes			$109,520,495

(2)
Net unrealized appreciation on open futures and forward currency contracts			$3,134,932
Net unrealized depreciation on open futures and forward currency contracts			(215,372)
Total unrealized appreciation on open futures and forward currency contracts			$2,919,560

*The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

Financial assets and liabilities at fair value as of December 31, 2012

	Level 1	Level 2	Total

U.S. Treasury Notes (1)	$140,129,804	$-	$140,129,804
Short-Term Money Market Fund*	2,041,883	-	2,041,883
Exchange-Traded Futures Contracts
Energies	(144,051)	-	(144,051)
Grains	(53,268)	-	(53,268)
Interest rates	652,599	-	652,599
Livestock	(3,220)	-	(3,220)
Metals	(205,782)	-	(205,782)
Softs	194,020	-	194,020
Stock indices	907,648	-	907,648

Total exchange-traded futures contracts	1,347,946	-	1,347,946

Over-the-Counter Forward Currency Contracts	-	204,213	204,213

Total futures and forward currency contracts (2)	1,347,946	204,213	1,552,159

Total financial assets at fair value	$143,519,633	$204,213	$143,723,846

Per line item in Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in equity trading accounts (as collateral)			$28,396,041
Investments in U.S. Treasury notes			111,733,763
Total investments in U.S. Treasury notes			$140,129,804

(2)
Net unrealized appreciation on open futures and forward currency contracts			$2,496,110
Net unrealized depreciation on open futures and forward currency contracts			(943,951)
Total unrealized appreciation on open futures and forward currency contracts			$1,552,159

*The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

3.	PROFIT SHARE ALLOCATION

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

At December 31, 2013 and 2012, due from and due to brokers balances in the Statements of Financial Condition include net cash receivable from each broker and net cash payable to each broker, respectively.

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

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Partnership must rely solely on the credit of the individual counterparties. The contract amounts of the forward currency and futures contracts do not represent the Partnership’s risk of loss due to counterparty nonperformance. The Partnership’s exposure to credit risk associated with counterparty nonperformance of these forward currency contracts is limited to the unrealized gains inherent in such contracts, which are recognized in the Statements of Financial Condition, plus the value of margin or collateral held in cash and U.S. Treasury Notes by the counterparty. The amount of such credit risk was $9,139,654 and $15,616,290 at December 31, 2013 and 2012, respectively.

The General Partner has established procedures to actively monitor market risk and minimize credit risk, although there can be no assurance that it will in fact succeed in doing so. The General Partner’s market risk control procedures include diversification of the Partnership’s portfolio and continuously monitoring the portfolio’s open positions, historical volatility and maximum historical loss. The General Partner seeks to minimize credit risk primarily by depositing and maintaining the Partnership’s assets at financial institutions and brokers which the General Partner believes to be creditworthy. The Partnership’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures transactions of the Partnership are cleared by major securities firms, pursuant to customer agreements, including Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. (a wholly owned subsidiary of Deutsche Bank AG), J.P. Morgan Securities LLC., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Newedge USA, LLC (a wholly owned subsidiary of Newedge Group which is owned by Société Générale (50%) and Calyon (50%)), collectively the “Futures Clearing Brokers.” The Partnership ceased clearing trades through Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Newedge USA, LLC during July 2013, June 2013 and September 2012, respectively. For all forward currency transactions, the Partnership utilizes three prime brokers, Barclays Bank PLC, Deutsche Bank AG and Morgan Stanley & Co., LLC, collectively the “FX Prime Brokers.”

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

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in U.S. Dollars, is detailed below:

	December 31,
	2013		2012
	Total Net		Total Net
	Unrealized		Unrealized
	Appreciation	Percent of	Appreciation	Percent of
Currency type	(Depreciation)	Total	(Depreciation)	Total

Australian dollar	$237,593	8.14%	$(321,344)	(20.70)%
British pound	75,711	2.59	(87,811)	(5.66)
Canadian dollar	165,864	5.68	(10,071)	(0.65)
Czech koruna	(4,219)	(0.15)	45,308	2.92
Euro	731,360	25.05	932,881	60.10
Hong Kong dollar	125,970	4.31	73,435	4.73
Hungarian forint	6,931	0.24	(298,280)	(19.22)
Japanese yen	457,232	15.66	558,505	35.98
Korean won	86,754	2.97	4,325	0.28
Malaysian ringgit	13,169	0.45	-	-
Mexican peso	-	-	1,986	0.13
Norwegian krone	(14,366)	(0.49)	(4,125)	(0.27)
Polish zloty	39,628	1.36	106,236	6.85
Romanian leu	-	-	9,544	0.62
Singapore dollar	36,708	1.26	5,763	0.37
South African rand	165,131	5.66	(5,614)	(0.36)
Swedish krona	(33,359)	(1.14)	(62,523)	(4.03)
Swiss franc	-	-	(5,355)	(0.35)
Taiwan dollar	-	-	8,283	0.54
Thai baht	-	-	14,937	0.96
Turkish lira	240,052	8.22	(20,058)	(1.29)
U.S. dollar	589,401	20.19	606,137	39.05

Total	$2,919,560	100.00%	$1,552,159	100.00%

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

The Partnership engages in the speculative trading of futures and forward contracts on agricultural commodities, currencies, energies, interest rates, metals and stock indices. The following were the primary trading risk exposures of the Partnership at December 31, 2013 and 2012 by market sector:

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

The following tables present the fair value of open futures and forward currency contracts, held long or sold short, at December 31, 2013 and 2012. Fair value is presented on a gross basis even though the contracts are subject to master netting agreements and qualify for net presentation in the Statements of Financial Condition.

Fair Value of Futures and Forward Currency Contracts at December 31, 2013

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$156,261	$(230,029)	$56,410	$(119,378)	$(136,736)
Grains	4,673	(345,640)	283,023	(4,999)	(62,943)
Interest rates	148,106	(1,074,306)	44,116	(92,969)	(975,053)
Livestock	22,330	(1,890)	3,780	(10,030)	14,190
Metals	1,644,571	(134,297)	58,546	(580,051)	988,769
Softs	5,479	(33,991)	53,863	(12,135)	13,216
Stock indices	3,010,177	(17,219)	72,260	(9,600)	3,055,618
Total futures contracts	4,991,597	(1,837,372)	571,998	(829,162)	2,897,061

Forward currency contracts	936,496	(1,042,664)	371,418	(242,751)	22,499

Total futures and forward currency contracts	$5,928,093	$(2,880,036)	$943,416	$(1,071,913)	$2,919,560

Fair Value of Futures and Forward Currency Contracts at December 31, 2012

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$783,955	$(7,368)	$49,968	$(970,606)	$(144,051)
Grains	-	(120,475)	74,045	(6,838)	(53,268)
Interest rates	1,159,021	(516,593)	10,171	-	652,599
Livestock	-	-	480	(3,700)	(3,220)
Metals	91,984	(23,529)	645	(274,882)	(205,782)
Softs	4,385	-	243,519	(53,884)	194,020
Stock indices	1,064,657	(123,949)	-	(33,060)	907,648
Total futures contracts	3,104,002	(791,914)	378,828	(1,342,970)	1,347,946

Forward currency contracts	1,505,439	(1,782,268)	1,788,055	(1,307,013)	204,213

Total futures and forward currency contracts	$4,609,441	$(2,574,182)	$2,166,883	$(2,649,983)	$1,552,159

The effect of trading futures and forward currency contracts is represented on the Statements of Operations for the years ended December 31, 2013 and 2012, as “Net realized gains (losses) on closed positions: Futures and forward currency contracts” and “Net change in unrealized: Futures and forward currency contracts.” These trading gains and losses are detailed below:

Sector	2013	2012

Futures contracts:
Energies	$(3,222,271)	$(2,999,758)
Grains	1,021,696	(1,953,245)
Interest rates	(10,725,452)	6,291,318
Livestock	4,340	(314,470)
Metals	(1,102,965)	(3,273,993)
Softs	387,531	737,902
Stock indices	13,926,067	141,145

Total futures contracts	288,946	(1,371,101)

Forward currency contracts	(5,446,536)	(3,755,331)

Total futures and forward currency contracts	$(5,157,590)	$(5,126,432)

The following table presents the average notional value by sector of open futures and forward currency contracts in U.S. dollars for the years ended December 31, 2013 and 2012. The Partnership’s average net asset value during 2013 and 2012 was approximately $133,000,000 and $152,000,000, respectively.

	2013		2012
Sector	Long positions	Short positions	Long positions	Short positions

Futures contracts:
Energies	$25,504,935	$15,997,596	$19,280,778	$23,709,518
Grains	8,752,502	9,742,036	6,912,792	5,041,917
Interest rates	249,567,718	35,194,835	349,445,189	3,300,714
Livestock	1,459,638	2,619,588	-	1,578,968
Metals	12,584,635	12,188,975	6,518,015	11,379,690
Softs	3,090,433	5,968,367	914,667	6,957,297
Stock indices	136,385,750	1,430,570	54,739,807	15,331,947

Total futures contracts	437,345,611	83,141,967	437,811,248	67,300,051

Forward currency contracts	132,389,740	45,239,532	117,572,275	91,427,209

Total futures and forward currency contracts	$569,735,351	$128,381,499	$555,383,523	$158,727,260

Notional values in the interest rate sector were calculated by converting the notional value in local currency of all open interest rate futures positions to 10-year equivalent fixed income instruments, translated to U.S. Dollars at each quarter end during 2013 and 2012. The 10-year note is often used as a benchmark for many types of fixed-income instruments and the General Partner believes it is a more meaningful representation of notional values of the Partnership’s open interest rate positions.

The customer agreements between the Partnership, the Futures Clearing Brokers and the FX Prime Brokers gives the Partnership the legal right to net unrealized gains and losses on open futures and foreign currency contracts. The Partnership netted, for financial reporting purposes, the unrealized gains and losses on open futures and forward currency contracts on the Statements of Financial Condition as the criteria under ASC 210-20, “Balance Sheet,” were met.

On January 1, 2013, the Partnership adopted ASU 2011-11, “Disclosure about Offsetting Assets and Liabilities” and ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 created a new disclosure requirement about the nature of an entity’s rights of setoff and the related arrangements associated with its financial instruments and derivative instruments, while ASU 2013-01 clarified the types of instruments and transactions that are subject to the offsetting disclosure requirements established by ASU 2011-11. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the Statement of Financial Position and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of these disclosures is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of IFRS. The new guidance did not have a significant impact on the Partnership’s financial statements.

The following tables summarize the valuation of the Partnership’s investments as December 31, 2013 and 2012.

Offsetting derivative assets and liabilities at December 31, 2013

Assets	Gross amounts of recognized assets	Gross amounts offset in the Statement of Financial Condition	Net amounts of assets presented in the Statement of Financial Condition
Futures contracts
Counterparty A	$1,439,459	$(509,651)	$929,808
Counterparty C	2,721,786	(1,302,169)	1,419,617
Counterparty D	1,402,350	(854,714)	547,636
Total futures contracts	5,563,595	(2,666,534)	2,897,061

Forward currency contracts
Counterparty F	428,000	(277,225)	150,775
Counterparty G	194,464	(107,368)	87,096
Total forward currency contracts	622,464	(384,593)	237,871

Total assets	$6,186,059	$(3,051,127)	$3,134,932

Liabilities	Gross amounts of recognized liabilities	Gross amounts offset in the Statement of Financial Condition	Net amounts of liabilities presented in the Statement of Financial Condition
Forward currency contracts
Counterparty H	$900,822	$(685,450)	$215,372
Total liabilities	$900,822	$(685,450)	$215,372

(Continued)

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Assets presented in the Statement of Financial Condition	Financial Instruments	Collateral Received(1)(2)	Net Amount(3)(4)

Counterparty A	$929,808	$-	$(929,808)	$-
Counterparty C	1,419,617	-	(1,419,617)	-
Counterparty D	547,636	-	(547,636)	-
Counterparty F	150,775	-	(150,775)	-
Counterparty G	87,096	-	(87,096)	-

Total	$3,134,932	$-	$(3,134,932)	$-

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Liabilities presented in the Statement of Financial Condition	Financial Instruments	Collateral Pledged(1)(2)	Net Amount(3)(4)

Counterparty H	$215,372	$-	$(215,372)	$-

Total	$215,372	$-	$(215,372)	$-

(1)	Collateral received and pledged includes both cash and U.S. Treasury notes held at each respective broker.
(2)	Collateral disclosed is limited to an amount not to exceed 100% of the net amount of assets presented in the Statement of Financial Condition, for each respective counterparty.

(3)	Net amount represents the amount that is subject to loss in the event of a counterparty failure as of December 31, 2013.

(4)	Net amount represents the amounts owed by the Partnership to each counterparty as of December 31, 2013.

(Concluded)

Offsetting derivative assets and liabilities at December 31, 2012

Assets	Gross amounts of recognized assets	Gross amounts offset in the Statement of Financial Condition	Net amounts of assets presented in the Statement of Financial Condition
Futures contracts
Counterparty A	$469,664	$(265,540)	$204,124
Counterparty B	1,826,503	(917,569)	908,934
Counterparty D	454,227	(183,659)	270,568
Counterparty E	403,519	(277,140)	126,379
Total futures contracts	3,153,913	(1,643,908)	1,510,005

Forward currency contracts
Counterparty F	1,407,165	(489,760)	917,405
Counterparty G	104,142	(35,442)	68,700
Total forward currency contracts	1,511,307	(525,202)	986,105

Total assets	$4,665,220	$(2,169,110)	$2,496,110

Liabilities	Gross amounts of recognized liabilities	Gross amounts offset in the Statement of Financial Condition	Net amounts of liabilities presented in the Statement of Financial Condition
Futures contracts
Counterparty C	$796,101	$(634,042)	$162,059
Total futures contracts	796,101	(634,042)	162,059

Forward currency contracts
Counterparty H	2,884,060	(2,102,168)	781,892
Total forward currency contracts	2,884,060	(2,102,168)	781,892

Total liabilities	$3,680,161	$(2,736,210)	$943,951

(Continued)

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Assets presented in the Statement of Financial Condition	Financial Instruments	Collateral Received(1)(2)	Net Amount(3)(4)

Counterparty A	$204,124	$-	$(204,124)	$-
Counterparty B	908,934	-	(908,934)	-
Counterparty D	270,568	-	(270,568)	-
Counterparty E	126,379	-	(126,379)	-
Counterparty F	917,405	-	(917,405)	-
Counterparty G	68,700	-	(68,700)	-

Total	$2,496,110	$-	$(2,496,110)	$-

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Liabilities presented in the Statement of Financial Condition	Financial Instruments	Collateral Pledged(1)(2)	Net Amount(3)(4)

Counterparty C	$162,059	$-	$(162,059)	$-
Counterparty H	781,892	-	(781,892)	-

Total	$943,951	$-	$(943,951)	$-

(1)	Collateral received and pledged includes both cash and U.S. Treasury notes held at each respective broker.
(2)	Collateral disclosed is limited to an amount not to exceed 100% of the net amount of assets presented in the Statement of Financial Condition, for each respective counterparty.

(3)	Net amount represents the amount that is subject to loss in the event of a counterparty failure as of December 31, 2012.

(4)	Net amount represents the amounts owed by the Partnership to each counterparty as of December 31, 2012.

(Concluded)

7.	FINANCIAL HIGHLIGHTS

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

At December 31, 2013 and 2012, capital withdrawals payable of $748 and $3,968, respectively, was related to profit share allocated to the General Partner at each year-end and subsequently paid.

9.	SUBSEQUENT EVENTS

During the period from January 1, 2014 to March 20, 2014, contributions of $480,000 were made to the Partnership and withdrawals of $2,773,855 were made from the Partnership.

- 28 -