Form 10-K, Exhibit 13
period 2014-12-31
NESTOR PARTNERS
filed 2015-03-30
CIK 888471

Exhibit 13.01

Nestor Partners

(A New Jersey Limited Partnership)

Financial Statements for the Years Ended December 31,

2014 and 2013, and Report of Independent Registered

Public Accounting Firm

NESTOR PARTNERS

TABLE OF CONTENTS

Page(s)

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013:

Statements of Financial Condition	2

Condensed Schedules of Investments	3–6

Statements of Operations	7

Statements of Changes in Partners’ Capital	8

Statements of Financial Highlights	9

Notes to Financial Statements	10–28

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition, including the condensed schedules of investments, of Nestor Partners as of December 31, 2014 and 2013, and the related statements of operations, changes in partners’ capital, and financial highlights for each of the two years in the period ended December 31, 2014, are complete and accurate.

Harvey Beker, Co-Chief Executive Officer

Millburn Ridgefield Corporation

General Partner of Nestor Partners

NESTOR PARTNERS

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2014 AND 2013

	2014	2013
ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes — at fair value
(amortized cost $14,499,118 and $27,505,889)	$14,499,918	$27,509,188
Net unrealized appreciation on open futures and forward
currency contracts	1,396,471	3,134,932
Due from brokers	3,100,309	1,775,697
Cash denominated in foreign currencies (cost $1,529,032
and $3,316,796)	1,413,316	3,319,987

Total equity in trading accounts	20,410,014	35,739,804

INVESTMENTS IN U.S. TREASURY NOTES — at fair value
(amortized cost $92,253,329 and $82,000,337)	92,248,350	82,011,307

CASH AND CASH EQUIVALENTS	18,990,245	4,135,215

ACCRUED INTEREST RECEIVABLE	101,013	261,737

TOTAL	$131,749,622	$122,148,063

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
Capital contributions received in advance	$3,139,000	$225,000
Net unrealized depreciation on open futures and forward
currency contracts	355,846	215,372
Accrued brokerage fees	211,866	218,459
Due to brokers	-	1,698,720
Cash denominated in foreign currencies (cost $179,983 and $0)	183,943	-
Accrued expenses	107,844	111,175
Capital withdrawals payable	1,371,319	2,323,360
Due to General Partner	-	333

Total liabilities	5,369,818	4,792,419

PARTNERS' CAPITAL	126,379,804	117,355,644

TOTAL	$131,749,622	$122,148,063

See notes to financial statements

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2014

	Net Unrealized Appreciation/ (Depreciation) as a % of Partners' Capital	Net Unrealized Appreciation/ (Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS
FUTURES CONTRACTS
Long futures contracts:
Grains	(0.10)%	$(132,128)
Interest rates:
5 Year U.S. Treasury Note (415 contracts, settlement date March 2015)	0.01	17,500
30 Year U.S. Treasury Bond (34 contracts, settlement date March 2015)	0.03	42,875
Other	0.50	624,749

Total interest rates	0.54	685,124

Livestock	(0.01)	(14,180)
Metals	(0.75)	(950,059)
Softs	0.00	2,730
Stock indices	0.37	469,097

Total long futures contracts	0.05	60,584

Short futures contracts:
Energies	0.31	392,983
Interest rates	(0.10)	(120,616)
Livestock	0.03	35,540
Metals	0.49	624,953
Softs	0.23	285,307
Stock indices	0.07	83,917

Total short futures contracts	1.03	1,302,084

TOTAL INVESTMENTS IN FUTURES CONTRACTS — Net	1.08	1,362,668
FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	(0.71)	(895,510)
Total short forward currency contracts	0.45	573,467

TOTAL INVESTMENTS IN FORWARD CURRENCY
CONTRACTS — Net	(0.26)	(322,043)

TOTAL	0.82%	$1,040,625

(Continued)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2014

U.S. TREASURY NOTES

Face Amount	Description	Fair Value as a % of Partners' Capital	Fair Value

$34,890,000	U.S. Treasury notes, 0.375%, 03/15/2015	27.63%	$34,915,213
10,040,000	U.S. Treasury notes, 0.250%, 05/15/2015	7.95	10,047,452
30,970,000	U.S. Treasury notes, 0.250%, 07/15/2015	24.52	30,991,776
30,780,000	U.S. Treasury notes, 0.250%, 09/15/2015	24.37	30,793,827

	TOTAL INVESTMENTS IN U.S. TREASURY
	NOTES (amortized cost $106,752,447)	84.47%	$106,748,268

See notes to financial statements	(Concluded)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2013

	Net Unrealized Appreciation/ (Depreciation) as a % of Partners' Capital	Net Unrealized Appreciation/ (Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS
FUTURES CONTRACTS
Long futures contracts:
Energies	(0.06)%	$(73,768)
Grains	(0.29)	(340,967)
Interest rates	(0.79)	(926,200)
Livestock	0.02	20,440
Metals	1.28	1,510,274
Softs	(0.02)	(28,512)
Stock indices	2.55	2,992,958

Total long futures contracts	2.69	3,154,225
Short futures contracts:
Energies	(0.05)	(62,968)
Grains	0.24	278,024
Interest rates
5 Year U.S. Treasury Note (-246 contracts, settlement date March 2014)	0.00	4,438
10 Year U.S. Treasury Note (-44 contracts, settlement date March 2014)	0.01	5,672
Other	(0.05)	(58,963)
Total interest rates	(0.04)	(48,853)

Livestock	(0.01)	(6,250)
Metals	(0.44)	(521,505)
Softs	0.03	41,728
Stock indices	0.05	62,660

Total short futures contracts	(0.22)	(257,164)

TOTAL INVESTMENTS IN FUTURES CONTRACTS — Net	2.47	2,897,061
FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	(0.09)	(106,168)
Total short forward currency contracts	0.11	128,667

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS — Net	0.02	22,499

TOTAL	2.49%	$2,919,560

(Continued)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2013

U.S. TREASURY NOTES

Face Amount	Description	Fair Value as a % of Partners' Capital	Fair Value

$34,890,000	U.S. Treasury notes, 1.250%, 03/15/2014	29.80%	$34,973,136
10,040,000	U.S. Treasury notes, 1.000%, 05/15/2014	8.58	10,073,924
32,970,000	U.S. Treasury notes, 0.625%, 07/15/2014	28.18	33,064,016
31,380,000	U.S. Treasury notes, 0.250%, 09/15/2014	26.76	31,409,419

	TOTAL INVESTMENTS IN U.S. TREASURY
	NOTES (amortized cost $109,506,226)	93.32%	$109,520,495

See notes to financial statements	(Concluded)

NESTOR PARTNERS

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2014 AND 2013

	2014	2013

INVESTMENT INCOME — Interest income	$133,007	$211,792

EXPENSES:
Brokerage fees	2,821,666	3,418,662
Administrative expenses	305,679	332,718
Custody fees and other expenses	29,920	28,814

Total expenses	3,157,265	3,780,194

NET INVESTMENT LOSS	(3,024,258)	(3,568,402)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	24,933,097	(6,524,991)
Foreign exchange translation	41,091	(78,602)
Net change in unrealized:
Futures and forward currency contracts	(1,878,935)	1,367,401
Foreign exchange translation	(122,867)	4,540
Net gains (losses) from U.S. Treasury notes:
Realized	170	4,041
Net change in unrealized	(18,448)	(18,074)

Total net realized and unrealized gains (losses)	22,954,108	(5,245,685)

NET INCOME (LOSS)	19,929,850	(8,814,087)

LESS PROFIT SHARE TO GENERAL PARTNER	124,849	751

NET INCOME (LOSS) AFTER PROFIT SHARE TO GENERAL PARTNER	$19,805,001	$(8,814,838)

See notes to financial statements

NESTOR PARTNERS

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
YEARS ENDED DECEMBER 31, 2014 AND 2013

	Limited Partners	Special Limited Partners	New Profit Memo Account	General Partner	Total

PARTNERS' CAPITAL — January 1, 2013	$81,662,298	$58,343,188	$-	$3,037,871	$143,043,357

Contributions	4,507,000	2,131,417	-	-	6,638,417

Withdrawals	(18,221,797)	(4,589,498)	-	(700,748)	(23,512,043)

Net loss	(6,070,764)	(2,621,748)	(3)	(121,572)	(8,814,087)

General Partner's allocation — profit share	(751)	-	751	-	-

Transfer of New Profit Memo Account to
General Partner	-	-	(748)	748	-

PARTNERS' CAPITAL — December 31, 2013	61,875,986	53,263,359	-	2,216,299	117,355,644

Contributions	1,855,905	-	-	-	1,855,905

Withdrawals	(9,794,173)	(2,642,594)	-	(324,828)	(12,761,595)

Net income	9,219,300	10,260,684	(21)	449,887	19,929,850

General Partner's allocation — profit share	(124,849)	-	124,849	-	-

Transfer of New Profit Memo Account to
General Partner	-	-	(124,828)	124,828	-

PARTNERS' CAPITAL — December 31, 2014	$63,032,169	$60,881,449	$-	$2,466,186	$126,379,804

See notes to financial statements

NESTOR PARTNERS

STATEMENTS OF FINANCIAL HIGHLIGHTS
YEARS ENDED DECEMBER 31, 2014 AND 2013

	Limited Partners		Special Limited Partners
	2014	2013	2014	2013

Ratios to average capital —
Net investment loss	(3.88)%	(4.19)%	(1.07)%	(0.83)%

Total expenses	3.99%	4.35%	1.18%	0.99%
Profit share allocation	0.20%	0.00%	0.00%	0.00%

Total expenses and profit share allocation	4.19%	4.35%	1.18%	0.99%

Total return before profit share allocation	16.34%	(7.65)%	19.66%	(4.50)%
Less profit share allocation	0.20%	0.00%	0.00%	0.00%

Total return after profit share allocation	16.14%	(7.65)%	19.66%	(4.50)%

See notes to financial statements

NESTOR PARTNERS

NOTES TO FINANCIAL STATEMENTS

Years ENDED DECEMBER 31, 2014 AND 2013

1.	ORGANIZATION

Nestor Partners (the “Partnership”) is a limited partnership which was organized in 1976 under the New Jersey Uniform Limited Partnership Act. The Limited Partnership Agreement (the “Agreement”) was amended and restated as of April 5, 2004. The Partnership engages in the speculative trading of futures and forward currency contracts. The instruments traded by the Partnership are volatile and involve a high degree of market risk.

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

The Partnership will dissolve on October 31, 2017 or in the event of certain conditions as set forth in the Agreement.

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

The Partnership’s administrative expenses included $107,844 and $111,175 in 2014 and 2013, respectively, which relates to legal and accounting services provided to the Partnership by The Millburn Corporation, an affiliate of the General Partner.

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

The Income Taxes topic of the Codification clarifies the accounting for uncertainty in tax positions. This requires that the Partnership recognize in its financial statements the impact of any uncertain tax positions. Based on a review of the Partnership’s open tax years, 2011 to 2014, the General Partner has determined that no reserves for uncertain tax positions were required.

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

Effective January 1, 2014, the Partnership adopted ASU 2013-08, “Financial Services – Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements.” ASU 2013-08 changes the approach to the investment company assessment, requires non-controlling ownership interests in other investment companies to be measured at fair value, and requires additional disclosures about the investment company’s status as an investment company. ASU 2013-08 is effective for interim and annual reporting periods beginning after December 15, 2013. The adoption of this ASU did not have a material impact on the Partnership’s financial statements. Based on management’s assessment, the Partnership has been deemed to be an investment company since inception. It has all of the fundamental characteristics of an investment company. Although the Partnership does not possess all of the typical characteristics of an investment company, its activities are consistent with those of an investment company.

During the years ended December 31, 2014 and 2013 there were no transfers of assets or liabilities between Level 1 and Level 2. The following table represents the Partnership’s investments by hierarchical level as of December 31, 2014 and 2013 in valuing the Partnership’s investments at fair value. At December 31, 2014 and 2013, the Partnership held no assets or liabilities classified in Level 3.

Financial assets and liabilities at fair value as of December 31, 2014

	Level 1	Level 2	Total

U.S. Treasury Notes (1)	$106,748,268	$-	$106,748,268
Short-Term Money Market Fund*	18,740,245	-	18,740,245
Exchange-Traded Futures Contracts
Energies	392,983	-	392,983
Grains	(132,128)	-	(132,128)
Interest rates	564,508	-	564,508
Livestock	21,360	-	21,360
Metals	(325,106)	-	(325,106)
Softs	288,037	-	288,037
Stock indices	553,014	-	553,014

Total exchange-traded futures contracts	1,362,668	-	1,362,668

Over-the-Counter Forward Currency Contracts	-	(322,043)	(322,043)

Total futures and forward currency contracts (2)	1,362,668	(322,043)	1,040,625

Total financial assets at fair value	$126,851,181	$(322,043)	$126,529,138

Per line item in Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in equity trading accounts (as collateral)			$14,499,918
Investments in U.S. Treasury notes			92,248,350
Total investments in U.S. Treasury notes			$106,748,268

(2)
Net unrealized appreciation on open futures and forward currency contracts			$1,396,471
Net unrealized depreciation on open futures and forward currency contracts			(355,846)
Total unrealized appreciation on open futures and forward currency contracts			$1,040,625

*The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial

Condition.

Financial assets and liabilities at fair value as of December 31, 2013

	Level 1	Level 2	Total

U.S. Treasury Notes (1)	$109,520,495	$-	$109,520,495
Short-Term Money Market Fund*	3,885,215	-	3,885,215
Exchange-Traded Futures Contracts
Energies	(136,736)	-	(136,736)
Grains	(62,943)	-	(62,943)
Interest rates	(975,053)	-	(975,053)
Livestock	14,190	-	14,190
Metals	988,769	-	988,769
Softs	13,216	-	13,216
Stock indices	3,055,618	-	3,055,618

Total exchange-traded futures contracts	2,897,061	-	2,897,061

Over-the-Counter Forward Currency Contracts	-	22,499	22,499

Total futures and forward currency contracts (2)	2,897,061	22,499	2,919,560

Total financial assets at fair value	$116,302,771	$22,499	$116,325,270

Per line item in Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in equity trading accounts (as collateral)			$27,509,188
Investments in U.S. Treasury notes			82,011,307
Total investments in U.S. Treasury notes			$109,520,495

(2)
Net unrealized appreciation on open futures and forward currency contracts			$3,134,932
Net unrealized depreciation on open futures and forward currency contracts			(215,372)
Total unrealized appreciation on open futures and forward currency contracts			$2,919,560

*The short-term money market fund is included in Cash and Cash Equivalents on the Statements of

Financial Condition.

3.	PROFIT SHARE ALLOCATION

The Agreement provides the General Partner’s profit share equal to 20% of Trading Profits, as defined, at the end of each year is charged to the limited partners’ capital accounts. New Trading Profits includes realized and unrealized trading profits (losses), interest income, brokerage fees, trading-related expenses and administrative expenses. For limited partners’ withdrawals during the year, the profit share calculation shall be computed as though the withdrawal date was at year-end. Profit share attributable to interests redeemed during a year is tentatively credited to an account maintained for bookkeeping purposes called New Profit Memo Account. Because limited partners may purchase their partnership interests at different times, they may recognize different amounts of Trading Profits. Each limited partner pays a profit share only on Trading Profits applicable to its partnership interest. Limited partners who make multiple investments in the Partnership receive separate partnership interests for purposes of tracking the profit share. Accordingly, in any given year some limited partners may experience net gains and be charged the 20% profit share allocation for all or a portion of their interests where limited partners in the aggregate experienced net losses.

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

At December 31, 2014 and 2013, due from and due to brokers balances in the Statements of Financial Condition include net cash receivable from each broker and net cash payable to each broker, respectively.

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

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Partnership must rely solely on the credit of the individual counterparties. The contract amounts of the forward currency and futures contracts do not represent the Partnership’s risk of loss due to counterparty nonperformance. The Partnership’s exposure to credit risk associated with counterparty nonperformance of these forward currency contracts is limited to the unrealized gains inherent in such contracts, which are recognized in the Statements of Financial Condition, plus the value of margin or collateral held in cash and U.S. Treasury Notes by the counterparty. The amount of such credit risk was $6,737,537 and $9,139,654 at December 31, 2014 and 2013, respectively.

The General Partner has established procedures to actively monitor market risk and minimize credit risk, although there can be no assurance that it will in fact succeed in doing so. The General Partner’s market risk control procedures include diversification of the Partnership’s portfolio and continuously monitoring the portfolio’s open positions, historical volatility and maximum historical loss. The General Partner seeks to minimize credit risk primarily by depositing and maintaining the Partnership’s assets at financial institutions and brokers which the General Partner believes to be creditworthy. The Partnership’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures transactions of the Partnership are cleared by major securities firms, pursuant to customer agreements, including Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. (a wholly owned subsidiary of Deutsche Bank AG), J.P. Morgan Securities LLC., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Newedge USA, LLC (a wholly owned subsidiary of Newedge Group which is owned by Société Générale (50%) and Calyon (50%)), collectively the “Futures Clearing Brokers.” The Partnership ceased clearing trades through Barclays Capital Inc., Credit Suisse Securities (USA) LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated during April 2014, July 2013, and June 2013, respectively. For all forward currency transactions, the Partnership utilizes three prime brokers, Barclays Bank PLC, Deutsche Bank AG and Morgan Stanley & Co., LLC, collectively the “FX Prime Brokers.” The Partnership ceased clearing trades through Barclays Bank PLC during October 2014.

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

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in U.S. Dollars, is detailed below:

	As of December 31,
	2014		2013
	Total Net		Total Net
	Unrealized		Unrealized
	Appreciation	Percent of	Appreciation	Percent of
Currency type	(Depreciation)	Total	(Depreciation)	Total

Australian dollar	$68,719	6.60%	$237,593	8.14%
British pound	425,639	40.90	75,711	2.59
Canadian dollar	93,652	9.00	165,864	5.68
Czech koruna	4,844	0.47	(4,219)	(0.15)
Euro	329,548	31.67	731,360	25.05
Hong Kong dollar	28,912	2.78	125,970	4.31
Hungarian forint	(104,646)	(10.06)	6,931	0.24
Japanese yen	30,058	2.89	457,232	15.66
Korean won	115,656	11.11	86,754	2.97
Malaysian ringgit	(114)	(0.01)	13,169	0.45
Norwegian krone	6,730	0.65	(14,366)	(0.49)
Polish zloty	(182,867)	(17.57)	39,628	1.36
Singapore dollar	3,036	0.29	36,708	1.26
South African rand	(18,310)	(1.76)	165,131	5.66
Swedish krona	16,152	1.55	(33,359)	(1.14)
Turkish lira	(103,872)	(9.98)	240,052	8.22
U.S. dollar	327,488	31.47	589,401	20.19

Total	$1,040,625	100.00%	$2,919,560	100.00%

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

The Partnership engages in the speculative trading of futures and forward contracts on agricultural commodities, currencies, energies, interest rates, metals and stock indices. The following were the primary trading risk exposures of the Partnership at December 31, 2014 and 2013 by market sector:

Agricultural (grains, livestock and softs) — The Partnership’s primary exposure is to agricultural price movements which are often directly affected by severe or unexpected weather conditions as well as supply and demand factors.

Currencies — Exchange rate risk is a principal market exposure of the Partnership. The Partnership’s currency exposure is to exchange rate fluctuations, primarily fluctuations which disrupt the historical pricing relationships between different currencies and currency pairs. The fluctuations are influenced by interest rate changes as well as political and general economic conditions. The Partnership trades in a large number of currencies including cross-rates — for example, positions between two currencies other than the U.S. dollar.

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

Since the derivatives held or sold by the Partnership are for speculative trading purposes, the derivative instruments are not designated as hedging instruments under the provisions of the Codification. Accordingly, all realized gains and losses, as well as any change in net unrealized gains or losses on open positions from the preceding period, are recognized as part of the Partnership’s trading gains and losses in the Statements of Operations.

The following tables present the fair value of open futures and forward currency contracts, held long or sold short, at December 31, 2014 and 2013. Fair value is presented on a gross basis even though the contracts are subject to master netting agreements and qualify for net presentation in the Statements of Financial Condition.

Fair Value of Futures and Forward Currency Contracts at December 31, 2014

					Net Unrealized
					Gain (Loss) on
	Fair Value - Long Positions		Fair Value - Short Positions		Open
Sector	Gains	Losses	Gains	Losses	Positions

Futures contracts:
Energies	$-	$-	$409,768	$(16,785)	$392,983
Grains	275	(132,403)	-	-	(132,128)
Interest rates	1,143,514	(458,390)	-	(120,616)	564,508
Livestock	1,280	(15,460)	35,540	-	21,360
Metals	8,401	(958,460)	645,172	(20,219)	(325,106)
Softs	3,120	(390)	294,048	(8,741)	288,037
Stock indices	726,711	(257,614)	115,655	(31,738)	553,014
Total futures contracts	1,883,301	(1,822,717)	1,500,183	(198,099)	1,362,668

Forward currency contracts	347,015	(1,242,525)	1,347,542	(774,075)	(322,043)

Total futures and forward currency contracts	$2,230,316	$(3,065,242)	$2,847,725	$(972,174)	$1,040,625

Fair Value of Futures and Forward Currency Contracts at December 31, 2013

					Net Unrealized
					Gain (Loss) on
	Fair Value - Long Positions		Fair Value - Short Positions		Open
Sector	Gains	Losses	Gains	Losses	Positions

Futures contracts:
Energies	$156,261	$(230,029)	$56,410	$(119,378)	$(136,736)
Grains	4,673	(345,640)	283,023	(4,999)	(62,943)
Interest rates	148,106	(1,074,306)	44,116	(92,969)	(975,053)
Livestock	22,330	(1,890)	3,780	(10,030)	14,190
Metals	1,644,571	(134,297)	58,546	(580,051)	988,769
Softs	5,479	(33,991)	53,863	(12,135)	13,216
Stock indices	3,010,177	(17,219)	72,260	(9,600)	3,055,618
Total futures contracts	4,991,597	(1,837,372)	571,998	(829,162)	2,897,061

Forward currency contracts	936,496	(1,042,664)	371,418	(242,751)	22,499

Total futures and forward currency contracts	$5,928,093	$(2,880,036)	$943,416	$(1,071,913)	$2,919,560

The effect of trading futures and forward currency contracts is represented on the Statements of Operations for the years ended December 31, 2014 and 2013, as “Net realized gains (losses) on closed positions: Futures and forward currency contracts” and “Net change in unrealized: Futures and forward currency contracts.” These trading gains and losses are detailed below:

Sector	2014	2013

Futures contracts:
Energies	$1,428,307	$(3,222,271)
Grains	1,642,866	1,021,696
Interest rates	17,590,184	(10,725,452)
Livestock	391,990	4,340
Metals	(936,861)	(1,102,965)
Softs	989,722	387,531
Stock indices	1,317,982	13,926,067

Total futures contracts	22,424,190	288,946

Forward currency contracts	629,972	(5,446,536)

Total futures and forward currency contracts	$23,054,162	$(5,157,590)

The following table presents the average notional value by sector of open futures and forward currency contracts in U.S. dollars for the years ended December 31, 2014 and 2013. The Partnership’s average net asset value during 2014 and 2013 was approximately $122,000,000 and $133,000,000, respectively.

	2014		2013
Sector	Long positions	Short positions	Long positions	Short positions

Futures contracts:
Energies	$25,953,471	$17,481,347	$25,504,935	$15,997,596
Grains	8,352,184	7,919,243	8,752,502	9,742,036
Interest rates	332,235,960	12,602,876	249,567,718	35,194,835
Livestock	2,727,146	1,224,068	1,459,638	2,619,588
Metals	14,243,221	6,255,817	12,584,635	12,188,975
Softs	2,622,864	3,329,674	3,090,433	5,968,367
Stock indices	123,363,160	3,376,290	136,385,750	1,430,570

Total futures contracts	509,498,006	52,189,315	437,345,611	83,141,967

Forward currency contracts	103,635,073	33,109,469	132,389,740	45,239,532

Total futures and forward currency contracts	$613,133,079	$85,298,784	$569,735,351	$128,381,499

Notional values in the interest rate sector were calculated by converting the notional value in local currency of all open interest rate futures positions to 10-year equivalent fixed income instruments, translated to U.S. Dollars at each quarter end during 2014 and 2013. The 10-year note is often used as a benchmark for many types of fixed-income instruments and the General Partner believes it is a more meaningful representation of notional values of the Partnership’s open interest rate positions.

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

On January 1, 2013, the Trust adopted ASU 2011-11, “Disclosure about Offsetting Assets and Liabilities” and ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 and ASU 2013-01 did not have a significant impact on the Trust’s financial statements.

The following tables summarize the valuation of the Partnership’s investments as December 31, 2014 and 2013.

Offsetting derivative assets and liabilities at December 31, 2014

Assets	Gross amounts of recognized assets	Gross amounts offset in the Statement of Financial Condition	Net amounts of assets presented in the Statement of Financial Condition
Futures contracts
Counterparty C	$1,755,738	$(487,705)	$1,268,033
Counterparty D	1,627,746	(1,533,111)	94,635
Total futures contracts	3,383,484	(2,020,816)	1,362,668

Forward currency contracts
Counterparty G	566,228	(532,425)	33,803
Total forward currency contracts	566,228	(532,425)	33,803

Total assets	$3,949,712	$(2,553,241)	$1,396,471

Liabilities	Gross amounts of recognized liabilities	Gross amounts offset in the Statement of Financial Condition	Net amounts of liabilities presented in the Statement of Financial Condition

Forward currency contracts
Counterparty H	$1,484,175	$(1,128,329)	$355,846
Total liabilities	$1,484,175	$(1,128,329)	$355,846

(Continued)

		Amounts Not Offset in the Statement of Financial Condition

Counterparty	Net amounts of Assets presented in the Statement of Financial Condition	Financial Instruments	Collateral Received(1)(2)	Net Amount(3)(4)

Counterparty C	$1,268,033	$-	$(1,268,033)	$-
Counterparty D	94,635	-	(94,635)	-
Counterparty G	33,803	-	(33,803)	-

Total	$1,396,471	$-	$(1,396,471)	$-

		Amounts Not Offset in the Statement of Financial Condition

Counterparty	Net amounts of Liabilities presented in the Statement of Financial Condition	Financial Instruments	Collateral Pledged(1)(2)	Net Amount(3)(4)

Counterparty H	$355,846	$-	$(355,846)	$-

Total	$355,846	$-	$(355,846)	$-

(1) Collateral received and pledged includes both cash and U.S. Treasury notes held at each respective broker.

(2) Collateral disclosed is limited to an amount not to exceed 100% of the net amount of assets presented in the Statement of Financial Condition, for each respective counterparty.

(3) Net amount represents the amounts owed to the Partnership by each counterparty as of December 31, 2014. Net amount represents the amount that is subject to loss in the event of a counterparty failure as of December 31, 2014

(4) Net amount represents the amounts owed by the Partnership to each counterparty as of December 31, 2014

(Concluded)

Offsetting derivative assets and liabilities at December 31, 2013

Assets	Gross amounts of recognized assets	Gross amounts offset in the Statement of Financial Condition	Net amounts of assets presented in the Statement of Financial Condition
Futures contracts
Counterparty A	$1,439,459	$(509,651)	$929,808
Counterparty C	2,721,786	(1,302,169)	1,419,617
Counterparty D	1,402,350	(854,714)	547,636
Total futures contracts	5,563,595	(2,666,534)	2,897,061

Forward currency contracts
Counterparty F	428,000	(277,225)	150,775
Counterparty G	194,464	(107,368)	87,096
Total forward currency contracts	622,464	(384,593)	237,871

Total assets	$6,186,059	$(3,051,127)	$3,134,932

Liabilities	Gross amounts of recognized liabilities	Gross amounts offset in the Statement of Financial Condition	Net amounts of liabilities presented in the Statement of Financial Condition
Forward currency contracts
Counterparty H	$900,822	$(685,450)	$215,372
Total liabilities	$900,822	$(685,450)	$215,372

(Continued)

		Amounts Not Offset in the Statement of Financial Condition

Counterparty	Net amounts of Assets presented in the Statement of Financial Condition	Financial Instruments	Collateral Received(1)(2)	Net Amount(3)(4)

Counterparty A	$929,808	$-	$(929,808)	$-
Counterparty C	1,419,617	-	(1,419,617)	-
Counterparty D	547,636	-	(547,636)	-
Counterparty F	150,775	-	(150,775)	-
Counterparty G	87,096	-	(87,096)	-

Total	$3,134,932	$-	$(3,134,932)	$-

		Amounts Not Offset in the Statement of Financial Condition

Counterparty	Net amounts of Liabilities presented in the Statement of Financial Condition	Financial Instruments	Collateral Pledged(1)(2)	Net Amount(3)(4)

Counterparty H	215,372	-	(215,372)	-

Total	$215,372	$-	$(215,372)	$-

(1) Collateral received and pledged includes both cash and U.S. Treasury notes held at each respective broker.
(2) Collateral disclosed is limited to an amount not to exceed 100% of the net amount of assets presented in the Statement of Financial Condition, for each respective counterparty.
(3) Net amount represents the amounts owed to the Partnership by each counterparty as of December 31, 2013. Net amount represents the amount that is subject to loss in the event of a counterparty failure as of December 31, 2013
(4) Net amount represents the amounts owed by the Partnership to each counterparty as of December 31, 2013

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

At December 31, 2014 and 2013, capital withdrawals payable of $124,829 and $748, respectively, was related to profit share allocated to the General Partner at each year-end and subsequently paid.

9.	SUBSEQUENT EVENTS

During the period from January 1, 2015 to March 20, 2015, contributions of $7,494,094 were made to the Partnership and withdrawals of $567,792 were made from the Partnership. The General Partner has performed its evaluation of subsequent events through March 20, 2015, the date the financial statements were issued. Based on such evaluation, no further events were discovered that required disclosure or adjustment to the financial statements.

- 28 -