Form 10-K, Exhibit 13
period 2015-12-31
NESTOR PARTNERS
filed 2016-03-29
CIK 888471

Exhibit 13.1

Nestor Partners

(A New Jersey Limited Partnership)

Financial Statements for the Years Ended December 31,
2015 and 2014, and Report of Independent Registered
Public Accounting Firm

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition, including the condensed schedules of investments, of Nestor Partners as of December 31, 2015 and 2014, and the related statements of operations, changes in partners’ capital, and financial highlights for each of the two years in the period ended December 31, 2015, are complete and accurate.

Gregg Buckbinder, President

Millburn Ridgefield Corporation

General Partner of Nestor Partners

Deloitte & Touche LLP 30 Rockefeller Plaza New York, NY 10112-0015 USA Tel: +1 212 492 4000 Fax: +1 212 489 1687 www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of Nestor Partners:

We have audited the accompanying statements of financial condition of Nestor Partners (the “Partnership”), including the condensed schedules of investments, as of December 31, 2015 and 2014, and the related statements of operations, changes in partners’ capital and the financial highlights for each of the two years in the period ended December 31, 2015. These financial statements and financial highlights are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on or audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2015, by correspondence with the custodian and brokers. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Nestor Partners as of December 31, 2015 and 2014, the results of its operations, changes in its partners’ capital and the financial highlights for each of the two years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

March 25, 2016

Member of
Deloitte Touche Tohmatsu Limited

NESTOR PARTNERS

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2015 AND 2014

	2015	2014
ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes — at fair value (amortized cost $22,505,542 and $14,499,118)	$22,491,201	$14,499,918
Net unrealized appreciation on open futures and forward currency contracts	2,817,580	1,396,471
Due from brokers	4,624,283	3,100,309
Cash denominated in foreign currencies (cost $2,812,904 and $1,529,032)	2,774,795	1,413,316

Total equity in trading accounts	32,707,859	20,410,014

INVESTMENTS IN U.S. TREASURY NOTES — at fair value (amortized cost $94,322,268 and $92,253,329)	94,225,272	92,248,350

CASH AND CASH EQUIVALENTS	9,672,026	18,990,245

ACCRUED INTEREST RECEIVABLE	198,079	101,013

TOTAL	$136,803,236	$131,749,622

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
Capital contributions received in advance	$199,389	$3,139,000
Net unrealized depreciation on open futures and forward currency contracts	81,257	355,846
Accrued brokerage fees	247,872	211,866
Cash denominated in foreign currencies (cost $0 and $179,983)	-	183,943
Accrued expenses	122,528	107,844
Capital withdrawals payable	794,190	1,046,491
Due to General Partner	450,037	324,828

Total liabilities	1,895,273	5,369,818

PARTNERS' CAPITAL	134,907,963	126,379,804

TOTAL	$136,803,236	$131,749,622

See notes to financial statements

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2015

	Net Unrealized Appreciation/ (Depreciation) as a % of Partners' Capital	Net Unrealized Appreciation/ (Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS
FUTURES CONTRACTS
Long futures contracts:
Grains	0.00%	$282
Interest rates	(0.14)	(186,141)
Metals	0.18	245,756
Softs	0.02	27,269
Stock indices	0.27	364,745

Total long futures contracts	0.33	451,911

Short futures contracts:
Energies	0.72	971,559
Grains	0.16	218,122
Interest rates	(0.00)	(764)
Livestock	(0.04)	(52,200)
Metals	0.09	116,945
Softs	(0.03)	(47,611)
Stock indices	0.04	56,363

Total short futures contracts	0.94	1,262,414

TOTAL INVESTMENTS IN FUTURES CONTRACTS — Net	1.27	1,714,325
FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	(0.52)	(703,308)
Total short forward currency contracts	1.28	1,725,306

TOTAL INVESTMENTS IN FORWARD CURRENCY
CONTRACTS — Net	0.76	1,021,998

TOTAL	2.03%	$2,736,323

(Continued)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2015

U.S. TREASURY NOTES

Face Amount	Description	Fair Value as a % of Partners' Capital	Fair Value

$34,890,000	U.S. Treasury notes, 0.375%, 04/30/2016	25.86%	$34,887,274
20,040,000	U.S. Treasury notes, 0.250%, 05/15/2016	14.85	20,028,649
30,970,000	U.S. Treasury notes, 0.625%, 07/15/2016	22.96	30,978,468
30,780,000	U.S. Treasury notes, 0.875%, 09/15/2016	22.85	30,822,082

	TOTAL INVESTMENTS IN U.S. TREASURY NOTES (amortized cost $116,827,810)	86.52%	$116,716,473

See notes to financial statements	(Concluded)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2014

	Net Unrealized Appreciation/ (Depreciation) as a % of Partners' Capital	Net Unrealized Appreciation/ (Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS
FUTURES CONTRACTS
Long futures contracts:
Grains	(0.10)%	$(132,128)
Interest rates:
5 Year U.S. Treasury Note (415 contracts, settlement date March 2015)	0.01	17,500
30 Year U.S. Treasury Bond (34 contracts, settlement date March 2015)	0.03	42,875
Other	0.50	624,749

Total interest rates	0.54	685,124

Livestock	(0.01)	(14,180)
Metals	(0.75)	(950,059)
Softs	0.00	2,730
Stock indices	0.37	469,097

Total long futures contracts	0.05	60,584

Short futures contracts:
Energies	0.31	392,983
Interest rates	(0.10)	(120,616)
Livestock	0.03	35,540
Metals	0.49	624,953
Softs	0.23	285,307
Stock indices	0.07	83,917

Total short futures contracts	1.03	1,302,084

TOTAL INVESTMENTS IN FUTURES CONTRACTS — Net	1.08	1,362,668
FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	(0.71)	(895,510)
Total short forward currency contracts	0.45	573,467

TOTAL INVESTMENTS IN FORWARD CURRENCY
CONTRACTS — Net	(0.26)	(322,043)

TOTAL	0.82%	$1,040,625

(Continued)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2014

U.S. TREASURY NOTES
Face Amount	Description	Fair Value as a % of Partners' Capital	Fair Value

$34,890,000	U.S. Treasury notes, 0.375%, 03/15/2015	27.63%	$34,915,213
10,040,000	U.S. Treasury notes, 0.250%, 05/15/2015	7.95	10,047,452
30,970,000	U.S. Treasury notes, 0.250%, 07/15/2015	24.52	30,991,776
30,780,000	U.S. Treasury notes, 0.250%, 09/15/2015	24.37	30,793,827

	TOTAL INVESTMENTS IN U.S. TREASURY NOTES (amortized cost $106,752,447)	84.47%	$106,748,268

See notes to financial statements	(Concluded)

NESTOR PARTNERS

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014

INVESTMENT INCOME — Interest income	$274,965	$133,007

EXPENSES:
Brokerage fees	3,147,327	2,821,666
Administrative expenses	338,595	305,679
Custody fees and other expenses	27,293	29,920

Total expenses	3,513,215	3,157,265

NET INVESTMENT LOSS	(3,238,250)	(3,024,258)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	10,358,000	24,933,097
Foreign exchange translation	(306,844)	41,091
Net change in unrealized:
Futures and forward currency contracts	1,695,698	(1,878,935)
Foreign exchange translation	81,567	(122,867)
Net gains (losses) from U.S. Treasury notes:
Realized	-	170
Net change in unrealized	(107,158)	(18,448)

Total net realized and unrealized gains	11,721,263	22,954,108

NET INCOME	8,483,013	19,929,850

LESS PROFIT SHARE TO GENERAL PARTNER	449,760	124,849

NET INCOME AFTER PROFIT SHARE TO GENERAL PARTNER	$8,033,253	$19,805,001

See notes to financial statements

NESTOR PARTNERS

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
YEARS ENDED DECEMBER 31, 2015 AND 2014

	Limited Partners	Special Limited Partners	New Profit Memo Account	General Partner	Total

PARTNERS' CAPITAL — January 1, 2014	$61,875,986	$53,263,359	$-	$2,216,299	$117,355,644

Contributions	1,855,905	-	-	-	1,855,905

Withdrawals	(9,794,173)	(2,642,594)	-	(324,828)	(12,761,595)

Net income (loss)	9,219,300	10,260,684	(21)	449,887	19,929,850

General Partner's allocation — profit share	(124,849)	-	124,849	-	-

Transfer of New Profit Memo Account to General Partner	-	-	(124,828)	124,828	-

PARTNERS' CAPITAL — December 31, 2014	63,032,169	60,881,449	-	2,466,186	126,379,804

Contributions	11,607,000	-	-	-	11,607,000

Withdrawals	(4,184,044)	(6,927,773)	-	(450,037)	(11,561,854)

Net income	3,442,788	4,822,515	277	217,433	8,483,013

General Partner's allocation — profit share	(447,694)	(2,066)	449,760	-	-

Transfer of New Profit Memo Account to General Partner	-	-	(450,037)	450,037	-

PARTNERS' CAPITAL — December 31, 2015	$73,450,219	$58,774,125	$-	$2,683,619	$134,907,963

See notes to financial statements

NESTOR PARTNERS

STATEMENTS OF FINANCIAL HIGHLIGHTS
YEARS ENDED DECEMBER 31, 2015 AND 2014

	Limited Partners		Special Limited Partners
	2015	2014	2015	2014

Ratios to average capital —
Net investment loss	(3.80)%	(3.88)%	(0.80)%	(1.07)%

Total expenses	4.01%	3.99%	1.00%	1.18%
Profit share allocation	0.62%	0.20%	0.00%	0.00%

Total expenses and profit share allocation	4.63%	4.19%	1.00%	1.18%

Total return before profit share allocation	5.04%	16.34%	8.26%	19.66%
Less profit share allocation	0.62%	0.20%	0.00%	0.00%

Total return after profit share allocation	4.42%	16.14%	8.26%	19.66%

See notes to financial statements

NESTOR PARTNERS

NOTES TO FINANCIAL STATEMENTS

Years ENDED DECEMBER 31, 2015 AND 2014

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

The Partnership will dissolve on October 31, 2017 or in the event of certain conditions as set forth in the Agreement. The General Partner intends to take the steps necessary to extend the Partnership’s term indefinitely.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) as detailed in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification”).

Investment Company Status: The Partnership adopted Accounting Standard Update (“ASU”) 2013-08, “Financial Services — Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements” and based on the General Partner’s assessment, the Partnership has been deemed to be an investment company since inception. Accordingly, the Partnership follows the investment company accounting and reporting guidance of Topic 946 and reflects its investments at fair value with unrealized gains and losses resulting from changes in fair value reflected in the Statements of Operations and Changes in Partners’ Capital.

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

Cash Denominated in Foreign Currencies — Includes foreign currency cash held at the Partnership’s trading counterparties. Foreign cash deficits, if applicable, are presented in the liabilities section of the Statements of Financial Condition.

Foreign Currency Translation — Assets and liabilities denominated in foreign currencies are translated to U.S. Dollars at prevailing exchange rates of such currencies. Purchases and sales of investments are translated to U.S. Dollars at the exchange rate prevailing when such transactions occurred.

Brokerage Fees — The Agreement provides that the Partnership shall charge the limited partners’ capital accounts and pay the General Partner brokerage fees at a fixed rate of 0.542% per month of net asset value (6.5% per annum) of limited partnership interests. The General Partner’s existing brokerage fee rate is 0.417% per month of net asset value (5.0% per annum). The General Partner retains the right to charge less than the annual brokerage rate except as specified in the Agreement.

Administrative Expenses — The Partnership bears expenses, including periodic legal, accounting and filing fees, up to an amount equal to 1/4 of 1% per annum of the average net assets of the Partnership. The General Partner bears any excess over such amounts. The Partnership will pay any extraordinary expenses applicable to it.

The Partnership’s administrative expenses included $47,987 and $107,844 in 2015 and 2014, respectively, which relates to legal and accounting services provided to the Partnership by The Millburn Corporation, an affiliate of the General Partner. These amounts are included on the Statement of Operations under Administrative expenses.

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

The Income Taxes topic of the Codification clarifies the accounting for uncertainty in tax positions. This requires that the Partnership recognize in its financial statements the impact of any uncertain tax positions. Based on a review of the Partnership’s open tax years, 2012 to 2015, the General Partner has determined that no reserves for uncertain tax positions were required.

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

During the years ended December 31, 2015 and 2014 there were no transfers of assets or liabilities between Level 1 and Level 2. The following table represents the Partnership’s investments by hierarchical level as of December 31, 2015 and 2014 in valuing the Partnership’s investments at fair value. At December 31, 2015 and 2014, the Partnership held no assets or liabilities classified in Level 3.

Financial assets and liabilities at fair value as of December 31, 2015

	Level 1	Level 2	Total

U.S. Treasury Notes (1)	$116,716,473	$-	$116,716,473
Short-Term Money Market Fund*	9,422,026	-	9,422,026
Exchange-Traded Futures Contracts
Energies	971,559	-	971,559
Grains	218,404	-	218,404
Interest rates	(186,905)	-	(186,905)
Livestock	(52,200)	-	(52,200)
Metals	362,701	-	362,701
Softs	(20,342)	-	(20,342)
Stock indices	421,108	-	421,108

Total exchange-traded futures contracts	1,714,325	-	1,714,325

Over-the-Counter Forward Currency Contracts	-	1,021,998	1,021,998

Total futures and forward currency contracts (2)	1,714,325	1,021,998	2,736,323

Total financial assets at fair value	$127,852,824	$1,021,998	$128,874,822

Per line item in Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in equity trading accounts as collateral			$22,491,201
Investments in U.S. Treasury notes			94,225,272
Total investments in U.S. Treasury notes			$116,716,473

(2)
Net unrealized appreciation on open futures and forward currency contracts			$2,817,580
Net unrealized depreciation on open futures and forward currency contracts			(81,257)
Total net unrealized appreciation on open futures and forward currency contracts			$2,736,323

*The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial

Condition.

Financial assets and liabilities at fair value as of December 31, 2014

	Level 1	Level 2	Total

U.S. Treasury Notes (1)	$106,748,268	$-	$106,748,268
Short-Term Money Market Fund*	18,740,245	-	18,740,245
Exchange-Traded Futures Contracts
Energies	392,983	-	392,983
Grains	(132,128)	-	(132,128)
Interest rates	564,508	-	564,508
Livestock	21,360	-	21,360
Metals	(325,106)	-	(325,106)
Softs	288,037	-	288,037
Stock indices	553,014	-	553,014

Total exchange-traded futures contracts	1,362,668	-	1,362,668

Over-the-Counter Forward Currency Contracts	-	(322,043)	(322,043)

Total futures and forward currency contracts (2)	1,362,668	(322,043)	1,040,625

Total financial assets at fair value	$126,851,181	$(322,043)	$126,529,138

Per line item in Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in equity trading accounts as collateral			$14,499,918
Investments in U.S. Treasury notes			92,248,350
Total investments in U.S. Treasury notes			$106,748,268

(2)
Net unrealized appreciation on open futures and forward currency contracts			$1,396,471
Net unrealized depreciation on open futures and forward currency contracts			(355,846)
Total net unrealized appreciation on open futures and forward currency contracts			$1,040,625

*The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

3.	PROFIT SHARE ALLOCATION

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

At December 31, 2015 and 2014, due from and due to brokers balances, if applicable, in the Statements of Financial Condition include net cash receivable from each broker and net cash payable to each broker, respectively.

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

Liabilities in the Statements of Financial Condition that are components of “Total equity in trading accounts” include net unrealized depreciation on open futures and forward currency contracts, cash denominated in foreign currencies and due to brokers, if any.

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

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Partnership must rely solely on the credit of the individual counterparties. The contract amounts of the forward currency and futures contracts do not represent the Partnership’s risk of loss due to counterparty nonperformance. The Partnership’s exposure to credit risk associated with counterparty nonperformance of these forward currency contracts is limited to the unrealized gains inherent in such contracts, which are recognized in the Statements of Financial Condition, plus the value of margin or collateral held in cash and U.S. Treasury Notes by the counterparty. The amount of such credit risk was $14,631,693 and $6,737,537 at December 31, 2015 and 2014, respectively.

The General Partner has established procedures to actively monitor market risk and minimize credit risk, although there can be no assurance that it will in fact succeed in doing so. The General Partner’s market risk control procedures include diversification of the Partnership’s portfolio and continuously monitoring the portfolio’s open positions, historical volatility and maximum historical loss. The General Partner seeks to minimize credit risk primarily by depositing and maintaining the Partnership’s assets at financial institutions and brokers which the General Partner believes to be creditworthy. The Partnership’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures transactions of the Partnership are cleared by major securities firms, pursuant to customer agreements, including Deutsche Bank Securities Inc. (a wholly owned subsidiary of Deutsche Bank AG), J.P Morgan Securities LLC., Barclays Capital Inc., and SG Americas Securities, LLC., collectively the “Futures Clearing Brokers.” The Partnership ceased clearing trades through J.P. Morgan Securities LLC., and Barclays Capital Inc. during September 2015 and April 2014, respectively. For all forward currency transactions, the Partnership utilizes three prime brokers, Barclays Bank PLC, Deutsche Bank AG and Morgan Stanley & Co., LLC, (“MS”) collectively the “FX Prime Brokers.” The Partnership ceased clearing trades through Barclays Bank PLC during October 2014. MS ceased providing prime broker services during January 2015. The Partnership continues to clear trades through MS, utilizing MS as a swap dealer.

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

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in U.S. Dollars, is detailed below:

	As of December 31,
	2015		2014
	Total Net		Total Net
	Unrealized		Unrealized
	Appreciation	Percent of	Appreciation	Percent of
Currency type	(Depreciation)	Total	(Depreciation)	Total

Australian dollar	$34,062	1.24%	$68,719	6.60%
British pound	(43,706)	(1.60)	425,639	40.90
Canadian dollar	246,223	9.00	93,652	9.00
Czech koruna	-	-	4,844	0.47
Euro	157,600	5.76	329,548	31.67
Hong Kong dollar	48,513	1.77	28,912	2.78
Hungarian forint	-	-	(104,646)	(10.06)
Japanese yen	119,423	4.36	30,058	2.89
Korean won	9,082	0.33	115,656	11.11
Malaysian ringgit	6,236	0.23	(114)	(0.01)
Norwegian krone	(34,375)	(1.26)	6,730	0.65
Polish zloty	(93,120)	(3.40)	(182,867)	(17.57)
Singapore dollar	(7,212)	(0.26)	3,036	0.29
South African rand	44,915	1.64	(18,310)	(1.76)
Swedish krona	21,657	0.79	16,152	1.55
Turkish lira	(13,386)	(0.49)	(103,872)	(9.98)
U.S. dollar	2,240,411	81.89	327,488	31.47

Total	$2,736,323	100.00%	$1,040,625	100.00%

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

The Partnership engages in the speculative trading of futures and forward contracts on agricultural commodities, currencies, energies, interest rates, metals and stock indices. The following were the primary trading risk exposures of the Partnership at December 31, 2015 and 2014 by market sector:

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

The following tables present the fair value of open futures and forward currency contracts, held long or sold short, at December 31, 2015 and 2014. Fair value, below, is presented on a gross basis even though the contracts are subject to master netting agreements and qualify for net presentation in the Statements of Financial Condition.

Fair Value of Futures and Forward Currency Contracts at December 31, 2015

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on Open
Sector	Gains	Losses	Gains	Losses	Positions

Futures contracts:
Energies	$-	$-	$1,252,818	$(281,259)	$971,559
Grains	282	-	225,035	(6,913)	218,404
Interest rates	665,891	(852,032)	-	(764)	(186,905)
Livestock	-	-	-	(52,200)	(52,200)
Metals	279,706	(33,950)	419,632	(302,687)	362,701
Softs	75,246	(47,977)	100	(47,711)	(20,342)
Stock indices	542,082	(177,337)	77,458	(21,095)	421,108
Total futures contracts	1,563,207	(1,111,296)	1,975,043	(712,629)	1,714,325

Forward currency contracts	470,266	(1,173,574)	2,459,391	(734,085)	1,021,998

Total futures and forward currency contracts	$2,033,473	$(2,284,870)	$4,434,434	$(1,446,714)	$2,736,323

Fair Value of Futures and Forward Currency Contracts at December 31, 2014

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on Open
Sector	Gains	Losses	Gains	Losses	Positions

Futures contracts:
Energies	$-	$-	$409,768	$(16,785)	$392,983
Grains	275	(132,403)	-	-	(132,128)
Interest rates	1,143,514	(458,390)	-	(120,616)	564,508
Livestock	1,280	(15,460)	35,540	-	21,360
Metals	8,401	(958,460)	645,172	(20,219)	(325,106)
Softs	3,120	(390)	294,048	(8,741)	288,037
Stock indices	726,711	(257,614)	115,655	(31,738)	553,014
Total futures contracts	1,883,301	(1,822,717)	1,500,183	(198,099)	1,362,668

Forward currency contracts	347,015	(1,242,525)	1,347,542	(774,075)	(322,043)

Total futures and forward currency contracts	$2,230,316	$(3,065,242)	$2,847,725	$(972,174)	$1,040,625

The effect of trading futures and forward currency contracts is represented on the Statements of Operations for the years ended December 31, 2015 and 2014, as “Net realized gains (losses) on closed positions: Futures and forward currency contracts” and “Net change in unrealized: Futures and forward currency contracts.” These trading gains and losses are detailed below:

Sector	2015	2014

Futures contracts:
Energies	$5,971,431	$1,428,307
Grains	(1,546,002)	1,642,866
Interest rates	4,334,027	17,590,184
Livestock	108,420	391,990
Metals	3,310,769	(936,861)
Softs	473,271	989,722
Stock indices	(556,171)	1,317,982

Total futures contracts	12,095,745	22,424,190

Forward currency contracts	(42,047)	629,972

Total futures and forward currency contracts	$12,053,698	$23,054,162

The following table presents the average notional value by sector of open futures and forward currency contracts in U.S. dollars for the years ended December 31, 2015 and 2014. The Partnership’s average net asset value during 2015 and 2014 was approximately $135,000,000 and $122,000,000, respectively.

	2015		2014
Sector	Long positions	Short positions	Long positions	Short positions

Futures contracts:
Energies	$878,430	$12,014,952	$25,953,471	$17,481,347
Grains	2,663,978	6,011,621	8,352,184	7,919,243
Interest rates	267,992,961	10,978,227	332,235,960	12,602,876
Livestock	170,092	1,143,398	2,727,146	1,224,068
Metals	1,392,367	15,663,596	14,243,221	6,255,817
Softs	1,279,784	2,592,311	2,622,864	3,329,674
Stock indices	83,017,149	6,420,473	123,363,160	3,376,290

Total futures contracts	357,394,761	54,824,578	509,498,006	52,189,315

Forward currency contracts	33,886,129	58,939,210	103,635,073	33,109,469

Total futures and forward currency contracts	$391,280,890	$113,763,788	$613,133,079	$85,298,784

Notional values in the interest rate sector were calculated by converting the notional value in local currency of all open interest rate futures positions to 10-year equivalent fixed income instruments, translated to U.S. Dollars at each quarter end during 2015 and 2014. The 10-year note is often used as a benchmark for many types of fixed-income instruments and the General Partner believes it is a more meaningful representation of notional values of the Partnership’s open interest rate positions.

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

In August 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40), Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance on management’s responsibility in evaluating whether there is substantial doubt about an entity’s ability to continue as a going concern and related footnote disclosures. For each reporting period, management is required to evaluate whether there are conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern within one year from the date the financial statements are issued. The guidance is effective for the Partnership on January 1, 2017 (early adoption permitted). The Partnership is currently evaluating the impact of this guidance on future financial statements.

The following tables summarize the valuation of the Partnership’s investments as December 31, 2015 and 2014.

Offsetting derivative assets and liabilities at December 31, 2015

Assets	Gross amounts of recognized assets	Gross amounts offset in the Statement of Financial Condition	Net amounts of assets presented in the Statement of Financial Condition
Futures contracts
Counterparty C	$1,495,003	$(1,082,320)	$412,683
Counterparty I	2,043,247	(741,605)	1,301,642
Total futures contracts	3,538,250	(1,823,925)	1,714,325

Forward currency contracts
Counterparty G	2,231,633	(1,128,378)	1,103,255
Total forward currency contracts	2,231,633	(1,128,378)	1,103,255

Total assets	$5,769,883	$(2,952,303)	$2,817,580

Liabilities	Gross amounts of recognized liabilities	Gross amounts offset in the Statement of Financial Condition	Net amounts of liabilities presented in the Statement of Financial Condition
Forward currency contracts
Counterparty H	$779,281	$(698,024)	$81,257
Total liabilities	$779,281	$(698,024)	$81,257

(Continued)

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Assets presented in the Statement of Financial Condition	Financial Instruments	Collateral Received(1)(2)	Net Amount(3)

Counterparty C	$412,683	$-	$(412,683)	$-
Counterparty G	1,103,255	-	-	1,103,255
Counterparty I	1,301,642	-	(1,301,642)	-

Total	$2,817,580	$-	$(1,714,325)	$1,103,255

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Liabilities presented in the Statement of Financial Condition	Financial Instruments	Collateral Pledged(1)(2)	Net Amount(4)

Counterparty H	$81,257	$-	$(81,257)	$-

Total	$81,257	$-	$(81,257)	$-

(1) Collateral received includes trades made on exchanges. These trades are subject to central counterparty clearing where settlement is guaranteed by the exchange. Collateral pledged includes both cash and U.S. Treasury notes held at each respective counterparty.

(2) Collateral disclosed is limited to an amount not to exceed 100% of the net amount of assets presented in the Statements of Financial Condition, for each respective counterparty.

(3) Net amount represents the amount that is subject to loss in the event of a counterparty failure as of December 31, 2015.

(4) Net amount represents the amounts owed by the Partnership to each counterparty as of December 31, 2015

(Concluded)

Offsetting derivative assets and liabilities at December 31, 2014

Assets	Gross amounts of recognized assets	Gross amounts offset in the Statement of Financial Condition	Net amounts of assets presented in the Statement of Financial Condition
Futures contracts
Counterparty C	$1,755,738	$(487,705)	$1,268,033
Counterparty D	1,627,746	(1,533,111)	94,635
Total futures contracts	3,383,484	(2,020,816)	1,362,668

Forward currency contracts
Counterparty G	566,228	(532,425)	33,803
Total forward currency contracts	566,228	(532,425)	33,803

Total assets	$3,949,712	$(2,553,241)	$1,396,471

Liabilities	Gross amounts of recognized liabilities	Gross amounts offset in the Statement of Financial Condition	Net amounts of liabilities presented in the Statement of Financial Condition
Forward currency contracts
Counterparty H	$1,484,175	$(1,128,329)	$355,846
Total liabilities	$1,484,175	$(1,128,329)	$355,846

(Continued)

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Assets presented in the Statement of Financial Condition	Financial Instruments	Collateral Received(1)(2)	Net Amount(3)

Counterparty C	$1,268,033	$-	$(1,268,033)	$-
Counterparty D	94,635	-	(94,635)	-
Counterparty G	33,803	-	(33,803)	-

Total	$1,396,471	$-	$(1,396,471)	$-

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Liabilities presented in the Statement of Financial Condition	Financial Instruments	Collateral Pledged(1)(2)	Net Amount(4)

Counterparty H	355,846	-	(355,846)	-

Total	$355,846	$-	$(355,846)	$-

(1) Collateral received includes trades made on exchanges. These trades are subject to central counterparty clearing where settlement is guaranteed by the exchange. Collateral pledged includes both cash and U.S. Treasury notes held at each respective counterparty.
(2) Collateral disclosed is limited to an amount not to exceed 100% of the net amount of assets presented in the Statements of Financial Condition, for each respective counterparty.
(3) Net amount represents the amount that is subject to loss in the event of a counterparty failure as of December 31, 2014.
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

8.	CAPITAL WITHDRAWAL payable to general partner

At December 31, 2015 and 2014, capital withdrawals payable of $450,037 and $124,829, respectively, was related to profit share allocated to the General Partner at each year-end and subsequently paid.

9.	SUBSEQUENT EVENTS

During the period from January 1, 2016 to March 25, 2016, contributions of $5,956,389 were made to the Partnership and withdrawals of $1,915,681 were made from the Partnership. The General Partner has performed its evaluation of subsequent events through March 25, 2016, the date the financial statements were issued. Based on such evaluation, no further events were discovered that required disclosure or adjustment to the financial statements.

- 28 -