Form 10-K, Exhibit 13
period 2016-12-31
NESTOR PARTNERS
filed 2017-03-29
CIK 888471

Exhibit 13.01

Nestor Partners

(A New Jersey Limited Partnership)

Financial Statements for the Years Ended December 31,

2016 and 2015, and Report of Independent Registered

Public Accounting Firm

NESTOR PARTNERS

TABLE OF CONTENTS

Page(s)

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2016 AND 2015 AND FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015:

Statements of Financial Condition	2

Condensed Schedules of Investments	3–6

Statements of Operations	7

Statements of Changes in Partners’ Capital	8

Statements of Financial Highlights	9

Notes to Financial Statements	10–28

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition, including the condensed schedules of investments, of Nestor Partners as of December 31, 2016 and 2015, and the related statements of operations, changes in partners’ capital, and financial highlights for each of the two years in the period ended December 31, 2016, are complete and accurate.

Gregg Buckbinder, President

Millburn Ridgefield Corporation

General Partner of Nestor Partners

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of Nestor Partners:

We have audited the accompanying statements of financial condition of Nestor Partners (the “Partnership”), including the condensed schedules of investments, as of December 31, 2016 and 2015, and the related statements of operations and changes in partners’ capital and the financial highlights for each of the two years in the period ended December 31, 2016. These financial statements and financial highlights are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2016, by correspondence with the custodian and brokers. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Nestor Partners as of December 31, 2016 and 2015, the results of its operations, changes in its partners’ capital and the financial highlights for each of the two years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

March 22, 2017

NESTOR PARTNERS

STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 2016 AND 2015

	2016	2015
ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes -- at fair value (amortized cost $17,826,016 and $22,505,542)	$17,809,582	$22,491,201
Net unrealized appreciation on open futures and forward currency contracts	3,487,795	2,817,580
Due from brokers	441,445	4,624,283
Cash denominated in foreign currencies (cost $3,292,817 and $2,812,904)	3,184,002	2,774,795

Total equity in trading accounts	24,922,824	32,707,859

INVESTMENTS IN U.S. TREASURY NOTES -- at fair value
(amortized cost $123,007,891 and $94,322,268)	122,946,045	94,225,272

CASH AND CASH EQUIVALENTS	11,314,010	9,672,026

ACCRUED INTEREST RECEIVABLE	280,558	198,079

TOTAL	$159,463,437	$136,803,236

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
Capital contributions received in advance	$225,000	$199,389
Net unrealized depreciation on open futures and forward currency contracts	-	81,257
Accrued brokerage fees	297,447	247,872
Accrued expenses	206,958	122,528
Capital withdrawals payable to limited partners	779,439	794,190
Capital withdrawal payable to General Partner	2,405,883	450,037
Other liabilities	400	-

Total liabilities	3,915,127	1,895,273

PARTNERS' CAPITAL	155,548,310	134,907,963

TOTAL	$159,463,437	$136,803,236

See notes to financial statements

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2016

	Net Unrealized Appreciation/ (Depreciation) as a % of Partners' Capital	Net Unrealized Appreciation/ (Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS
FUTURES CONTRACTS
Long futures contracts:
Energies	0.03%	$41,988
Grains	(0.00)	(1,890)
Interest rates	0.98	1,544,083
Livestock	0.00	1,000
Metals	0.06	90,747
Softs	(0.00)	(6,425)
Stock indices	0.53	820,458

Total long futures contracts	1.60	2,489,961

Short futures contracts:
Energies	(0.04)	(68,750)
Grains	0.01	22,555
Interest rates	(0.01)	(21,626)
Metals	0.09	138,538
Softs	(0.00)	(4,838)
Stock indices	(0.15)	(213,616)

Total short futures contracts	(0.10)	(147,737)

TOTAL INVESTMENTS IN FUTURES CONTRACTS -- Net	1.50	2,342,224
FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	(0.30)	(471,630)
Total short forward currency contracts	1.04	1,617,201

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS -- Net	0.74	1,145,571

TOTAL	2.24%	$3,487,795

(Continued)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2016

U.S. TREASURY NOTES

Face Amount	Description	Fair Value as a % of Partners' Capital	Fair Value

$34,890,000	U.S. Treasury notes, 0.625%, 02/15/2017	22.43%	$34,893,407
36,040,000	U.S. Treasury notes, 0.875%, 05/15/2017	23.19	36,077,307
35,970,000	U.S. Treasury notes, 0.875%, 08/15/2017	23.15	36,001,614
33,780,000	U.S. Treasury notes, 0.875%, 11/15/2017	21.72	33,783,299

	TOTAL INVESTMENTS IN U.S. TREASURY
	NOTES (amortized cost $140,833,907)	90.49%	$140,755,627

See notes to financial statements	(Concluded)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2015

	Net Unrealized Appreciation/ (Depreciation) as a % of Partners' Capital	Net Unrealized Appreciation/ (Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS
FUTURES CONTRACTS
Long futures contracts:
Grains	0.00%	$282
Interest rates	(0.14)	(186,141)
Metals	0.18	245,756
Softs	0.02	27,269
Stock indices	0.27	364,745

Total long futures contracts	0.33	451,911

Short futures contracts:
Energies	0.72	971,559
Grains	0.16	218,122
Interest rates	(0.00)	(764)
Livestock	(0.04)	(52,200)
Metals	0.09	116,945
Softs	(0.03)	(47,611)
Stock indices	0.04	56,363

Total short futures contracts	0.94	1,262,414

TOTAL INVESTMENTS IN FUTURES CONTRACTS -- Net	1.27	1,714,325
FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	(0.52)	(703,308)
Total short forward currency contracts	1.28	1,725,306

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS -- Net	0.76	1,021,998

TOTAL	2.03%	$2,736,323

(Continued)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2015

U.S. TREASURY NOTES

Face Amount	Description	Fair Value as a % of Partners' Capital	Fair Value

$34,890,000	U.S. Treasury notes, 0.375%, 04/30/2016	25.86%	$34,887,274
20,040,000	U.S. Treasury notes, 0.250%, 05/15/2016	14.85	20,028,649
30,970,000	U.S. Treasury notes, 0.625%, 07/15/2016	22.96	30,978,468
30,780,000	U.S. Treasury notes, 0.875%, 09/15/2016	22.85	30,822,082

	TOTAL INVESTMENTS IN U.S. TREASURY
	NOTES (amortized cost $116,827,810)	86.52%	$116,716,473

See notes to financial statements	(Concluded)

NESTOR PARTNERS

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015

INVESTMENT INCOME -- Interest income	$643,835	$274,965

EXPENSES:
Brokerage fees	3,635,886	3,147,327
Administrative expenses	389,364	338,595
Custody fees and other expenses	27,494	27,293

Total expenses	4,052,744	3,513,215

NET INVESTMENT LOSS	(3,408,909)	(3,238,250)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:	22,714,487	10,358,000
Futures and forward currency contracts
Foreign exchange translation	(168,897)	(306,844)
Net change in unrealized:
Futures and forward currency contracts	751,472	1,695,698
Foreign exchange translation	(70,706)	81,567
Net gains (losses) from U.S. Treasury notes:
Realized	-	-
Net change in unrealized	33,057	(107,158)

Total net realized and unrealized gains	23,259,413	11,721,263

NET INCOME	19,850,504	8,483,013

LESS PROFIT SHARE TO GENERAL PARTNER	1,753,733	449,760

NET INCOME AFTER PROFIT SHARE TO
GENERAL PARTNER	$18,096,771	$8,033,253

See notes to financial statements

NESTOR PARTNERS

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
YEARS ENDED DECEMBER 31, 2016 AND 2015

	Limited Partners	Special Limited Partners	New Profit Memo Account	General Partner	Total

PARTNERS' CAPITAL -- January 1, 2015	$63,032,169	$60,881,449	$-	$2,466,186	$126,379,804

Contributions	11,607,000	-	-	-	11,607,000

Withdrawals	(4,184,044)	(6,927,773)	-	(450,037)	(11,561,854)

Net income	3,442,788	4,822,515	277	217,433	8,483,013

General Partner's allocation -- profit share	(447,694)	(2,066)	449,760	-	-

Transfer of New Profit Memo Account to General Partner	-	-	(450,037)	450,037	-

PARTNERS' CAPITAL -- December 31, 2015	73,450,219	58,774,125	-	2,683,619	134,907,963

Contributions	10,680,389	3,000,000	-	-	13,680,389

Withdrawals	(5,710,224)	(4,774,438)	-	(2,405,884)	(12,890,546)

Net income	9,411,730	9,977,639	2,150	458,985	19,850,504

General Partner's allocation -- profit share	(1,685,107)	(68,626)	1,753,733	-	-

Transfer of New Profit Memo Account to General Partner	-	-	(1,755,883)	1,755,883	-

PARTNERS' CAPITAL -- December 31, 2016	$86,147,007	$66,908,700	$-	$2,492,603	$155,548,310

See notes to financial statements

NESTOR PARTNERS

STATEMENTS OF FINANCIAL HIGHLIGHTS
YEARS ENDED DECEMBER 31, 2016 AND 2015

	Limited Partners		Special Limited Partners
	2016	2015	2016	2015

Ratios to average capital -- Net investment loss	(3.71)%	(3.80)%	(0.50)%	(0.80)%

Total expenses	4.13%	4.01%	0.91%	1.00%
Profit share allocation	2.03%	0.62%	0.10%	0.00%

Total expenses and profit share allocation	6.16%	4.63%	1.01%	1.00%

Total return before profit share allocation	12.70%	5.04%	16.59%	8.26%
Less profit share allocation	2.03%	0.62%	0.10%	0.00%

Total return after profit share allocation	10.67%	4.42%	16.49%	8.26%

See notes to financial statements

NESTOR PARTNERS

NOTES TO FINANCIAL STATEMENTS
Years ENDED DECEMBER 31, 2016 AND 2015

1.	ORGANIZATION

Nestor Partners (the “Partnership”) is a limited partnership which was organized in 1976 under the New Jersey Uniform Limited Partnership Act. The Limited Partnership Agreement (the “Agreement”) was amended and restated as of November 1, 2016. The Partnership engages in the speculative trading of futures and forward currency contracts. The instruments traded by the Partnership are volatile and involve a high degree of market risk.

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

Investment Company Status: The Partnership is an investment company following the accounting and reporting guidance put forth in Accounting Standard Update (“ASU”) 2013-08, “Financial Services — Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements”.

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

The Partnership’s administrative expenses included $109,142 and $47,987 in 2016 and 2015, respectively, which relates to legal and accounting services provided to the Partnership by The Millburn Corporation, an affiliate of the General Partner. These amounts are included on the Statement of Operations under Administrative expenses.

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

The Income Taxes topic of the Codification clarifies the accounting for uncertainty in tax positions. This requires that the Partnership recognize in its financial statements the impact of any uncertain tax positions. Based on a review of the Partnership’s open tax years, 2013 to 2016, the General Partner has determined that no reserves for uncertain tax positions were required.

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

During the years ended December 31, 2016 and 2015 there were no transfers of assets or liabilities between Level 1 and Level 2. The following table represents the Partnership’s investments by hierarchical level as of December 31, 2016 and 2015 in valuing the Partnership’s investments at fair value. At December 31, 2016 and 2015, the Partnership held no assets or liabilities classified in Level 3.

Financial assets and liabilities at fair value as of December 31, 2016

	Level 1	Level 2	Total

U.S. Treasury Notes (1)	$140,755,627	$-	$140,755,627
Short-Term Money Market Fund*	11,064,010	-	11,064,010
Exchange-Traded Futures Contracts
Energies	(26,762)	-	(26,762)
Grains	20,665	-	20,665
Interest rates	1,522,457	-	1,522,457
Livestock	1,000	-	1,000
Metals	229,285	-	229,285
Softs	(11,263)	-	(11,263)
Stock indices	606,842	-	606,842

Total exchange-traded futures contracts	2,342,224	-	2,342,224

Over-the-Counter Forward Currency Contracts	-	1,145,571	1,145,571

Total futures and forward currency contracts (2)	2,342,224	1,145,571	3,487,795

Total financial assets at fair value	$154,161,861	$1,145,571	$155,307,432

Per line item in Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in equity trading accounts as collateral			$17,809,582
Investments in U.S. Treasury notes			122,946,045
Total investments in U.S. Treasury notes			$140,755,627

(2)
Net unrealized appreciation on open futures and forward currency contracts			$3,487,795
Net unrealized depreciation on open futures and forward currency contracts			-
Total net unrealized appreciation on open futures and forward currency contracts			$3,487,795

*The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

Financial assets and liabilities at fair value as of December 31, 2015

	Level 1	Level 2	Total

U.S. Treasury Notes (1)	$116,716,473	$-	$116,716,473
Short-Term Money Market Fund*	9,422,026	-	9,422,026
Exchange-Traded Futures Contracts
Energies	971,559	-	971,559
Grains	218,404	-	218,404
Interest rates	(186,905)	-	(186,905)
Livestock	(52,200)	-	(52,200)
Metals	362,701	-	362,701
Softs	(20,342)	-	(20,342)
+Stock indices	421,108	-	421,108

Total exchange-traded futures contracts	1,714,325	-	1,714,325

Over-the-Counter Forward Currency Contracts	-	1,021,998	1,021,998

Total futures and forward currency contracts (2)	1,714,325	1,021,998	2,736,323

Total financial assets at fair value	$127,852,824	$1,021,998	$128,874,822

Per line item in Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in equity trading accounts as collateral			$22,491,201
Investments in U.S. Treasury notes			94,225,272
Total investments in U.S. Treasury notes			$116,716,473

(2)
Net unrealized appreciation on open futures and forward currency contracts			$2,817,580
Net unrealized depreciation on open futures and forward currency contracts			(81,257)
Total net unrealized appreciation on open futures and forward currency contracts			$2,736,323

*The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

3.	PROFIT SHARE ALLOCATION

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

At December 31, 2016 and 2015, due from and due to brokers balances, if applicable, in the Statements of Financial Condition include net cash receivable from each broker and net cash payable to each broker, respectively.

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

Liabilities in the Statements of Financial Condition that are components of equity in trading accounts include net unrealized depreciation on open futures and forward currency contracts, cash denominated in foreign currencies and due to brokers, if any.

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

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Partnership must rely solely on the credit of the individual counterparties. The contract amounts of the forward currency and futures contracts do not represent the Partnership’s risk of loss due to counterparty nonperformance. The Partnership’s exposure to credit risk associated with counterparty nonperformance of these forward currency contracts is limited to the unrealized gains inherent in such contracts, which are recognized in the Statements of Financial Condition, plus the value of margin or collateral held in cash and U.S. Treasury Notes by the counterparty. The amount of such credit risk was $8,508,598 and $14,631,693 at December 31, 2016 and 2015, respectively.

The General Partner has established procedures to actively monitor market risk and minimize credit risk, although there can be no assurance that it will in fact succeed in doing so. The General Partner’s market risk control procedures include diversification of the Partnership’s portfolio and continuously monitoring the portfolio’s open positions, historical volatility and maximum historical loss. The General Partner seeks to minimize credit risk primarily by depositing and maintaining the Partnership’s assets at financial institutions and brokers which the General Partner believes to be creditworthy. The Partnership’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures transactions of the Partnership are cleared by major securities firms, pursuant to customer agreements, including Deutsche Bank Securities Inc. (a wholly owned subsidiary of Deutsche Bank AG), J.P Morgan Securities LLC., and SG Americas Securities, LLC., collectively the “Futures Clearing Brokers.” The Partnership ceased clearing trades through J.P. Morgan Securities LLC during September 2015. For all forward currency transactions, the Partnership utilizes two prime brokers, Deutsche Bank AG and Morgan Stanley & Co., LLC, (“MS”) collectively the “FX Prime Brokers.” MS ceased providing prime broker services during January 2015. The Partnership continues to clear trades through MS, utilizing MS as a swap dealer.

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

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in U.S. Dollars, is detailed below:

	As of December 31,
	2016		2015
	Total Net		Total Net
	Unrealized		Unrealized
	Appreciation	Percent of	Appreciation	Percent of
Currency type	(Depreciation)	Total	(Depreciation)	Total

Australian dollar	$105,762	3.03%	$34,062	1.24%
British pound	342,757	9.83	(43,706)	(1.60)
Canadian dollar	18,172	0.52	246,223	9.00
Euro	1,804,081	51.73	157,600	5.76
Hong Kong dollar	25,696	0.74	48,513	1.77
Japanese yen	328,773	9.43	119,423	4.36
Korean won	178,170	5.11	9,082	0.33
Malaysian ringgit	-	-	6,236	0.23
Norwegian krone	(62,154)	(1.78)	(34,375)	(1.26)
Polish zloty	(29,479)	(0.85)	(93,120)	(3.40)
Singapore dollar	(3,172)	(0.09)	(7,212)	(0.26)
South African rand	11,387	0.33	44,915	1.64
Swedish krona	(80,833)	(2.32)	21,657	0.79
Turkish lira	(25,346)	(0.73)	(13,386)	(0.49)
U.S. dollar	873,981	25.05	2,240,411	81.89

Total	$3,487,795	100.00%	$2,736,323	100.00%

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

The Partnership engages in the speculative trading of futures and forward contracts on agricultural commodities, currencies, energies, interest rates, metals and stock indices. The following were the primary trading risk exposures of the Partnership at December 31, 2016 and 2015 by market sector:

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

The following tables present the fair value of open futures and forward currency contracts, held long or sold short, at December 31, 2016 and 2015. Fair value, below, is presented on a gross basis even though the contracts are subject to master netting agreements and qualify for net presentation in the Statements of Financial Condition.

Fair Value of Futures and Forward Currency Contracts at December 31, 2016

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$53,954	$(11,966)	$16,170	$(84,920)	$(26,762)
Grains	-	(1,890)	62,693	(40,138)	20,665
Interest rates	1,791,090	(247,007)	60	(21,686)	1,522,457
Livestock	1,000	-	-	-	1,000
Metals	450,329	(359,582)	298,763	(160,225)	229,285
Softs	10	(6,435)	49,155	(53,993)	(11,263)
Stock indices	1,255,987	(435,529)	14,600	(228,216)	606,842
Total futures contracts	3,552,370	(1,062,409)	441,441	(589,178)	2,342,224

Forward currency contracts	321,028	(792,658)	1,965,153	(347,952)	1,145,571

Total futures and forward currency contracts	$3,873,398	$(1,855,067)	$2,406,594	$(937,130)	$3,487,795

Fair Value of Futures and Forward Currency Contracts at December 31, 2015

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$-	$-	$1,252,818	$(281,259)	$971,559
Grains	282	-	225,035	(6,913)	218,404
Interest rates	665,891	(852,032)	-	(764)	(186,905)
Livestock	-	-	-	(52,200)	(52,200)
Metals	279,706	(33,950)	419,632	(302,687)	362,701
Softs	75,246	(47,977)	100	(47,711)	(20,342)
Stock indices	542,082	(177,337)	77,458	(21,095)	421,108
Total futures contracts	1,563,207	(1,111,296)	1,975,043	(712,629)	1,714,325

Forward currency contracts	470,266	(1,173,574)	2,459,391	(734,085)	1,021,998

Total futures and forward currency contracts	$2,033,473	$(2,284,870)	$4,434,434	$(1,446,714)	$2,736,323

The effect of trading futures and forward currency contracts is represented on the Statements of Operations for the years ended December 31, 2016 and 2015, as “Net realized gains (losses) on closed positions: Futures and forward currency contracts” and “Net change in unrealized: Futures and forward currency contracts.” These trading gains and losses are detailed below:

Trading gains (losses) of futures and forward currency contracts for the years ended December 31, 2016 and 2015

Sector	2016	2015

Futures contracts:
Energies	$(4,760,581)	$5,971,431
Grains	1,911,714	(1,546,002)
Interest rates	9,847,702	4,334,027
Livestock	36,620	108,420
Metals	(764,495)	3,310,769
Softs	(624,741)	473,271
Stock indices	11,822,774	(556,171)

Total futures contracts	17,468,993	12,095,745

Forward currency contracts	5,996,966	(42,047)

Total futures and forward currency contracts	$23,465,959	$12,053,698

The following table presents the average notional value by sector of open futures and forward currency contracts in U.S. dollars for the years ended December 31, 2016 and 2015. The Partnership’s average net asset value during 2016 and 2015 was approximately $154,000,000 and $135,000,000, respectively.

	2016		2015
Sector	Long positions	Short positions	Long positions	Short positions

Futures contracts:
Energies	$6,933,073	$7,110,258	$878,430	$12,014,952
Grains	2,424,926	10,970,125	2,663,978	6,011,621
Interest rates	317,933,089	4,975,488	267,992,961	10,978,227
Livestock	37,632	918,578	170,092	1,143,398
Metals	5,709,509	9,853,000	1,392,367	15,663,596
Softs	1,685,268	1,264,396	1,279,784	2,592,311
Stock indices	91,983,101	7,974,171	83,017,149	6,420,473

Total futures contracts	426,706,598	43,066,016	357,394,761	54,824,578

Forward currency contracts	60,771,490	69,689,041	33,886,129	58,939,210

Total futures and forward currency contracts	$487,478,088	$112,755,057	$391,280,890	$113,763,788

Notional values in the interest rate sector were calculated by converting the notional value in local currency of all open interest rate futures positions to 10-year equivalent fixed income instruments, translated to U.S. Dollars at each quarter end during 2016 and 2015. The 10-year note is often used as a benchmark for many types of fixed-income instruments and the General Partner believes it is a more meaningful representation of notional values of the Partnership’s open interest rate positions.

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

The following tables summarize the valuation of the Partnership’s investments as December 31, 2016 and 2015.

Offsetting derivative assets and liabilities at December 31, 2016

Assets	Gross amounts of recognized assets	Gross amounts offset in the Statement of Financial Condition	Net amounts of assets presented in the Statement of Financial Condition
Futures contracts
Counterparty C	$2,601,420	$(830,682)	$1,770,738
Counterparty I	1,392,391	(820,905)	571,486
Total futures contracts	3,993,811	(1,651,587)	2,342,224

Forward currency contracts
Counterparty G	1,084,114	(470,463)	613,651
Counterparty H	1,202,067	(670,147)	531,920
Total forward currency contracts	2,286,181	(1,140,610)	1,145,571

Total assets	$6,279,992	$(2,792,197)	$3,487,795

(Continued)

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Assets presented in the Statement of Financial Condition	Financial Instruments	Collateral Received(1)(2)	Net Amount(3)

Counterparty C	$1,770,738	$-	$(1,770,738)	$-
Counterparty G	613,651	-	-	613,651
Counterparty H	531,920	-	-	531,920
Counterparty I	571,486	-	(571,486)	-

Total	$3,487,795	$-	$(2,342,224)	$1,145,571

(1)	Collateral received includes trades made on exchanges. These trades are subject to central counterparty clearing where settlement is guaranteed by the exchange. Collateral pledged includes both cash and U.S. Treasury notes held at each respective counterparty.
(2)	Collateral disclosed is limited to an amount not to exceed 100% of the net amount of assets presented in the Statements of Financial Condition, for each respective counterparty.
(3)	Net amount represents the amount that is subject to loss in the event of a counterparty failure as of December 31, 2016.

(Concluded)

Offsetting derivative assets and liabilities at December 31, 2015

Assets	Gross amounts of recognized assets	Gross amounts offset in the Statement of Financial Condition	Net amounts of assets presented in the Statement of Financial Condition
Futures contracts
Counterparty C	$1,495,003	$(1,082,320)	$412,683
Counterparty I	2,043,247	(741,605)	1,301,642
Total futures contracts	3,538,250	(1,823,925)	1,714,325

Forward currency contracts
Counterparty G	2,231,633	(1,128,378)	1,103,255
Total forward currency contracts	2,231,633	(1,128,378)	1,103,255

Total assets	$5,769,883	$(2,952,303)	$2,817,580

Liabilities	Gross amounts of recognized liabilities	Gross amounts offset in the Statement of Financial Condition	Net amounts of liabilities presented in the Statement of Financial Condition
Forward currency contracts
Counterparty H	$779,281	$(698,024)	$81,257
Total liabilities	$779,281	$(698,024)	$81,257

(Continued)

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Assets presented in the Statement of Financial Condition	Financial Instruments	Collateral Received(1)(2)	Net Amount(3)

Counterparty C	$412,683	$-	$(412,683)	$-
Counterparty G	1,103,255	-	-	1,103,255
Counterparty I	1,301,642	-	(1,301,642)	-

Total	$2,817,580	$-	$(1,714,325)	$1,103,255

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Liabilities presented in the Statement of Financial Condition	Financial Instruments	Collateral Pledged(1)(2)	Net Amount(4)

Counterparty H	$81,257	$-	$(81,257)	$-

Total	$81,257	$-	$(81,257)	$-

(1)	Collateral received includes trades made on exchanges. These trades are subject to central counterparty clearing where settlement is guaranteed by the exchange. Collateral pledged includes both cash and U.S. Treasury notes held at each respective counterparty.
(2)	Collateral disclosed is limited to an amount not to exceed 100% of the net amount of assets presented in the Statements of Financial Condition, for each respective counterparty.
(3)	Net amount represents the amount that is subject to loss in the event of a counterparty failure as of December 31, 2015.
(4)	Net amount represents the amounts owed by the Partnership to each counterparty as of December 31, 2015.

(Concluded)

7.	FINANCIAL HIGHLIGHTS

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

At December 31, 2016 and 2015, capital withdrawals payable were $2,405,883 and $450,037, respectively. At December 31, 2016, the capital withdrawal payable included profit share allocated to the General Partner of $1,755,883 and withdrawal payable to the General Partner of $650,000, respectively. At December 31, 2015, the capital withdrawal payable represents solely profit share allocated to the General Partner of $450,037.

9.	SUBSEQUENT EVENTS

During the period from January 1, 2017 to March 22, 2017, contributions of $3,418,000 were made to the Partnership and withdrawals of $1,785,107 were made from the Partnership. The General Partner has performed its evaluation of subsequent events through March 22, 2017, the date the financial statements were issued. Based on such evaluation, no further events were discovered that required disclosure or adjustment to the financial statements.

- 28 -