Form 10-K, Exhibit 13
period 2017-12-31
NESTOR PARTNERS
filed 2018-03-29
CIK 888471

Exhibit 13.01

Nestor Partners

(A New Jersey Limited Partnership)

Financial Statements for the Years Ended December 31,
2017 and 2016, and Report of Independent Registered
Public Accounting Firm

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition, including the condensed schedules of investments, of Nestor Partners as of December 31, 2017 and 2016, and the related statements of operations, changes in partners’ capital, and financial highlights for each of the two years in the period ended December 31, 2017, are complete and accurate.

Gregg Buckbinder, President
Millburn Ridgefield Corporation
General Partner of Nestor Partners

Deloitte & Touche LLP 30 Rockefeller Plaza New York, NY 10112-0015 USA Tel: +1 212 492 4000 Fax: +1 212 489 1687 www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of Nestor Partners:

Opinion on the Financial Statements and Financial Highlights

We have audited the accompanying statements of financial condition of Nestor Partners (the “Partnership”), including the condensed schedules of investments, as of December 31, 2017 and 2016, the related statements of operations and changes in partners’ capital and the financial highlights for each of the two years in the period then ended, and the related notes. In our opinion, the financial statements and financial highlights present fairly, in all material respects, the financial position of the Partnership as of December 31, 2017 and 2016, and the results of its operations, the changes in its partners’ capital, and the financial highlights for each of the two years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements and financial highlights are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Partnership’s financial statements and financial highlights based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement, whether due to error or fraud. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements and financial highlights, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements and financial highlights. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and financial highlights. Our procedures included confirmation of securities owned as of December 31, 2017, by correspondence with the custodian and brokers. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP
March 19, 2018

We have served as the auditor of one or more Millburn Ridgefield Corporation investment companies since 2004.

NESTOR PARTNERS

STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 2017 AND 2016

	2017	2016
ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes -- at fair value (amortized cost $35,145,431 and $17,826,016)	$35,088,064	$17,809,582
Net unrealized appreciation on open futures and forward currency contracts	699,718	3,487,795
Due from brokers	165,037	441,445
Cash denominated in foreign currencies (cost $8,417,006 and $3,292,817)	8,629,359	3,184,002

Total equity in trading accounts	44,582,178	24,922,824

INVESTMENTS IN U.S. TREASURY NOTES -- at fair value (amortized cost $115,357,357 and $123,007,891)	115,200,284	122,946,045

CASH AND CASH EQUIVALENTS	19,471,076	11,314,010

ACCRUED INTEREST RECEIVABLE	387,659	280,558

TOTAL	$179,641,197	$159,463,437

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES:
Capital contributions received in advance	$1,255,750	$225,000
Net unrealized depreciation on open futures and forward currency contracts	3,107,485	—
Accrued brokerage fees	311,400	297,447
Due to brokers	354,465	—
Accrued expenses	47,630	206,958
Capital withdrawals payable to limited partners	5,968,211	779,439
Capital withdrawal payable to General Partner	1,276,588	2,405,883
Other liabilities	4,400	400

Total liabilities	12,325,929	3,915,127

PARTNERS’ CAPITAL	167,315,268	155,548,310

TOTAL	$179,641,197	$159,463,437

See notes to financial statements

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2017

	Net Unrealized Appreciation/ (Depreciation) as a % of Partners’ Capital	Net Unrealized Appreciation/ (Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS
FUTURES CONTRACTS
Long futures contracts:
Energies	1.22%	$2,040,077
Grains	(0.00)	(4,300)
Interest rates:
2 Year U.S. Treasury Note (467 contracts, settlement date March 2018)	0.00	3,078
30 Year U.S. Treasury Bond (65 contracts, settlement date March 2018)	0.06	93,844
Other	(0.97)	(1,615,773)

Total interest rates	(0.91)	(1,518,851)

Metals	1.23	2,060,486
Softs	0.04	70,260
Stock indices	0.25	419,068

Total long futures contracts	1.83	3,066,740

Short futures contracts:
Energies	(0.13)	(217,090)
Grains	0.03	49,145
Interest rates	0.11	176,326
Livestock	(0.00)	(5,240)
Metals	(1.33)	(2,202,248)
Softs	(0.03)	(48,899)
Stock indices	(0.08)	(139,922)

Total short futures contracts	(1.43)	(2,387,928)

TOTAL INVESTMENTS IN FUTURES CONTRACTS -- Net	0.40	678,812
FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	0.27	449,153
Total short forward currency contracts	(2.11)	(3,535,732)

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS -- Net	(1.84)	(3,086,579)

TOTAL	(1.44)%	$(2,407,767)

(Continued)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2017

U.S. TREASURY NOTES
Face Amount	Description	Fair Value as a % of Partners’ Capital	Fair Value

$33,170,000	U.S. Treasury notes, 1.000%, 02/15/2018	19.82%	$33,157,043
39,170,000	U.S. Treasury notes, 1.000%, 05/15/2018	23.37	39,120,272
39,170,000	U.S. Treasury notes, 1.000%, 08/15/2018	23.32	39,016,992
39,170,000	U.S. Treasury notes, 1.250%, 11/15/2018	23.31	38,994,041

	TOTAL INVESTMENTS IN U.S. TREASURY NOTES (amortized cost $150,502,788)	89.82%	$150,288,348

See notes to financial statements	(Concluded)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2016

	Net Unrealized Appreciation/ (Depreciation) as a % of Partners’ Capital	Net Unrealized Appreciation/ (Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS
FUTURES CONTRACTS
Long futures contracts:
Energies	0.03%	$41,988
Grains	(0.00)	(1,890)
Interest rates	0.98	1,544,083
Livestock	0.00	1,000
Metals	0.06	90,747
Softs	(0.00)	(6,425)
Stock indices	0.53	820,458

Total long futures contracts	1.60	2,489,961

Short futures contracts:
Energies	(0.04)	(68,750)
Grains	0.01	22,555
Interest rates	(0.01)	(21,626)
Metals	0.09	138,538
Softs	(0.00)	(4,838)
Stock indices	(0.15)	(213,616)

Total short futures contracts	(0.10)	(147,737)

TOTAL INVESTMENTS IN FUTURES CONTRACTS -- Net	1.50	2,342,224
FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	(0.30)	(471,630)
Total short forward currency contracts	1.04	1,617,201

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS -- Net	0.74	1,145,571

TOTAL	2.24%	$3,487,795

(Continued)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2016

U.S. TREASURY NOTES
Face Amount	Description	Fair Value as a % of Partners’ Capital	Fair Value

$34,890,000	U.S. Treasury notes, 0.625%, 02/15/2017	22.43%	$34,893,407
36,040,000	U.S. Treasury notes, 0.875%, 05/15/2017	23.19	36,077,307
35,970,000	U.S. Treasury notes, 0.875%, 08/15/2017	23.15	36,001,614
33,780,000	U.S. Treasury notes, 0.875%, 11/15/2017	21.72	33,783,299

	TOTAL INVESTMENTS IN U.S. TREASURY NOTES (amortized cost $140,833,907)	90.49%	$140,755,627

See notes to financial statements	(Concluded)

NESTOR PARTNERS

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016

INVESTMENT INCOME -- Interest income	$1,341,611	$643,835

EXPENSES:
Brokerage fees	4,012,950	3,635,886
Administrative expenses	273,353	389,364
Custody fees and other expenses	29,982	27,494

Total expenses	4,316,285	4,052,744

NET INVESTMENT LOSS	(2,974,674)	(3,408,909)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	19,130,476	22,714,487
Foreign exchange translation	348,206	(168,897)
Net change in unrealized:
Futures and forward currency contracts	(5,895,562)	751,472
Foreign exchange translation	321,168	(70,706)
Net gains (losses) from U.S. Treasury notes:
Realized	(5,742)	—
Net change in unrealized	(136,160)	33,057

Total net realized and unrealized gains	13,762,386	23,259,413

NET INCOME	10,787,712	19,850,504

LESS PROFIT SHARE TO GENERAL PARTNER	926,056	1,753,733

NET INCOME AFTER PROFIT SHARE TO GENERAL PARTNER	$9,861,656	$18,096,771

See notes to financial statements

NESTOR PARTNERS

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL
YEARS ENDED DECEMBER 31, 2017 AND 2016

	Limited Partners	Special Limited Partners	New Profit Memo Account	General Partner	Total

PARTNERS’ CAPITAL -- January 1, 2016	$73,450,219	$58,774,125	$—	$2,683,619	$134,907,963

Contributions	10,680,389	3,000,000	—	—	13,680,389

Withdrawals	(5,710,224)	(4,774,438)	—	(2,405,884)	(12,890,546)

Net income	9,411,730	9,977,639	2,150	458,985	19,850,504

General Partner’s allocation -- profit share	(1,685,107)	(68,626)	1,753,733	—	—

Transfer of New Profit Memo Account to General Partner	—	—	(1,755,883)	1,755,883	—

PARTNERS’ CAPITAL -- December 31, 2016	86,147,007	66,908,700	—	2,492,603	155,548,310

Contributions	15,971,900	2,000,000	—	—	17,971,900

Withdrawals	(6,712,185)	(9,003,881)	—	(1,276,588)	(16,992,654)

Net income	4,802,253	5,760,370	532	224,557	10,787,712

General Partner’s allocation -- profit share	(924,255)	(1,801)	926,056	—	—

Transfer of New Profit Memo Account to General Partner	—	—	(926,588)	926,588	—

PARTNERS’ CAPITAL -- December 31, 2017	$99,284,720	$65,663,388	$—	$2,367,160	$167,315,268

See notes to financial statements

NESTOR PARTNERS

STATEMENTS OF FINANCIAL HIGHLIGHTS
YEARS ENDED DECEMBER 31, 2017 AND 2016

	Limited Partners		Special Limited Partners
	2017	2016	2017	2016

Ratios to average capital -- Net investment loss	(3.15)%	(3.71)%	(0.06)%	(0.50)%

Total expenses	3.96%	4.13%	0.86%	0.91%
Profit share allocation	0.99%	2.03%	0.00%	0.10%

Total expenses and profit share allocation	4.95%	6.16%	0.86%	1.01%

Total return before profit share allocation	5.23%	12.70%	8.55%	16.59%
Less profit share allocation	0.99%	2.03%	0.00%	0.10%

Total return after profit share allocation	4.24%	10.67%	8.55%	16.49%

See notes to financial statements

NESTOR PARTNERS

NOTES TO FINANCIAL STATEMENTS

Years ENDED DECEMBER 31, 2017 AND 2016

1.	ORGANIZATION

Nestor Partners (the “Partnership”) is a limited partnership which was organized in 1976 under the New Jersey Uniform Limited Partnership Act. The Limited Partnership Agreement (the “Agreement”) was amended and restated as of July 12, 2017. The Partnership engages in the speculative trading of futures and forward currency contracts. The instruments traded by the Partnership are volatile and involve a high degree of market risk.

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

Cash and Cash Equivalents — Cash and cash equivalents includes cash and investments in Dreyfus Treasury Prime Cash Management, a short term U.S. government securities money market fund, that is readily convertible to cash and has an original maturity of 90 days or less.

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

Brokerage Fees — The Agreement provides that the Partnership shall charge the limited partners’ capital accounts and pay the General Partner brokerage fees. During 2016 and through July 31, 2017, the General Partner charged 0.417% per month of net asset value (5.0% per annum) of limited partnership interest. As of August 1, 2017, the General Partner reduced the fee rate to 0.375% per month of net asset value (4.5% per annum) of limited partnership interest. The General Partner retains the right to charge less than the annual brokerage rate except as specified in the Agreement.

Administrative Expenses — The Partnership bears expenses, including periodic legal, accounting and filing fees, up to an amount equal to 1/4 of 1% per annum of the average net assets of the Partnership. The General Partner bears any excess over such amounts. The Partnership will pay any extraordinary expenses applicable to it.

The Partnership’s administrative expenses included $0 and $109,142 in 2017 and 2016, respectively, which relates to legal and accounting services provided to the Partnership by The Millburn Corporation, an affiliate of the General Partner. These amounts are included on the Statement of Operations under Administrative expenses.

As of January 1, 2017, The Millburn Corporation no longer charges the Partnership for providing legal and accounting services.

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

The Income Taxes topic of the Codification clarifies the accounting for uncertainty in tax positions. This requires that the Partnership recognize in its financial statements the impact of any uncertain tax positions. Based on a review of the Partnership’s open tax years, 2014 to 2017, the General Partner has determined that no reserves for uncertain tax positions were required.

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

During the years ended December 31, 2017 and 2016 there were no transfers of assets or liabilities between Level 1 and Level 2. The following table represents the Partnership’s investments by hierarchical level as of December 31, 2017 and 2016 in valuing the Partnership’s investments at fair value. At December 31, 2017 and 2016, the Partnership held no assets or liabilities classified in Level 3.

Financial assets and liabilities at fair value as of December 31, 2017

	Level 1	Level 2	Total

U.S. Treasury Notes (1)	$150,288,348	$—	$150,288,348
Short-Term Money Market Fund*	19,221,076	—	19,221,076
Exchange-Traded Futures Contracts
Energies	1,822,987	—	1,822,987
Grains	44,845	—	44,845
Interest rates	(1,342,525)	—	(1,342,525)
Livestock	(5,240)	—	(5,240)
Metals	(141,762)	—	(141,762)
Softs	21,361	—	21,361
Stock indices	279,146	—	279,146

Total exchange-traded futures contracts	678,812	—	678,812

Over-the-Counter Forward Currency Contracts	—	(3,086,579)	(3,086,579)

Total futures and forward currency contracts (2)	678,812	(3,086,579)	(2,407,767)

Total financial assets at fair value	$170,188,236	$(3,086,579)	$167,101,657

Per line item in Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in equity trading accounts as collateral			$35,088,064
Investments in U.S. Treasury notes			115,200,284
Total investments in U.S. Treasury notes			$150,288,348

(2)
Net unrealized appreciation on open futures and forward currency contracts			$699,718
Net unrealized depreciation on open futures and forward currency contracts			(3,107,485)
Total net unrealized depreciation on open futures and forward currency contracts			$(2,407,767)

*The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

Financial assets and liabilities at fair value as of December 31, 2016

	Level 1	Level 2	Total

U.S. Treasury Notes (1)	$140,755,627	$—	$140,755,627
Short-Term Money Market Fund*	11,064,010	—	11,064,010
Exchange-Traded Futures Contracts
Energies	(26,762)	—	(26,762)
Grains	20,665	—	20,665
Interest rates	1,522,457	—	1,522,457
Livestock	1,000	—	1,000
Metals	229,285	—	229,285
Softs	(11,263)	—	(11,263)
Stock indices	606,842	—	606,842

Total exchange-traded futures contracts	2,342,224	—	2,342,224

Over-the-Counter Forward Currency Contracts	—	1,145,571	1,145,571

Total futures and forward currency contracts (2)	2,342,224	1,145,571	3,487,795

Total financial assets at fair value	$154,161,861	$1,145,571	$155,307,432

Per line item in Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in equity trading accounts as collateral			$17,809,582
Investments in U.S. Treasury notes			122,946,045
Total investments in U.S. Treasury notes			$140,755,627

(2)
Net unrealized appreciation on open futures and forward currency contracts			$3,487,795
Net unrealized depreciation on open futures and forward currency contracts			—
Total net unrealized appreciation on open futures and forward currency contracts			$3,487,795

*The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

3.	PROFIT SHARE ALLOCATION

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

At December 31, 2017 and 2016, due from and due to brokers balances, if applicable, in the Statements of Financial Condition include net cash receivable from each broker and net cash payable to each broker, respectively.

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

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Partnership must rely solely on the credit of the individual counterparties. The contract amounts of the forward currency and futures contracts do not represent the Partnership’s risk of loss due to counterparty nonperformance. The Partnership’s exposure to credit risk associated with counterparty nonperformance of these forward currency contracts is limited to the unrealized gains inherent in such contracts, which are recognized in the Statements of Financial Condition, plus the value of margin or collateral held in cash and U.S. Treasury Notes by the counterparty. The amount of such credit risk was $13,205,797 and $8,508,598 at December 31, 2017 and 2016, respectively.

The General Partner has established procedures to actively monitor market risk and minimize credit risk, although there can be no assurance that it will in fact succeed in doing so. The General Partner’s market risk control procedures include diversification of the Partnership’s portfolio and continuously monitoring the portfolio’s open positions, historical volatility and maximum historical loss. The General Partner seeks to minimize credit risk primarily by depositing and maintaining the Partnership’s assets at financial institutions and brokers which the General Partner believes to be creditworthy. The Partnership’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures transactions of the Partnership are cleared by major securities firms, pursuant to customer agreements, including Deutsche Bank Securities Inc. (a wholly owned subsidiary of Deutsche Bank AG), and SG Americas Securities, LLC., collectively the “Futures Clearing Brokers.” For all forward currency transactions, the Partnership utilizes one prime broker, Deutsche Bank AG. In addition, the Partnership clears trades through Morgan Stanley & Co., LLC (“MS”), utilizing MS as a swap dealer.

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

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in U.S. Dollars, is detailed below:

	As of December 31,
	2017		2016
	Total Net		Total Net
	Unrealized		Unrealized
	Appreciation	Percent of	Appreciation	Percent of
Currency type	(Depreciation)	Total	(Depreciation)	Total

Australian dollar	$(183,244)	7.61%	$105,762	3.03%
British pound	697,560	(28.97)	342,757	9.83
Canadian dollar	32,963	(1.37)	18,172	0.52
Euro	(2,546,180)	105.75	1,804,081	51.73
Hong Kong dollar	44,286	(1.84)	25,696	0.74
Japanese yen	423,509	(17.59)	328,773	9.43
Korean won	128,550	(5.34)	178,170	5.11
Norwegian krone	(149,119)	6.19	(62,154)	(1.78)
Polish zloty	41,937	(1.74)	(29,479)	(0.85)
Singapore dollar	6,722	(0.28)	(3,172)	(0.09)
South African rand	12,332	(0.51)	11,387	0.33
Swedish krona	(134,531)	5.59	(80,833)	(2.32)
Turkish lira	(152,275)	6.32	(25,346)	(0.73)
U.S. dollar	(630,277)	26.18	873,981	25.05

Total	$(2,407,767)	100.00%	$3,487,795	100.00%

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

The Partnership engages in the speculative trading of futures and forward contracts on agricultural commodities, currencies, energies, interest rates, metals and stock indices. The following were the primary trading risk exposures of the Partnership at December 31, 2017 and 2016 by market sector:

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

The following tables present the fair value of open futures and forward currency contracts, held long or sold short, at December 31, 2017 and 2016. Fair value, below, is presented on a gross basis even though the contracts are subject to master netting agreements and qualify for net presentation in the Statements of Financial Condition.

Fair Value of Futures and Forward Currency Contracts at December 31, 2017

	Fair Value - Long Positions		Fair Value - Short Positions		Net Unrealized Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$2,044,382	$(4,305)	$62,040	$(279,130)	$1,822,987
Grains	—	(4,300)	91,250	(42,105)	44,845
Interest rates	299,972	(1,818,823)	223,213	(46,887)	(1,342,525)
Livestock	—	—	1,010	(6,250)	(5,240)
Metals	2,071,113	(10,627)	4,289	(2,206,537)	(141,762)
Softs	71,420	(1,160)	10,163	(59,062)	21,361
Stock indices	1,468,203	(1,049,135)	187,975	(327,897)	279,146
Total futures contracts	5,955,090	(2,888,350)	579,940	(2,967,868)	678,812

Forward currency contracts	1,488,604	(1,039,451)	570,004	(4,105,736)	(3,086,579)

Total futures and forward currency contracts	$7,443,694	$(3,927,801)	$1,149,944	$(7,073,604)	$(2,407,767)

Fair Value of Futures and Forward Currency Contracts at December 31, 2016

	Fair Value - Long Positions		Fair Value - Short Positions		Net Unrealized Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$53,954	$(11,966)	$16,170	$(84,920)	$(26,762)
Grains	—	(1,890)	62,693	(40,138)	20,665
Interest rates	1,791,090	(247,007)	60	(21,686)	1,522,457
Livestock	1,000	—	—	—	1,000
Metals	450,329	(359,582)	298,763	(160,225)	229,285
Softs	10	(6,435)	49,155	(53,993)	(11,263)
Stock indices	1,255,987	(435,529)	14,600	(228,216)	606,842
Total futures contracts	3,552,370	(1,062,409)	441,441	(589,178)	2,342,224

Forward currency contracts	321,028	(792,658)	1,965,153	(347,952)	1,145,571

Total futures and forward currency contracts	$3,873,398	$(1,855,067)	$2,406,594	$(937,130)	$3,487,795

The effect of trading futures and forward currency contracts is represented on the Statements of Operations for the years ended December 31, 2017 and 2016, as “Net realized gains (losses) on closed positions: Futures and forward currency contracts” and “Net change in unrealized: Futures and forward currency contracts.” These trading gains and losses are detailed below:

Trading gains (losses) of futures and forward currency contracts for the years ended December 31, 2017 and 2016

Sector	2017	2016

Futures contracts:
Energies	$(1,738,009)	$(4,760,581)
Grains	(1,479,008)	1,911,714
Interest rates	(1,083,060)	9,847,702
Livestock	(68,880)	36,620
Metals	(185,467)	(764,495)
Softs	627,314	(624,741)
Stock indices	26,053,277	11,822,774

Total futures contracts	22,126,167	17,468,993

Forward currency contracts	(8,891,253)	5,996,966

Total futures and forward currency contracts	$13,234,914	$23,465,959

The following table presents the average notional value by sector of open futures and forward currency contracts in U.S. dollars for the years ended December 31, 2017 and 2016. The Partnership’s average net asset value during 2017 and 2016 was approximately $167,000,000 and $154,000,000, respectively.

	2017		2016
Sector	Long positions	Short positions	Long positions	Short positions

Futures contracts:
Energies	$16,978,548	$14,610,302	$6,933,073	$7,110,258
Grains	126,692	17,716,023	2,424,926	10,970,125
Interest rates	329,513,189	16,609,884	317,933,089	4,975,488
Livestock	234,496	640,610	37,632	918,578
Metals	11,723,296	7,793,547	5,709,509	9,853,000
Softs	646,820	3,414,208	1,685,268	1,264,396
Stock indices	141,294,029	13,167,165	91,983,101	7,974,171

Total futures contracts	500,517,070	73,951,739	426,706,598	43,066,016

Forward currency contracts	65,013,107	90,437,129	60,771,490	69,689,041

Total futures and forward currency contracts	$565,530,177	$164,388,868	$487,478,088	$112,755,057

Notional values in the interest rate sector were calculated by converting the notional value in local currency of all open interest rate futures positions to 10-year equivalent fixed income instruments, translated to U.S. Dollars at each quarter end during 2017 and 2016. The 10-year note is often used as a benchmark for many types of fixed-income instruments and the General Partner believes it is a more meaningful representation of notional values of the Partnership’s open interest rate positions.

The customer agreements between the Partnership, the Futures Clearing Brokers and the FX Prime Broker gives the Partnership the legal right to net unrealized gains and losses on open futures and foreign currency contracts. The Partnership netted, for financial reporting purposes, the unrealized gains and losses on open futures and forward currency contracts on the Statements of Financial Condition as the criteria under ASC 210-20, “Balance Sheet,” were met.

The following tables summarize the valuation of the Partnership’s investments as December 31, 2017 and 2016.

Offsetting derivative assets and liabilities at December 31, 2017

Assets	Gross amounts of recognized assets	Gross amounts offset in the Statement of Financial Condition	Net amounts of assets presented in the Statement of Financial Condition
Futures contracts
Counterparty C	$2,264,296	$(1,564,578)	$699,718
Total assets	$2,264,296	$(1,564,578)	$699,718

Liabilities	Gross amounts of recognized liabilities	Gross amounts offset in the Statement of Financial Condition	Net amounts of liabilities presented in the Statement of Financial Condition
Futures contracts
Counterparty I	$4,291,640	$(4,270,734)	$20,906
Total futures contracts	4,291,640	(4,270,734)	20,906

Forward currency contracts
Counterparty G	2,184,442	(834,415)	1,350,027
Counterparty H	2,960,745	(1,224,193)	1,736,552
Total forward currency contracts	5,145,187	(2,058,608)	3,086,579

Total liabilities	$9,436,827	$(6,329,342)	$3,107,485

(Continued)

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Assets presented in the Statement of Financial Condition	Financial Instruments	Collateral Received(1)(2)	Net Amount(3)

Counterparty C	$699,718	$—	$(699,718)	$—
Total	$699,718	$—	$(699,718)	$—

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Liabilities presented in the Statement of Financial Condition	Financial Instruments	Collateral Pledged(1)(2)	Net Amount(4)

Counterparty G	$1,350,027	$—	$(1,350,027)	$—
Counterparty H	1,736,552	—	(1,736,552)	—
Counterparty I	20,906	—	(20,906)	—

Total	$3,107,485	$—	$(3,107,485)	$—

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

(3) Net amount represents the amount that is subject to loss in the event of a counterparty failure as of December 31, 2017.

(4) Net amount represents the amounts owed by the Partnership to each counterparty as of December 31, 2017.

(Concluded)

Offsetting derivative assets and liabilities at December 31, 2016

Assets	Gross amounts of recognized assets	Gross amounts offset in the Statement of Financial Condition	Net amounts of assets presented in the Statement of Financial Condition
Futures contracts
Counterparty C	$2,601,420	$(830,682)	$1,770,738
Counterparty I	1,392,391	(820,905)	571,486
Total futures contracts	3,993,811	(1,651,587)	2,342,224

Forward currency contracts
Counterparty G	1,084,114	(470,463)	613,651
Counterparty H	1,202,067	(670,147)	531,920
Total forward currency contracts	2,286,181	(1,140,610)	1,145,571

Total assets	$6,279,992	$(2,792,197)	$3,487,795

		Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Assets presented in the Statement of Financial Condition	Financial Instruments	Collateral Received(1)(2)	Net Amount(3)

Counterparty C	$1,770,738	$—	$(1,770,738)	$—
Counterparty G	613,651	—	—	613,651
Counterparty H	531,920	—	—	531,920
Counterparty I	571,486	—	(571,486)	—

Total	$3,487,795	$—	$(2,342,224)	$1,145,571

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

At December 31, 2017 and 2016, capital withdrawals payable were $1,276,588 and $2,405,883, respectively. At December 31, 2017, the capital withdrawal payable included profit share allocated to the General Partner of $926,588 and withdrawal payable to the General Partner of $350,000, respectively. At December 31, 2016, the capital withdrawal payable included profit share allocated to the General Partner of $1,755,883 and withdrawal payable to the General Partner of $650,000, respectively.

9.	SUBSEQUENT EVENTS

During the period from January 1, 2018 to March 19, 2018, contributions of $3,672,750 were made to the Partnership and withdrawals of $2,711,277 were made from the Partnership. The General Partner has performed its evaluation of subsequent events through March 19, 2018, the date the financial statements were issued. Based on such evaluation, no further events were discovered that required disclosure or adjustment to or disclosure in the financial statements.