Form 10-K, Exhibit 13
period 2018-12-31
NESTOR PARTNERS
filed 2019-03-28
CIK 888471

Exhibit 13.01

Nestor Partners

(A New Jersey Limited Partnership)

Financial Statements for the Years Ended December 31,

2018 and 2017, and Report of Independent Registered

Public Accounting Firm

NESTOR PARTNERS

TABLE OF CONTENTS

Page(s)

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

INDEPENDENT AUDITORS’ REPORT	1

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2018 AND 2017 AND FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017:

Statements of Financial Condition	2

Condensed Schedules of Investments	3–6

Statements of Operations	7

Statements of Changes in Partners’ Capital	8

Statements of Financial Highlights	9

Notes to Financial Statements	10–25

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition, including the condensed schedules of investments, of Nestor Partners as of December 31, 2018 and 2017, and the related statements of operations, changes in partners’ capital, and financial highlights for each of the two years in the period ended December 31, 2018, are complete and accurate.

Gregg Buckbinder, President and Chief Financial Officer
Millburn Ridgefield Corporation

General Partner of Nestor Partners

Deloitte & Touche LLP 30 Rockefeller Plaza New York, NY 10112-0015 USA Tel: +1 212 492 4000 Fax: +1 212 489 1687 www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of Nestor Partners:

Opinion on the Financial Statements and Financial Highlights

We have audited the accompanying statements of financial condition of Nestor Partners (the “Partnership”), including the condensed schedules of investments, as of December 31, 2018 and 2017, the related statements of operations, changes in partners’ capital and the financial highlights for each of the two years in the period ended December 31, 2018, and the related notes. In our opinion, the financial statements and financial highlights present fairly, in all material respects, the financial position of the Partnership as of December 31, 2018 and 2017, and the results of its operations, the changes in its partners’ capital, and the financial highlights for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements and financial highlights are the responsibility of the Partnership's management. Our responsibility is to express an opinion on the Partnership's financial statements and financial highlights based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

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

Our audits included performing procedures to assess the risks of material misstatement of the financial statements and financial highlights, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements and financial highlights. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and financial highlights. Our procedures included confirmation of securities owned as of December 31, 2018, by correspondence with the custodian and brokers. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP
March 19, 2019

We have served as the auditor of one or more Millburn Ridgefield Corporation investment companies since 2004.

NESTOR PARTNERS

STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 2018 AND 2017

	2018	2017
ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes — at fair value (amortized cost $20,474,790 and $35,145,431)	$20,462,519	$35,088,064
Net unrealized appreciation on open futures and forward currency contracts	3,809,427	699,718
Due from brokers	5,872,525	165,037
Cash denominated in foreign currencies (cost $5,579,987 and $8,417,006)	5,571,859	8,629,359

Total equity in trading accounts	35,716,330	44,582,178

INVESTMENTS IN U.S. TREASURY NOTES — at fair value (amortized cost $117,981,296 and $115,357,357)	117,954,423	115,200,284

CASH AND CASH EQUIVALENTS	14,604,941	19,471,076

ACCRUED INTEREST RECEIVABLE	278,874	387,659

TOTAL	$168,554,568	$179,641,197

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
Capital contributions received in advance	$125,000	$1,255,750
Net unrealized depreciation on open futures and forward currency contracts	300,633	3,107,485
Accrued brokerage fees	301,842	311,400
Due to brokers	888,453	354,465
Cash denominated in foreign currencies (cost $84,933 and $0)	89,349	-
Accrued expenses	41,425	47,630
Capital withdrawals payable to limited partners	1,674,107	5,968,211
Capital withdrawal payable to General Partner	212,143	1,276,588
Other liabilities	-	4,400

Total liabilities	3,632,952	12,325,929

PARTNERS' CAPITAL	164,921,616	167,315,268

TOTAL	$168,554,568	$179,641,197

See notes to financial statements

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2018

	Net Unrealized Appreciation/ (Depreciation) as a % of Partners' Capital	Net Unrealized Appreciation/ (Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS
FUTURES CONTRACTS
Long futures contracts:
Energies	(0.04)%	$(59,830)
Grains	(0.01)	(18,510)
Interest rates:
30 Year U.S. Treasury Bond (26 contracts, settlement date March 2019)	0.01	11,469
Other	0.69	1,134,495

Total interest rates	0.70	1,145,964

Metals	(0.31)	(510,086)
Stock indices	(0.05)	(90,666)

Total long futures contracts	0.29	466,872

Short futures contracts:
Energies	2.03	3,350,803
Grains	0.15	251,578
Interest rates	(0.66)	(1,090,436)
Livestock	0.00	810
Metals	0.24	396,897
Softs	0.05	76,581
Stock indices	(0.14)	(225,371)

Total short futures contracts	1.67	2,760,862

TOTAL INVESTMENTS IN FUTURES CONTRACTS — Net	1.96	3,227,734
FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	0.50	820,193
Total short forward currency contracts	(0.33)	(539,133)

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS — Net	0.17	281,060

TOTAL	2.13%	$3,508,794

(Continued)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2018

U.S. TREASURY NOTES

Face Amount	Description	Fair Value as a % of Partners' Capital	Fair Value

$33,270,000	U.S. Treasury notes, 0.750%, 02/15/2019	20.14%	$33,201,120
35,970,000	U.S. Treasury notes, 0.875%, 05/15/2019	21.68	35,762,751
34,170,000	U.S. Treasury notes, 0.750%, 08/15/2019	20.49	33,789,592
36,170,000	U.S. Treasury notes, 1.000%, 11/15/2019	21.62	35,663,479

	TOTAL INVESTMENTS IN U.S. TREASURY NOTES (amortized cost $138,456,086)	83.93%	$138,416,942

See notes to financial statements	(Concluded)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2017

	Net Unrealized Appreciation/ (Depreciation) as a % of Partners' Capital	Net Unrealized Appreciation/ (Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS
FUTURES CONTRACTS
Long futures contracts:
Energies	1.22%	$2,040,077
Grains	(0.00)	(4,300)
Interest rates:
2 Year U.S. Treasury Note (467 contracts, settlement date March 2018)	0.00	3,078
30 Year U.S. Treasury Bond (65 contracts, settlement date March 2018)	0.06	93,844
Other	(0.97)	(1,615,773)

Total interest rates	(0.91)	(1,518,851)

Metals	1.23	2,060,486
Softs	0.04	70,260
Stock indices	0.25	419,068

Total long futures contracts	1.83	3,066,740

Short futures contracts:
Energies	(0.13)	(217,090)
Grains	0.03	49,145
Interest rates	0.11	176,326
Livestock	(0.00)	(5,240)
Metals	(1.33)	(2,202,248)
Softs	(0.03)	(48,899)
Stock indices	(0.08)	(139,922)

Total short futures contracts	(1.43)	(2,387,928)

TOTAL INVESTMENTS IN FUTURES CONTRACTS — Net	0.40	678,812
FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	0.27	449,153
Total short forward currency contracts	(2.11)	(3,535,732)

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS — Net	(1.84)	(3,086,579)

TOTAL	(1.44)%	$(2,407,767)

(Continued)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2017

U.S. TREASURY NOTES

Face Amount	Description	Fair Value as a % of Partners' Capital	Fair Value

$33,170,000	U.S. Treasury notes, 1.000%, 02/15/2018	19.82%	$33,157,043
39,170,000	U.S. Treasury notes, 1.000%, 05/15/2018	23.37	39,120,272
39,170,000	U.S. Treasury notes, 1.000%, 08/15/2018	23.32	39,016,992
39,170,000	U.S. Treasury notes, 1.250%, 11/15/2018	23.31	38,994,041

	TOTAL INVESTMENTS IN U.S. TREASURY NOTES (amortized cost $150,502,788)	89.82%	$150,288,348

See notes to financial statements	(Concluded)

NESTOR PARTNERS

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017

INVESTMENT INCOME — Interest income	$2,678,807	$1,341,611

EXPENSES:
Brokerage fees	3,880,705	4,012,950
Administrative expenses	281,333	273,353
Custody fees and other expenses	28,876	29,982

Total expenses	4,190,914	4,316,285

NET INVESTMENT LOSS	(1,512,107)	(2,974,674)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	(1,416,095)	19,130,476
Foreign exchange translation	64,817	348,206
Net change in unrealized:
Futures and forward currency contracts	5,916,561	(5,895,562)
Foreign exchange translation	(224,897)	321,168
Net gains (losses) from U.S. Treasury notes:
Realized	(13,293)	(5,742)
Net change in unrealized	175,296	(136,160)

Total net realized and unrealized gains	4,502,389	13,762,386

NET INCOME	2,990,282	10,787,712

LESS PROFIT SHARE TO GENERAL PARTNER	212,140	926,056

NET INCOME AFTER PROFIT SHARE TO GENERAL PARTNER	$2,778,142	$9,861,656

See notes to financial statements

NESTOR PARTNERS

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
YEARS ENDED DECEMBER 31, 2018 AND 2017

	Limited Partners	Special Limited Partners	New Profit Memo Account	General Partner	Total

PARTNERS' CAPITAL — January 1, 2017	$86,147,007	$66,908,700	$-	$2,492,603	$155,548,310

Contributions	15,971,900	2,000,000	-	-	17,971,900

Withdrawals	(6,712,185)	(9,003,881)	-	(1,276,588)	(16,992,654)

Net income	4,802,253	5,760,370	532	224,557	10,787,712

General Partner's allocation — profit share	(924,255)	(1,801)	926,056	-	-

Transfer of New Profit Memo Account to General Partner	-	-	(926,588)	926,588	-

PARTNERS' CAPITAL — December 31, 2017	99,284,720	65,663,388	-	2,367,160	167,315,268

Contributions	7,267,750	-	-	-	7,267,750

Withdrawals	(9,992,078)	(2,447,463)	-	(212,143)	(12,651,684)

Net income	481,763	2,411,120	3	97,396	2,990,282

General Partner's allocation — profit share	(212,140)	-	212,140	-	-

Transfer of New Profit Memo Account to General Partner	-	-	(212,143)	212,143	-

PARTNERS' CAPITAL — December 31, 2018	$96,830,015	$65,627,045	$-	$2,464,556	$164,921,616

See notes to financial statements

NESTOR PARTNERS

STATEMENTS OF FINANCIAL HIGHLIGHTS
YEARS ENDED DECEMBER 31, 2018 AND 2017

	Limited Partners		Special Limited Partners
	2018	2017	2018	2017

Ratios to average capital —
Net investment loss	(2.17)%	(3.15)%	0.81%	(0.06)%

Total expenses	3.83%	3.96%	0.85%	0.86%
Profit share allocation	0.22%	0.99%	0.00%	0.00%

Total expenses and profit share allocation	4.05%	4.95%	0.85%	0.86%

Total return before profit share allocation	0.69%	5.23%	3.73%	8.55%
Less profit share allocation	0.22%	0.99%	0.00%	0.00%

Total return after profit share allocation	0.47%	4.24%	3.73%	8.55%

See notes to financial statements

NESTOR PARTNERS

NOTES TO FINANCIAL STATEMENTS
Years ENDED DECEMBER 31, 2018 AND 2017

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

Investment Company Status: The Partnership is for U.S. GAAP purposes an investment company in accordance with FASB Codification 946 Financial Services – Investment Companies.

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

Brokerage Fees — The Agreement provides that the Partnership shall charge the limited partners’ capital accounts and pay the General Partner brokerage fees. From January 1, 2017 through July 31, 2017, the General Partner charged 0.417% per month of net asset value (5.0% per annum) of limited partnership interest. As of August 1, 2017, the General Partner reduced the fee rate to 0.375% per month of net asset value (4.5% per annum) of limited partnership interest. The General Partner retains the right to charge less than the annual brokerage rate except as specified in the Agreement.

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

The Income Taxes topic of the Codification clarifies the accounting for uncertainty in tax positions. This requires that the Partnership recognize in its financial statements the impact of any uncertain tax positions. Based on a review of the Partnership’s open tax years, 2015 to 2018, the General Partner has determined that no reserves for uncertain tax positions were required.

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

During the years ended December 31, 2018 and 2017 there were no transfers of assets or liabilities between Level 1 and Level 2. The following table represents the Partnership’s investments by hierarchical level as of December 31, 2018 and 2017 in valuing the Partnership’s investments at fair value. At December 31, 2018 and 2017, the Partnership held no assets or liabilities classified in Level 3.

Financial assets and liabilities at fair value as of December 31, 2018

	Level 1	Level 2	Total

U.S. Treasury Notes (1)	$138,416,942	$-	$138,416,942
Short-Term Money Market Fund*	14,354,941	-	14,354,941
Exchange-Traded Futures Contracts
Energies	3,290,973	-	3,290,973
Grains	233,068	-	233,068
Interest rates	55,528	-	55,528
Livestock	810	-	810
Metals	(113,189)	-	(113,189)
Softs	76,581	-	76,581
Stock indices	(316,037)	-	(316,037)

Total exchange-traded futures contracts	3,227,734	-	3,227,734

Over-the-Counter Forward Currency Contracts	-	281,060	281,060

Total futures and forward currency contracts (2)	3,227,734	281,060	3,508,794

Total financial assets and liabilities at fair value	$155,999,617	$281,060	$156,280,677

Per line item in Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in equity trading accounts as collateral	$20,462,519
Investments in U.S. Treasury notes	117,954,423
Total investments in U.S. Treasury notes	$138,416,942

(2)
Net unrealized appreciation on open futures and forward currency contracts	$3,809,427
Net unrealized depreciation on open futures and forward currency contracts	(300,633)
Total net unrealized appreciation on open futures and forward currency contracts	$3,508,794

*The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

Financial assets and liabilities at fair value as of December 31, 2017

	Level 1	Level 2	Total

U.S. Treasury Notes (1)	$150,288,348	$-	$150,288,348
Short-Term Money Market Fund*	19,221,076	-	19,221,076
Exchange-Traded Futures Contracts
Energies	1,822,987	-	1,822,987
Grains	44,845	-	44,845
Interest rates	(1,342,525)	-	(1,342,525)
Livestock	(5,240)	-	(5,240)
Metals	(141,762)	-	(141,762)
Softs	21,361	-	21,361
Stock indices	279,146	-	279,146

Total exchange-traded futures contracts	678,812	-	678,812

Over-the-Counter Forward Currency Contracts	-	(3,086,579)	(3,086,579)

Total futures and forward currency contracts (2)	678,812	(3,086,579)	(2,407,767)

Total financial assets at fair value	$170,188,236	$(3,086,579)	$167,101,657

Per line item in Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in equity trading accounts as collateral	$35,088,064
Investments in U.S. Treasury notes	115,200,284
Total investments in U.S. Treasury notes	$150,288,348

(2)
Net unrealized appreciation on open futures and forward currency contracts	$699,718
Net unrealized depreciation on open futures and forward currency contracts	(3,107,485)
Total net unrealized depreciation on open futures and forward currency contracts	$(2,407,767)

*The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

3.	PROFIT SHARE ALLOCATION

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

At December 31, 2018 and 2017, due from and due to brokers balances, if applicable, in the Statements of Financial Condition include net cash receivable from each broker and net cash payable to each broker, respectively. The due from broker balance also includes cash held as collateral at Bank of America, N.A.

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

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Partnership must rely solely on the credit of the individual counterparties. The contract amounts of the forward currency and futures contracts do not represent the Partnership’s risk of loss due to counterparty nonperformance. The Partnership’s exposure to credit risk associated with counterparty nonperformance of these forward currency contracts is limited to the unrealized gains inherent in such contracts, which are recognized in the Statements of Financial Condition, plus the value of margin or collateral held in cash and U.S. Treasury Notes by the counterparty. The amount of such credit risk was $10,370,454 and $13,205,797 at December 31, 2018 and 2017, respectively.

The General Partner has established procedures to actively monitor market risk and minimize credit risk, although there can be no assurance that it will in fact succeed in doing so. The General Partner’s market risk control procedures include diversification of the Partnership’s portfolio and continuously monitoring the portfolio’s open positions, historical volatility and maximum historical loss. The General Partner seeks to minimize credit risk primarily by depositing and maintaining the Partnership’s assets at financial institutions and brokers which the General Partner believes to be creditworthy. The Partnership’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures transactions of the Partnership are cleared by major securities firms, pursuant to customer agreements, including Deutsche Bank Securities Inc. (a wholly owned subsidiary of Deutsche Bank AG), SG Americas Securities, LLC., and Merrill Lynch Pierce, Fenner & Smith Inc, collectively the “Futures Clearing Brokers.” For all forward currency transactions, the Partnership utilizes two prime brokers, Deutsche Bank AG, and Bank of America, N.A. In addition, the Partnership cleared trades through Morgan Stanley & Co., LLC (“MS”), utilizing MS as a swap dealer. The Partnership ceased utilizing MS as a swap dealer during October 2018.

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

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in U.S. Dollars, is detailed below:

	As of December 31,
	2018		2017
	Total Net		Total Net
	Unrealized		Unrealized
	Appreciation	Percent of	Appreciation	Percent of
Currency type	(Depreciation)	Total	(Depreciation)	Total

Australian dollar	$277,377	7.91%	$(183,244)	7.61%
British pound	(46,337)	(1.32)	697,560	(28.97)
Canadian dollar	176	0.01	32,963	(1.37)
Euro	488,130	13.91	(2,546,180)	105.75
Hong Kong dollar	(64,664)	(1.84)	44,286	(1.84)
Japanese yen	150,486	4.29	423,509	(17.59)
Korean won	(1,762)	(0.05)	128,550	(5.34)
Norwegian krone	66,439	1.89	(149,119)	6.19
Polish zloty	(11,320)	(0.32)	41,937	(1.74)
Singapore dollar	(2,527)	(0.07)	6,722	(0.28)
South African rand	14,184	0.40	12,332	(0.51)
Swedish krona	29,414	0.84	(134,531)	5.59
Thai baht	(196)	(0.01)	-	-
Turkish lira	-	-	(152,275)	6.32
U.S. dollar	2,609,394	74.36	(630,277)	26.18

Total	$3,508,794	100.00%	$(2,407,767)	100.00%

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

The Partnership engages in the speculative trading of futures and forward contracts on agricultural commodities, currencies, energies, interest rates, metals and stock indices. The following were the primary trading risk exposures of the Partnership at December 31, 2018 and 2017 by market sector:

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

The following tables present the fair value of open futures and forward currency contracts, held long or sold short, at December 31, 2018 and 2017. Fair value, below, is presented on a gross basis even though the contracts are subject to master netting agreements and qualify for net presentation in the Statements of Financial Condition.

Fair Value of Futures and Forward Currency Contracts at December 31, 2018

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on Open
Sector	Gains	Losses	Gains	Losses	Positions

Futures contracts:
Energies	$-	$(59,830)	$3,439,881	$(89,078)	$3,290,973
Grains	480	(18,990)	254,628	(3,050)	233,068
Interest rates	1,324,780	(178,816)	73	(1,090,509)	55,528
Livestock	-	-	1,960	(1,150)	810
Metals	33,972	(544,058)	657,517	(260,620)	(113,189)
Softs	-	-	83,680	(7,099)	76,581
Stock indices	72,509	(163,175)	83,422	(308,793)	(316,037)
Total futures contracts	1,431,741	(964,869)	4,521,161	(1,760,299)	3,227,734

Forward currency contracts	1,791,331	(971,138)	2,070,787	(2,609,920)	281,060

Total futures and forward currency contracts	$3,223,072	$(1,936,007)	$6,591,948	$(4,370,219)	$3,508,794

Fair Value of Futures and Forward Currency Contracts at December 31, 2017

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on Open
Sector	Gains	Losses	Gains	Losses	Positions

Futures contracts:
Energies	$2,044,382	$(4,305)	$62,040	$(279,130)	$1,822,987
Grains	-	(4,300)	91,250	(42,105)	44,845
Interest rates	299,972	(1,818,823)	223,213	(46,887)	(1,342,525)
Livestock	-	-	1,010	(6,250)	(5,240)
Metals	2,071,113	(10,627)	4,289	(2,206,537)	(141,762)
Softs	71,420	(1,160)	10,163	(59,062)	21,361
Stock indices	1,468,203	(1,049,135)	187,975	(327,897)	279,146
Total futures contracts	5,955,090	(2,888,350)	579,940	(2,967,868)	678,812

Forward currency contracts	1,488,604	(1,039,451)	570,004	(4,105,736)	(3,086,579)

Total futures and forward currency contracts	$7,443,694	$(3,927,801)	$1,149,944	$(7,073,604)	$(2,407,767)

The effect of trading futures and forward currency contracts is represented on the Statements of Operations for the years ended December 31, 2018 and 2017, as “Net realized gains (losses) on closed positions: Futures and forward currency contracts” and “Net change in unrealized: Futures and forward currency contracts.” These trading gains and losses are detailed below:

Trading gains (losses) of futures and forward currency contracts for the years ended December 31, 2018 2017

Sector	2018	2017

Futures contracts:
Energies	$13,216,525	$(1,738,009)
Grains	1,043,302	(1,479,008)
Interest rates	2,488,262	(1,083,060)
Livestock	(200)	(68,880)
Metals	(2,291,830)	(185,467)
Softs	381,022	627,314
Stock indices	(10,587,986)	26,053,277

Total futures contracts	4,249,095	22,126,167

Forward currency contracts	251,371	(8,891,253)

Total futures and forward currency contracts	$4,500,466	$13,234,914

The following table presents the average notional value by sector of open futures and forward currency contracts in U.S. dollars for the years ended December 31, 2018 and 2017. The Partnership’s average net asset value during 2018 and 2017 was approximately $161,000,000 and $167,000,000, respectively.

	2018		2017
Sector	Long positions	Short positions	Long positions	Short positions

Futures contracts:
Energies	$36,348,276	$10,122,699	$16,978,548	$14,610,302
Grains	1,241,931	14,004,045	126,692	17,716,023
Interest rates	333,665,070	73,055,358	329,513,189	16,609,884
Livestock	116,104	532,098	234,496	640,610
Metals	4,519,432	15,849,570	11,723,296	7,793,547
Softs	900,561	2,374,802	646,820	3,414,208
Stock indices	102,723,849	26,997,643	141,294,029	13,167,165

Total futures contracts	479,515,223	142,936,215	500,517,070	73,951,739

Forward currency contracts	27,311,610	120,920,020	65,013,107	90,437,129

Total futures and forward currency contracts	$506,826,833	$263,856,235	$565,530,177	$164,388,868

Notional values in the interest rate sector were calculated by converting the notional value in local currency of all open interest rate futures positions to 10-year equivalent fixed income instruments, translated to U.S. Dollars at each quarter end during 2018 and 2017. The 10-year note is often used as a benchmark for many types of fixed-income instruments and the General Partner believes it is a more meaningful representation of notional values of the Partnership’s open interest rate positions.

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

The following tables summarize the valuation of the Partnership’s investments as of December 31, 2018 and 2017.

Offsetting derivative assets and liabilities at December 31, 2018

Assets	Gross amounts of recognized assets	Gross amounts offset in the Statement of Financial Condition	Net amounts of assets presented in the Statement of Financial Condition
Futures contracts
Counterparty C	$1,839,982	$(486,687)	$1,353,295
Counterparty I	2,527,506	(1,885,461)	642,045
Counterparty J	1,585,414	(353,020)	1,232,394
Total futures contracts	$5,952,902	$(2,725,168)	$3,227,734

Forward currency contracts
Counterparty G	1,702,480	(1,120,787)	581,693

Total assets	$7,655,382	$(3,845,955)	$3,809,427

Liabilities	Gross amounts of recognized liabilities	Gross amounts offset in the Statement of Financial Condition	Net amounts of liabilities presented in the Statement of Financial Condition
Forward currency contracts
Counterparty K	2,460,271	(2,159,638)	300,633

Total liabilities	$2,460,271	$(2,159,638)	$300,633

	Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Assets presented in the Statement of Financial Condition	Financial Instruments	Collateral Received(1)(2)	Net Amount(3)

Counterparty C	$1,353,295	$-	$(1,353,295)	$-
Counterparty G	581,693	-	-	581,693
Counterparty I	642,045	-	(642,045)	-
Counterparty J	1,232,394	-	(1,232,394)	-

Total	$3,809,427	$-	$(3,227,734)	$581,693

	Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Liabilities presented in the Statement of Financial Condition	Financial Instruments	Collateral Pledged(1)(2)	Net Amount(4)

Counterparty K	$300,633	$-	$(300,633)	$-

Total	$300,633	$-	$(300,633)	$-

(1)	Collateral received includes trades made on exchanges. These trades are subject to central counterparty clearing where settlement is guaranteed by the exchange. Collateral pledged includes both cash and U.S. Treasury notes held at each respective counterparty.
(2)	Collateral disclosed is limited to an amount not to exceed 100% of the net amount of assets presented in the Statements of Financial Condition, for each respective counterparty.
(3)	Net amount represents the amount that is subject to loss in the event of a counterparty failure as of December 31, 2018.
(4)	Net amount represents the amounts owed by the Partnership to each counterparty as of December 31, 2018.

Offsetting derivative assets and liabilities at December 31, 2017

Assets	Gross amounts of recognized assets	Gross amounts offset in the Statement of Financial Condition	Net amounts of assets presented in the Statement of Financial Condition
Futures contracts
Counterparty C	$2,264,296	$(1,564,578)	$699,718

Total assets	$2,264,296	$(1,564,578)	$699,718

Liabilities	Gross amounts of recognized liabilities	Gross amounts offset in the Statement of Financial Condition	Net amounts of liabilities presented in the Statement of Financial Condition
Futures contracts
Counterparty I	$4,291,640	$(4,270,734)	$20,906
Total futures contracts	4,291,640	(4,270,734)	20,906

Forward currency contracts
Counterparty G	2,184,442	(834,415)	1,350,027
Counterparty H	2,960,745	(1,224,193)	1,736,552
Total forward currency contracts	5,145,187	(2,058,608)	3,086,579

Total liabilities	$9,436,827	$(6,329,342)	$3,107,485

	Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Assets presented in the Statement of Financial Condition	Financial Instruments	Collateral Received(1)(2)	Net Amount(3)

Counterparty C	$699,718	$-	$(699,718)	$-

Total	$699,718	$-	$(699,718)	$-

	Amounts Not Offset in the Statement of Financial Condition
Counterparty	Net amounts of Liabilities presented in the Statement of Financial Condition	Financial Instruments	Collateral Pledged(1)(2)	Net Amount(4)

Counterparty C	$1,350,027	$-	(1,350,027)	$-
Counterparty H	1,736,552	-	(1,736,552)	-
Counterparty I	20,906	-	(20,906)	-

Total	$3,107,485	$-	$(3,107,485)	$-

(1)	Collateral received includes trades made on exchanges. These trades are subject to central counterparty clearing where settlement is guaranteed by the exchange. Collateral pledged includes both cash and U.S. Treasury notes held at each respective counterparty.
(2)	Collateral disclosed is limited to an amount not to exceed 100% of the net amount of assets presented in the Statements of Financial Condition, for each respective counterparty.
(3)	Net amount represents the amount that is subject to loss in the event of a counterparty failure as of December 31, 2017.
(4)	Net amount represents the amounts owed by the Partnership to each counterparty as of December 31, 2017.

7.	STATEMENTS OF FINANCIAL HIGHLIGHTS

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

At December 31, 2018 and 2017, capital withdrawals payable were $212,143 and $1,276,588, respectively. At December 31, 2018, the capital withdrawal payable included profit share allocated to the General Partner of $212,143. At December 31, 2017, the capital withdrawal payable included profit share allocated to the General Partner of $926,588 and withdrawal payable to the General Partner of $350,000.

9.	SUBSEQUENT EVENTS

During the period from January 1, 2019 to March 19, 2019, contributions of $615,000 were made to the Partnership and withdrawals of $5,683,029 were made from the Partnership. The General Partner has performed its evaluation of subsequent events through March 19, 2019, the date the financial statements were issued. Based on such evaluation, no further events were discovered that required adjustment to or disclosure in the financial statements.