Form 10-K, Exhibit 13
period 2019-12-31
NESTOR PARTNERS
filed 2020-04-15
CIK 888471

Exhibit 13.1

Nestor Partners

(A New Jersey Limited Partnership)

Financial Statements for the Years Ended December 31,

2019 and 2018, and Report of Independent Registered

Public Accounting Firm

NESTOR PARTNERS

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition, including the condensed schedules of investments, of Nestor Partners as of December 31, 2019 and 2018, and the related statements of operations, changes in partners’ capital, and financial highlights for each of the two years in the period ended December 31, 2019, are complete and accurate.

Gregg Buckbinder, President

Millburn Ridgefield Corporation

General Partner of Nestor Partners

Deloitte & Touche LLP 30 Rockefeller Plaza New York, NY 10112-0015 USA Tel: +1 212 492 4000 Fax: +1 212 489 1687 www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of Nestor Partners:

Opinion on the Financial Statements and Financial Highlights

We have audited the accompanying statements of financial condition of Nestor Partners (the “Partnership”), including the condensed schedules of investments, as of December 31, 2019 and 2018, the related statements of operations, changes in partners’ capital and the financial highlights for each of the two years in the period ended December 31, 2019, and the related notes. In our opinion, the financial statements and financial highlights present fairly, in all material respects, the financial position of the Partnership as of December 31, 2019 and 2018, and the results of its operations, the changes in its partners’ capital, and the financial highlights for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

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

Our audits included performing procedures to assess the risks of material misstatement of the financial statements and financial highlights, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements and financial highlights. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and financial highlights. Our procedures included confirmation of securities owned as of December 31, 2019, by correspondence with the custodian and brokers. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

March 20, 2020

We have served as the auditor of one or more Millburn Ridgefield Corporation investment companies since 2004.

NESTOR PARTNERS

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2019 AND 2018

	2019	2018
ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes -- at fair value (amortized cost $19,948,217 and $20,474,790)	$19,975,068	$20,462,519
Net unrealized appreciation on open futures and forward currency contracts	1,097,472	3,809,427
Due from brokers	3,607,012	5,872,525
Cash denominated in foreign currencies (cost $7,806,800 and $5,579,987)	7,931,930	5,571,859

Total equity in trading accounts	32,611,482	35,716,330

INVESTMENTS IN U.S. TREASURY NOTES -- at fair value (amortized cost $113,491,358 and $117,981,296)	113,585,567	117,954,423

CASH AND CASH EQUIVALENTS	14,111,142	14,604,941

ACCRUED INTEREST RECEIVABLE	587,875	278,874

TOTAL	$160,896,066	$168,554,568

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES:
Capital contributions received in advance	$200,000	$125,000
Net unrealized depreciation on open futures and forward currency contracts	1,196,064	300,633
Accrued brokerage fees	263,485	301,842
Due to brokers	1,312,296	888,453
Cash overdrafts denominated in foreign currencies (cost $0 and $84,933)	-	89,349
Accrued expenses	50,218	41,425
Capital withdrawals payable to limited partners	1,890,293	1,674,107
Capital withdrawal payable to General Partner	1,056,135	212,143
Other liabilities	625	-

Total liabilities	5,969,116	3,632,952

PARTNERS’ CAPITAL	154,926,950	164,921,616

TOTAL	$160,896,066	$168,554,568

See notes to financial statements

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS

AS OF DECEMBER 31, 2019

	Net Unrealized Appreciation/ (Depreciation) as a % of Partners’ Capital	Net Unrealized Appreciation/ (Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS
FUTURES CONTRACTS
Long futures contracts:
Energies	0.15%	$233,986
Grains	0.01	16,758
Interest rates:
2 Year U.S. Treasury Note (53 contracts, settlement date March 2020)	0.00	1,969
5 Year U.S. Treasury Note (109 contracts, settlement date March 2020)	0.00	234
Other	(0.04)	(60,448)

Total interest rates	(0.04)	(58,245)

Livestock	(0.00)	(140)
Metals	0.26	387,297
Softs	0.01	14,340
Stock indices	0.04	67,406

Total long futures contracts	0.43	661,402

Short futures contracts:
Energies	0.05	78,150
Grains	(0.13)	(204,537)
Interest rates:
10 Year U.S. Treasury Note (138 contracts, settlement date March 2020)	0.00	5,656
Other	0.29	447,152

Total interest rates	0.29	452,808

Metals	(0.06)	(92,291)
Softs	(0.01)	(18,063)
Stock indices	0.14	220,003

Total short futures contracts	0.28	436,070

TOTAL INVESTMENTS IN FUTURES CONTRACTS -- Net	0.71	1,097,472
FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	1.87	2,893,213
Total short forward currency contracts	(2.64)	(4,089,277)

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS -- Net	(0.77)	(1,196,064)

TOTAL	(0.06)%	$(98,592)

 (Continued)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS

AS OF DECEMBER 31, 2019

U.S. TREASURY NOTES

Face Amount	Description	Fair Value as a % of Partners’ Capital	Fair Value

$47,270,000	U.S. Treasury notes, 1.375%, 02/15/2020	30.50%	$47,258,921
39,370,000	U.S. Treasury notes, 1.500%, 05/15/2020	25.41	39,359,235
46,970,000	U.S. Treasury notes, 1.500%, 08/15/2020	30.30	46,942,479

	TOTAL INVESTMENTS IN U.S. TREASURY
	NOTES (amortized cost $133,439,575)	86.21%	$133,560,635

See notes to financial statements	(Concluded)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS

AS OF DECEMBER 31, 2018

	Net Unrealized Appreciation/ (Depreciation) as a % of Partners' Capital	Net Unrealized Appreciation/ (Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS
FUTURES CONTRACTS
Long futures contracts:
Energies	(0.04)%	$(59,830)
Grains	(0.01)	(18,510)
Interest rates:
30 Year U.S. Treasury Bond (26 contracts, settlement date March 2019)	0.01	11,469
Other	0.69	1,134,495

Total interest rates	0.70	1,145,964

Metals	(0.31)	(510,086)
Stock indices	(0.05)	(90,666)

Total long futures contracts	0.29	466,872

Short futures contracts:
Energies	2.03	3,350,803
Grains	0.15	251,578
Interest rates	(0.66)	(1,090,436)
Livestock	0.00	810
Metals	0.24	396,897
Softs	0.05	76,581
Stock indices	(0.14)	(225,371)

Total short futures contracts	1.67	2,760,862

TOTAL INVESTMENTS IN FUTURES CONTRACTS -- Net	1.96	3,227,734
FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	0.50	820,193
Total short forward currency contracts	(0.33)	(539,133)

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS -- Net	0.17	281,060

TOTAL	2.13%	$3,508,794

(Continued)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS

AS OF DECEMBER 31, 2018

U.S. TREASURY NOTES

Face Amount	Description	Fair Value as a % of Partners’ Capital	Fair Value

$33,270,000	U.S. Treasury notes, 0.750%, 02/15/2019	20.14%	$33,201,120
35,970,000	U.S. Treasury notes, 0.875%, 05/15/2019	21.68	35,762,751
34,170,000	U.S. Treasury notes, 0.750%, 08/15/2019	20.49	33,789,592
36,170,000	U.S. Treasury notes, 1.000%, 11/15/2019	21.62	35,663,479

	TOTAL INVESTMENTS IN U.S. TREASURY
	NOTES (amortized cost $138,456,086)	83.93%	$138,416,942

See notes to financial statements	(Concluded)

NESTOR PARTNERS

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018

INVESTMENT INCOME -- Interest income	$3,505,399	$2,678,807

EXPENSES:
Brokerage fees	3,884,559	3,880,705
Administrative expenses	257,957	281,333
Custody fees and other expenses	28,747	28,876

Total expenses	4,171,263	4,190,914

NET INVESTMENT LOSS	(665,864)	(1,512,107)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	15,244,478	(1,416,095)
Foreign exchange translation	(188,585)	64,817
Net change in unrealized:
Futures and forward currency contracts	(3,607,386)	5,916,561
Foreign exchange translation	137,674	(224,897)
Net gains (losses) from U.S. Treasury notes:
Realized	28,947	(13,293)
Net change in unrealized	160,204	175,296

Total net realized and unrealized gains	11,775,332	4,502,389

NET INCOME	11,109,468	2,990,282

LESS PROFIT SHARE TO GENERAL PARTNER	1,055,332	212,140

NET INCOME AFTER PROFIT SHARE TO GENERAL PARTNER	$10,054,136	$2,778,142

See notes to financial statements

NESTOR PARTNERS

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

YEARS ENDED DECEMBER 31, 2019 AND 2018

	Limited Partners	Special Limited Partners	New Profit Memo Account	General Partner	Total

PARTNERS’ CAPITAL -- January 1, 2018	$99,284,720	$65,663,388	$-	$2,367,160	$167,315,268

Contributions	7,267,750	-	-	-	7,267,750

Withdrawals	(9,992,078)	(2,447,463)	-	(212,143)	(12,651,684)

Net income	481,763	2,411,120	3	97,396	2,990,282

General Partner’s allocation -- profit share	(212,140)	-	212,140	-	-

Transfer of New Profit Memo Account to General Partner	-	-	(212,143)	212,143	-

PARTNERS’ CAPITAL -- December 31, 2018	96,830,015	65,627,045	-	2,464,556	164,921,616

Contributions	4,586,000	-	-	-	4,586,000

Withdrawals	(17,721,534)	(6,912,465)	-	(1,056,135)	(25,690,134)

Net income	5,270,267	5,599,660	803	238,738	11,109,468

General Partner’s allocation -- profit share	(1,055,332)	-	1,055,332	-	-

Transfer of New Profit Memo Account to General Partner	-	-	(1,056,135)	1,056,135	-

PARTNERS’ CAPITAL -- December 31, 2019	$87,909,416	$64,314,240	$-	$2,703,294	$154,926,950

See notes to financial statements

NESTOR PARTNERS

STATEMENTS OF FINANCIAL HIGHLIGHTS

YEARS ENDED DECEMBER 31, 2019 AND 2018

	Limited Partners		Special Limited Partners
	2019	2018	2019	2018

Ratios to average capital -- Net investment gain (loss)	(1.63)%	(2.17)%	1.25%	0.81%

Total expenses	3.86%	3.83%	0.96%	0.85%
Profit share allocation	1.22%	0.22%	0.00%	0.00%

Total expenses and profit share allocation	5.08%	4.05%	0.96%	0.85%

Total return before profit share allocation	6.21%	0.69%	9.31%	3.73%
Less profit share allocation	1.22%	0.22%	0.00%	0.00%

Total return after profit share allocation	4.99%	0.47%	9.31%	3.73%

See notes to financial statements

NESTOR PARTNERS

NOTES TO FINANCIAL STATEMENTS

Years ENDED DECEMBER 31, 2019 AND 2018

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

The limited partners, special limited partners, New Profit Memo Account (see Note 3) and the General Partner share in the profits and losses of the Partnership which are determined before brokerage fees (Note 2) and profit share allocations on the basis of their proportionate interests of Partnership capital (Note 3). The special limited partners are charged lower brokerage fees than limited partners in accordance with the Agreement. No limited partner or special limited partner shall be liable for Partnership obligations in excess of their capital contribution plus profits allocated to their capital accounts, if any.

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

Cash and Cash Equivalents — Cash and cash equivalents includes cash and investments in Dreyfus Treasury Prime Cash Management, a short-term U.S. government securities money market fund, that is readily convertible to cash and has an original maturity of 90 days or less.

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

Brokerage Fees — The Agreement provides that the Partnership shall charge the limited partners’ capital accounts and pay the General Partner brokerage fees at a fixed rate of 0.417% per month of net asset value (5.0% per annum) of limited partnership interest. The General Partner’s existing brokerage fee rate is 0.375% per month of net asset value (4.5% per annum) of limited partnership interest. The General Partner retains the right to charge less than the annual brokerage rate except as specified in the Agreement.

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

The Income Taxes topic of the Codification clarifies the accounting for uncertainty in tax positions. This requires that the Partnership recognize in its financial statements the impact of any uncertain tax positions. Based on a review of the Partnership’s open tax years, 2016 to 2019, the General Partner has determined that no reserves for uncertain tax positions were required.

Estimates — The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements. Actual results could differ from these estimates.

Right of Offset — The customer agreements between the Partnership and its brokers give the Partnership the legal right to net unrealized gains and losses with each broker. Unrealized gains and losses related to offsetting transactions with these brokers are reflected on a net basis in the equity in trading accounts in the Statements of Financial Condition as the criteria under FASB Accounting Standards Codification Topic 210, “Balance Sheet,” were met.

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

During the years ended December 31, 2019 and 2018 there were no transfers of assets or liabilities between Level 1 and Level 2. The following table represents the Partnership’s investments by hierarchical level as of December 31, 2019 and 2018 in valuing the Partnership’s investments at fair value. At December 31, 2019 and 2018, the Partnership held no assets or liabilities classified in Level 3.

Financial assets and liabilities at fair value as of December 31, 2019

	Level 1	Level 2	Total

U.S. Treasury Notes (1)	$133,560,635	$-	$133,560,635
Short-Term Money Market Fund*	13,861,142	-	13,861,142
Exchange-Traded Futures Contracts
Energies	312,136	-	312,136
Grains	(187,779)	-	(187,779)
Interest rates	394,563	-	394,563
Livestock	(140)	-	(140)
Metals	295,006	-	295,006
Softs	(3,723)	-	(3,723)
Stock indices	287,409	-	287,409

Total exchange-traded futures contracts	1,097,472	-	1,097,472

Over-the-Counter Forward Currency Contracts	-	(1,196,064)	(1,196,064)

Total futures and forward currency contracts (2)	1,097,472	(1,196,064)	(98,592)

Total financial assets and liabilities at fair value	$148,519,249	$(1,196,064)	$147,323,185

Per line item in Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in equity trading accounts as collateral			$19,975,068
Investments in U.S. Treasury notes			113,585,567
Total investments in U.S. Treasury notes			$133,560,635

(2)
Net unrealized appreciation on open futures and forward currency contracts			$1,097,472
Net unrealized depreciation on open futures and forward currency contracts			(1,196,064)
Total net unrealized depreciation on open futures and forward currency contracts			$(98,592)

*	The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

Financial assets and liabilities at fair value as of December 31, 2018

	Level 1	Level 2	Total

U.S. Treasury Notes (1)	$138,416,942	$-	$138,416,942
Short-Term Money Market Fund*	14,354,941	-	14,354,941
Exchange-Traded Futures Contracts
Energies	3,290,973	-	3,290,973
Grains	233,068	-	233,068
Interest rates	55,528	-	55,528
Livestock	810	-	810
Metals	(113,189)	-	(113,189)
Softs	76,581	-	76,581
Stock indices	(316,037)	-	(316,037)

Total exchange-traded futures contracts	3,227,734	-	3,227,734

Over-the-Counter Forward Currency Contracts	-	281,060	281,060

Total futures and forward currency contracts (2)	3,227,734	281,060	3,508,794

Total financial assets at fair value	$155,999,617	$281,060	$156,280,677

Per line item in Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in equity trading accounts as collateral			$20,462,519
Investments in U.S. Treasury notes			117,954,423
Total investments in U.S. Treasury notes			$138,416,942

(2)
Net unrealized appreciation on open futures and forward currency contracts			$3,809,427
Net unrealized depreciation on open futures and forward currency contracts			(300,633)
Total net unrealized appreciation on open futures and forward currency contracts			$3,508,794

*	The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

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

4. DUE FROM/to BROKERS

At December 31, 2019 and 2018, due from and due to brokers balances, if applicable, in the Statements of Financial Condition include net cash receivable from each broker and net cash payable to each broker, respectively. The due from broker balance also includes cash held as collateral at Bank of America, N.A.

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

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Partnership must rely solely on the credit of the individual counterparties. The contract amounts of the forward currency and futures contracts do not represent the Partnership’s risk of loss due to counterparty nonperformance. The Partnership’s exposure to credit risk associated with counterparty nonperformance of these forward currency contracts is limited to the unrealized gains inherent in such contracts, which are recognized in the Statements of Financial Condition, plus the value of margin or collateral held in cash and U.S. Treasury Notes by the counterparty. The amount of such credit risk was $10,942,019 and $10,370,454 at December 31, 2019 and 2018, respectively.

The General Partner has established procedures to actively monitor market risk and minimize credit risk, although there can be no assurance that it will in fact succeed in doing so. The General Partner’s market risk control procedures include diversification of the Partnership’s portfolio and continuously monitoring the portfolio’s open positions, historical volatility and maximum historical loss. The General Partner seeks to minimize credit risk primarily by depositing and maintaining the Partnership’s assets at financial institutions and brokers which the General Partner believes to be creditworthy. The Partnership’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures transactions of the Partnership are cleared by major securities firms, pursuant to customer agreements, including Deutsche Bank Securities Inc. (a wholly owned subsidiary of Deutsche Bank AG), SG Americas Securities, LLC., and BofA Securities, Inc. (formerly Merrill Lynch Pierce, Fenner & Smith Inc), collectively the “Futures Clearing Brokers.” For all forward currency transactions, the Partnership utilizes two prime brokers, Deutsche Bank AG, and Bank of America, N.A. In addition, the Partnership cleared trades through Morgan Stanley & Co., LLC (“MS”), utilizing MS as a swap dealer. The Partnership ceased utilizing MS as a swap dealer during October 2018.

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

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in U.S. Dollars, is detailed below:

	As of December 31,
	2019		2018
	Total Net		Total Net
	Unrealized		Unrealized
	Appreciation	Percent of	Appreciation	Percent of
Currency type	(Depreciation)	Total	(Depreciation)	Total

Australian dollar	$26,836	(27.22)%	$277,377	7.91%
British pound	(25,725)	26.09	(46,337)	(1.32)
Canadian dollar	27,770	(28.17)	176	0.01
Euro	354,632	(359.70)	488,130	13.91
Hong Kong dollar	35,935	(36.45)	(64,664)	(1.84)
Japanese yen	(175,416)	177.92	150,486	4.29
Korean won	158,438	(160.70)	(1,762)	(0.05)
Malaysian ringgit	(5,904)	5.99	-	-
Norwegian krone	(87,266)	88.51	66,439	1.89
Polish zloty	54,841	(55.62)	(11,320)	(0.32)
Singapore dollar	428	(0.43)	(2,527)	(0.07)
South African rand	15,179	(15.40)	14,184	0.40
Swedish krona	23,372	(23.71)	29,414	0.84
Taiwan dollar	(67)	0.07	-	-
Thai baht	(625)	0.63	(196)	(0.01)
U.S. dollar	(501,020)	508.19	2,609,394	74.36

Total	$(98,592)	100.00%	$3,508,794	100.00%

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

The Partnership engages in the speculative trading of futures and forward contracts on agricultural commodities, currencies, energies, interest rates, metals and stock indices. The following were the primary trading risk exposures of the Partnership at December 31, 2019 and 2018 by market sector:

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

The following tables present the fair value of open futures and forward currency contracts, held long or sold short, at December 31, 2019 and 2018. Fair value, below, is presented on a gross basis even though the contracts are subject to master netting agreements and qualify for net presentation in the Statements of Financial Condition.

Fair Value of Futures and Forward Currency Contracts at December 31, 2019

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on Open
Sector	Gains	Losses	Gains	Losses	Positions

Futures contracts:
Energies	$340,590	$(106,604)	$79,540	$(1,390)	$312,136
Grains	19,178	(2,420)	5,688	(210,225)	(187,779)
Interest rates	15,841	(74,086)	562,011	(109,203)	394,563
Livestock	-	(140)	-	-	(140)
Metals	643,619	(256,322)	286,283	(378,574)	295,006
Softs	15,605	(1,265)	6,852	(24,915)	(3,723)
Stock indices	360,698	(293,292)	250,607	(30,604)	287,409
Total futures contracts	1,395,531	(734,129)	1,190,981	(754,911)	1,097,472

Forward currency contracts	3,441,103	(547,890)	503,584	(4,592,861)	(1,196,064)

Total futures and forward currency contracts	$4,836,634	$(1,282,019)	$1,694,565	$(5,347,772)	$(98,592)

Fair Value of Futures and Forward Currency Contracts at December 31, 2018

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on Open
Sector	Gains	Losses	Gains	Losses	Positions

Futures contracts:
Energies	$-	$(59,830)	$3,439,881	$(89,078)	$3,290,973
Grains	480	(18,990)	254,628	(3,050)	233,068
Interest rates	1,324,780	(178,816)	73	(1,090,509)	55,528
Livestock	-	-	1,960	(1,150)	810
Metals	33,972	(544,058)	657,517	(260,620)	(113,189)
Softs	-	-	83,680	(7,099)	76,581
Stock indices	72,509	(163,175)	83,422	(308,793)	(316,037)
Total futures contracts	1,431,741	(964,869)	4,521,161	(1,760,299)	3,227,734

Forward currency contracts	1,791,331	(971,138)	2,070,787	(2,609,920)	281,060

Total futures and forward currency contracts	$3,223,072	$(1,936,007)	$6,591,948	$(4,370,219)	$3,508,794

The effect of trading futures and forward currency contracts is represented on the Statements of Operations for the years ended December 31, 2019 and 2018, as “Net realized gains (losses) on closed positions: Futures and forward currency contracts” and “Net change in unrealized: Futures and forward currency contracts.” These trading gains and losses are detailed below:

Trading gains (losses) of futures and forward currency contracts for the years ended December 31, 2019 and 2018

Sector	2019	2018

Futures contracts:
Energies	$(5,160,841)	$13,216,525
Grains	1,424,403	1,043,302
Interest rates	9,961,650	2,488,262
Livestock	(20,230)	(200)
Metals	(427,650)	(2,291,830)
Softs	(456,140)	381,022
Stock indices	9,994,313	(10,587,986)

Total futures contracts	15,315,505	4,249,095

Forward currency contracts	(3,678,413)	251,371

Total futures and forward currency contracts	$11,637,092	$4,500,466

The following table presents the average notional value by sector of open futures and forward currency contracts in U.S. dollars for the years ended December 31, 2019 and 2018. The Partnership’s average net asset value during 2019 and 2018 was approximately $158,000,000 and $161,000,000, respectively.

	2019		2018
Sector	Long positions	Short positions	Long positions	Short positions

Futures contracts:
Energies	$13,965,899	$13,563,138	$36,348,276	$10,122,699
Grains	2,112,518	9,978,821	1,241,931	14,004,045
Interest rates	141,987,894	154,073,152	333,665,070	73,055,358
Livestock	282,254	573,642	116,104	532,098
Metals	5,922,254	8,280,007	4,519,432	15,849,570
Softs	356,235	3,444,006	900,561	2,374,802
Stock indices	72,818,598	35,956,972	102,723,849	26,997,643

Total futures contracts	237,445,652	225,869,738	479,515,223	142,936,215

Forward currency contracts	32,375,779	71,372,885	27,311,610	120,920,020

Total futures and forward currency contracts	$269,821,431	$297,242,623	$506,826,833	$263,856,235

Notional values in the interest rate sector were calculated by converting the notional value in local currency of all open interest rate futures positions to 10-year equivalent fixed income instruments, translated to U.S. Dollars at each quarter end during 2019 and 2018. The 10-year note is often used as a benchmark for many types of fixed-income instruments and the General Partner believes it is a more meaningful representation of notional values of the Partnership’s open interest rate positions.

The following tables summarize the valuation of the Partnership’s investments as of December 31, 2019 and 2018.

Offsetting derivative assets and liabilities at December 31, 2019

Assets	Gross amounts of recognized assets	Gross amounts offset in the Statement of Financial Condition	Net amounts of assets presented in the Statement of Financial Condition
Futures contracts
Counterparty C	$719,162	$(343,980)	$375,182
Counterparty I	1,247,715	(935,027)	312,688
Counterparty J	619,635	(210,033)	409,602

Total assets	$2,586,512	$(1,489,040)	$1,097,472

Liabilities	Gross amounts of recognized liabilities	Gross amounts offset in the Statement of Financial Condition	Net amounts of liabilities presented in the Statement of Financial Condition
Forward currency contracts
Counterparty G	2,882,795	(2,020,760)	862,035
Counterparty K	2,257,956	(1,923,927)	334,029

Total liabilities	$5,140,751	$(3,944,687)	$1,196,064

	Net amounts of Assets presented in the Statement	Amounts Not Offset in the Statement of Financial Condition
Counterparty	of Financial Condition	Financial Instruments	Collateral Received(1)(2)	Net Amount(3)

Counterparty C	$375,182	$-	$(375,182)	$-
Counterparty I	312,688	-	(312,688)	-
Counterparty J	409,602	-	(409,602)	-

Total	$1,097,472	$-	$(1,097,472)	$-

	Net amounts of Liabilities presented in the Statement	Amounts Not Offset in the Statement of Financial Condition
Counterparty	of Financial Condition	Financial Instruments	Collateral Pledged(1)(2)	Net Amount(4)

Counterparty G	$862,035	$-	$(862,035)	$-
Counterparty K	334,029	-	(334,029)	-

Total	$1,196,064	$-	$(1,196,064)	$-

(1)	Collateral received includes trades made on exchanges. These trades are subject to central counterparty clearing where settlement is guaranteed by the exchange. Collateral pledged includes both cash and U.S. Treasury notes held at each respective counterparty.
(2)	Collateral disclosed is limited to an amount not to exceed 100% of the net amount of assets presented in the Statements of Financial Condition, for each respective counterparty.
(3)	Net amount represents the amount that is subject to loss in the event of a counterparty failure as of December 31, 2019.
(4)	Net amount represents the amounts owed by the Partnership to each counterparty as of December 31, 2019.

Offsetting derivative assets and liabilities at December 31, 2018

Assets	Gross amounts of recognized assets	Gross amounts offset in the Statement of Financial Condition	Net amounts of assets presented in the Statement of Financial Condition
Futures contracts
Counterparty C	$1,839,982	$(486,687)	$1,353,295
Counterparty I	2,527,506	(1,885,461)	642,045
Counterparty J	1,585,414	(353,020)	1,232,394
Total futures contracts	$5,952,902	$(2,725,168)	$3,227,734

Forward currency contracts
Counterparty G	1,702,480	(1,120,787)	581,693

Total assets	$7,655,382	$(3,845,955)	$3,809,427

Liabilities	Gross amounts of recognized liabilities	Gross amounts offset in the Statement of Financial Condition	Net amounts of liabilities presented in the Statement of Financial Condition
Forward currency contracts
Counterparty K	2,460,271	(2,159,638)	300,633

Total liabilities	$2,460,271	$(2,159,638)	$300,633

	Net amounts of Assets presented in the Statement	Amounts Not Offset in the Statement of Financial Condition
Counterparty	of Financial Condition	Financial Instruments	Collateral Received(1)(2)	Net Amount(3)

Counterparty C	$1,353,295	$-	$(1,353,295)	$-
Counterparty G	581,693	-	-	581,693
Counterparty I	642,045	-	(642,045)	-
Counterparty J	1,232,394	-	(1,232,394)	-

Total	$3,809,427	$-	$(3,227,734)	$581,693

	Net amounts of Liabilities presented in the Statement	Amounts Not Offset in the Statement of Financial Condition
Counterparty	of Financial Condition	Financial Instruments	Collateral Pledged(1)(2)	Net Amount(4)

Counterparty K	$300,633	$-	$(300,633)	$-

Total	$300,633	$-	$(300,633)	$-

(1)	Collateral received includes trades made on exchanges. These trades are subject to central counterparty clearing where settlement is guaranteed by the exchange. Collateral pledged includes both cash and U.S. Treasury notes held at each respective counterparty.
(2)	Collateral disclosed is limited to an amount not to exceed 100% of the net amount of assets presented in the Statements of Financial Condition, for each respective counterparty.
(3)	Net amount represents the amount that is subject to loss in the event of a counterparty failure as of December 31, 2018.
(4)	Net amount represents the amounts owed by the Partnership to each counterparty as of December 31, 2018.

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

8. CAPITAL WITHDRAWAL PAYABLE TO GENERAL PARTNER

At December 31, 2019 and 2018, capital withdrawals payable were $1,056,135 and $212,143, respectively. At December 31, 2019, the capital withdrawal payable was related solely to profit share allocated to the General Partner.

9. SUBSEQUENT EVENTS

During the period from January 1, 2020 to March 20, 2020, contributions of $3,700,000 were made to the Partnership and withdrawals of $1,312,286 were made from the Partnership. The General Partner has performed its evaluation of subsequent events through March 20, 2020, the date the financial statements were issued. Based on such evaluation, no further events were discovered that required adjustment to or disclosure in the financial statements.