Form 10-K, Exhibit 13
period 2020-12-31
NESTOR PARTNERS
filed 2021-03-30
CIK 888471

Exhibit 13.01

Nestor Partners

(A New Jersey Limited Partnership)

Financial Statements for the Years Ended December 31, 2020 and 2019, and Report of Independent Registered Public Accounting Firm

NESTOR PARTNERS

TABLE OF CONTENTS

AFFIRMATION OF MILLBURN RIDGEFIELD CORPORATION

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition, including the condensed schedules of investments, of Nestor Partners as of December 31, 2020 and 2019, and the related statements of operations, changes in partners’ capital, and financial highlights for each of the two years in the period ended December 31, 2020, are complete and accurate.

Gregg Buckbinder, President

Millburn Ridgefield Corporation

General Partner of Nestor Partners

Deloitte & Touche LLP 30 Rockefeller Plaza New York, NY 10112-0015 USA Tel: +1 212 492 4000 Fax: +1 212 489 1687 www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of Nestor Partners:

Opinion on the Financial Statements and Financial Highlights

We have audited the accompanying statements of financial condition of Nestor Partners (the “Partnership”), including the condensed schedules of investments, as of December 31, 2020 and 2019, the related statements of operations, changes in partners’ capital and the financial highlights for each of the two years in the period ended December 31, 2020, and the related notes. In our opinion, the financial statements and financial highlights present fairly, in all material respects, the financial position of the Partnership as of December 31, 2020 and 2019, and the results of its operations, the changes in its partners’ capital, and the financial highlights for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

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

Our audits included performing procedures to assess the risks of material misstatement of the financial statements and financial highlights, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements and financial highlights. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and financial highlights. Our procedures included confirmation of securities owned as of December 31, 2020, by correspondence with the custodian and brokers. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Deloitte & Touche LLP
March 18, 2021

We have served as the auditor of one or more Millburn Ridgefield Corporation investment companies since 2004.

NESTOR PARTNERS

STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 2020 AND 2019

	2020	2019
ASSETS

EQUITY IN TRADING ACCOUNTS:
Investments in U.S. Treasury notes -- at fair value (amortized cost $16,975,256 and $19,948,217)	$16,975,076	$19,975,068
Net unrealized appreciation on open futures and forward currency contracts	3,349,977	1,097,472
Due from brokers	3,504,342	3,607,012
Cash denominated in foreign currencies (cost $3,606,813 and $7,806,800)	3,778,714	7,931,930

Total equity in trading accounts	27,608,109	32,611,482

INVESTMENTS IN U.S. TREASURY NOTES -- at fair value (amortized cost $84,618,660 and $113,491,358)	84,609,461	113,585,567

CASH AND CASH EQUIVALENTS	9,230,173	14,111,142

ACCRUED INTEREST RECEIVABLE	727,283	587,875

TOTAL	$122,175,026	$160,896,066

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES:
Capital contributions received in advance	$-	$200,000
Net unrealized depreciation on open futures and forward currency contracts	22,579	1,196,064
Accrued brokerage fees	194,550	263,485
Due to brokers	61	1,312,296
Accrued expenses	10,749	50,218
Capital withdrawals payable to limited partners	3,397,887	1,890,293
Capital withdrawal payable to General Partner	271	1,056,135
Other liabilities	-	625

Total liabilities	3,626,097	5,969,116

PARTNERS’ CAPITAL	118,548,929	154,926,950

TOTAL	$122,175,026	$160,896,066

See notes to financial statements

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2020

	Net Unrealized Appreciation/ (Depreciation) as a % of Partners’ Capital	Net Unrealized Appreciation/ (Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS
FUTURES CONTRACTS
Long futures contracts:
Energies	0.13%	$148,740
Grains	0.51	600,650
Interest rates:
2 Year U.S. Treasury Note (71 contracts, settlement date March 2021)	0.00	2,281
5 Year U.S. Treasury Note (426 contracts, settlement date March 2021)	0.04	41,976
10 Year U.S. Treasury Note (351 contracts, settlement date March 2021)	0.03	34,219
30 Year U.S. Treasury Bond (99 contracts, settlement date March 2021)	0.02	18,469
Other	0.23	277,026

Total interest rates	0.32	373,971

Metals	0.88	1,055,682
Softs	0.05	63,371
Stock indices	0.69	813,187

Total long futures contracts	2.58	3,055,601

Short futures contracts:
Energies	0.08	100,090
Grains	(0.05)	(58,775)
Interest rates	(0.00)	(4,342)
Livestock	(0.00)	(2,970)
Metals	(0.16)	(186,813)
Softs	(0.02)	(20,954)
Stock indices	0.11	131,299

Total short futures contracts	(0.04)	(42,465)

TOTAL INVESTMENTS IN FUTURES CONTRACTS -- Net	2.54	3,013,136
FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	1.45	1,716,305
Total short forward currency contracts	(1.18)	(1,402,043)

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS -- Net	0.27	314,262

TOTAL	2.81%	$3,327,398

(Continued)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2020

U.S. TREASURY NOTES

Face Amount	Description	Fair Value as a % of Partners’ Capital	Fair Value

$49,140,000	U.S. Treasury notes, 2.250%, 02/15/2021	41.55%	$49,264,769
27,200,000	U.S. Treasury notes, 2.625%, 05/15/2021	23.16	27,450,219
24,470,000	U.S. Treasury notes, 2.750%, 08/15/2021	20.98	24,869,549

	TOTAL INVESTMENTS IN U.S. TREASURY
	NOTES (amortized cost $101,593,916)	85.69%	$101,584,537

See notes to financial statements	(Concluded)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2019

	Net Unrealized Appreciation/ (Depreciation) as a % of Partners’ Capital	Net Unrealized Appreciation/ (Depreciation)
FUTURES AND FORWARD CURRENCY CONTRACTS
FUTURES CONTRACTS
Long futures contracts:
Energies	0.15%	$233,986
Grains	0.01	16,758
Interest rates:
2 Year U.S. Treasury Note (53 contracts, settlement date March 2020)	0.00	1,969
5 Year U.S. Treasury Note (109 contracts, settlement date March 2020)	0.00	234
Other	(0.04)	(60,448)

Total interest rates	(0.04)	(58,245)

Livestock	(0.00)	(140)
Metals	0.26	387,297
Softs	0.01	14,340
Stock indices	0.04	67,406

Total long futures contracts	0.43	661,402

Short futures contracts:
Energies	0.05	78,150
Grains	(0.13)	(204,537)
Interest rates:
10 Year U.S. Treasury Note (138 contracts, settlement date March 2020)	0.00	5,656
Other	0.29	447,152

Total interest rates	0.29	452,808

Metals	(0.06)	(92,291)
Softs	(0.01)	(18,063)
Stock indices	0.14	220,003

Total short futures contracts	0.28	436,070

TOTAL INVESTMENTS IN FUTURES CONTRACTS -- Net	0.71	1,097,472
FORWARD CURRENCY CONTRACTS
Total long forward currency contracts	1.87	2,893,213
Total short forward currency contracts	(2.64)	(4,089,277)

TOTAL INVESTMENTS IN FORWARD CURRENCY CONTRACTS -- Net	(0.77)	(1,196,064)

TOTAL	(0.06)%	$(98,592)

(Continued)

NESTOR PARTNERS

CONDENSED SCHEDULE OF INVESTMENTS
AS OF DECEMBER 31, 2019

U.S. TREASURY NOTES

Face Amount	Description	Fair Value as a % of Partners’ Capital	Fair Value

$47,270,000	U.S. Treasury notes, 1.375%, 02/15/2020	30.50%	$47,258,921
39,370,000	U.S. Treasury notes, 1.500%, 05/15/2020	25.41	39,359,235
46,970,000	U.S. Treasury notes, 1.500%, 08/15/2020	30.30	46,942,479

	TOTAL INVESTMENTS IN U.S. TREASURY
	NOTES (amortized cost $133,439,575)	86.21%	$133,560,635

See notes to financial statements	(Concluded)

NESTOR PARTNERS

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019

INVESTMENT INCOME -- Interest income, net	$1,291,592	$3,505,399

EXPENSES:
Brokerage fees	3,076,972	3,884,559
Administrative expenses	328,706	257,957
Custody fees and other expenses	25,119	28,747

Total expenses	3,430,797	4,171,263

NET INVESTMENT LOSS	(2,139,205)	(665,864)

NET REALIZED AND UNREALIZED GAINS (LOSSES):
Net realized gains (losses) on closed positions:
Futures and forward currency contracts	(17,834,771)	15,244,478
Foreign exchange translation	(87,791)	(188,585)
Net change in unrealized:
Futures and forward currency contracts	3,425,990	(3,607,386)
Foreign exchange translation	46,771	137,674
Net gains (losses) from U.S. Treasury notes:
Realized	120,040	28,947
Net change in unrealized	(130,439)	160,204

Total net realized and unrealized gains (losses)	(14,460,200)	11,775,332

NET INCOME (LOSS)	(16,599,405)	11,109,468

LESS PROFIT SHARE TO GENERAL PARTNER	276	1,055,332

NET INCOME (LOSS) AFTER PROFIT SHARE TO GENERAL PARTNER	$(16,599,681)	$10,054,136

See notes to financial statements

NESTOR PARTNERS

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL
YEARS ENDED DECEMBER 31, 2020 AND 2019

	Limited Partners	Special Limited Partners	New Profit Memo Account	General Partner	Total

PARTNERS’ CAPITAL -- January 1, 2019	$96,830,015	$65,627,045	$-	$2,464,556	$164,921,616

Contributions	4,586,000	-	-	-	4,586,000

Withdrawals	(17,721,534)	(6,912,465)	-	(1,056,135)	(25,690,134)

Net income	5,270,267	5,599,660	803	238,738	11,109,468

General Partner’s allocation -- profit share	(1,055,332)	-	1,055,332	-	-

Transfer of New Profit Memo Account to General Partner	-	-	(1,056,135)	1,056,135	-

PARTNERS’ CAPITAL -- December 31, 2019	87,909,416	64,314,240	-	2,703,294	154,926,950

Contributions	3,750,000	-	-	-	3,750,000

Withdrawals	(21,446,593)	(2,081,752)	-	(271)	(23,528,616)

Net loss	(10,803,825)	(5,572,931)	(5)	(222,644)	(16,599,405)

General Partner’s allocation -- profit share	(276)	-	276	-	-

Transfer of New Profit Memo Account to General Partner	-	-	(271)	271	-

PARTNERS’ CAPITAL -- December 31, 2020	$59,408,722	$56,659,557	$-	$2,480,650	$118,548,929

See notes to financial statements

NESTOR PARTNERS

STATEMENTS OF FINANCIAL HIGHLIGHTS
YEARS ENDED DECEMBER 31, 2020 AND 2019

	Limited Partners		Special Limited Partners
	2020	2019	2020	2019

Ratios to average capital -- Net investment gain (loss)	(2.94)%	(1.63)%	(0.06)%	1.25%

Total expenses	3.95%	3.86%	1.03%	0.96%
Profit share allocation(1)	0.00%	1.22%	0.00%	0.00%

Total expenses and profit share allocation	3.95%	5.08%	1.03%	0.96%

Total return before profit share allocation	(11.13)%	6.21%	(8.50)%	9.31%
Less profit share allocation(1)	0.00%	1.22%	0.00%	0.00%

Total return after profit share allocation	(11.13)%	4.99%	(8.50)%	9.31%

(1)	In instances of 0.00%, value is less than 0.01% when rounded to two decimal places

See notes to financial statements

NESTOR PARTNERS

NOTES TO FINANCIAL STATEMENTS

Years ENDED DECEMBER 31, 2020 AND 2019

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

The limited partners, special limited partners, New Profit Memo Account (see Note 4) and the General Partner share in the profits and losses of the Partnership which are determined before brokerage fees (Note 2) and profit share allocations on the basis of their proportionate interests of Partnership capital (Note 4). The special limited partners are charged lower brokerage fees than limited partners in accordance with the Agreement. No limited partner or special limited partner shall be liable for Partnership obligations in excess of their capital contribution plus profits allocated to their capital accounts, if any.

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

Investments in U.S. Treasury notes are valued at fair value based on the midpoint of bid/ask quotations reported daily at 3 pm EST by Bloomberg. The Partnership amortizes premiums and accretes discounts on U.S. Treasury notes. Such securities are normally on deposit with financial institutions (see Note 7) as collateral for performance of the Partnership’s trading obligations with respect to derivative contracts or are held for safekeeping in a custody account at HSBC Bank USA, N.A.

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

Brokerage Fees — The Agreement provides that the Partnership shall charge the limited partners’ capital accounts and pay the General Partner brokerage fees at a fixed rate of 0. 375% per month of net asset value (4.5% per annum) of limited partnership interest. The General Partner retains the right to charge less than the annual brokerage rate except as specified in the Agreement.

Administrative Expenses — The Partnership bears expenses, including periodic legal, accounting and filing fees, up to an amount equal to 1/4 of 1% per annum of the average net assets of the Partnership. The General Partner bears any excess over such amounts. The Partnership will pay any extraordinary expenses applicable to it.

During the year ended December 31, 2020, the amount of administrative expenses over 1/4 of 1% per annum of the average net assets of the Partnership was $51,312. During the year ended December 31, 2019, administrative expenses did not exceed 1/4 of 1% per annum of average net assets of the Partnership.

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

Income Taxes (Topic 740) of the Codification clarifies the accounting for uncertainty in tax positions. This requires that the Partnership recognize in its financial statements the impact of any uncertain tax positions. Based on a review of the Partnership’s open tax years, 2017 to 2020, the General Partner has determined that no reserves for uncertain tax positions were required.

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

Fair Value of Financial Instruments — The fair value of the Partnership’s assets and liabilities, which qualify as financial instruments under Fair Value Measurement (Topic 820) of the Codification, approximates the carrying amounts presented in the Statements of Financial Condition. The topic defines fair value, establishes a framework for measurement of fair value and expands disclosures about fair value measurements. The three levels of the fair value hierarchy are described below:

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

The following table represents the Partnership’s investments by hierarchical level as of December 31, 2020 and 2019 in valuing the Partnership’s investments at fair value. At December 31, 2020 and 2019, the Partnership held no assets or liabilities classified in Level 3.

Financial assets and liabilities at fair value as of December 31, 2020

	Level 1	Level 2	Total

U.S. Treasury Notes (1)	$101,584,537	$-	$101,584,537
Short-Term Money Market Fund*	8,980,173	-	8,980,173
Exchange-Traded Futures Contracts
Energies	248,830	-	248,830
Grains	541,875	-	541,875
Interest rates	369,629	-	369,629
Livestock	(2,970)	-	(2,970)
Metals	868,869	-	868,869
Softs	42,417	-	42,417
Stock indices	944,486	-	944,486

Total exchange-traded futures contracts	3,013,136	-	3,013,136

Over-the-Counter Forward Currency Contracts	-	314,262	314,262

Total futures and forward currency contracts (2)	3,013,136	314,262	3,327,398

Total financial assets and liabilities at fair value	$113,577,846	$314,262	$113,892,108

Per line item in Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in equity trading accounts as collateral			$16,975,076
Investments in U.S. Treasury notes			84,609,461
Total investments in U.S. Treasury notes			$101,584,537

(2)
Net unrealized appreciation on open futures and forward currency contracts			$3,349,977
Net unrealized depreciation on open futures and forward currency contracts			(22,579)
Total net unrealized appreciation on open futures and forward currency contracts			$3,327,398

*	The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

Financial assets and liabilities at fair value as of December 31, 2019

	Level 1	Level 2	Total

U.S. Treasury Notes (1)	$133,560,635	$-	$133,560,635
Short-Term Money Market Fund*	13,861,142	-	13,861,142
Exchange-Traded Futures Contracts
Energies	312,136	-	312,136
Grains	(187,779)	-	(187,779)
Interest rates	394,563	-	394,563
Livestock	(140)	-	(140)
Metals	295,006	-	295,006
Softs	(3,723)	-	(3,723)
Stock indices	287,409	-	287,409

Total exchange-traded futures contracts	1,097,472	-	1,097,472

Over-the-Counter Forward Currency Contracts	-	(1,196,064)	(1,196,064)

Total futures and forward currency contracts (2)	1,097,472	(1,196,064)	(98,592)

Total financial assets at fair value	$148,519,249	$(1,196,064)	$147,323,185

Per line item in Statements of Financial Condition
(1)
Investments in U.S. Treasury notes held in equity trading accounts as collateral			$19,975,068
Investments in U.S. Treasury notes			113,585,567
Total investments in U.S. Treasury notes			$133,560,635

(2)
Net unrealized appreciation on open futures and forward currency contracts			$1,097,472
Net unrealized depreciation on open futures and forward currency contracts			(1,196,064)
Total net unrealized depreciation on open futures and forward currency contracts			$(98,592)

*	The short-term money market fund is included in Cash and Cash Equivalents on the Statements of Financial Condition.

3.	ADMINISTRATOR AGREEMENT

The Partnership has engaged SS&C (USA) Inc. (the “Administrator”) to provide certain administrative services, including, but not limited to, maintaining the books and records of the Partnership and valuation of the Partnerships’ net asset value.

4.	PROFIT SHARE ALLOCATION

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

5.	DUE FROM/TO BROKERS

At December 31, 2020 and 2019, due from and due to brokers balances, if applicable, in the Statements of Financial Condition include net cash receivable from each broker and net cash payable to each broker, respectively. The due from broker balance also includes cash held as collateral at Bank of America, N.A for open forward currency contracts.

6.	TRADING ACTIVITIES

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

7.	DERIVATIVE INSTRUMENTS

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

Since the mid-1990s, the world has seen a number of outbreaks of new viral illnesses of varying severity, including avian flus, Severe Acute Respiratory Syndrome (SARS), Middle East Respiratory Syndrome (MERS), the H1N1 Flu (Swine Flu), and COVID-19 caused by the novel Coronavirus known as SARS–CoV-2. The responses to these outbreaks have varied as has their impact on human health, local economies and the global economy, and it is impossible at the outset of any such outbreak to estimate accurately what the ultimate impact of any such outbreak will be. Protective measures taken by governments and the private sector, including the General Partner, to mitigate the spread of any such illness, including travel restrictions and outright bans, mandatory business closures, quarantines, and work-from-home arrangements, may lead to, or may be expected to lead to, wide spread economic damage, resulting in severe disruptions in the markets in which the Partnership trades and, potentially, adversely affecting the Partnership’s profit potential; and the spread of any such illness within the offices of the General Partner, the Partnership’s service providers, and/or the exchanges and other components of market infrastructure could severely impair the operational capabilities of the General Partner, the Partnership’s service providers or various markets themselves resulting in harm to the Partnership’s business and its operating results.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk is normally reduced to the extent that an exchange or clearing organization acts as a counterparty to futures transactions since typically the collective credit of the members of the exchange is pledged to support the financial integrity of the exchange. In the case of OTC transactions, the Partnership must rely solely on the credit of the individual counterparties. The contract amounts of the forward currency and futures contracts do not represent the Partnership’s risk of loss due to counterparty nonperformance. The Partnership’s exposure to credit risk associated with counterparty nonperformance of these forward currency contracts is limited to the unrealized gains inherent in such contracts, which are recognized in the Statements of Financial Condition, plus the value of margin or collateral held in cash and U.S. Treasury Notes by the counterparty. The amount of such credit risk was $7,519,618 and $10,942,019 at December 31, 2020 and 2019, respectively.

The General Partner has established procedures to actively monitor market risk and minimize credit risk, although there can be no assurance that it will in fact succeed in doing so. The General Partner’s market risk control procedures include diversification of the Partnership’s portfolio and continuously monitoring the portfolio’s open positions, historical volatility and maximum historical loss. The General Partner seeks to minimize credit risk primarily by depositing and maintaining the Partnership’s assets at financial institutions and brokers which the General Partner believes to be creditworthy. The Partnership’s trading activities are primarily with brokers and other financial institutions located in North America, Europe and Asia. All futures transactions of the Partnership are cleared by major securities firms, pursuant to customer agreements, including Deutsche Bank Securities Inc. (a wholly owned subsidiary of Deutsche Bank AG), Goldman Sachs & Co. and BofA Securities, Inc. (formerly Merrill Lynch Pierce, Fenner & Smith Inc), collectively the “Futures Clearing Brokers.” The Partnership ceased clearing trades through SG Americas Securities, LLC. during November 2020. For all forward currency transactions, the Partnership utilizes two prime brokers, Deutsche Bank AG, and Bank of America, N.A

The Partnership is subject to sovereign risk such as the risk of restrictions being imposed by foreign governments on the repatriation of cash and the effects of political or economic uncertainties. Net unrealized appreciation (depreciation) on futures and forward currency contracts are denominated in the Partnership’s functional currency (U.S. Dollar). Cash settlement of futures and forward currency contracts is made in the local currency (settlement currency) and then translated to U.S. Dollars.

Net unrealized appreciation (depreciation) on futures and forward currency contracts by settlement currency type, denominated in U.S. Dollars, is detailed below:

	As of December 31,
	2020		2019
	Total Net		Total Net
	Unrealized		Unrealized
	Appreciation	Percent of	Appreciation	Percent of
Currency type	(Depreciation)	Total	(Depreciation)	Total

Australian dollar	$21,534	0.65%	$26,836	(27.22)%
Brazilian real	2,460	0.07	-	-
British pound	95,686	2.88	(25,725)	26.09
Canadian dollar	50,921	1.53	27,770	(28.17)
Euro	65,867	1.98	354,632	(359.70)
Hong Kong dollar	343,352	10.32	35,935	(36.45)
Japanese yen	7,044	0.21	(175,416)	177.92
Korean won	-	-	158,438	(160.70)
Malaysian ringgit	(454)	(0.01)	(5,904)	5.99
Norwegian krone	28,582	0.86	(87,266)	88.51
Polish zloty	5,645	0.17	54,841	(55.62)
Singapore dollar	2,506	0.08	428	(0.43)
South African rand	(709)	(0.02)	15,179	(15.40)
Swedish krona	(38,236)	(1.15)	23,372	(23.71)
Taiwan dollar	4,160	0.13	(67)	0.07
Thai baht	(898)	(0.03)	(625)	0.63
U.S. dollar	2,739,938	82.33	(501,020)	508.19

Total	$3,327,398	100.00%	$(98,592)	100.00%

Derivatives and Hedging (Topic 815) of the Codification requires qualitative disclosure about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements.

The Partnership’s market risk is influenced by a wide variety of factors including the level and volatility of interest rates, exchange rates, equity price levels, the market value of financial instruments and contracts, the diversification effects among the Partnership’s open positions and the liquidity of the markets in which it trades.

The Partnership engages in the speculative trading of futures and forward contracts on agricultural commodities, currencies, energies, interest rates, metals and stock indices. The following were the primary trading risk exposures of the Partnership at December 31, 2020 and 2019 by market sector:

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

Derivatives and Hedging (Topic 815) of the Codification requires entities to recognize in the Statements of Financial Condition all derivative contracts as assets or liabilities. Fair values of futures and forward currency contracts in a net asset position are recorded in the Statements of Financial Condition as “Net unrealized appreciation on open futures and forward currency contracts.” Fair value of futures and forward currency contracts in a net liability position are recorded in the Statements of Financial Condition as “Net unrealized depreciation on open futures and forward currency contracts.”

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

The following tables present the fair value of open futures and forward currency contracts, held long or sold short, at December 31, 2020 and 2019. Fair value, below, is presented on a gross basis even though the contracts are subject to master netting agreements and qualify for net presentation in the Statements of Financial Condition.

Fair Value of Futures and Forward Currency Contracts at December 31, 2020

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$171,561	$(22,821)	$147,200	$(47,110)	$248,830
Grains	600,725	(75)	-	(58,775)	541,875
Interest rates	451,704	(77,733)	-	(4,342)	369,629
Livestock	-	-	350	(3,320)	(2,970)
Metals	1,218,228	(162,546)	121,935	(308,748)	868,869
Softs	63,528	(157)	260	(21,214)	42,417
Stock indices	916,090	(102,903)	135,736	(4,437)	944,486
Total futures contracts	3,421,836	(366,235)	405,481	(447,946)	3,013,136

Forward currency contracts	2,207,125	(490,820)	529,838	(1,931,881)	314,262

Total futures and forward currency contracts	$5,628,961	$(857,055)	$935,319	$(2,379,827)	$3,327,398

Fair Value of Futures and Forward Currency Contracts at December 31, 2019

					Net Unrealized
	Fair Value - Long Positions		Fair Value - Short Positions		Gain (Loss) on
Sector	Gains	Losses	Gains	Losses	Open Positions

Futures contracts:
Energies	$340,590	$(106,604)	$79,540	$(1,390)	$312,136
Grains	19,178	(2,420)	5,688	(210,225)	(187,779)
Interest rates	15,841	(74,086)	562,011	(109,203)	394,563
Livestock	-	(140)	-	-	(140)
Metals	643,619	(256,322)	286,283	(378,574)	295,006
Softs	15,605	(1,265)	6,852	(24,915)	(3,723)
Stock indices	360,698	(293,292)	250,607	(30,604)	287,409
Total futures contracts	1,395,531	(734,129)	1,190,981	(754,911)	1,097,472

Forward currency contracts	3,441,103	(547,890)	503,584	(4,592,861)	(1,196,064)

Total futures and forward currency contracts	$4,836,634	$(1,282,019)	$1,694,565	$(5,347,772)	$(98,592)

The effect of trading futures and forward currency contracts is represented on the Statements of Operations for the years ended December 31, 2020 and 2019, as “Net realized gains (losses) on closed positions: Futures and forward currency contracts” and “Net change in unrealized: Futures and forward currency contracts.” These trading gains and losses are detailed below:

Trading gains (losses) of futures and forward currency contracts for the years ended December 31, 2020 2019

Sector	2020	2019

Futures contracts:
Energies	$3,051,903	$(5,160,841)
Grains	1,212,044	1,424,403
Interest rates	(5,216,526)	9,961,650
Livestock	304,590	(20,230)
Metals	557,971	(427,650)
Softs	(339,108)	(456,140)
Stock indices	(17,968,251)	9,994,313

Total futures contracts	(18,397,377)	15,315,505

Forward currency contracts	3,988,596	(3,678,413)

Total futures and forward currency contracts	$(14,408,781)	$11,637,092

The following table presents the average notional value by sector of open futures and forward currency contracts in U.S. dollars for the years ended December 31, 2020 and 2019. The Partnership’s average net asset value during 2020 and 2019 was approximately $130,000,000 and $158,000,000, respectively.

	2020		2019
Sector	Long positions	Short positions	Long positions	Short positions

Futures contracts:
Energies	$9,628,918	$6,039,758	$13,965,899	$13,563,138
Grains	6,007,846	3,897,622	2,112,518	9,978,821
Interest rates	227,557,923	44,906,141	141,987,894	154,073,152
Livestock	124,126	141,586	282,254	573,642
Metals	15,268,657	1,853,382	5,922,254	8,280,007
Softs	1,363,060	1,016,965	356,235	3,444,006
Stock indices	61,118,456	10,191,683	72,818,598	35,956,972

Total futures contracts	321,068,986	68,047,137	237,445,652	225,869,738

Forward currency contracts	45,612,876	23,073,655	32,375,779	71,372,885

Total futures and forward currency contracts	$366,681,862	$91,120,792	$269,821,431	$297,242,623

Notional values in the interest rate sector were calculated by converting the notional value in local currency of all open interest rate futures positions to 10-year equivalent fixed income instruments, translated to U.S. Dollars at each quarter end during 2020 and 2019. The 10-year note is often used as a benchmark for many types of fixed-income instruments and the General Partner believes it is a more meaningful representation of notional values of the Partnership’s open interest rate positions.

The following tables summarize the valuation of the Partnership’s investments by counterparty as of December 31, 2020 and 2019.

Offsetting derivative assets and liabilities at December 31, 2020

Assets	Gross amounts of recognized Assets	Gross amounts offset in the Statement of Financial Condition	Net amounts of Assets presented in the Statement of Financial Condition
Futures contracts
Counterparty C	$856,082	$(137,105)	$718,977
Counterparty J	667,834	(91,621)	576,213
Counterparty L	2,303,401	(585,455)	1,717,946
Total futures contracts	$3,827,317	$(814,181)	$3,013,136

Forward currency contracts
Counterparty G	1,263,361	(926,520)	336,841

Total assets	$5,090,678	$(1,740,701)	$3,349,977

Liabilities	Gross amounts of recognized Liabilities	Gross amounts offset in the Statement of Financial Condition	Net amounts of Liabilities presented in the Statement of Financial Condition
Forward currency contracts
Counterparty K	1,496,181	(1,473,602)	22,579

Total liabilities	$1,496,181	$(1,473,602)	$22,579

	Net amounts of Assets presented in the Statement	Amounts Not Offset in the Statement of Financial Condition
Counterparty	of Financial Condition	Financial Instruments	Collateral Received(1)(2)	Net Amount(3)

Counterparty C	$718,977	$-	$(718,977)	$-
Counterparty G	336,841	-	-	336,841
Counterparty J	576,213	-	(576,213)	-
Counterparty L	1,717,946	-	(1,717,946)	-

Total	$3,349,977	$-	$(3,013,136)	$336,841

	Net amounts of Liabilities presented in the Statement	Amounts Not Offset in the Statement of Financial Condition
Counterparty	of Financial Condition	Financial Instruments	Collateral Pledged(1)(2)	Net Amount(4)

Counterparty K	$22,579	$-	$(22,579)	$-

Total	$22,579	$-	$(22,579)	$-

(1)	Collateral received includes trades made on exchanges. These trades are subject to central counterparty clearing where settlement is guaranteed by the exchange. Collateral pledged includes both cash and U.S. Treasury notes held at each respective counterparty.
(2)	Collateral disclosed is limited to an amount not to exceed 100% of the net amount of assets presented in the Statements of Financial Condition, for each respective counterparty.
(3)	Net amount represents the amount that is subject to loss in the event of a counterparty failure as of December 31, 2020.
(4)	Net amount represents the amounts owed by the Partnership to each counterparty as of December 31, 2020.

Offsetting derivative assets and liabilities at December 31, 2019

Assets	Gross amounts of recognized Assets	Gross amounts offset in the Statement of Financial Condition	Net amounts of Assets presented in the Statement of Financial Condition
Futures contracts
Counterparty C	$719,162	$(343,980)	$375,182
Counterparty I	1,247,715	(935,027)	312,688
Counterparty J	619,635	(210,033)	409,602

Total assets	$2,586,512	$(1,489,040)	$1,097,472

Liabilities	Gross amounts of recognized Liabilities	Gross amounts offset in the Statement of Financial Condition	Net amounts of Liabilities presented in the Statement of Financial Condition
Forward currency contracts
Counterparty G	2,882,795	(2,020,760)	862,035
Counterparty K	2,257,956	(1,923,927)	334,029

Total liabilities	$5,140,751	$(3,944,687)	$1,196,064

	Net amounts of Assets presented in the Statement	Amounts Not Offset in the Statement of Financial Condition
Counterparty	of Financial Condition	Financial Instruments	Collateral Received(1)(2)	Net Amount(3)

Counterparty C	$375,182	$-	$(375,182)	$-
Counterparty I	312,688	-	(312,688)	-
Counterparty J	409,602	-	(409,602)	-

Total	$1,097,472	$-	$(1,097,472)	$-

	Net amounts of Liabilities presented in the Statement	Amounts Not Offset in the Statement of Financial Condition
Counterparty	of Financial Condition	Financial Instruments	Collateral Pledged(1)(2)	Net Amount(4)

Counterparty G	$862,035	$-	$(862,035)	$-
Counterparty K	334,029	-	(334,029)	-

Total	$1,196,064	$-	$(1,196,064)	$-

(1)	Collateral received includes trades made on exchanges. These trades are subject to central counterparty clearing where settlement is guaranteed by the exchange. Collateral pledged includes both cash and U.S. Treasury notes held at each respective counterparty.
(2)	Collateral disclosed is limited to an amount not to exceed 100% of the net amount of assets presented in the Statements of Financial Condition, for each respective counterparty.
(3)	Net amount represents the amount that is subject to loss in the event of a counterparty failure as of December 31, 2019.
(4)	Net amount represents the amounts owed by the Partnership to each counterparty as of December 31, 2019.

8.	STATEMENTS OF FINANCIAL HIGHLIGHTS

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

9.	CAPITAL WITHDRAWAL PAYABLE TO GENERAL PARTNER

At December 31, 2020 and 2019, capital withdrawals payable were $271 and $1,056,135 respectively. At December 31, 2020, the capital withdrawal payable was related solely to profit share allocated to the General Partner.

10.	SUBSEQUENT EVENTS

The General Partner has performed its evaluation of subsequent events through March 18, 2021, the date the financial statements were issued. Based on such evaluation, no events were discovered that required adjustment to or disclosure in the financial statements.